As filed with the Securities and Exchange Commission on June 22, 2011

Registration No. 333-164873

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 7 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEXX SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	3674	30-0307916
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

900 Middlesex Turnpike, Building # 6

Billerica, Massachusetts 01821

(978) 932-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas M. Walsh

Chief Executive Officer

900 Middlesex Turnpike, Building # 6

Billerica, Massachusetts 01821

(978) 932-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Neil H. Aronson, Esq. Matthew M. Graber, Esq. Gennari Aronson, LLP First Needham Place 250 First Avenue Needham, Massachusetts 02494 Telephone (781) 719-9900 Fax (781) 719-9850	Kenneth R. Koch, Esq. William C. Hicks, Esq. Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. Chrysler Center 666 Third Avenue New York, New York 10017 Telephone (212) 935-3000 Fax (212) 983-3115

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Stock, $0.001 par value per share	$46,000,000	$3,459.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. Includes shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Previously paid $2,994.60. Calculated pursuant to Rule 457(o) based on the proposed maximum aggregate offering price.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 22, 2011

PROSPECTUS

             Shares

NEXX Systems, Inc.

Common Stock

We are offering              shares of our common stock. This is our initial public offering, and no public market currently exists for our common stock. We estimate that the initial public offering price will be between $             and $             per share. We have applied to list our common stock on The NASDAQ Global Market under the symbol “NEXX.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 8.

	Per share	Total

Public offering price	$	$
Underwriting discount, and commissions	$	$
Proceeds, before expenses, to NEXX Systems, Inc.	$	$

We have granted the underwriters the right to purchase up to an additional             shares of our common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

Needham & Company, LLC	Oppenheimer & Co.

Canaccord Genuity	Caris & Company, Inc.

The date of this prospectus is                     , 2011.

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information different from that contained in this prospectus or any related free writing prospectus. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Until                     , 2011, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

The following is a summary of the principal features of this offering and should be read together with the more detailed information and financial data and statements contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the risks of investing in our common stock discussed under “Risk Factors” beginning on page 8 and the consolidated financial statements and notes to those consolidated financial statements, before making an investment decision.

Our Business

Rapid product evolution is occurring in the electronics industry. Smart phones and other portable devices already provide mobile television services, video calling and traditional broadband content delivered over wireless networks. Consumer purchasers of smart phones and other new technologies continue to demand further increased functionality, higher speed and lower power consumption – all within smaller product form factors. To meet these demands, ever faster, more energy-efficient and much more compact semiconductor integrated circuits (“ICs”) have been developed, which have required the creation of associated new packaging technologies as well in order for these heightened capabilities to be delivered into electronics products. Typical package sizes for many ICs have decreased tenfold since the 1990s, while continual design and materials improvements have enhanced their speeds, temperature handling capacities and other parameters. This trend is expected to make advanced packaging one of the fastest growing sectors of the semiconductor industry.

We meet the demand for smaller, high performance packages by designing, manufacturing, selling, installing and servicing highly-engineered semiconductor process equipment that automates the packaging of semiconductor devices. Advanced packaging processes, examples of which include “flip chip,” package-on-package and emerging three-dimensional through silicon vias (“3D TSV”) packaging, enable the packaging of integrated circuits that, in turn, enable this broad range of communications, computing and consumer electronic products. We estimate that the advanced packaging equipment market addressed by our current products was approximately $285 million in 2010, and we expect it to exceed $1.0 billion by 2015 as manufacturers adopt new applications, including 3D TSV. Many of our customers have purchased our products for their work in completing development of processes using 3D TSV technologies and other advanced packaging processes.

Our mission is to become the leading equipment provider for wafer level packaging. Our solutions are designed specifically for wafer level packaging, and we believe they offer a unique and more efficient process compared to competing technologies. Based on industry awards and repeat orders from customers operating in high volume manufacturing, we believe that our products offer increased throughput, lower cost of ownership, greater ease of use, greater reliability and lower maintenance, helping our customers reduce their costs of manufacturing.

We currently offer two product platforms: Apollo, our second-generation sputter deposition system; and Stratus, an electrochemical plating system. Apollo and Stratus provide complementary solutions for a variety of metal deposition processes used in flip chip and other advanced semiconductor packaging applications. The Apollo advances the state-of-the-art in metal deposition for wafer level packaging and is used for applications including the multiple metal layers under bump metallization (“UBM”), redistribution layers, backside metallization, integrated passive devices (which allow placing numerous components on a single chip) and light emitting diodes. Stratus provides the thicker metallization used in through silicon vias, solder bumping, copper pillar, UBM and other advanced packaging applications. These systems enable our customers to produce packaged semiconductor devices with greater functionality at a lower cost. This value proposition is particularly compelling for customers serving the price-sensitive consumer electronics market. We believe that many of our customers have purchased our Stratus product both for applications in flip-chip technologies and for their own development of 3D TSV devices. As more and more customers employ our Stratus product for 3D TSV technologies and other next-generation processes such as copper pillar, we expect to add new equipment features to help them optimize production and reduce costs.

Our revenues have been derived from products providing the metallization required for flip chips and emerging 3D advanced semiconductor packaging. Stratus accounted for a majority of our revenues for the three months ended March 31, 2011 and the years ended December 31, 2010 and 2008 and substantially all of our product revenues during the year ended December 31, 2009. During the year ended December 31, 2009, the Apollo system was redesigned, which caused customers to postpone purchases while they waited for the introduction of the next-generation product. We expect revenues from Stratus to continue to account for a majority of our revenues for the foreseeable future.

We devote significant resources to programs directed at developing new and enhanced products, as well as new applications for existing products. As a result, we have developed a significant intellectual property portfolio that includes 13 U.S. patents issued and 11 U.S. patent applications pending. In order to maintain technology leadership, which is evidenced by our past receipts of industry awards for both our Apollo and Stratus systems, and to pursue customer-driven opportunities for the application of our core technologies, we plan to continue to invest in research and development, expanding our product offerings in complementary areas where we can leverage our core competencies and technologies.

Our customers include leading semiconductor manufacturers throughout the world, and consist of outsourced assembly and test providers (“OSATs”) and integrated device manufacturers. From our inception in 2001 through March 31, 2011, 134 of our systems have been installed with 39 different customers, many of whom have purchased multiple systems during the past 24 months. We primarily serve customers through our direct sales force located in strategically placed sales offices in the United States, Taiwan and Singapore and are now introducing our own direct customer sales and support in Korea and China. Over the last four years, we have expanded our sales presence in Asia, where many of the world’s semiconductor manufacturing facilities are based. We expect international markets, particularly the markets in Asia, to provide most of the opportunities for our products. In addition to direct sales, we have developed indirect sales channels in Europe and in countries such as China, Korea, Japan and the Philippines.

We outsource all of our manufacturing operations, with the exception of completing the final integration and testing in-house for Stratus before shipment to our customers. Our outsourcing strategy is designed to enable us to minimize fixed costs and capital expenditures, gain labor efficiencies and provide us with the flexibility to increase product capacity based on customer demand. We leverage the strengths and skill sets of each of our suppliers to improve manufacturing efficiencies and minimize costs. This strategy also allows us to focus on product differentiation through system design and quality control.

Our Competitive Strengths

Our success is based on the following competitive strengths:

•

Global Leader in Advanced Semiconductor Packaging Equipment.    As evidenced by awards received for our systems and repeat orders from our customers, we believe our industry-leading solutions enable high throughput and yield, low cost of ownership, a small footprint, great reliability, ease of use and low maintenance. Based on the proliferating use of multiple NEXX systems in OSATs throughout Asia where high output and low cost are critical, the effectiveness of our products has been proven in high-volume production environments.

•

Technology Leadership.    We have extensive experience and know-how building and supporting production-proven semiconductor manufacturing equipment. Additionally, we have a significant intellectual property portfolio consisting of 13 U.S. patents issued and 11 U.S. patent applications pending, and maintain an active program for the development of additional patent filings.

•	Scalable, Flexible Platform. Our systems are designed on standard platforms that allow us to configure flexible systems to meet our customers’ specific application and throughput requirements.

•

Outsourced Manufacturing Expertise.    We leverage an outsourced manufacturing model that allows us to increase our capacity, minimize fixed costs, leverage our partners’ resources, and reduce manufacturing overhead.

Our Strategy

We have identified specific strategic initiatives that are critical to achieving our objectives, including:

•	Maintain and Expand Technology Leadership. Technology leadership is critical to increasing our competitive win rate, maintaining suitable pricing and building market acceptance.

•	Expand our Global Presence. We continue to develop our global presence in order to provide the infrastructure necessary to support our geographically diverse and growing customer base.

•	Leverage Technologies into Additional Markets and Applications. We believe our technology and design expertise enables us to offer solutions in other steps of the semiconductor manufacturing process.

•	Invent and Develop Intellectual Property Portfolio. We intend to continue to broaden our patent portfolio through internal development, strategic relationships and participation in industry consortia.

Risk Factors

Our ability to implement our business strategy is subject to numerous risks and uncertainties, as more fully described in the section entitled “Risk Factors” immediately following this prospectus summary. These risks include, among others, a history of significant fluctuations in our quarterly results, which could cause volatility in our stock price; our reliance on a small number of customers for a substantial portion of our revenues; strong competition from several competitors; our ability to introduce new advanced processes in a competitive marketplace, reliance on our Stratus product line for the majority of product revenues; cyclicality in the semiconductor industry; the rate of technological change in the semiconductor industry; and the risk that our patents may not adequately protect our present and future products. You should carefully consider all of the information set forth in this prospectus, particularly the “Risk Factors” section, prior to deciding to invest in our common stock.

Corporate Information

We were formed as a limited liability company in Delaware in 2001 and converted to a Delaware corporation in 2002. Our principal and registered office address is 900 Middlesex Turnpike, Building #6, Billerica, Massachusetts 01821. Our telephone number is 978-932-2000. Our website address is www.nexxsystems.com. Information contained in, and that can be accessed through, our website is not incorporated into and does not form a part of this prospectus.

Unless the context indicates otherwise, as used in this prospectus, the terms “the company”, “NEXX”, “we”, “us”, “our” and “our company” refer to NEXX Systems, Inc. and its subsidiary. The NEXX Systems logo is a trademark of NEXX Systems, Inc. All other trademarks and service marks appearing in this prospectus are the property of their respective holders. All rights reserved.

USE OF MARKET AND INDUSTRY DATA

This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). While our management believes the third party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. In addition, the underwriters have not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

The reports of each of Gartner, Inc. (“Gartner”) and Prismark, LLC (“Prismark”) described herein represent data, research opinion or viewpoints published, as part of a syndicated subscription service, by each of Gartner and Prismark, and are not representations of fact. Each report speaks as of its original publication date (and not as of the date of this Prospectus) and the opinions expressed in each report are subject to change without notice.

THE OFFERING

Common stock offered by us	shares

Common stock to be outstanding after this offering	shares

Use of proceeds	We intend to use our net proceeds from this offering (i) to pay the amount outstanding under our revolving credit line, which was $0.8 million as of March 31, 2011 and (ii) for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk Factors	You should read the “Risk Factors” section of this prospectus beginning on page 8 for a discussion of factors to consider carefully before deciding whether to purchase shares of our common stock.

Proposed NASDAQ Global Market Symbol	“NEXX”

The number of shares of our common stock to be outstanding after this offering is based on 13,878,431 shares of common stock outstanding as June 1, 2011, and excludes:

•

1,072,854 shares of common stock issuable upon the exercise of options outstanding as of June 1, 2011, with exercise prices ranging from $0.10 to $9.40 per share and a weighted average exercise price of $0.80 per share;

•	806,543 shares of common stock included in restricted stock units outstanding as of June 1, 2011;

•

597,070 shares of common stock issuable upon the exercise of warrants outstanding as of June 1, 2011, with exercise prices ranging from $3.09 to $5.10 per share and a weighted average exercise price of $3.35 per share;

•

148,648 shares of common stock issuable at an exercise price of $3.70 per share upon the exercise of a warrant issued to Comerica Bank on June 10, 2011 in connection with amending our credit facility; and

•	an additional shares of our common stock that will be made available for future issuance under our equity incentive plans upon the closing of this offering.

Unless otherwise indicated, all information in this prospectus, including the share numbers above:

•	assumes no exercise by the underwriters of their over-allotment option;

•	gives effect to a 1-to-10 reverse split of our common stock effective June 15, 2011;

•	gives effect to the following (the “Capital Reorganization”):

•	the conversion of all outstanding shares of our preferred stock into 9,007,135 shares of our common stock upon the closing of this offering;

•	the conversion of all outstanding warrants to purchase shares of our preferred stock into warrants to purchase 434,908 shares of our common stock upon the closing of this offering; and

•

(a) our issuance of 2,912,322 shares of common stock to holders of our preferred stock and (b) the amendment of certain of our outstanding warrants such that they will be exercisable for 86,588 additional shares of common stock, all of which will occur as of the effective date of the registration statement of which this prospectus forms a part pursuant to agreements under which holders of preferred stock waived their rights to block the conversion of the preferred stock into common stock upon the closing of this offering; and

•	gives effect to our adoption of an amended and restated certificate of incorporation and amended and restated by-laws effective upon the closing of this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables present a summary of certain historical consolidated financial information and pro forma net loss per common share. You should read the following summary financial data in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, all included elsewhere in this prospectus. We have derived the consolidated statements of operations data for the three months ended March 31, 2010 and 2011 and the consolidated balance sheet data as of March 31, 2011 from our unaudited financial statements included elsewhere in this prospectus. We have derived the consolidated statements of operations data for the years ended December 31, 2008, 2009 and 2010 from our audited financial statements included elsewhere in this prospectus. Our historical results for any prior period are not necessarily indicative of results to be expected in any future period.

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(all numbers in thousands except per share data)
Consolidated Statements of Operations Data
Net Sales	$19,640	$9,875	$54,126	$38,192	$18,330
Cost of Sales	9,859	5,181	28,537	20,579	10,959

Gross Profit	9,781	4,694	25,590	17,613	7,371

Operating Expenses:
Selling, general and administrative	4,720	2,498	12,996	8,960	7,983
Research and development	3,211	1,865	8,314	6,396	6,498

Total Operating Expenses	7,931	4,363	21,309	15,356	14,481

Income/(Loss) from Operations	1,850	331	4,281	2,257	(7,111)
Other Income (Expense):
Interest income	—	1	3	5	22
Interest expense	(255)	(249)	(1,089)	(1,219)	(1,418)
Other income (expense)	—	—	—	7	—
Canadian offering expense	(692)	—	—	—	—
Unrealized gain (loss) on preferred stock warrant liability	—	(5)	(825)	170	(27)

Other income (expense)—net	(947)	(253)	(1,911)	(1,037)	(1,423)

Income (Loss) Before Income Taxes	904	78	2,369	1,220	(8,534)
Provision for Income Taxes	60	1	156	29	—

Net Income (Loss)	$844	$77	$2,214	$1,192	$(8,534)

Net income (loss) attributable to common stockholders
—basic	$138	$12	$354	$248	$(8,534)

—diluted	$138	$17	$1,179	$78	$(8,534)

Net income (loss) per share attributable to common stockholders
—basic	$0.08	$0.01	$0.21	$0.17	$(5.80)

—diluted	$0.01	$0.00	$0.10	$0.01	$(5.80)

Weighted average number of common shares outstanding
—basic	1,768	1,631	1,688	1,499	1,471

—diluted	12,587	12,095	12,306	8,333	1,471

Shares used in computing pro forma diluted net income per common share (unaudited)	1,529		1,527
Pro forma net income (loss) per common share, diluted (unaudited)(1)	$0.09		$0.77

(1)	Pro forma information has been computed assuming the completion of the Capital Reorganization. See Note 2 to our consolidated financial statements for the years ended December 31, 2010, 2009 and 2008 and Note 2 to our condensed consolidated financial statements for the three months ended March 31, 2011 and 2010 appearing elsewhere in this prospectus for an explanation of the method used to determine the number of shares used in computing historical and pro forma net income (loss) per share.

	As of March 31, 2011
	Actual	Pro Forma(1)	Pro Forma as Adjusted(2)
	(in thousands)
Consolidated Balance Sheet Data

Cash and cash equivalents	$1,460	$1,460	$
Working capital	10,055	10,055
Total assets	37,566	37,566
Preferred stock warrant liability	1,089	—		—
Long-term debt, including current portion	5,329	5,329		4,529
Redeemable convertible preferred stock	37,925	—		—
Total stockholders’ equity (deficit)	(26,427)	12,587

(1)	The pro forma balance sheet data gives effect to the Capital Reorganization.
(2)	The pro forma as adjusted balance sheet data gives effect to the Capital Reorganization and to the sale of shares of our common stock in this offering at an assumed initial public offering price of $ per share, the mid-point of the range reflected on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each $1.00 increase (decrease) in the assumed initial public offering price of $ per share would increase (decrease) each of cash and cash equivalents, working capital, total assets and total stockholders’ equity by approximately $ million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 1,000,000 shares in the number of shares offered by us would increase (decrease) each of cash and cash equivalents, working capital, total assets and total stockholders’ equity by approximately $ million, assuming that the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will adjust based on the actual initial public offering price and other terms of this offering determined at pricing.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks described below, together with the other information in this prospectus (including our financial statements and the related notes) before investing in our common stock. If any of the events or developments described below actually occur, our business, operating results and financial condition could be materially adversely affected. This could cause the market price of our common stock to decline, and could cause you to lose all or part of your investment.

Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial.

Risks Related to Our Business and Industry

Our quarterly operating results have varied in the past and will continue to vary significantly in the future, causing volatility in our stock price.

We have experienced and expect to continue to experience significant fluctuations in our quarterly operating results, which may adversely affect our stock price. Some of the factors that may influence our operating results and subject our common stock to price and volume fluctuations include:

•	demand for products that use semiconductors;

•	changing global economic conditions and worldwide political instability;

•	technological developments in the semiconductor industry;

•	market acceptance of our systems and changes in our product offerings;

•	changes in average selling price and product mix;

•	strategic initiatives by us or our competitors;

•	the gain or loss of significant customers;

•	size and timing of orders from customers;

•	timing of revenue recognition, particularly the timing of final customer acceptance of our systems;

•	customer cancellations or delays in orders, shipments, and installations;

•	failure to ship an anticipated number of systems in the quarter;

•	product development costs, including research, development, engineering and marketing expenses associated with our introduction of new products and product enhancements;

•	sudden changes in component prices or availability;

•	manufacturing inefficiencies caused by uneven or unpredictable order patterns, reducing our gross margins;

•	costs associated with protecting our intellectual property;

•	the level of our fixed expenses relative to our net sales; and

•	fluctuating costs associated with our international organization and international sales, including currency exchange rate fluctuations.

Additionally, during any quarter, a significant portion of our net sales may be derived from the sale of a relatively small number of high priced systems. The selling prices of our systems range from approximately $2 million to in excess of $3 million. Accordingly, a small change in the number and/or mix of systems we sell may cause significant changes in our operating results for any particular quarter.

Moreover, variations in the amount of time it takes for our customers to accept our systems may also cause our operating results to fluctuate. The Securities and Exchange Commission (the “SEC”) guidance on the recognition of revenue for sales that involve contractual customer acceptance provisions and product installation commitments provides that the timing of revenue recognition from such sales is subject to the length of time required to achieve customer acceptance after shipment, which could cause our operating results to vary from period to period.

Typically, we do not have long-term contracts with our customers. As a result, our agreements with our customers do not provide any assurance of future sales. In addition, due to possible customer changes in delivery schedules and cancellations of orders, our product order backlog at the beginning of each fiscal quarter may not accurately reflect future sales.

In light of these factors and the highly cyclical nature of the semiconductor industry, we expect to continue to experience significant fluctuations in quarterly and annual operating results, making period-to-period comparisons of our operating results potentially unreliable indicators of our future performance. Moreover, many of our expenses are fixed in the short-term, which, together with the need for continued investment in research and development, marketing and customer support, limits our ability to reduce expenses quickly in response to declines in sales, which, in turn, could harm our results of operations and cash flows.

We have incurred significant net losses in the past, our future revenues are inherently unpredictable, and we may be unable to maintain profitability.

We incurred significant net losses from inception through the second quarter of 2009. Our operating results for future periods are subject to numerous uncertainties, and there can be no assurance that we will be able to maintain profitability.

We derive a substantial portion of our revenues from a small number of customers, and our business may be harmed by the loss of any one significant customer.

In the year ended December 31, 2010, three customers accounted for approximately 56% of our net sales, with Taiwan Semiconductor Manufacturing Company Limited (“TSMC”) accounting for 31%, a second customer accounting for 14% and a third customer accounting for 11%. In the year ended December 31, 2009, two customers accounted for approximately 48% of our net sales, with TSMC accounting for 33% and a second customer accounting for 15% of such sales. In the year ended December 31, 2008, four customers accounted for approximately 66% of our net sales, with TSMC accounting for 14%, a second customer accounting for 19%, a third customer accounting for 18% and a fourth customer accounting for 15% of such sales. Because there are a limited number of large companies operating in the highly concentrated, capital intensive semiconductor industry, we expect that we will continue to depend on a relatively small number of large companies for a significant portion of our net sales. No assurance can be given that we will continue to maintain our competitive position with these or other significant customers. Although the composition of the group of largest customers may change from year to year, the loss of, or a significant curtailment of purchases by, one or more of our key customers or the delay or cancellation of a large order could cause our net sales to decline significantly, which would harm our business, financial condition, results of operations and cash flows. Similarly, delays in payments by large customers could have a significant impact on our cash flows.

In addition to the business risks associated with dependence on a few significant customers, as a result of these significant customer concentrations we currently have, and in the past have had, significant concentrations of accounts receivable. These significant and concentrated receivables expose us to additional risks, including the risk of default by one or more customers representing a significant portion of our total receivables. If we were required to take additional accounts receivable reserves, our business, financial condition and results of operations could be materially adversely affected.

We face substantial competition from several competitors and if we do not compete effectively with these competitors our market share could decline.

We face substantial competition in the semiconductor equipment industry, from both potential new market entrants and established competitors. Many of our competitors and potential competitors have significantly greater financial, technical, marketing and/or service resources than us and/or have greater geographical reach to existing and prospective customers. Many of these companies also have a larger installed base of products, longer operating histories or greater name recognition than we do. Our competitors include Applied Materials, Inc. (through its subsidiary, Semitool, Inc.), Ebara Corporation, SPP Process Technology Systems Ltd., OC Oerlikon Corporation AG, ULVAC, Inc., Novellus Systems Inc. (“Novellus”) and Electroplating Engineers of Japan Ltd. Many of our customers and potential customers are relatively large companies that require global support and service for their semiconductor manufacturing equipment. Our larger competitors have more extensive infrastructures, which could place us at a disadvantage when competing for the business of such global semiconductor device manufacturers. In addition, our competitors may be able to respond more quickly than us to changes in end-user requirements and devote greater resources to the enhancement, promotion and sale of their products.

Periodically, our competitors announce the introduction of new products or lower prices. These announcements could affect our customers’ decisions to purchase our systems, the prices we can charge for our systems and the level of discounts we may have to grant our customers. Any such changes would reduce our margins and could adversely affect our operating results.

To maintain or capture a position in the market, we must develop new and enhanced systems and introduce them at competitive prices on a timely basis, while managing our R&D, product and warranty costs. Semiconductor manufacturers incur substantial costs to install and integrate capital equipment into their production lines. This increases the likelihood of continuing relationships with chosen equipment vendors, including our competitors, and the difficulty of penetrating new customer accounts.

We expect our competitors to continue to improve the design and performance of their products and to introduce new, more advanced processes. We cannot assure you that our competitors will not develop enhancements to, or future generations of, competitive products that will offer superior price, performance and/or cost of ownership features, or that new processes or technologies will not emerge that render our products less competitive or obsolete. In addition, as customers adopt new advanced processes, our competitors with greater resources and experience may develop a technology advantage. In the event that we are unable to keep pace with the technological advancements of our competitors, our ability to maintain or capture a position in the market would be materially and adversely affected.

Cyclicality in the semiconductor industry and the semiconductor equipment industry has historically led to substantial variations in demand for our products and caused our operating results to vary, and will continue to do so.

The semiconductor industry historically has been highly cyclical in nature and has experienced significant downturns. Cyclicality is due, to a certain extent, to the timing and acceptance of new technologies, and we anticipate that the markets for newer generations of semiconductors will also be subject to such fluctuations. In addition, cyclicality can be exacerbated by changes in general economic conditions. Economic downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. Our business depends upon the capital spending of semiconductor manufacturers, which, in turn, depends upon the current and anticipated market demand for semiconductors and products using semiconductors. Our operating results are, therefore, subject to significant variation due to these business cycles, the timing, length and volatility of which are difficult to predict.

During downturns, the semiconductor equipment industry typically experiences a more pronounced percentage decrease in revenues than the semiconductor industry in general. A prolonged downturn can seriously affect our net sales, gross profit and results of operations. In addition, it is critical to appropriately align our cost structure with prevailing market conditions during a downturn to minimize its effect on our operations, and in particular, to continue to maintain our core research and development programs. If we are unable to align our cost structure in response to a downturn on a timely basis, or if such implementation has an adverse impact on our business, our financial condition, results of operations and cash flows may be more negatively affected than those of our competitors during such a period.

Conversely, during an upturn or periods of increasing demand for semiconductor manufacturing equipment, we may not have sufficient manufacturing capacity and inventory to meet customer demand. If we are unable to effectively manage our resources and production capacity during an industry upturn, there could be a material adverse effect on our competitive position and market share, and on our business, financial condition, results of operations and cash flows.

Rapid technological change in the semiconductor industry could make our products obsolete or unmarketable and requires substantial research and development expenditures and responsiveness to customer needs.

We operate in an industry that is subject to evolving industry standards, rapid technological changes and changes in customer demands, and the rapid introduction of new, higher performance systems with shorter product life cycles. Our products and processes must address changing customer needs in a range of materials, such as copper and aluminum, and ever-smaller device features, while maintaining our focus on manufacturing efficiency and product reliability. Introductions of new products by us or our competitors could adversely affect sales of our existing products and may cause these existing products and related inventories to become obsolete or unmarketable, or otherwise cause our customers to defer or cancel orders for existing products. We therefore devote a significant portion of our personnel and financial resources to research and development (“R&D”) programs and we seek to maintain close relationships with our customers in order to remain responsive to their product and manufacturing process needs. For the year ended December 31, 2010 and the three month period ended March 31, 2011, 15.4% and 16.3%, respectively, of our revenues were used to support research and development, including application engineering costs to demonstrate customer solutions.

Although, historically, we have had adequate funds from operations to devote to research and development, there can be no assurance that we will have funds available, and in sufficient quantities, in the future for such R&D activities. Moreover, there can be no assurance that we will be successful in selecting, developing, manufacturing and marketing new products, or in enhancing our existing products. If we do not continue to gain market acceptance for our new technologies, processes and products, develop and introduce improvements in a timely manner in response to changing market conditions and customer requirements, and remain focused on R&D efforts that will translate into greater revenues, our competitive position and our business could be seriously harmed.

There can be no assurance that revenue from future products, product enhancements or new, more advanced processes will be sufficient to recover our investments in R&D. To ensure the functionality and reliability of our future product introductions or product improvements, we incur substantial R&D costs early in development cycles, before we can confirm the technical feasibility or commercial viability of a product or product improvement. Our success depends in part on our ability to accurately predict evolving industry standards, develop innovative solutions and improve existing technologies, win market acceptance of our new and advanced technologies and manufacture our products in a timely and cost-effective manner.

Any significant delay in releasing new systems or processes could adversely affect our reputation, give a competitor a first-to-market advantage or allow a competitor to achieve greater market share. If new products have reliability or quality problems, we could experience reduced orders, higher manufacturing costs, delays in collecting accounts receivable or additional service obligations and warranty expenses could rise, all of which would affect our gross margins. Any of these events could materially and adversely affect our business, financial condition and results of operations.

We have experienced periods of rapid growth and decline in operating levels, and if we are not able to successfully manage these significant fluctuations, our business, financial condition and results of operations could be significantly harmed.

We have experienced periods of significant growth and decline in net sales. For example, our net sales decreased 28.8% from $25.7 million in the year ended December 31, 2007 to $18.3 million in the year ended December 31, 2008, but increased 108.7% from the year ended December 31, 2008 to $38.2 million for the year ended December 31, 2009 and further increased 41.6% to $54.1 million for the year ended December 31, 2010. If we are unable to effectively manage periods of rapid sales decline or growth, our business, financial condition, results of operations and cash flows could be significantly harmed.

Our deferred revenue and orders backlog might not result in future net sales.

Revenue recognition guidance from the SEC requires that revenue from the sale of newly introduced systems, systems sales into new customer environments and substantive installation obligations that are subject to contractual customer acceptance provisions are deferred until the customer has acknowledged its acceptance of the system. If the system does not meet the agreed specifications and the customer refuses to accept the system, the deferred revenue will not be realized and we may be required to refund any cash payments previously received from the customer, which may harm our business, financial condition, results of operations and cash flows.

Order backlog does not necessarily include all sales needed to achieve net revenue expectations for a subsequent period. We schedule the production of our systems based in part upon order backlog. Due to possible customer changes in delivery schedules and cancellations of orders, our backlog at any particular date is not necessarily indicative of actual sales for any succeeding period. In addition, while we evaluate each customer order to determine qualification for inclusion in backlog, there can be no assurance that amounts included in backlog will ultimately result in future sales. A reduction in backlog during any particular period, or the failure of our backlog to result in future sales, could harm our business, financial condition, results of operations and cash flows.

Our Stratus product line accounts for a substantial portion of current and anticipated sales.

Our Stratus product accounted for a majority of our product revenues for the years ended December 31, 2008 and 2010 and substantially all of our product revenues for the year ended December 31, 2009. We expect revenues from Stratus to continue to account for a majority of our revenues for the foreseeable future. Accordingly, if the performance, price or total cost of ownership of the Stratus product line is not competitive, our business, financial condition, results of operations and cash flows would be materially and adversely affected.

We may be adversely affected by credit risk.

We are exposed to credit risk for accounts receivable in the event that customers do not meet their payment obligations. The concentration of our accounts receivable in a small number of customers makes this risk greater. Although we believe our significant customers are financially sound, we attempt to mitigate our credit risk, to the extent possible, by performing credit reviews and seeking customer deposits and letters of credit in certain circumstances. Both economic and geopolitical uncertainty can influence the ultimate collectability of these receivable amounts. Failure to collect outstanding receivables could have a material adverse effect on our business, results of operations and financial condition.

We are exposed to risks associated with outsourcing manufacturing, which could result in supply shortages that affect our ability to meet customer needs.

We outsource the manufacture of our Apollo and Nimbus PVD systems and our Stratus ECD sub-assemblies to third party suppliers. These systems and sub-assemblies have significant production lead times.

Although we make reasonable efforts to ensure that third party providers will perform to our standards, our reliance on suppliers and subcontractors limits our control over manufacturer defects, delivery schedules and the ability to meet customer demand when faced with product shortages. Defects in workmanship, unacceptable yields and manufacturing disruptions may impair our ability to manage inventory and cause delays in shipments and cancellation of orders that may adversely affect our relationships with current and prospective customers and enable competitors to penetrate our customer accounts. In addition, third party providers may prioritize capacity for larger competitors or increase prices to us, which may adversely affect our profitability and our ability to meet delivery schedules and respond to pricing pressures from competitors and customers.

Our growth and ability to meet customer demands depend in part on our ability to obtain from our suppliers timely deliveries of equipment and subassemblies for the manufacture and support of our products. Although we make reasonable efforts to ensure that such equipment is available from multiple suppliers, certain key parts may be obtained only from a single source or from limited sources. For instance, we currently outsource the manufacture of our Apollo and Nimbus PVD systems exclusively to Dakota Systems, Inc. (“Dakota”). If any of our significant outsourcing vendors fails to perform, it may be time consuming and difficult for us to find an alternate source of supply in a timely and cost-effective manner. As a result of limited sources of supply, our supply channels may be vulnerable to disruption. Any such disruption to or termination of our supplier relationships might result in a prolonged inability to secure adequate supplies at reasonable prices or of acceptable quality, and may adversely affect our ability to bring new products to market and deliver them to customers in a timely manner. As a result, our business, revenues and operations may be adversely affected.

Additionally, the terms of certain of our outsourcing arrangements provide that we must submit forecasts to our outsourcing partners of the products we expect to order from such partners in the following months so that they will have adequate inventories on hand to meet our needs. Although these forecasts are non-binding, in the event that the partner purchases custom inventory reasonably necessary to meet any such forecast, we may be liable for the cost of such inventory if the inventory is not used.

We are subject to the risks of operating internationally and derive the vast majority of our sales from outside North America.

Our net sales attributable to customers outside North America as a percentage of our total net sales were approximately 76% for the three month period ended March 31, 2011, 73% for the year ended December 31, 2010, 69% for the year ended December 31, 2009 and 90% for the year ended December 31, 2008. We expect net sales outside the U.S. to continue to represent the vast majority of our future net sales. Because substantially all of our international sales are denominated in U.S. dollars, if the U.S. dollar rises in value in relation to foreign currencies, our systems will become more expensive to customers outside the U.S. and less competitive with systems produced by competitors outside the U.S., which could negatively impact our international sales. Our products are controlled goods for U.S. export control purposes. While we have implemented an export control compliance program, if the measures we have taken or will take in the future to comply with the U.S. export control regime are insufficient, we may be subject to significant penalties and/or restrictions on our ability to export our products. In addition, sales to customers outside the U.S. are subject to other risks, including:

•	political and economic instability, public health crises, acts of war or terrorism;

•	natural disasters, such as earthquakes or tsunamis, noting that many semiconductor foundries are located in geologically unstable areas of the world;

•	unexpected changes in regulatory requirements;

•	difficulties in collecting accounts receivables;

•	tariffs and other market barriers;

•	exposure to currency fluctuations;

•	positions taken by United States governmental agencies regarding possible national commercial and/or security issues posed by international business operations;

•	potentially adverse tax consequences;

•	inadequate protection or enforcement of our intellectual property and other legal rights in foreign jurisdictions;

•	difficulties in managing foreign sales representatives and distributors; and

•	difficulties in staffing and managing foreign branch operations and providing prompt and effective field support to our customers outside the U.S.

Moreover, because we derive a substantial portion of our revenues from customers in Asia, any negative economic developments, legal or regulatory changes, terrorism or geo-political instability there, including the possible outbreak of hostilities or epidemics involving Singapore, China, Taiwan, Korea or Japan, could result in the cancellation or delay by certain significant customers of orders for our products. Any such occurrence could adversely affect our business, financial condition or results of operations, and our continuing expansion in Asia renders us increasingly vulnerable to such risks. Any of these factors may have a material adverse effect on our business, financial condition or results of operations.

The occurrence of natural disasters in Asia and other threats may adversely impact our operations and sales.

We have sales and service personnel located in Singapore and Taiwan and the majority of our sales are made to destinations in Asia. These regions are known for being vulnerable to natural disasters and other risks, such as earthquakes, tsunamis, fires, and floods, which at times have disrupted the local economies. A significant earthquake or tsunami could materially affect operating results. We are not insured for most losses and business interruptions of this kind, and do not presently have redundant, multiple site capacity in the event of a natural disaster. In the event of such disaster, our business would suffer.

Variations in the amount of time it takes for us to sell our systems may cause fluctuations in our operating results, which could cause our stock price to decline.

Variations in the length of our sales cycles could cause our net sales, and thus our business, financial condition, results of operations and cash flows, to fluctuate widely from period to period and, in turn, cause our stock price to decline. Our customers generally take a long time to evaluate many of our products before committing to a purchase, during which time we may expend substantial funds and management effort educating them regarding the uses and benefits of our systems. The length of time it takes us to make a sale depends upon many factors, including:

•	the efforts of our sales force and our independent sales representatives and distributors;

•	the complexity of our customers’ fabrication processes;

•	the internal technical capabilities and sophistication of the customer; and

•	decisions on capital spending by our customers.

Because of the number of factors influencing our sales cycle, the period between our initial contact with a potential customer and the time at which we recognize revenue from our customer, if ever, varies widely in length. Our sales cycle typically ranges from several months to 18 months. Occasionally our sales cycle can be even longer, particularly with our international customers and new technologies. The subsequent build cycle, or the time it takes us to build a product to customer specifications after receiving an order, typically ranges from nine to 16 weeks. During these cycles, we commit substantial resources to our sales efforts in advance of receiving any revenue, and we may never receive any revenue from a customer despite our sales efforts.

When a customer initially purchases one of our systems, that customer often evaluates the performance of the system for a lengthy period before considering the purchase of more systems. The number of additional products a customer may purchase from us, if any, depends on many factors, including the customer’s capacity requirements. The period between a customer’s initial purchase and subsequent purchases, if any, often varies, and variations in length of this period could cause further fluctuations in our business, financial condition, results of operations and cash flows.

If we deliver systems with defects, our credibility may be harmed, sales and market acceptance of our systems may decrease and we may incur liabilities associated with those defects.

Our products are complex and, accordingly, they may contain defects or errors, particularly when first introduced, that we may not discover until after a product has been released and used by our end-customers. Warranty product costs typically increase in connection with the introduction of a new product or process. Defects and errors in our products could materially and adversely affect our reputation, result in significant costs to us, delay planned release dates and impair our ability to sell our products in the future. The costs we incur correcting any product defects or errors may be substantial and could adversely affect our operating margins.

Defects could also lead to commercial and/or product liability as a result of lawsuits against us or against our customers. In some of our customer contracts, we have agreed to product liability indemnities without limitation on our liability. Because our product and commercial liability insurance policies currently provide only limited coverage per claim, in the event of a successful product liability and/or commercial claim, we could be obligated to pay damages that may not be covered by insurance or that are significantly in excess of our insurance limits.

Failure of our products to gain market acceptance would adversely affect our financial condition and our ability to provide customer service and support.

Our growth prospects depend upon our ability to gain customer acceptance of our products and technology, which, in turn, depends upon numerous factors, including compatibility with existing manufacturing processes and products, perceived advantages over competing products and the level of customer service available to support such products. Moreover, manufacturers often rely on a limited number of equipment vendors to meet their manufacturing equipment needs. As a result, market acceptance of our products may be limited to the extent potential customers currently use a competitor’s manufacturing equipment. There can be no assurance that growth in sales of new products will continue or that we will be successful in obtaining broad market acceptance of our systems and technology.

We expect to spend a significant amount of time and resources to develop new products and refine existing products. In light of the long product development cycles inherent in our industry, these expenditures will be made well in advance of the prospect of deriving revenue from the sale of any new systems. Our ability to commercially introduce and successfully market any new products is subject to a wide variety of challenges during this development cycle, including start up delays, design defects and other matters that could delay the introduction of these systems to the marketplace. The failure of any of our new products to achieve market acceptance would prevent us from recouping research and development expenditures and would harm our business, financial condition, results of operations and cash flows.

Our future capital needs are uncertain and we may need to raise additional funds in the future.

We believe that the net proceeds from this offering, together with our existing cash and cash equivalents and our credit facility, will be sufficient to meet our anticipated cash requirements for at least the next 18 months. However, we may need to raise substantial additional capital to:

•	expand the commercialization of our products;

•	fund our operations; and

•	further our research and development.

Our future funding requirements will depend on many factors, including:

•	market acceptance of our products;

•	the cost of our research and development activities;

•	the cost of defending, in litigation or otherwise, any claims that we infringe third-party patents or violate other intellectual property rights;

•	the cost and timing of establishing additional sales, marketing and distribution capabilities;

•	the cost and timing of establishing additional technical support capabilities;

•	the effect of competing technological and market developments; and

•	the extent to which we acquire or invest in businesses, products and technologies, although we currently have no commitments or agreements relating to any of these types of transactions.

We cannot assure you that we will be able to obtain additional funds on acceptable terms, or at all. If we raise additional funds by issuing equity securities, our stockholders may experience dilution. Debt financing, if available, may involve covenants restricting our operations or our ability to incur additional debt. Any debt or additional equity financing that we raise may contain terms that are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish some rights to our technologies or our products, or grant licenses on terms that are not favorable to us. If we are unable to raise adequate funds, we may have to liquidate some or all of our assets, or delay, reduce the scope of or eliminate some or all of our development programs.

If we do not have, or are not able to obtain, sufficient funds, we may have to delay development or commercialization of our products or license to third parties the rights to commercialize products or technologies that we would otherwise seek to commercialize. We also may have to reduce marketing, customer support or other resources devoted to our products or cease operations. Any of these factors could harm our operating results.

We have substantial secured debt and may incur additional debt, which could adversely affect our financial condition, our ability to obtain financing in the future and our ability to react to changes in our business.

In June 2010 we entered into a loan agreement with Comerica Bank, N.A., which was subsequently amended and expanded in June 2011. The amended credit facility increased the existing revolving line of credit from $7.0 million to $10.0 million, provided an additional $5.0 million line of credit to fund 80% of the production costs of systems placed with customers for evaluation, continued the original $5.0 million term loan and added a new $3.0 million term loan to help fund demonstration systems to be maintained at our sales facilities. In addition, the credit facility contains financial covenants that must be met for the availability of funds and is secured by a lien on substantially all our assets. There is no assurance that this facility will be sufficient to meet our needs or that in the future we will be able to meet the requirements of the facility’s financial covenants so that the funds are available for borrowing. We in fact became non-compliant with financial covenants associated with a prior credit facility in July 2009 and liquidity line capacity calculations for the facility were triggered, which necessitated our raising additional capital through an equity financing in October and November 2009. In the event that we default on the terms of our existing or an expanded credit facility in the future, the lender has no obligation to modify any terms of the credit facility and would have a claim on substantially all of the assets of our business, including our intellectual property.

As of March 31, 2011, we had an aggregate principal amount of debt outstanding of approximately $5.3 million, $4.5 million of which relates to term debt and $800,000 of which represents financing under a revolving line of credit.

Our substantial debt could have important consequences to us. For example, it could:

•	make it more difficult for us to satisfy our obligations to the holders of our outstanding debt securities, resulting in possible defaults on and acceleration of such indebtedness;

•

require us to dedicate a substantial portion of our cash flows from operations to make payments on our debt, which would reduce the availability of our cash flows from operations to fund working capital, capital expenditures or other general corporate purposes;

•	increase our vulnerability to general adverse economic and industry conditions, including interest rate fluctuations, because a portion of our borrowings are at variable rates of interest;

•	place us at a competitive disadvantage to our competitors with proportionately less debt or comparable debt at more favorable interest rates;

•	limit our ability to refinance our existing indebtedness or borrow additional funds in the future;

•	limit our flexibility in planning for, or reacting to, changing conditions in our business; and

•	limit our ability to react to competitive pressures, or make it difficult for us to carry out capital spending that is necessary or important to our growth strategy.

Any of the foregoing impacts of our substantial indebtedness could have a material adverse effect on our business, financial condition and results of operations.

Our ability to make scheduled payments on our indebtedness will depend on our financial and operating performance, which, in turn, will be subject to prevailing economic and competitive conditions and to the financial and business risk factors we face, many of which may be beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure our indebtedness. In the future, our cash flows and capital resources may not be sufficient for payments of interest on and principal of our debt, and such alternative measures may not be successful and may not permit us to meet scheduled debt service obligations. In the absence of such operating results and resources, we may be required to dispose of material assets to meet our debt service obligations, including our vehicles. We may not be able to consummate those sales, or, if we do, we will not control the timing of the sales or whether the proceeds that we realize will be adequate to meet debt service obligations when due.

Our ability to recruit and retain management and other qualified personnel is crucial to our ability to develop, market, sell and support our products and services.

Our ability to compete in the highly competitive semiconductor equipment industry depends in large part upon our ability to attract and retain highly qualified managerial, technical, sales and marketing personnel. There are only a limited number of persons with the requisite skills to serve in these positions. Competition for such personnel can be intense, and we cannot provide assurance that we will be able to attract or retain highly qualified personnel in the future. Stock options and other equity compensation comprise a significant component of our compensation of key employees, and, if our share price declines, it may be difficult to recruit and retain such individuals. In addition, the number of stock options and other equity incentives available for grant is limited, which may limit our ability to use equity incentives as a means to recruit and retain key employees.

Despite our efforts to retain valuable employees, members of our management, technical, sales and marketing teams may terminate their employment with us on short notice. While we have employment agreements with certain of our employees, these employment agreements provide for at-will employment, which means that any of our employees could leave our employment at any time, with or without notice. Currently we only have key man life insurance on our chief executive officer in the amount of $2.0 million. The loss of the services of any of our executive officers or other key employees or our inability to identify, hire, train and retain such persons could have a material adverse effect on our business, results of operations and financial condition.

We will incur a significant charge in issuing shares of common stock to the holders of our preferred stock in connection with their agreement to waive certain rights in connection with this offering.

Upon consummation of this offering, all of our outstanding shares of preferred stock will convert to common stock, and warrants to purchase shares of our preferred stock will convert into warrants to purchase shares of common stock after taking into effect conversion rates for the preferred stock. As authorized by the board of directors, as of December 31, 2010, 2,912,322 shares of common stock would be issued to holders of preferred stock immediately prior to the effectiveness of this offering and 86,588 shares of common stock reserved for issuance to warrant holders to be issued if and when the warrants are exercised (collectively, the “share consideration”). The share consideration is in exchange for the waiver of the contractual right not to convert such shares of preferred stock into shares of common stock upon an initial public offering of our common stock.

We concluded that the additional shares to be issued represent an induced conversion. The fair value of our common stock issued in excess of the fair value of securities issuable pursuant to the original exchange terms will be treated as a reduction to our retained earnings and the income available to common shareholders for earnings per share purposes immediately prior to the initial public offering. The effect of the induced conversion on earnings and income available to common stockholders is expected to be material. This induced conversion charge is estimated to be $             million based on an assumed initial offering price of $             per share, the mid-point of the range reflected on the cover page of this prospectus, and will be subtracted from net income available to common shareholders and earnings per share in the period this offering is consummated.

We record substantial expenses related to our issuance of stock options that may have a material adverse impact on our operating results for the foreseeable future.

Our stock-based compensation expenses totaled $182,000 for the three months ended March 31, 2011, and $561,000, $156,000 and $195,000 for the years ended December 31, 2010, 2009 and 2008, respectively. We expect our stock-based compensation expenses will continue to be significant in future periods, which will have an adverse impact on our operating results. The model used by us requires the input of highly subjective assumptions, including the price volatility of the option’s underlying stock. If facts and circumstances change and we employ different assumptions for estimating stock-based compensation expense in future periods, or if we decide to use a different valuation model, the future period expenses may differ significantly from what we have recorded in the current period and could materially affect the fair value estimate of stock-based payments, our operating income, net income and net income per share.

Our ability to manage the integration of potential acquisitions and the potential disposition of product lines and technologies creates risks.

In the future, we may make acquisitions of complementary companies, products or technologies, or reduce or dispose of certain product lines or technologies that no longer fit our long-term strategies. Managing an acquired business, disposing of product technologies or reducing personnel entails numerous operational and financial risks, including:

•	diversion of management’s attention;

•	disruption to our ongoing business;

•	failure to retain key acquired personnel;

•	difficulties in integrating acquired operations, technologies, products or personnel or separating existing business or product groups;

•	unanticipated expenses, events or circumstances;

•	assumption of disclosed and undisclosed liabilities;

•	amortization of acquired intangible assets; and

•	difficulties in maintaining customer relations.

If we do not successfully address these risks or any other problems encountered in connection with an acquisition or disposition, such a transaction could have a material adverse effect on our business, results of operations and financial condition. In addition, if we proceed with an acquisition, our available cash may be used to complete the transaction, diminishing our liquidity and capital resources, or shares may be issued, which could cause significant dilution to our existing shareholders.

Risks Related to Legal Uncertainty

If the protection of our proprietary rights is inadequate, our business could be harmed.

We place a strong emphasis on the technically innovative features of our products and, where available, we generally seek patent protection for those features. We currently hold 13 U.S. patents, some with pending foreign counterparts, have 11 U.S. patent applications pending, and intend to file additional patent applications as we deem appropriate. There can be no assurance that patents will issue from any of our pending applications or that existing or future patents will be sufficiently broad to protect our technology. There is also no guarantee that any patents we hold will not be challenged, invalidated or circumvented, or that the patent rights granted will provide competitive advantages to us, as our competitors may develop similar or superior technology based on inventions not covered by our patents or without infringing our patents. In addition, we rely on trade secret protection for our technology, in part through confidentiality agreements with our employees, consultants and third parties. These agreements could be breached and we may not have adequate remedies for any such breach. In any case, others may come to know about or determine our trade secrets through a variety of methods.

Now, and in the future, litigation may be necessary to enforce patents issued to us, to protect trade secrets or know-how owned by us or to defend ourselves against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Any such litigation could cause us to accrue substantial cost or divert our management or resources, which by itself could have a material adverse effect on our financial condition, results of operations and cash flows. Further, adverse determinations in such litigation could result in our loss of proprietary rights, subject us to significant liabilities and damages to third parties, require us to seek licenses from third parties or prevent us from manufacturing or selling our products, any of which could harm our business, financial condition, results of operations and cash flows.

In addition, the laws of certain foreign countries do not protect our intellectual property to the same extent as the laws of the United States and many U.S. companies have encountered substantial problems in protecting their proprietary rights against infringement in such countries, some of which are countries in which we have sold and continue to sell systems. For example, in many countries other than the United States, the public disclosure of an invention prior to the filing of a patent application for the invention would invalidate the ability of a company to obtain a patent. Similarly, in contrast to the United States, where the contents of patent applications may remain confidential during the patent prosecution process in certain cases, the contents of a patent application may be published before a patent is granted, which provides competitors an advanced view of the contents of applications prior to the establishment of patent rights. For these and other reasons, we have not filed patent applications in these countries to the same extent that we file in the United States and, therefore, we are at risk that our competitors in these countries may independently develop similar technology or duplicate our systems. If we fail to adequately protect our intellectual property in these countries, it would be easier for our competitors to sell competing products in those countries.

If we are sued for infringing intellectual property rights of third parties, it will be costly and time consuming, and an unfavorable outcome in that litigation would have a material adverse effect on our business.

Our commercial success depends upon our ability and the ability of our collaborators to develop, manufacture, market and sell our products and use our proprietary technologies without infringing the proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications that are owned by third parties exist in the fields in which we and our collaborators are developing products. Some of these patents may grant very broad protections to their owners. As the semiconductor and semiconductor equipment industries expand and more patents are issued, the risk increases that our potential products may give rise to claims of infringement of the patent rights of others. There may be issued patents of third parties of which we are currently unaware that may be infringed by our products. Because patent applications can take many years to issue, there may be currently pending applications that may later result in issued patents that our products may infringe.

There is a substantial amount of litigation involving patent and other intellectual property rights in the semiconductor and semiconductor equipment industries generally and we may be exposed to, or threatened with, future litigation by third parties alleging that our products infringe their intellectual property rights. We may become subject to these claims either directly or through indemnities against these claims that we routinely provide to our customers and channel partners. In many of our customer agreements we do not have a limit on our liability for such claims and therefore a successful claim could result in significant liability to us. We have received a few claims from third parties asserting infringement and other claims, and may receive other such claims in the future. If a third party claims that we or our collaborators infringe its intellectual property rights, we may face a number of issues, including, but not limited to:

•	infringement and other intellectual property claims that, regardless of merit, may be expensive and time-consuming to litigate and may divert our management’s attention from our core business;

•

substantial damages for infringement, which we may have to pay if a court decides that the product at issue infringes on or violates the third party’s rights, and, if the court finds that the infringement was willful, we could be ordered to pay treble damages and the patent owner’s attorneys’ fees;

•	a court prohibiting us from selling our product unless the third party licenses its rights to us, which it is not required to do;

•	if a license is available from a third party, we may have to pay substantial royalties, fees or grant cross-licenses to our intellectual property rights; and

•	redesigning our products so they do not infringe, which may not be possible or may require substantial monetary expenditures and time.

If we lose our rights to use intellectual property that we currently license from third parties, we could be forced to seek alternative technologies, which could increase our operating expenses and could adversely affect our ability to compete.

We license certain intellectual property used in our solutions from third parties. The termination of any of these licenses could delay our ability to ship our products while we seek to implement alternative technology offered by other sources and could require significant unplanned investments on our part if we are forced to develop alternative technology internally. In addition, alternative technology may not be available to us on commercially reasonable terms from other sources. In the future, it may be necessary or desirable to obtain other third party technology licenses relating to one or more of our products or relating to current or future technologies to enhance our product offerings. There is a risk that we will not be able to obtain licensing rights to the needed technology on commercially reasonable terms, or at all.

We may become involved in lawsuits to protect or enforce our patents, which could be expensive, time consuming and unsuccessful.

Competitors may infringe our patents. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time consuming. In addition, in an infringement proceeding, a court may decide that one or more of our patents is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings in which one or more of our patents are used as a basis for such proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

Interference proceedings brought by the U.S. Patent and Trademark Office may be necessary to determine the priority of inventorship with respect to owner rights to our U.S. patents and patent applications or those of our collaborators. An unfavorable outcome could require us to cease using the technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if a prevailing party does not offer us a license on terms that are acceptable to us. Litigation or interference proceedings may fail and, even if successful, might result in substantial costs and distraction of our management and other employees. We may not be able to prevent, alone or with our collaborators, misappropriation of our proprietary rights, particularly in countries where the laws may not protect those rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, they could have a substantial adverse effect on the price of our common stock.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The U.S. Patent and Trademark Office and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which non-compliance with such provisions can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case. Reexamination proceedings brought in the U.S. Patent and Trademark Office may question the validity of our U.S. Patents. As part of the reexamination process, we may be required to amend or cancel some or all of the claims in our issued U.S. Patents. An adverse result in any reexamination proceeding could put one or more of our patents at risk of being narrowed or invalidated.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

We employ individuals who were previously employed at other semiconductor equipment companies, including our competitors or potential competitors, and as such, we may be subject to claims that these employees, or we, have used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

We are exposed to various risks related to the regulatory environment.

We are subject to various risks related to: (1) new, different, inconsistent or even conflicting laws, rules and regulations that may be enacted by legislative bodies and/or regulatory agencies in the countries in which we operate; (2) disagreements or disputes between national or regional regulatory agencies related to international trade; and (3) the interpretation and application of laws, rules and regulations. If we are found by a court or regulatory agency not to be in compliance with applicable laws, rules or regulations, our business, financial condition and results of operations could be materially and adversely affected.

Compliance with environmental and health and safety regulations may be very costly, and the failure to comply could result in liabilities, fines and cessation of our business.

We are subject to a variety of governmental regulations related to the environment and health and safety, including regulations related to the handling, discharge and disposal of toxic, volatile or otherwise hazardous chemicals. Current or future regulations could require us or our customers to purchase expensive equipment or to incur other substantial expenses to comply with environmental or health and safety regulations. Any failure by us to control the use of, or adequately restrict the discharge or disposal of, hazardous substances could subject us to future liabilities, result in fines being imposed on us, or result in the suspension of production or cessation of our manufacturing operations.

We may be subject to personal injury claims based on alleged links between the semiconductor manufacturing process and certain illnesses. In the last few years, there has been increased media scrutiny and associated reports focusing on an alleged link between working in semiconductor clean room environments and certain illnesses, primarily different types of cancers. Because our equipment is manufactured and used in these clean rooms, we may become subject to liability claims. A significant judgment against us could harm our business, financial condition and results of operations.

Risks Related to this Offering and Ownership of Our Common Stock

There has been no prior market for shares of our common stock and there is no guarantee that an active public trading market will develop.

Prior to this offering, there has been no public market for our common stock, and a regular trading market may not develop and continue after this offering. Furthermore, the market price of our common stock may decline below the initial public offering price. The initial public offering price will be determined through negotiations between us and the representatives of the underwriters and may not be indicative of the market price of our common stock following this offering. Among the factors considered in such negotiations are prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives of the underwriters believe are comparable to us, estimates of our business potential and the present state of our business. In the absence of an active trading market for our common stock, investors may not be able to sell their common stock at or above the initial public offering price or at the time that they would like to sell. See “Underwriting” for additional information.

Our share price will fluctuate and a holder may not be able to sell shares above the initial public offering price.

The initial public offering price of shares of our common stock may not be representative of the price that will prevail in the open market. Further, the market price of such shares may be volatile and could be subject to wide fluctuations due to a number of factors, including:

•	actual or anticipated fluctuations in our results of operations;

•	changes in estimates of our future results of operations by us or securities analysts;

•	announcements of technological innovations or new products or services by us or our competitors;

•	changes affecting the semiconductor industry;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•	additions or departures of key technical or management personnel;

•	issuances of debt or equity securities;

•	significant lawsuits, including patent or stockholder litigation;

•	changes in the market valuations of similar companies;

•	sales of our common stock by us or our stockholders in the future;

•	dilution caused by the exercise of warrants or employee stock options or the issuance of shares on the vesting of restricted stock units;

•	trading volume of our common stock; and

•	other events or factors that may directly or indirectly affect the value or perceived value of our business and/or prospects, including the risk factors identified in this prospectus.

In addition, the financial markets have experienced significant price and value fluctuations that have particularly affected the market prices of equity securities of many technology companies and that sometimes have been unrelated to the operating performance of these companies. Broad market fluctuations, as well as economic conditions generally and in the semiconductor industry specifically, may adversely affect the market price of shares of our common stock.

Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources, which could adversely affect our business. Any adverse determination in litigation against us could also subject us to significant liabilities.

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

The initial public offering price is substantially higher than the net tangible book value per share of our common stock. Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing common stock in this offering will incur immediate dilution of $             per share, based on an initial public offering price of $             per share. Further, investors purchasing common stock in this offering will contribute approximately     % of the total amount invested by stockholders since our inception, but will own approximately     % of the shares of common stock outstanding. See “Dilution.”

This dilution is primarily due to the fact that some of our investors who purchased shares prior to this offering paid substantially less than the price offered to the public in this offering when they purchased their shares. We have previously issued shares of our common stock at a price per share ranging from $0.10 to $25.00. In addition, as of June 1, 2011, options to purchase 1,072,854 shares of our common stock at a weighted average exercise price of $0.80 per share and warrants exercisable for up to 597,070 shares of our common stock at a weighted average price of $3.35 per share were outstanding and, further, we had granted an aggregate of 806,543 restricted stock units to certain employees and directors. Furthermore, on June 10, 2011, we issued a warrant to our principal secured lender to purchase up to 148,648 shares of our common stock at an exercise price of $3.70 per share in connection with amending our credit facility. The exercise of any of these options or warrants or the issuance of any of the shares underlying the restricted stock units will result in additional dilution. As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of a liquidation of our company.

As a public company, we will become subject to additional financial and other reporting and corporate governance requirements that may be difficult for us to comply with on a timely basis and will require significant resources and management’s attention.

Prior to this offering, we were not subject to the continuous and timely disclosure requirements of U.S. securities laws or the rules, regulations and policies of any exchange. We are working with our legal, accounting and financial advisors to identify those areas in which changes should be made to our financial management control systems to manage our obligations as a public company. These areas include corporate governance, corporate controls, internal audit, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas, including our internal controls over financial reporting. However, we cannot assure purchasers of shares of our common stock that these and other measures we may take will be sufficient to allow us to satisfy our obligations as a public company on a timely basis. In addition, compliance with reporting and other requirements applicable to public companies will create additional costs for us and will require the time and attention of management. We cannot predict the amount of the additional costs we may incur, the timing of such costs or the impact that management’s attention to these matters will have on our business.

Rules, including the Sarbanes-Oxley Act of 2002, may make it difficult for us to attract or retain qualified officers and directors, which could adversely affect our business.

We may be unable to attract and retain qualified officers, directors and members of board committees necessary for our effective management as a result of the rules and regulations that govern publicly held companies, including certifications from executive officers and requirements regarding financial experts on boards of directors. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of rules and regulations and the strengthening of existing rules and regulations by the SEC. The perceived increased personal risk associated with these rules may deter qualified individuals from accepting these roles.

Further, certain of these rules heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from our company and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, our business and our ability to maintain the listing of our shares of common stock on a stock exchange could be adversely affected.

We are not currently permitted, nor do we currently intend, to pay any cash dividends on our common stock in the foreseeable future and therefore our shareholders may not be able to receive a return on their shares unless they sell them at an amount greater than the price at which shares are being sold in this offering.

We have never declared or paid any dividends on our shares. Further, our revolving line of credit currently prohibits our paying any cash dividends without the lender’s consent. We currently intend to retain any future earnings to fund the development and growth of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon many factors, including our results of operations, capital requirements and other factors as our board of directors deems relevant. Consequently, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause our stock price to fall.

We are unable to predict the effect that sales may have on the prevailing market price of our common stock. Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

We expect that, prior to the effectiveness of this offering, existing stockholders holding substantially all of the outstanding shares of our common stock will be subject to lock-up agreements with the underwriters of this offering. The lock-up agreements will limit the number of shares of common stock that may be sold immediately following the public offering by restricting our stockholders’ rights to transfer shares of our common stock for at least 180 days from the date of this prospectus. Subject to certain limitations, substantially all of our total outstanding shares will be eligible for sale upon expiration of the lock-up period. In addition, as of June 1, 2011, there were 1,072,854 shares subject to outstanding options, 806,543 shares of common stock subject to outstanding restricted stock units and 597,070 shares subject to outstanding warrants (as well as 148,648 shares of our common stock subject to a warrant issued to our principal secured lender on June 10, 2011 in connection with amending our credit facility) that will become eligible for sale in the public market to the extent these restricted stock units are converted into shares or such options or warrants are exercised as permitted by any applicable vesting requirements, and to the extent permitted by the lock-up agreements and Rules 144 and 701 under the Securities Act of 1933, as amended (the “Securities Act”). Sales of stock by these stockholders could have a material adverse effect on the trading price of our common stock. See “Shares Eligible for Future Sale.”

Certain holders of shares of our common stock are entitled to rights with respect to the registration of 9,233,339 shares of our common stock (not including 597,070 shares of our common stock entitled to such rights upon the exercise of warrants outstanding as of June 1, 2011 and 148,648 shares of our common stock entitled to such rights upon the exercise of a warrant issued to our principal secured lender on June 10, 2011 in connection with amending our credit facility) under the Securities Act, subject to the 180-day lock-up arrangement described above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock. See “Shares Eligible for Future Sale.”

Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our 2011 stock incentive plan, could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

It is possible that significant additional capital will be needed in the future to continue our planned operations. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. Pursuant to our stock incentive plan, our management is also authorized to grant stock options and other equity incentives to our employees, directors and consultants. If we sell common stock, convertible securities or other equity securities in more than one transaction, or issue stock or options pursuant to our stock incentive plan, investors may be materially diluted by subsequent sales. Such sales or issuances may also result in material dilution to our existing stockholders, and new investors could gain rights superior to existing stockholders.

All of the shares of common stock sold in our initial public offering will be freely tradable without restrictions or further registration under the Securities Act, except for any shares purchased by our affiliates as defined in Rule 144 under the Securities Act. Rule 144 defines an affiliate as a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, us and would include persons such as our directors and executive officers.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us adversely change their recommendation regarding our stock, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Anti-takeover provisions contained in our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law contain provisions that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our board of directors. Our corporate governance documents include provisions:

•	authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock;

•	limiting the liability of, and providing indemnification to, our directors and officers;

•	limiting the ability of our stockholders to call and bring business before special meetings and to take action by written consent in lieu of a meeting;

•	requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;

•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

•	providing our board of directors with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings;

•	establishing a classified board of directors so that not all members of our board are elected at one time;

•	limiting the determination of the number of directors on our board of directors and the filling of vacancies or newly created seats on the board to our board of directors then in office; and

•	providing that directors may be removed by stockholders only for cause.

These provisions, alone or together, could delay hostile takeovers and changes in control of our company or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock. Any provision of our amended and restated certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds.” The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

Our officers and directors and their affiliates may be able to exert significant control over the company.

After this offering, our named executive officers and directors and their affiliates will beneficially own or control, directly or indirectly, 12,096,664 shares of our common stock, which in the aggregate will represent approximately     % of our outstanding common stock. Therefore, these stockholders will have the ability to influence the company through this ownership position.

These stockholders may be able to determine all matters requiring stockholder approval. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. In addition, after this offering our three largest stockholders will beneficially own or control, directly or indirectly, approximately     % of our outstanding common stock and, as such, could block any corporate action requiring the consent of the holders of 50% or more of our common stock. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that a stockholder may believe is in its best interest. See “Principal Stockholders.”

Our ability to use net operating loss and tax credit carryforwards and certain built-in losses to reduce future tax payments is limited by provisions of the Internal Revenue Code, and may be subject to further limitation as a result of the transactions contemplated by this offering.

Section 382 and 383 of the Internal Revenue Code of 1986, as amended, (the “Code”), contain rules that limit the ability of a company that undergoes an ownership change, which is generally any change in ownership of more than 50% of its stock over a three-year period, to utilize its net operating loss and tax credit carryforwards and certain built-in losses recognized in years after the ownership change. These rules generally operate by focusing on ownership changes involving stockholders owning directly or indirectly 5% or more of the stock of a company and any change in ownership arising from a new issuance of stock by the company. Generally, if an ownership change occurs, the yearly taxable income limitation on the use of net operating loss and tax credit carryforwards and certain built-in losses is equal to the product of the applicable long term tax exempt rate and the value of the company’s stock immediately before the ownership change. We may be unable to offset our taxable income with losses, or our tax liability with credits, before such losses and credits expire and therefore would incur larger federal income tax liability.

In addition, it is possible that the transactions described in this offering, either on a standalone basis or when combined with future transactions (including issuances of new shares of our common stock or common stock and sales of shares of our common stock), will cause us to undergo one or more additional ownership changes. In that event, we generally would not be able to use our pre-change loss or credit carryovers or certain built-in losses prior to such ownership change to offset future taxable income in excess of the annual limitations imposed by Sections 382 and 383 of the Code and those attributes already subject to limitations (as a result of our prior ownership changes) may be subject to more stringent limitations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements. Forward-looking statements convey our current expectations or forecasts of future events. Forward-looking statements include statements regarding our future financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “seek,” “anticipate,” “could” and similar expressions may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. These forward-looking statements include, among other things, statements about:

•	our expectations related to the use of proceeds from this offering;

•	the timing, conduct and success of our sales activities;

•	the progress and timing of and amount of expenses associated with our research, development and commercialization activities;

•	the accuracy of our estimates of the size and characteristics of the markets that may be addressed by our products;

•	our plans with respect to collaborations and licenses related to the development, manufacture or sale of our products;

•	our expectations as to future financial performance, expense levels and liquidity sources;

•	our ability to manage growth;

•	our ability to compete with other companies that are or may be developing or selling products that are competitive with our products;

•	anticipated trends and challenges in our current and potential markets;

•	our ability to attract and motivate key personnel; and

•	other factors discussed elsewhere in this prospectus.

Any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They may be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including the risks, uncertainties and assumptions described in “Risk Factors.” In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur as contemplated, and actual results could differ materially from those anticipated or implied by the forward-looking statements.

You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds of the sale of the common stock that we are offering will be approximately $         million, or $         million if the underwriters exercise their over-allotment option in full, assuming an initial public offering price of $         per share, which is the midpoint of the range listed on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to obtain additional working capital to fund anticipated operating expenses, reduce existing indebtedness, establish a public market for our common stock and facilitate future access to the public markets. The achievement and timing of these events and initiatives is not predictable and will depend on many variables, including our ability to innovate ahead of our competitors and macroeconomic factors that influence demand for products that use semiconductors.

We estimate that we will use the proceeds of this offering, in combination with existing cash resources of approximately $1.5 million as of March 31, 2011, as follows:

•

approximately $         million to pay down our revolving credit line, which was approximately $0.8 million as of March 31, 2011. Advances under the revolving credit line accrue interest at the Daily Adjusting LIBOR Rate (as defined in our agreement with Comerica), plus the applicable margin of 6.25% per annum through June 30, 2011 and 5.25% per annum thereafter and become due and payable December 1, 2012;

•	approximately $ million for the expenses of this offering; and

•

the remaining $         million for general corporate purposes, such as general and administrative expenses, capital expenditures, working capital, prosecution and maintenance of our intellectual property, funding of demonstration units and the potential investment in technologies or products that complement our business. See “Business—Our Growth Strategy.”

We expect to use the balance of the net proceeds for working capital and other general corporate purposes. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our systems sales, research, development and commercialization efforts of new products, our existing and future strategic collaborations and partnerships and our operating costs and expenditures. Accordingly, our management will have significant flexibility in the expenditure of the net proceeds of this offering. We may also use a portion of the net proceeds to expand our business through acquisitions of other companies, assets or technologies and to fund joint ventures with development partners. At this time we do not have any commitment to any specific acquisitions or to fund joint ventures. Alternatively, we may acquire another company with payment through securities, including debt.

Pending use of the proceeds from this offering as described above or otherwise, we intend to invest the net proceeds in short-term interest-bearing, investment-grade securities, certificates of deposit or Treasury or other government agency securities that can be liquidated at any time without penalties, or are readily convertible to cash, at our discretion.

DIVIDEND POLICY

The holders of common stock will be entitled to share equally in any dividends that our board of directors may determine to issue from time to time. We have never declared or paid any cash dividends on our capital stock and we do not currently anticipate declaring or paying cash dividends on our capital stock in the foreseeable future. We currently intend to retain all of our future earnings, if any, to finance operations. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospects, contractual restrictions and covenants and other factors that our board of directors may deem relevant. Our current loan agreement with Comerica prohibits the payment of cash dividends without Comerica’s prior written consent.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2011:

•	on an actual basis, giving effect to the reverse stock split that occurred on June 15, 2011;

•	on a pro forma basis to give effect to the Capital Reorganization; and

•

on a pro forma as adjusted basis to give further effect to (a) our issuance and sale of          shares of common stock in this offering at an assumed initial public offering price of $         per share, which is the midpoint of the estimated price range shown on the cover of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us; and (b) our application of the net proceeds from this offering as described under “Use of Proceeds.”

You should read the following table in conjunction with our financial statements and related notes, “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

	As of March 31, 2011
	Actual	Pro Forma	Pro Forma as Adjusted
	(in thousands, except share and per share data)
Long-term debt, including current portion	$5,329	$5,329		$4,529
Preferred stock warrant liability	1,089	—		—
Redeemable convertible preferred stock, par value $0.001 per share: 85,560,230 shares authorized, 74,781,964 shares issued and outstanding, actual; 2,000,000 authorized, no shares issued and outstanding, pro forma; 2,000,000 authorized, no shares issued and outstanding, pro forma as adjusted	37,925	—		—

Common stock, $0.001 par value: 160,301,747 shares authorized, 1,957,395 shares issued and outstanding, actual; 75,000,000 shares authorized and 13,876,830 issued and outstanding pro forma; 75,000,000 shares authorized, shares issued and outstanding, pro forma as adjusted	2	14
Additional paid-in capital	12,715	51,717
Accumulated deficit	(39,067)	(39,067)		(39,067)
Accumulated other comprehensive income (loss)	(77)	(77)

Total stockholders’ equity (deficit)	$(26,427)	$12,587	$

Total capitalization	$17,916	$17,916	$

The table above does not include:

•

1,054,554 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2011, with exercise prices ranging from $0.10 to $9.40 per share and a weighted average exercise price of $0.80 per share;

•

597,070 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2011, with exercise prices ranging from $3.09 to $5.10 per share and a weighted average exercise price of $3.35 per share;

•	the issuance of 806,543 shares of common stock included in outstanding restricted stock units issued to our employees and certain outside directors outstanding as of March 31, 2011;

•

148,648 shares of common stock issuable at an exercise price of $3.70 per share upon the exercise of a warrant issued to Comerica Bank on June 10, 2011 in connection with amending our credit facility; and

•

56,591 additional shares of common stock reserved for future grants under our 2003 employee, director and consultant stock option plan as of March 31, 2011, as well as up to          shares of common stock reserved for future grants under our 2011 stock incentive plan.

DILUTION

After giving effect to the Capital Reorganization, our pro forma net tangible book value as of March 31, 2011 was $12.6 million, or $0.91 per share based on 13,876,830 shares of our common stock outstanding on such date, representing the amount of our tangible assets less our total liabilities after giving effect to elimination of the preferred stock warrant liability as a result of the conversion of warrants to common shares or common share warrants. On a per share basis, the pro forma net tangible book value is divided by the number of shares of common stock outstanding as of March 31, 2011 after giving effect to the 1 to 10 reverse stock split, the conversion of all outstanding shares of our convertible preferred stock into 9,007,135 shares of our common stock and share consideration of 2,912,322 shares of common stock to the holders of shares of our convertible preferred stock in exchange for the waiver of certain contractual rights that will each occur upon completion of the offering.

After giving effect to the sale of             shares of common stock that we are offering, assuming an initial public offering price of $         per share, which is the midpoint of the range listed on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2011 would have been approximately $         million, or approximately $         per share of common stock. This amount represents an immediate increase in pro forma net tangible book value of $         per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $         per share to new investors purchasing shares of common stock in this offering assuming an initial public offering price of $         per share, which is the midpoint of the range listed on the cover page of this prospectus. We determine dilution by subtracting the pro forma as adjusted net tangible book value per share from the amount of cash that a new investor paid for a share of common stock. The following table illustrates this dilution:

Assumed initial offering price per share of common stock			$
Pro forma net tangible book value per share as of March 31, 2011		$0.91
Increase in pro forma net tangible book value per share attributable to this offering	$
Pro forma as adjusted net tangible book value per share after this offering			$
Dilution per share to new investors			$

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share of common stock, which is the midpoint of the range listed on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value per share by $         ($         ) and the dilution per share to new investors by $         ($         ), in each case assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their over-allotment option in full in this offering, the pro forma as adjusted net tangible book value would be $         per share, the increase in pro forma net tangible book value per share to existing stockholders would be $         and the dilution per share to new investors would be $         per share, in each case assuming an initial public offering price of $         per share, which is the midpoint of the range listed on the cover page of this prospectus.

The following table summarizes, as of March 31, 2011, the differences between the number of shares of common stock purchased from us, the total consideration paid to us in cash and the average price per share that existing stockholders and new investors paid. We have previously issued shares of our common stock at a price per share ranging from $0.10 to $25.00. The calculation below is based on an assumed initial public offering price of $         per share, which is the midpoint of the range listed on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased			Total Consideration
	Number	Percent		Amount		Percent		Average Price per Share
Existing Stockholders	13,876,830		%		$53,004,744		%		$3.82
New Investors			%	$			%	$

Total		100%		$		100%		$

The foregoing tables and calculations are based on the number of shares of our common stock outstanding as of March 31, 2011, after giving effect to the Capital Reorganization and excludes:

•

1,054,554 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2011, with exercise prices ranging from $0.10 to $9.40 per share and a weighted average exercise price of $0.80 per share;

•

597,070 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2011, with exercise prices ranging from $3.09 to $5.10 per share and a weighted average exercise price of $3.35 per share;

•	the issuance of 806,543 shares of common stock included in outstanding restricted stock units issued to our employees and certain outside directors outstanding as of March 31, 2011; and

•

56,591 additional shares of common stock reserved for future grants under our 2003 employee, director and consultant stock option plan as of March 31, 2011, as well as up to          shares of common stock reserved for future grants under our 2011 stock incentive plan.

If all our outstanding stock options and warrants had been exercised and all outstanding restricted stock units had vested as of March 31, 2011, assuming the treasury stock method, our pro forma net tangible book value as of March 31, 2011 would have been approximately $12.6 million or $0.10 per share of our common stock, and the pro forma net tangible book value after giving effect to this offering would have been $         per share, representing dilution in our pro forma net tangible book value per share to new investors of $         .

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected financial data together with our consolidated financial statements and the related notes beginning at page F-4 of this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus. We have derived the consolidated statements of operations data for the three months ended March 31, 2010 and 2011 and the consolidated balance sheet as of March 31, 2011 from our unaudited financial statements included elsewhere in this prospectus. We have derived the consolidated statements of operations data for the years ended December 31, 2008, 2009 and 2010 and the consolidated balance sheet data as of December 31, 2009 and 2010 from our audited financial statements included elsewhere in this prospectus. Our historical results for any prior period are not necessarily indicative of results to be expected in any future period.

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(all numbers in thousands except per share data)
Consolidated Statements of Operations
Net Sales	$19,640	$9,875	$54,126	$38,192	$18,330
Cost of Sales	9,859	5,181	28,537	20,579	10,959

Gross Profit	9,781	4,694	25,590	17,613	7,371

Operating Expenses:
Selling, general and administrative	4,720	2,498	12,996	8,960	7,983
Research and development	3,211	1,865	8,314	6,396	6,498

Total Operating Expenses	7,931	4,363	21,309	15,356	14,481

Income/(Loss) from Operations	1,850	331	4,281	2,257	(7,111)
Other Income (Expense):
Interest income	—	1	3	5	22
Interest expense	(255)	(249)	(1,089)	(1,219)	(1,418)
Canadian offering expense	(692)	—	—	—	—
Other income (expense)	—	—	—	7	—
Unrealized gain (loss) on preferred stock warrant liability	—	(5)	(825)	170	(27)

Other income (expense)—net	(947)	(253)	(1,911)	(1,037)	(1,423)

Income (Loss) Before Income Taxes	904	78	2,369	1,220	(8,534)
Provision for Income Taxes	60	1	156	29	—

Net Income (Loss)	$844	$77	$2,214	$1,192	$(8,534)

Net income (loss) attributable to common stockholders
—basic	$138	$12	$354	$248	$(8,534)

—diluted	$138	$17	$1,179	$78	$(8,534)

Net income (loss) per share attributable to common stockholders
—basic	$0.08	$0.01	$0.21	$0.17	$(5.80)

—diluted	$0.01	$0.00	$0.10	$0.01	$(5.80)

Weighted average number of common shares outstanding
—basic	1,768	1,631	1,688	1,499	1,471

—diluted	12,587	12,095	12,306	8,333	1,471

Shares used in computing pro forma diluted net income per common share (unaudited)	1,529		1,527
Pro forma net income (loss) per common share, diluted (unaudited)(1)	$0.09		$0.77

(1)	Pro forma information has been computed assuming the completion of the Capital Reorganization. See Note 2 to our consolidated financial statements for the years ended December 31, 2010, 2009 and 2008 and Note 2 to our condensed consolidated financial statements for the three months ended March 31, 2011 and 2010 appearing elsewhere in this prospectus for an explanation of the method used to determine the number of shares used in computing historical and pro forma net income (loss) per share.

	As of March 31, 2011	As of December 31,
		2010	2009
	(in thousands)
Consolidated Balance Sheet Data
Cash and cash equivalents	$1,460	$534	$4,014
Working capital	10,055	8,978	4,383
Total assets	37,566	39,884	24,046
Preferred stock warrant liability	1,089	1,089	1,785
Long-term debt, including current portion	5,329	10,013	4,065
Redeemable convertible preferred stock	37,925	37,925	35,897
Total stockholders’ equity (deficit)	(26,427)	(27,459)	(30,581)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. The following discussion and analysis contains forward-looking statements that involve known and unknown risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the heading “Risk Factors.” See also the section entitled “Special Note Regarding Forward-Looking Statements” elsewhere in this prospectus.

Overview of Our Business

NEXX Systems, Inc. is a Delaware corporation founded in 2001. We meet the demand for smaller, high performance packages by designing, manufacturing, installing and servicing highly-engineered semiconductor process equipment that automates the packaging of semiconductor devices. Advanced packaging processes, examples of which include “flip chip,” package-on-package and emerging 3D TSV packaging, enable the packaging of integrated circuits that power this broad range of communications, computing and consumer electronic products.

Our business is historically subject to highly cyclical industry conditions and is affected by the spending patterns of our customers on semiconductor capital equipment. The amount that our customers devote to this spending depends on a number of factors, including global economic conditions, technological advances and end-user demand for personal computers, mobile phones and other consumer electronics that use semiconductors, as well as new technology developments anticipated to drive the next stage of semiconductor needs. In addition, the industry is characterized by intense competition and rapidly changing technology. We continue to work closely with our customers and make substantial investments in research and development in order to deliver innovative products that enhance productivity for our customers and utilize the latest technology. We believe these investments have positioned us for future growth.

We derive our revenues primarily from sales of our two equipment platforms, the Apollo and the Stratus, and related equipment spare parts and services. Our revenues have grown from approximately $18.3 million in the year ended December 31, 2008 to $54.1 million in the year ended December 31, 2010. This growth is primarily attributable to an increase of sales of the Stratus to bumped wafer producers, including one of the semiconductor industry’s largest foundries that became a NEXX customer in 2008. For the three months ending March 31, 2011, revenues increased to $19.6 million from $9.9 million in the first three months of 2010 primarily as a result of increased system product and spares sales to repeat customers ramping production of flip chip wafers.

We believe that our ability to increase revenues in the future will depend on:

•	expanding the number of customers purchasing our equipment solutions for applications in advanced wafer level packaging;

•	expanding the number of systems purchased by each of our customers;

•	generating greater revenues from spares and services as more tools are installed worldwide; and

•	introducing new product platforms to address complementary areas in wafer level packaging.

In order to successfully execute our growth strategy, we must increase awareness of our company and our product platforms to a broader group of semiconductor manufacturers and expand their understanding of emerging trends in wafer level packaging. As an additional means of increasing revenues in the future, we will continue to seed existing and prospective customers with evaluation units and related support, invest heavily in our operations to augment existing product platforms, and introduce new solutions.

Background and Acquisitions

In 2001, we began operations with the acquisition of the Nimbus, our first-generation sputter deposition equipment technology, from MKS Instruments, Inc. (“MKS”). Members of our team initially developed the core technologies for our products at a prior company, Applied Science and Technology, Inc., which was acquired by MKS.

At the outset of our operations, we pursued sales of the Nimbus to certain segments of the advanced semiconductor packaging market, particularly wafer bumping applications. We believed the wafer level packaging market would grow in the future and therefore we also sought opportunities to expand our solutions through internal and external initiatives.

In 2003, we acquired All-Wet Technologies Inc. (“All Wet”), whose technology represented the foundation of our Stratus electro-deposition systems. Initially, we targeted sales of the Stratus to volume applications in solder bumping. A fully automated, high throughput version of Stratus was introduced in July 2006.

In 2008, we introduced the Apollo, our second-generation sputtering deposition system, which represented enhancements in both throughput and cost of ownership.

We are currently involved in customer joint development collaborations involving IBM’s packaging alliance and SEMATECH in North America and Infineon in Europe. Many of our current development activities address emerging 3D chip stacking with through silicon vias (“TSV”) technology. We expect to continue to expend a significant portion of revenues in the future to meet customers’ specific technology requirements and future technology trends.

Key Performance Indicators

We focus on revenues, gross profit and profitability in managing our business as well as bookings and shipments. Bookings, which are current period orders net of current period cancellations, are firm orders for which we have received customer authorization with delivery dates no more than 12 months from the balance sheet date. Shipments are products sold and shipped to customers and research and development collaborators without regard for revenue deferral related to customer acceptance. Revenues are based upon revenue recognition for products as accepted by customers. In some instances, we have placed equipment with customers for product trial and acceptance and do not recognize revenue on these shipments until the customer accepts and pays for the product. We also derive revenues from extended warranty and service revenues, as well as payment for funded research and development.

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(in thousands)
Bookings	$17,927	$18,416	$62,602	$39,844	$23,719
Shipments	$16,960	$10,224	$60,193	$38,458	$24,653
Net Sales	$19,640	$9,875	$54,126	$38,192	$18,330
Gross Profit	$9,781	$4,694	$25,590	$17,613	$7,371
Gross Margin	49.8%	47.5%	47.3%	46.1%	40.2%
Operating Income (Loss)	$1,850	$331	$4,281	$2,257	$(7,111)
Other Income (Expense), Net	$(947)	$(253)	$(1,911)	$(1,037)	$(1,423)
Net Income (Loss)	$844	$77	$2,214	$1,192	$(8,534)

Bookings and shipments are not recognized performance measures under GAAP and do not have any standardized meaning prescribed by GAAP. We believe that bookings and shipments are useful complementary measures of projected activity in future periods and are used by our management to evaluate our projected activity in future periods. Any such projections are forward-looking in nature and there can be no assurance that bookings or shipments will accurately reflect future sales. See “Special Note Regarding Forward Looking Statements” and “Risk Factors.” There are no direct comparable measures to bookings or shipments in GAAP.

Net Sales

Our product revenues result from sales of our Apollo and Nimbus physical vapor deposition (“PVD”) tools and our Stratus electrochemical deposition (“ECD”) tool and spares and support services used by customers who have installed those tools.

Due to the nature of the semiconductor industry, we currently rely on and expect to continue to rely on a relatively small number of customers for the vast majority of our business.

Fluctuations in the timing and mix of product shipments, customer requirements for systems, and the completion of the installation of systems will continue to have a significant impact on the timing and amount of revenue in any given reporting period.

Cost of Sales

Cost of sales includes materials, direct labor and production overhead costs incurred in manufacturing products or spares or labor incurred in delivering support services.

Gross Margin

Our gross margin varies with changes in revenue levels which impact our ability to absorb fixed manufacturing costs and product mix. Another factor in our gross margin is new product introductions that may have higher manufacturing costs until production efficiencies are realized. In addition, sales to new customers developing advanced packaging processes typically involve higher service and support costs and may involve smaller, lower margin initial system configurations than sales to established customers.

Operating Expenses

Research and Development

Research and development expenses consist of salary and other compensation costs, materials consumed on projects, supplies, travel, consultants and depreciation of lab equipment incurred as a result of our product development initiatives.

We expect to continue to invest a meaningful portion of our revenues in research and development and expect research and development as a percentage of net sales to be between 16% and 18% near term as we continue investments in new projects designed to add new features for advanced semiconductor packaging processes and new deposition applications.

Selling, General and Administrative

Selling, general and administrative expenses consist of compensation costs for sales, customer support, and administrative personnel, commission, travel, trade shows and costs related to new customer evaluations of our tools and incurred to support sales to the global customer base.

To support increased sales to our customer base, we continue to invest a meaningful portion of our revenues in selling, general and administrative activities, including establishing offices overseas and adding personnel to move to direct sales from distributor sales in key advanced packaging markets. Longer term, we expect our selling expenses to increase at a slower rate than sales increase.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates these estimates and judgments, including those related to revenue recognition, valuation of inventory and accounts receivable, valuation of investments and income taxes, stock-based compensation, valuation of warrants, costs eligible for capitalization, intangible assets and related amortization. We believe that the following accounting policies involve a greater degree of judgment and complexity than our other accounting policies. Accordingly, these are the policies we believe are the most critical to understanding and evaluating our consolidated financial condition and results of operations.

Revenue Recognition

Our policy is to have a cross-functional team of senior management review each system sales contract considering the customer purchase order terms and conditions, our contractual obligations, complexity of the customer acceptance provisions and customer creditworthiness. These factors and circumstances involving previous customer installations are evaluated in determining when to recognize revenue. We recognize revenue from sales based on guidance provided in ASC 605 (formerly SEC Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition in Financial Statements and Emerging Issue Task Force (“EITF”) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables.) We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller’s price is fixed or determinable, and collectability is reasonably assured, including no uncertainties regarding customer acceptance. We view delivery occurring upon acceptance by the customer, which is generally contingent on products meeting published performance specifications demonstrated by an initial acceptance test prior to shipment and a final acceptance test after installation.The initial acceptance test is designed to ensure the performance specifications are satisfied before shipment and installation at the customer facility.

Sales generally have two elements: (a) the equipment and (b) installation of that equipment. While installation services are not essential to the functionality of the delivered equipment, final payment is not billable until customer acceptance is received for many of our sales contracts. Provided that we have defined customer acceptance experience levels with both a customer and a specific type of equipment, revenue is recognized for the equipment element of a sale upon shipment, transfer of title and customer acceptance approval of the initial acceptance test. For new customers, new products for existing customers, or sales arrangements with customer specific acceptance specifications where performance cannot be assessed prior to meeting the specifications at the customer site, all of the revenue is recognized upon completion of the installation and final customer acceptance. The revenue for the installation element (which typically exceeds the fair value of the installation services) is recognized upon customer acceptance at the customer facility.

We also have revenue arrangements that involve the sale of multiple systems or spares under a single arrangement. In these situations, revenue is allocated among the separate elements based on their relative fair values, provided the elements have value on a standalone basis and there is objective and reliable evidence of fair value. All elements may not be delivered during the same period. In those cases, we defer the fair value of the undelivered equipment element until that element is delivered. As of December 31, 2010, December 31, 2009 and December 31, 2008, there were $150,000, $0 and $0 of undelivered equipment elements under revenue arrangements with multiple deliverables. Our sales arrangements do not include a general right of return.

Revenue related to sales of spare parts is recognized upon shipment as our spares are sold on terms that transfer title and risk of ownership when it leaves our site. Revenue related to paid service is recorded when earned.

Inventories

Inventories consist of materials, components and subassemblies used in the assembly of our products for sale or maintained to support maintenance and warranty obligations. Raw material inventories are stated at the lower of cost (first-in, first-out method) or market and work-in-process and finished goods inventories are stated based upon specific identification of items held. We include in finished goods inventory products that have been delivered to customers for which the related revenue has been deferred until customer acceptance. We maintain a perpetual inventory system and continually record the quantity on-hand and cost for each product, including purchased components, subassemblies and finished goods. We maintain the integrity of perpetual inventory records through periodic physical counts of quantities on hand.

All inventory carrying value is reduced for estimated excess and obsolescence by the difference between cost and estimated market value. This estimate is based on assumptions regarding future demand and evaluation for potential obsolescence resulting from known and anticipated engineering change orders and new products. Based on this analysis, which also encompasses our purchase order commitments, we record an adjustment to reserves impacting cost of sales to reflect inventory at lower of cost or market. If actual demand is substantially lower than estimates, additional inventory adjustments for excess or obsolete inventory might be required, which could have a material adverse effect on our business, financial condition and results of operations.

Income Tax Expense

Income tax expense is the tax payable or refundable for a given period, plus or minus the change during such period in related deferred tax assets and liabilities. We account for income taxes in accordance with the FASB’s ASC Topic 740 (“ASC 740”) (formerly SFAS No. 109, Accounting for Income Taxes). Under ASC 740, we recognize deferred tax assets and liabilities for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which we expect those temporary differences to be recovered or settled. We establish valuation allowances when necessary to reduce deferred tax assets to the amounts expected to be realized. Pursuant to ASC 740, we must consider all positive and negative evidence regarding the realization of deferred tax assets, including past operating results and future sources of taxable income.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement 109 (FIN 48), now encapsulated in ASC 740. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return. If there are changes in net assets as a result of application of FIN 48, these will be accounted for as an adjustment to the opening balance of retained earnings. Additional disclosures about the amounts of such liabilities will be required also. In accordance with ASC 740, when the tax law requires interest to be paid and penalties to be calculated, interest and penalties will be recognized as part of our provision for income taxes. We have adopted the provisions of FIN 48 as of January 1, 2007.

We account for all tax credits by the “flow-through” method, which directly reduces the provision for income taxes in the year in which the tax credit is first allowed for tax purposes.

Under Section 382 of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-

change income may be limited. An ownership change is generally defined as a greater than 50% change in the equity ownership of an entity by value over a three-year period. We may experience ownership changes under Section 382 of the Code as a result of this offering and subsequent shifts in our stock ownership. As of December 31, 2010, we had net operating loss carryforwards of approximately $21.5 million and $5.4 million for federal and state income tax purposes, respectively. These amounts could be subject to a limitation on use as a result of ownership changes.

Warranty Obligations

We warranty systems, consumables and spares. Our obligations for warranty are accrued concurrently with the revenue recognized on the related equipment. We estimate average warranty cost per system and record the warranty provision as an element of cost of sales upon recognition of the related revenue. The overall warranty accrual is separately analyzed using the remaining warranty periods outstanding on systems under warranty and any resulting changes in estimates are recorded as cost of sales adjustments. If a significant change in warranty-related incidents occurs, the impact of the change in the warranty accrual could be material.

Research and Development Expenses

Research and development expenses are charged to operations as incurred.

We are a party to two joint development agreements. The original term of one of the agreements expires in February 2012 and the other agreement is open-ended based on achieving predefined and new performance criteria for our equipment. As part of each of the agreements, we and the counterparties entered into joint licensing or other agreements to develop semiconductor apparatus and technologies. Both arrangements provide us the opportunity to optimize equipment performance and develop advance packaging processes, including those for the highly controlled clean room manufacturing environments required for semiconductor wafer fabrication. Under the agreements, we are obligated to provide materials, equipment, warranty services, upgrades and engineering personnel over a period of time (2 – 3 years). We concluded that these transactions should be accounted for as collaborative arrangements under ASC 808-10. The associated revenues net of costs are recognized as research and development expense. The revenues net of costs are amortized to research and development expense over the term of the agreement, but not before final acceptance, unless a loss is expected, in which case the loss is recognized immediately. In 2010 and 2009, we recorded income of approximately $196,000 and $180,000, respectively, as an offset to research and development expense in connection with these agreements. At December 31, 2010 and 2009 respectively, $213,000 and $409,000 was included in deferred revenue and customer deposits in the accompanying balance sheets as the remaining net margin to be recognized on equipment sold for one of the two joint development agreements containing a fixed three year term. Deferred revenue and customer deposits also include $1.5 million as of December 31, 2010 and 2009 for the other agreement that contains defined specifications to be achieved before any revenue is recognized. Inventories and accrued expenses as of December 31, 2010 and 2009 contain $1.5 million and $1.3 million, respectively, of equipment, installation and accrued warranty and commission expenses related to the latter agreement. As noted previously, we include in finished goods inventory products that have been delivered to customers for which the related revenue has been deferred until customer acceptance.

Equipment and Improvements

Equipment and improvements are stated at cost, less accumulated depreciation and amortization. Machinery and equipment includes demonstration equipment which might be located at either NEXX or at the prospective customer’s location. We occasionally supply evaluation tools for new customer applications for a period that usually ranges between six and 18 months, during which time we collaborate with our customers to qualify the tool for that customer’s requirements. Costs associated with qualifying our tools, including depreciation on the tool’s valuation, are recorded as selling, general and administrative expenses in the period incurred. Once customer evaluations are successful and upon fulfillment of all revenue recognition criteria, we recognize the revenue from the evaluation tool and remaining tool cost through net sales revenue and cost of sales, respectively.

Depreciation and amortization are computed by the straight-line method over the estimated useful lives of the respective assets as follows: demonstration equipment, five years; machinery and equipment, three to five years; furniture and fixtures, five years; computer equipment and software, three years; and leasehold improvements, the lesser of their economic life or the term of the underlying lease. Expenditures for repairs and maintenance are charged to expense as incurred, whereas major betterments are capitalized as additions to equipment and improvements.

Net Profit (Loss) per Share of Common Stock

Basic net profit (loss) per common share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per common share reflects the maximum dilution that would have resulted from the assumed exercise and share repurchase related to dilutive stock options and is computed by dividing net income (loss) by the assumed weighted average number of common shares outstanding.

In November 2009, our board of directors authorized us to proceed with an initial public offering of our common stock, and upon consummation of that offering all of our outstanding shares of redeemable convertible preferred stock will convert to common stock, and warrants to purchase shares of our redeemable convertible preferred stock will convert into warrants to purchase shares of common stock after taking into effect conversion rates for the redeemable convertible preferred stock. As authorized by the board of directors, as of December 31, 2010, 2,912,322 shares of common stock would be issued to holders of redeemable convertible preferred stock and 86,588 common shares reserved for issuance to warrant holders to be issued if and when the warrants are exercised (collectively, the “share consideration”). The share consideration is in exchange for the waiver of the contractual right not to convert such shares of convertible preferred stock into shares of common stock upon an initial public offering of our common stock.

We concluded that the additional shares to be issued represent an induced conversion. The fair value of our common stock issued in excess of the fair value of securities issuable pursuant to the original exchange terms will be treated as a reduction to our retained earnings and the income available to common shareholders for earnings per share purposes immediately prior to the initial public offering. In addition, the preferred stock warrant liability will be adjusted to give effect to any change in fair value, with any resulting adjustment to be reflected in earnings for the period. The combined effects of the induced conversion on earnings and income available to common stockholders are expected to be material.

Pro forma diluted income per share has been computed assuming the dilutive effect of the issuance of 2,912,322 shares of common stock per the share consideration noted above, as that will have a continuing impact. Net income and income available to common shareholders do not reflect any charges related to the 2,912,322 common shares that will be issued at the time of the IPO, generating a non-recurring charge in that period only. This induced conversion charge estimated at $             million will be subtracted from net income available to common shareholders and earnings per share in that period. Pro forma diluted income per share has also been computed assuming a 1 to 10 reverse stock split of our common stock that occurred on June 15, 2011.

Stock-Based Compensation

Prior to 2006, we granted stock options at exercise prices equivalent to the fair value of our common stock as estimated by our board of directors, with input from management, as of the date of grant. Because there has been no public market for our common stock, our board of directors determined the fair value of our common stock by considering a number of objective and subjective factors, including:

•	our operating and financial performance;

•	the prices at which we issued shares of preferred stock in private placement transactions;

•	the superior rights and preferences of securities senior to our common stock at the time of each grant;

•	the non-liquid nature of our common stock;

•	business risks we faced and key company milestones; and

•	comparable company and industry analysis.

Subsequent to 2006, we utilized the valuation methodologies outlined in the AICPA’s Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation. Determining the appropriate fair value model and calculating the fair value of stock-based payment awards require the use of highly subjective estimates and assumptions, including the estimated fair value of common stock, expected life of the stock-based payment awards and stock price volatility.

Historically, we used the Black-Scholes option-pricing model to value our option grants and determine the related compensation expense. Option pricing models require judgment on inputs including fair value, volatility, and term. Fair value was determined using a probability-weighted expected return allocation methodology (“PWERM,” described below). We have historically been a private company and lack company-specific historical and implied volatility information. Therefore, we estimate our expected volatility based on the historical volatility of our publicly traded peer companies and expect to continue to do so until such time as we have adequate historical data regarding the volatility of our traded stock price. The expected term of options was determined based on the weighted average remaining contractual term of our options. The risk-free interest rate used for each grant is based on a U.S. Treasury instrument with a term similar to the expected term of the option. ASC Topic 718 requires that we recognize compensation expense for only the portion of options that are expected to vest. Our forfeiture rate is based on our actual cumulative historical experience rate.

The assumptions used in calculating the expense under the option pricing method for the three month period ended March 31, 2011 were a risk-free interest rate of 2.53%, expected term of 6.08 years, weighted average expected volatility of 54.3%, and no expected dividends. These assumptions represent management’s best estimates, but the estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use significantly different assumptions or estimates, our stock-based compensation could be materially different. The most significant input into the Black-Scholes option-pricing model used to value our option grants is the fair value of common stock.

In connection with our preparation of financial statements, the board instructed management to prepare a valuation analysis to determine the fair value of the common stock for purposes of the stock option grants during those years. These valuations were prepared using the PWERM. Under this methodology, the fair market value of the common stock was estimated based upon an analysis of future values assuming three possible outcomes: an initial public offering, a sale or merger, and continued operation as a private company. The probability-weighted present value of expected future investment returns was then determined, based on the future value, likelihood and timing of each of these possible outcomes. The anticipated likelihood and timing of each of the possible outcomes were based on the plans of the board and management. This method was deemed to be superior to an option pricing methodology given the anticipated time to liquidity and scenario weighting aspect of the analysis, rather than the logarithmic distributions contained in the option pricing model.

The initial public offering scenario analysis utilized the guideline public company method. Management and the board estimated our enterprise value under the guideline public company method by comparing our company to publicly traded companies in our industry group. The companies used for comparison under the guideline public company method were selected based on a number of factors, including the similarity of their industry, business model and financial risk to ours. In determining our enterprise value under this method, the board used current revenue multiples of the peer companies applied to our revenues for the corresponding period.

The sale or merger scenario analysis utilized a revenue multiple based on an analysis of similar transactions (similarity of the industry, businesses acquired, and related risks) and companies, applied to our corresponding revenue for the period in which the transaction is anticipated to occur.

The private company scenario enterprise value was based on an average of guideline public revenue and EBITDA multiples applied to the corresponding financial metrics of the Company, and a discounted cash flow analysis using a similar guideline public company multiple for the terminal capital value.

We granted stock options with a weighted average exercise price of $0.10 between January and November 2009. The board determined that the fair value of the common stock was $0.10 per share in July 2008, increasing to $2.70 per share as of November 2009 and $3.70 per share as of June 2010, and decreasing to $3.50 per share as of November 2010. The following discussion describes the reasons for the difference between the fair value of the common stock on these grant dates.

During the year ended December 31, 2009, there were significant changes in our business prospects that factored into the valuation of our common stock. During the first six months of 2009, new order bookings declined significantly, drastically decreasing our revenues and, during the second quarter of the year, led to a default of a financial covenant associated with our outstanding debt. Our debt arrangements are comprised of both fixed and revolving facilities, and include certain financial and liquidity covenants that, if we are not in compliance with, can limit the availability of such funds or subject us to immediate repayment. The debt facilities are also secured by an all-assets lien (including intellectual property) held by the lender. The breach of the financial covenants under the credit facility triggered liquidity line capacity calculations, limiting our access to capital at a time when we were realizing lower revenues. Based on these factors and the liquidation preference for the preferred stock outstanding at that time, we re-affirmed our option pricing of $0.10 per share in August 2009 through the preparation of a current valuation agreed to by management and our board of directors.

Our prospects improved significantly late in the third quarter of 2009 with increasing new orders and forecasts of a recovery in the semiconductor equipment industry. During November 2009, the semiconductor equipment industry began an economic turn-around, we became cash-flow positive and, since then, have remained compliant with all financial and liquidity covenants of our credit facility. With record operating results in the fourth quarter of 2009, in November 2009 our board of directors began discussions with, and approved the hiring of, investment bankers to investigate future alternative liquidity sources. Based on an improved economic outlook for both the semiconductor equipment industry and the Company, management and our board of directors determined the fair value of the common stock increased to $2.70 per share.

Using a similar analysis and based on the continued improvement of the economic outlook for both the semiconductor equipment industry and the Company, the valuation was increased to $3.70 per share as of June 2010, and subsequently adjusted to $3.50 per share as of November 2010, a slight decrease primarily due to market uncertainty reflected in our comparable company multiples. We continued to rely on the November 2010 valuation determination for all grants of options and restricted stock units during the three months ended March 31, 2011. Having reviewed the November 2010 determination in connection with these recent equity grants, our management noted no significant changes in the major assumptions, as public company comparables used in the analysis appreciated slightly, offsetting a slight reduction in our projected financial results and leading us to believe this determination provided a current valuation for all such grants.

Although it is reasonable to expect that the completion of this offering may add value to shares of our common stock because they will have increased liquidity and marketability, we cannot determine the amount of the additional value with precision or certainty.

As of March 31, 2011, there were options to purchase an aggregate of 1,054,554 shares of common stock outstanding, with exercise prices ranging from $0.10 to $9.40 per share, a weighted average exercise price of $0.80 per share and a fair value of $3.50 per share.

Based upon the midpoint of the price range as set forth in the cover of this prospectus, the aggregate intrinsic value of our outstanding stock options as of March 31, 2011 was $            .

As of March 31, 2011, 806,543 restricted stock units were outstanding, granted primarily to directors and senior executives. As of March 31, 2011, 742,850 restricted stock units were non-vested, with fair values per unit ranging from $2.70 to $3.70 and a weighted average fair value of $2.90 per unit.

We believe that we have used reasonable methodologies, approaches and assumptions consistent with the practice aid to determine the fair value of our common stock. For this reason, we have determined that all of our stock options have been granted at a price per share equal to or in excess of the fair market value of our common stock at the time of grant.

For employee stock options granted before January 1, 2006, we applied the intrinsic value recognition and measurement principles of Accounting Principles Board Opinion, (“APB”), Number 25, Accounting for Stock Issued to Employees, and related interpretations. Under APB 25, compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices only to the extent that the exercise prices are less than the fair market value at the date of grant. Prior to January 1, 2006, we followed the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation, as amended. All stock-based awards to non-employees are accounted for at their fair value in accordance with EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services and related interpretations.

ASC Topic 718 (formerly SFAS No. 123R) Share Based Payment required that we adopt the fair value method of accounting for stock based arrangements on a prospective basis beginning on January 1, 2006. Under this method, we will continue to account for employee stock-based awards outstanding as of December 31, 2005 under the provisions of APB 25, and we account for any stock-based awards granted or modified after this date under the provisions of SFAS No. 123R. We recognize the cost of options issued after January 1, 2006 in our consolidated financial statements over the requisite service period. We have used a Black-Scholes model to estimate the fair value of our stock-based compensation arrangements. This model requires that we make assumptions, including stock price volatility, forfeiture rates and expected life. We estimated volatility utilizing the historical volatility of peer companies, forfeiture rates based on expected levels of employee turnover and expected life using a “short cut” method.

Total stock based compensation expense was (a) $181,618 and $105,393 for the three month periods ended March 31, 2011 and 2010, respectively, and (b) $561,391, $155,835 and $194,891 for the years ended December 31, 2010, 2009 and 2008, respectively. The effects on stock-based compensation in future periods will depend on numerous factors, including the nature and amount of the stock-based awards we grant in the future, the valuation model we choose to value the stock-based awards, the assumed forfeiture rate, and the method we choose for recognizing stock-based compensation expense over the requisite service period. We expect a significant increase in stock-based compensation expense in future periods because of our adoption of SFAS No. 123R.

Preferred Stock Warrants Liability

We account for preferred stock warrants in accordance with ASC Topic 480 (“ASC 480”) (formerly FASB Staff Position 150-5 (FSP 150-5) Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares that Redeemable). ASC 480 requires us to classify the warrants to purchase shares of our preferred stock that we have issued as liabilities and adjust the value of these warrants to fair value at the end of each reporting period.

Results of Operations

Three Months Ended March 31, 2011 and 2010

Overview

Revenues for the three months ended March 31, 2011 increased 98% compared to the three months ended March 31, 2010. This increase was primarily as a result of customers ramping production of flip chip advanced semiconductor packaging applications to enable smart phones and other portable devices and new demand for our deposition systems from light emitting diode (“LED”) applications that employ manufacturing and packaging processes similar to those used in semiconductors. Our order bookings during the 2011 period were slightly below our record quarterly bookings of the first quarter of 2010, as manufacturers continue to add capacity cautiously to avoid excess capacity investments.

Net Sales

The following table sets forth net sales by category for the three months ended March 31, 2011 and 2010:

	Three Months Ended March 31,
	2011	2010	Change
	(dollars in thousands)
Product	$16,908	$8,593	96.5%
Spares & Service	2,732	1,282	107.75

Net sales	19,640	9,875	98.0

Product sales increased by $4.0 million and $4.3 million for each of our Apollo PVD and Stratus ECD tools, respectively, for the three months ended March 31, 2011 compared with the comparable period in 2010 as a result of capacity additions in advanced semiconductor packaging applications and new sales in LED applications. Spares and service net sales more than doubled for the three month period ended March 31, 2011 as compared to the 2010 period and included a significant portion of Stratus ECD system field upgrades to add production capacity on existing installed systems.

Net Sales by Region

	Three Months Ended March 31,		% of Total
	2011	2010	2011	2010
	(dollars in thousands)
Asia	$14,711	$9,187	75.0%	93.1%
North America	4,802	566	24.5	5.7
Europe	127	122	0.5	1.2

Net sales	19,640	9,875	100	100

Asia, which includes our customers in Taiwan, Singapore, Malaysia, China, and Korea, has historically accounted for a significant percentage of our net sales as many of the largest semiconductor packaging operations are based there. $7.0 million of the increased sales for the three months ended March 31, 2011 were from Taiwan from our largest customer, who continues to add capacity for bumped wafers. Approximately $4.2 million of the increase in the 2011 period came from an existing and a new North American customer for our Apollo PVD systems.

Gross Profit

	Three Months Ended March 31,
	2011	2010	Change
	(dollars in thousands)
Gross Profit $	$9,781	$4,694	108.5%
Gross Profit (%)	49.8%	47.5%	2.3%

Gross profit increased by $5.1 million for the three months ended March 31, 2011 to $9.8 million, compared to $4.7 million for the prior year period, growing faster than the increase in sales as the gross profit percentage increased for the three months ended March 31, 2011 to 49.8%, compared to 47.5% for the prior year period. Favorable absorption of manufacturing overhead accounted for 2% points of the year over year improvement. Improved gross margin on spares more than offset slightly lower margins on our Stratus ECD system related to higher warranty costs resulting from new deposition chemistries being adopted in advanced semiconductor packaging.

Operating Expenses

Research and Development

	Three Months Ended March 31,
	2011	2010	Change
	(dollars in thousands)
Research and development expenses	$3,211	$1,865	68.42%
Research and development % of revenues	16.3%	18.9%	(2.6)%

Research and development expenses increased by $1.3 million for the three months ended March 31, 2011 to $3.2 million, or 16.3% of revenues net of customer development funding, compared to $1.9 million for the prior year period, or roughly 18.9% of revenues net of development funding. Research projects primarily focused on new features and applications for our Stratus ECD accounted for $360,000 of the increase. Compensation costs increased $701,000, primarily as a result of additional engineering personnel and bonus provision.

Selling, General and Administrative

	Three Months Ended March 31,
	2011	2010	Change
	(dollars in thousands)
Selling, general and administrative expenses	$4,720	$2,498	88.0%
Selling, general and administrative % of revenues	24.0%	25.3%	(1.3)%

Selling, general and administrative expenses increased $2.2 million for the three months ended March 31, 2011 to $4.7 million, compared to $2.5 million for the prior year period. Increased commissions of $650,000 on higher sales and $555,000 increase in compensation related to increased sales and customer support headcount, particularly in key Asian markets, accounted for most of the increase. Demonstration / evaluation expenses incurred developing new customer applications increased $77,000.

Operating Income

Operating income increased by $1.5 million to $1.9 million for the three months ended March 31, 2011 compared to $331,000 in the prior year period. Gross profit increased by $5.1 million for the 2011 period as compared with the 2010 period as a result of a $9.8 million (99%) increase in net sales. Operating expenses increased by $3.6 million (82%) for the 2011 period as compared with the 2010 period as we added planned R&D investment and new sales and customer support resources in addition to increased commissions and bonus provision due to higher sales and increased profitability.

Other Expenses

Interest Expense

Our total net interest expense was flat at approximately $250,000 for each of the three months ended March 31, 2011 and March 31, 2010.

Other Expense

On March 25, 2011, our board of directors authorized us to proceed with an initial public offering of our common stock via a NASDAQ listing, terminating earlier plans to list our shares on the Toronto Stock Exchange (“TSX”). As a result, $692,000 of deferred offering costs specific to the TSX listing were charged off to Canadian offering expense during the three month period ended March 31, 2011. There was no other expense for the prior year period.

Net Income

Net income increased by $767,000 for the three months ended March 31, 2011 as compared with the same period for 2010 as a result of a $1.5 million increase in operating income, which was partially offset by a $692,000 charge related to our decision to offer our common stock on the NASDAQ Global Market rather than to continue with an offering on the Toronto Stock Exchange.

Years Ended December 31, 2010 and 2009

Overview

After two years of decline, spending in the semiconductor capital equipment industry grew significantly in 2010 as a result of the economic recovery that began in the second half of 2009 and increased demand for semiconductor products driving record unit demand levels resulting in part from the emergence of high technology consumer electronics. Revenues for both of our deposition solutions and spares consumed by customers in production increased primarily as a result of customers ramping production of flip chip advanced semiconductor packaging applications to enable smart phones and other portable devices offering increased functionality in smaller form factors.

Net Sales

The following table sets forth net sales by category for the fiscal years ended December 31, 2010 and 2009:

	Year Ended December 31,
	2010	2009	Change
	(dollars in thousands)
Product	$47,203	$36,139	30.4%
Spares & Service	6,923	2,053	245.0

Net sales	54,126	38,192	41.6

Product sales increased for both of our deposition products driven by higher production of advanced semiconductor packaging. Apollo PVD product sales also increased as a result of demand from LED producers. Spares and service grew the most as a result of higher sales of Stratus consumable parts sold to customers increasing production volumes. A major foundry, or third party semiconductor wafer manufacturer and packager, and two Asian outsource packaging companies accounted for 57% of our net sales revenues for the year ended December 31, 2010.

Net Sales by Region

	Year Ended December 31,		% of Total
	2010	2009	2010	2009
	(dollars in thousands)
Asia	$38,368	$23,054	71.0%	60.2%
North America	14,534	11,674	26.8	30.6
Europe	1,224	3,464	2.2	9.2

Net sales	54,126	38,192	100	100

Asia, which includes our customers in Taiwan, Singapore, Malaysia, China, and Korea, has historically accounted for a significant percentage of our net sales. A $15.4 million increase in net sales from Asia to $38.4 million in the year ended December 31, 2010 was primarily a result of our largest customer installing Stratus for their increased production of bumped wafer devices and increased production at two other existing customers providing flip chip or bumped wafer assembly services. The increase in North American region sales included the benefit of PVD deposition system sales to two LED producers. A $2.3 million decrease in European sales to $1.2 million during the year ended December 31, 2010 as compared with the prior year was attributable to a cyclical downturn in purchases by European customers.

Gross Profit

	Year Ended December 31,
	2010	2009	Change
	(dollars in thousands)
Gross Profit $	$25,590	$17,613	45.3%
Gross Profit (%)	47.3%	46.1%	1.2%

Gross profit increased $8.0 million, or 45.3%, in the year ended December 31, 2010, with favorable product mix accounting for the increase in gross margin percent. Higher sales of high variable margin spares and services more than offset increased sales of lower variable margin PVD products. Increased expenses from the addition of resources devoted to material sourcing drove a 45% increase in manufacturing overheads slightly higher than the 41.6% increase in net sales resulting in little change in manufacturing overhead absorption.

Operating Expenses

Research and Development

	Year Ended December 31,
	2010	2009	Change
	(dollars in thousands)
Research and development expenses	$8,314	$6,396	30.0%
Research and development % of revenues	15.4%	16.7%	—

Research and development expenses increased $1.9 million for the year ended December 31, 2010 to $8.3 million, or 15.4% of revenues net of development funding received from customers for this period. This compared to $6.4 million for the prior year, or roughly 16.7% of revenues net of development funding received from customers for such period. We increased investments in semiconductor advanced packaging process development as well as new system features and new products.

Selling, General and Administrative

	Year Ended December 31,
	2010	2009	Change
	(dollars in thousands)
Selling, general and administrative expenses	$12,996	$8,960	45.0%
Selling, general and administrative % of revenues	24.1%	23.5%	—

Selling, general and administrative expenses increased $4.0 million for the year ended December 31, 2010 to $13.0 million, compared to $9.0 million for the prior year. Selling expenses increased $3.7 million as a result of higher commissions of $1.1 million mainly in certain Asian regions served by independent representatives, which accounted for the highest increase in 2010 net sales. Evaluation expenses increased $462,000 in 2010 and we also added sales and customer support personnel in Taiwan and Singapore, key markets for advanced semiconductor packaging, adding $1.2 million in 2010 selling costs.

Operating Income/ (loss)

Operating income increased $2.0 million to $4.3 million for the year ended December 31, 2010, compared with an operating income of $2.3 million for the prior year due to $7.9 million higher gross profit primarily attributable to a $15.9 million increase in net sales, which more than offset a $6.0 million increase in operating expenses, including $4.0 million in higher selling costs and a $2.0 million planned increase in research and development.

Other Expenses

Interest Expense

Our total net interest expense decreased to $1.1 million for the year ended December 31, 2010, compared to $1.2 million for the prior year, with the decrease primarily attributable to lower borrowing costs.

Gain or Loss on Fair Value of Warrants

Upon exercise of our warrants and the issuance of the shares of our preferred stock underlying such warrants, the fair value of such warrants is recorded as an increase in the carrying value of the shares of preferred stock. The gain or loss is determined by comparing the fair value of warrants outstanding at the end of the period to the fair value of warrants at the end of the prior period. The fair value is determined using an option pricing model, significant components of which include our enterprise value for the period (determined using income-based and market-based methods), volatility, term, and interest rate assumptions. Changes to certain assumptions that caused the fair value to change were primarily attributable to continued improvement in our business prospects coupled with improved market conditions and changes to the discount rate used in determining our enterprise value as well as changes from period to period to the capital structure attributable to equity issuances and warrant exercises. All other assumptions remained relatively stable and did not have a material impact. An increase in the fair value of preferred stock warrants accounted for $825,000 charge in 2010.

Net Income

Net income increased by $1.0 million to $2.2 million for the year ended December 31, 2010, as compared with the prior year as a result of $2.0 million increase in operating income and a $130,000 interest expense reduction, which were partially offset by a $1.0 million change in unrealized loss from valuation of our preferred stock warrant liability. We also recorded minimal income tax expense of $156,000 based on alternative minimum tax as we utilized some benefit from net operating loss carryforwards, which exceeded $21.0 million at December 31, 2010.

Years Ended December 31, 2009 and 2008

Overview

Despite a continuing decline in global semiconductor capital equipment spending, our shipments and net sales increased to $38.2 million in the year ended December 31, 2009, driven entirely by growth in our ECD plating tool installations. Two-thirds of the shipments occurred in the last half of 2009 and most of the increase resulted from repeat orders from Stratus customers increasing production of flip chips (a.k.a. bumped wafers).

Net Sales

The following table sets forth net sales by category for the fiscal years ended December 31, 2009 and 2008:

	Year Ended December 31,
	2009	2008	Change
	(dollars in thousands)
Product	$36,139	$16,935	113.3%
Spares & Service	2,053	1,395	43.0

Net sales	38,192	18,330	108.4

A major foundry, or third party semiconductor wafer manufacturer and packager, and a leading North American integrated device maker together represented 48% of our product revenues for the year ended December 31, 2009.

Net Sales by Region

	Year Ended December 31,		% of Total
	2009	2008	2009	2008
	(dollars in thousands)
Asia	$23,054	$11,247	60.2%	61.2%
North America	11,674	2,078	30.6	11.5
Europe	3,464	5,005	9.2	27.3

Net sales	38,192	18,330	100	100

Asia, which includes our customers in Taiwan, Singapore, Malaysia, China, and Korea, has historically accounted for a significant percentage of our net sales. An $11.8 million increase in net sales from Asia to $23.0 million in the year ended December 31, 2009, compared to $11.2 million for the prior year, was primarily a result of our largest customer adopting Stratus for their increased production of bumped wafer devices. A $9.6 million increase in North American sales to $11.7 million during the year ended December 31, 2009, compared to $2.1 million for the prior year, was attributable to customers purchasing ECD systems for 3D packaging development. A $1.5 million decrease in European sales to $3.5 million during the year ended December 31, 2009, compared to $5.0 million for the prior year, was attributable to a cyclical downturn in purchases by European customers.

Gross Profit

	Year Ended December 31,
	2009	2008	Change
	(dollars in thousands)
Gross Profit $	$17,613	$7,371	139.0%
Gross Profit (%)	46.1%	40.2%	5.9%

Gross profit increased $10.2 million for the year ended December 31, 2009 to $17.6 million, compared to $7.4 million for the prior year, growing faster than the increase in sales as gross profit percentage increased for 2009 to 46.1%, compared to 40.2% for 2008. This increase in gross profit percentage was a result of favorable absorption of overhead, which added 7.2 margin percentage points and more than offset a decline in PVD system margins.

Operating Expenses

Research and Development

	Year Ended December 31,
	2009	2008	Change
	(dollars in thousands)
Research and development expenses	$6,396	$6,498	(1.6)%
Research and development % of revenues	16.7%	35.5%

Research and development expenses decreased $102,000 for the year ended December 31, 2009 to $6.4 million, or 16.7% of revenues net of development funding received from customers for this period. This compared to $6.5 million for the prior year, or roughly 35.5% of revenues net of development funding received from customers for such period.

Selling, General and Administrative

	Year Ended December 31,
	2009	2008	Change
	(dollars in thousands)
Selling, general and administrative expenses	$8,960	$7,983	12.2%
Selling, general and administrative % of revenues	23.5%	43.6%

Selling, general and administrative expenses increased $1.0 million for the year ended December 31, 2009 to $9.0 million, compared to $8.0 million for the prior year. This increase was due primarily to an increase in commissions of $366,000 and bonus expenses of $757,000. The decrease in selling, general and administrative expenses as a percentage of revenue for the year ended December 31, 2009 to 23.5%, from 43.6% during the prior year, was largely a result of significantly higher revenues for the year ended December 31, 2009.

Operating Income/ (Loss)

Operating income increased $9.4 million to $2.3 million for the year ended December 31, 2009, compared with an operating loss of $7.1 million for the prior year, due to higher gross profit primarily attributable to a $19.9 million increase in net sales, which more than offset a $0.9 million (6%) increase in operating expenses that resulted from higher compensation costs tied to increased sales and improved profitability.

Other Expenses

Interest Expense

Our total net interest expense decreased to $1.2 million for the year ended December 31, 2009, compared to $1.4 million for the prior year. This decrease in net interest expense is primarily attributable to the reduction in the level of our borrowings, both for debt and shareholder loans. The interest on shareholder loans converted to equity in 2008.

Gain or Loss on Fair Value of Warrants

Upon exercise of our warrants and the issuance of the shares of our preferred stock underlying such warrants, the fair value of such warrants is recorded as an increase in the carrying value of the shares of preferred stock. The gain or loss is determined by comparing the fair value of warrants outstanding at the end of the period to the fair value of warrants at the end of the prior period. The fair value is determined using an option pricing model, significant components of which include our enterprise value for the period (determined using an income-based method), volatility, term, and interest rate assumptions. Changes to certain assumptions that caused the fair value to change were primarily attributable to changes to the discount rate used in determining our enterprise value as well as changes from period to period to the capital structure attributable to equity issuances and warrant exercises. All other assumptions remained relatively stable and did not have a material impact.

Net Income

Net income increased by $9.7 million from the prior year to $1.2 million in the year ended December 31, 2009 as a result of higher operating income, a $200,000 interest expense reduction and a $197,000 unrealized gain from valuation of our preferred stock warrant liability. We recorded minimal income tax expense based on alternative minimum tax as we utilized some benefit from net operating loss carryforwards, which exceeded $27.0 million at December 31, 2009.

Liquidity and Capital Resources

Cyclicality in the semiconductor industry has resulted in substantial variations in demand for our products, causing our operating results to vary, which has had a direct impact on our capital requirements. Our business depends upon the capital spending of semiconductor manufacturers, which, in turn, depends upon the current and anticipated market demand for semiconductors and products using semiconductors. Our operating results, therefore, have been, and we expect them to continue to be, subject to significant variation due to these business cycles, the timing, length and volatility of which are difficult to predict. Currently, the semiconductor equipment industry is in an upturn. However, we cannot say with any degree of certainty how long this cycle will continue or quantify its effect on our business.

Historically, we have funded our operations primarily through the proceeds of equity and secured debt financing activities. From April 18, 2003 through March 31, 2011, we have raised gross proceeds of $39.1 million from the sale of preferred equity securities and convertible debt securities. Our principal historical liquidity requirements have consisted of working capital, capital expenditures, and general corporate purposes. As of March 31 2011, we had $1.5 million of cash and cash equivalents and working capital of $10.0 million, which included a deferred revenue liability of $5.7 million. Capital expenditures for equipment and improvements were approximately $315,000 for the three month period ended March 31, 2011 and approximately $700,000 for the year ended December 31, 2010.

Pursuant to the terms of our certificate of incorporation currently in effect, we may not authorize, designate or increase the authorized shares of any additional class or series of our capital stock having rights with respect to dividends, liquidation and redemption that are equal or superior to the rights of our convertible preferred stock without the approval of the holders of a majority of each series of our convertible preferred stock. Moreover, pursuant to the terms of our certificate of incorporation currently in effect, we way not authorize borrowings in excess of $300,000 without the approval of the holders of a majority of each series of our convertible preferred stock unless such borrowings are approved by our board of directors, including those directors appointed by the holders of our convertible preferred stock. These provisions will no longer apply after the offering as all of our outstanding preferred stock will be converted into shares of common stock.

Loan and Security Agreement

In June 2010, we entered into a $12.0 million credit facility with Comerica Bank (“Comerica”), consisting of a $7.0 million line of credit and a $5.0 million term loan. The $5.0 million term portion was advanced at closing and the proceeds were used to retire all of the then outstanding debt owed to Hercules Technology Growth Capital, Inc. (“Hercules”). We also entered into an interest rate swap agreement with Comerica to fix the interest rate for the term loan portion of the facility at 8.25% per annum. In June 2011, we entered into an amendment of our credit facility with Comerica increasing our total credit facility to $23.0 million. The amendment expands the credit facility by increasing the existing revolving line of credit from

$7.0 million to $10.0 million (the “revolving line of credit”), providing an additional $5.0 million line of credit to fund 80% of the production costs of systems placed with customers for evaluation (the “EEU line of credit”), continuing the original $5.0 million term loan (the “original term loan”) and adding a new $3.0 million term loan (the “new term loan”) to help fund demonstration systems to be maintained at our sales facilities. The credit facility is secured by substantially all of our assets. Interest rates on the revolving line of credit and the original term loan are set at LIBOR plus 5.25% as of July 1, 2011 and the interest rates for the EEU line of credit and the new term loan are set at LIBOR plus 6.25%. The EEU line of credit requires payment of interest only during the first ten months of the loan with principal payments of 10% of the principal amount of such advance thereafter until the advance on the system is paid in full. The revolving credit lines terminate in December 2012. The original $5.0 million term loan provides for interest only payments through December 2010 and then the principal to be repaid in 36 equal monthly installments of $138,889 from January 2011 through December 2013. The new term loan is payable in 42 equal monthly principal installments of $71,428 commencing August 1, 2011 through December 2014. The loan facility requires that we meet on a quarterly basis a debt service coverage ratio of 1.20:1, a leverage ratio of 3.25:1, and a minimum trailing twelve months EBITDA of $4.0 million. In addition, we are required to meet certain other affirmative and negative covenants typical for commercial loan transactions. As part of the June 2010 credit facility, we issued to Comerica a warrant to purchase 162,162 shares of common stock at $3.70 per share. In addition, as part of the amendment we issued to Comerica an additional warrant to purchase 148,648 shares of our common stock at $3.70 per share. Each warrant is for a term of 10 years from the original issue date, contains certain registration rights, and allows for cashless exercise of the warrant.

We previously entered into a loan and security agreement with Hercules, which originally permitted borrowings of up to $10.0 million. The loan was secured by substantially all of our business assets and intellectual property. The credit facility was divided into two parts, revolving and term advances. Revolving advances originally permitted borrowings of up to the lesser of the borrowing base plus nonformula advances, both as defined in the agreement, or $5.0 million. This loan facility was amended on multiple occasions to revise the amounts of revolving advances available to us and was paid off with a portion of the proceeds from the Comerica credit facility, which carries a much more favorable interest rate.

Cash Flows

The following table sets forth the components of our cash flows for the following periods:

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009	2008
	(dollars in thousands)
Net cash provided by (used in) operating activities	$6,471	$(3,487)	$(7,784)	$(1,259)	$377
Net cash (used in) investing activities	(315)	(4)	(700)	(100)	(654)
Net cash provided by (used in) financing activities	(5,228)	1,002	4,999	1,382	2,644

Operating activities

Cash provided by operating activities for the three month period ended March 31, 2011 was $6.5 million, which was primarily attributable to decreases in accounts receivable and increases in accounts payable and accrued expenses of $5.0 million, $1.5 million and $1.3 million, respectively, offset in part by increases in inventories and a decrease in deferred revenue of $2.0 million and $1.3 million, respectively.

Cash used in operating activities for the three month period ended March 31, 2010 was $3.5 million, which was primarily attributable to a reduction in accounts payable and accrued expenses and increases in inventories and prepaid expenses of $2.2 million, $892,000, $676,000 and $418,000, respectively.

Cash used in operating activities for the year ended December 31, 2010 was $7.8 million, which was primarily attributable to increases in accounts receivable and inventories of $10.5 million and $7.4 million, respectively, offset in part by an increase in deferred revenue of $5.1 million, net income of $2.2 million, depreciation and amortization of $966,000 and an unrealized loss on preferred stock warrant liability of $825,000.

Cash used in operating activities for the year ended December 31, 2009 was $1.3 million, which was primarily attributable to increases in accounts receivable and inventories and a decrease in deferred revenue of $5.6 million, $822,000, and $3.2 million, respectively, offset in part by increases in accounts payable and accrued expenses of $3.9 million and $2.1 million, respectively.

Cash provided by operating activities for the year ended December 31, 2008 was $377,000, which was primarily attributable to a decrease in deferred revenues of $3.6 million, offset in part by an increase in accounts receivable of $3.2 million.

Investing activities

Cash used in investing activities was $315,000 and $4,000 for the three months ended March 31, 2011 and 2010, respectively, with any such amounts attributable to purchases of equipment.

Cash used in investing activities was $700,000, $100,000 and $654,000 for each of the years ended December 31, 2010, 2009 and 2008, respectively. Cash used in investing activities for all three years consisted of purchases of equipment and improvements.

Financing activities

Cash used for financing activities for the three month period ended March 31, 2011 was $5.2 million, primarily attributable to payments on the revolver and term debt facility of $8.3 million and $416,000 respectively, partially offset by draw downs from the revolver of $4.0 million. Cash provided by financing activities for the three month period ended March 31, 2010 was $1.0 million, reflecting the drawdown of the revolver of $2.0 million offset in part by the payment of our term debt facility and deferred financing costs of $564,000 and $475,000, respectively.

Cash provided by financing activities for the year ended December 31, 2010 was $5.0 million, which was attributable to proceeds from our term debt facility, revolver facility and issuance of series D preferred stock of $5.0 million, $1.8 million and $507,000, respectively, offset in part by offering costs and payment on the term debt facility of $1.4 million and $565,000, respectively. Cash provided by financing activities for the year ended December 31, 2009, was $1.4 million, which was primarily due to the issuance of, and proceeds from, our series D convertible preferred stock of $5.4 million, offset by payments on revolver and term debt facilities of $3.6 million and deferred offering and financing costs of $374,000. Cash provided by financing activities for the year ended December 31, 2008 was $2.6 million, which was primarily attributable to the issuance of, and proceeds from, our series D convertible preferred stock of $3.4 million and proceeds from notes payable to shareholders of $4.5 million, offset by payments on a term debt and revolver facilities of $4.9 million.

Short-term funding requirements

Given our cash and cash equivalents, including the net proceeds of this offering and our new proposed credit arrangement, we believe that we will have sufficient liquidity to fund our business and meet our contractual obligations for at least the next 18 months. We expect to use an aggregate of $         million of the proceeds of this offering to pay down the revolving advances outstanding under our loan agreement with Comerica Bank. We intend to use the balance of the net proceeds of this offering for working capital, especially inventory to fund growth and for general corporate purposes, including investment in evaluation and demonstration equipment to support new product introduction. See “Use of Proceeds.”

Long-term funding requirements

We expect to fund the growth of our business through cash flow from operations and through issuances of common stock, promissory notes or other securities. We expect to assess our financing alternatives periodically and access the capital markets from time to time when we believe it is in our stockholders’ best interests. If our existing resources are insufficient to satisfy our liquidity requirements, or if we enter into an acquisition or strategic arrangement with another company, we may need to sell additional equity or debt securities. Any sale of additional equity or debt securities may result in dilution to our stockholders, and debt financing may involve covenants limiting or restricting our ability to take specific actions, such as incurring additional debt or making capital expenditures. We cannot be certain that additional public or private financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain this additional financing, we may be required to delay, reduce the scope of, or eliminate one or more aspects of our research and development activities, which could harm the growth of our business.

We expect to devote substantial resources to our product development and support efforts and to our sales and marketing efforts associated with the development and commercialization of our products. Our funding requirements will depend on numerous factors including:

•	the extent to which our products gain increased market share and are commercially successful;

•	the level of profitability of our product solutions;

•	the progress, level and timing of our product development and support activities related to products;

•	unforeseen costs, delays and problems;

•	the cost and effectiveness of our sales and marketing programs;

•	the status of competing products;

•	the establishment of additional strategic or licensing arrangements with other companies, or acquisitions; and

•	the level of costs associated with building and maintaining public company systems and infrastructure.

Other than our loan arrangement with Comerica, we do not currently have any arrangements or credit facilities in place as a source of funds for these additional requirements.

Off-Balance Sheet Arrangements

Since our inception, we have not engaged in any off-balance sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities.

Recent Accounting Pronouncements

In October 2009, the FASB issued ASU No. 2009-13 Multiple-Deliverable Arrangements addressing the accounting for revenue arrangements with multiple deliverables. This authoritative guidance requires revenue to be allocated to multiple elements based on their relative selling price. Under the relative selling price method, a best estimate of the selling price may be used if vendor-specific or other third-party evidence of fair value is not available. The guidance eliminates the use of the residual method to allocate. The guidance is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. We do not expect the adoption of this guidance to have a material effect on our results of operations and financial position. However, if future multiple element arrangements vary from their historical experience, we may experience a difference in the timing of our revenue recognition when compared to our timing prior to the adoption.

In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures about Fair Value Measurements, to provide amendments to Subtopic 820-10 that require new disclosures for transfers in and out of Levels 1 and 2 and for activity in Level 3 fair value measurements. It also clarifies existing disclosures for level of disaggregation and disclosures about inputs and valuation techniques. The update was effective for interim and annual reporting periods beginning after December 15, 2009. We have completed our evaluation of the new standard and have concluded that this standard did not have a material effect on our consolidated financial statements. The disclosures of roll forward activities in Level 3 fair value measurements are effective for interim and annual reporting periods beginning after December 15, 2010. We have completed our evaluation of the new standard and have concluded that this standard will not have a material effect on our consolidated financial statements.

BUSINESS

Our Company

Rapid product evolution is occurring in the electronics industry. Smart phones and other portable devices already provide mobile television services, video calling and traditional broadband content delivered over wireless networks. Consumer purchasers of smart phones and other new technologies continue to demand further increased functionality, higher speed and lower power consumption – all within smaller product form factors. To meet these demands, ever faster, more energy-efficient and much more compact ICs have been developed, which have required the creation of associated new packaging technologies as well in order for these heightened capabilities to be delivered into electronics products. Typical package sizes for many ICs have decreased tenfold since the 1990s, while continual design and materials improvements have enhanced their speeds, temperature handling capacities and other parameters. This trend is expected to make advanced packaging one of the fastest growing sectors of the semiconductor industry.

We meet the demand for smaller, high performance packages by designing, manufacturing, selling, installing and servicing highly-engineered semiconductor process equipment that automates the packaging of semiconductor devices. Advanced packaging processes, examples of which include “flip chip,” package-on-package and emerging 3D TSV packaging, enable the packaging of integrated circuits that power this broad range of communications, computing and consumer electronic products. We estimate that the advanced packaging equipment market addressed by our current products was approximately $285 million in 2010, and we expect it to exceed $1.0 billion by 2015 as manufacturers adopt new applications, including 3D TSV. At least 12 of our Stratus installations have been purchased by customers for their work in completing development of processes using 3D TSV technologies.

Our mission is to become the leading equipment provider for wafer level packaging. Our solutions were designed specifically for wafer level packaging and we believe they offer a unique and more efficient process compared to competing technologies. Based on industry awards and repeat orders from customers operating in high volume manufacturing, we believe that, compared to our competitors’ products, our products offer increased throughput, lower cost of ownership, greater ease of use, greater reliability and lower maintenance, helping our customers reduce their costs of manufacturing.

We currently offer two product platforms: Apollo, our second-generation sputter deposition system; and Stratus, an electrochemical plating system. Apollo and Stratus provide complementary solutions for a variety of metal deposition processes used in flip chip and other advanced semiconductor packaging applications. The Apollo advances the state-of-the-art in metal deposition for wafer level packaging and is used for applications including the multiple metal layers UBM, redistribution layers, backside metallization, integrated passive devices (which allow placing numerous components on a single chip) and light emitting diodes. Stratus provides the thicker metallization used in through silicon vias, solder bumping, copper pillar, UBM and other advanced packaging applications. These systems enable our customers to produce packaged semiconductor devices with greater functionality at a lower cost. This value proposition is particularly compelling for customers serving the price-sensitive consumer electronics market. We believe that many of our customers have purchased our Stratus product both for applications in flip-chip technologies and for their own development of 3D TSV devices. As more and more customers employ our Stratus product for 3D TSV technologies, we have been adding new equipment features to help them optimize 3D TSV production and reduce the costs of TSVs, a key part of 3D processes.

Our revenues have been derived from products providing the metallization required for flip chips and emerging 3D advanced semiconductor packaging. Stratus accounted for a majority of our revenues for the years ended December 31, 2008 and 2010 and substantially all of our product revenues during the year ended December 31, 2009. During the year ended December 31, 2009, the Apollo system was redesigned, which caused customers to postpone purchases while they waited for the introduction of the next-generation product. From our inception in 2001 through March 31, 2011, 134 systems have been installed with 39 different customers, including some of the leading semiconductor manufacturers, many of whom have purchased multiple systems during the past 24 months.

Wafer level packaging is expected to be one of the fastest growing segments of the semiconductor manufacturing industry. We estimate that the advanced packaging equipment market addressed by our current products was approximately $285 million in 2010 and we expect this market to exceed $1.0 billion by 2015. Strong growth is anticipated through 2013 and beyond as the semiconductor industry recovers from the recent economic downturn, and will, we expect, be driven by new technologies (e.g., stacked memory, smartphones and tablet PCs) with more advanced packaging requirements. In addition, we intend to expand our product offerings in complementary areas where we can leverage our core competencies and technologies, which has the potential to increase the size of the markets served by our products.

We were founded in August 2001 with the acquisition of our first sputter deposition product line from MKS. Members of our team initially developed the core technology for our products at a prior company, Applied Science and Technology, Inc., which was acquired by MKS. In April 2003, we acquired All-Wet Technologies, Inc., the developer of the Stratus ECD system. We are headquartered in Billerica, Massachusetts. Our mailing address is 900 Middlesex Turnpike, Building 6, Billerica, MA 01821-3929 and our telephone number is (978) 932-2000. Additional information about us is available on our website at http://www.nexxsystems.com. Information contained in, and that can be accessed through, our website is not incorporated into and does not form a part of this prospectus.

Our Market / Industry Background

Semiconductor devices, which we refer to as chips or ICs, are essential components in a broad range of communications, computing and consumer electronic products, such as smart phones, gaming consoles, GPS, automotive displays and portable music players. These consumer electronics are driving the majority of the growth in demand for semiconductors within the broader electronic products industry.

Semiconductor devices have traditionally followed Moore’s Law, which states that the density of the circuitry on a single semiconductor doubles approximately every 18 months, enabling smaller, faster and cheaper ICs. As ICs become smaller, more powerful and more complex, it is increasingly difficult for traditional manufacturing processes to keep pace with Moore’s Law. Therefore, in order to accommodate technological advances, improvements in manufacturing, and specifically packaging, are required. Our advanced wafer level packaging solutions enable IC manufacturers to continue to manufacture smaller, less costly and more powerful semiconductor devices.

ICs can consist of over a billion microscopic transistors and other components that electronically store information and execute instructions used to operate electronic devices. Fabrication of ICs includes hundreds of complex and repetitive process steps, involving an array of sophisticated manufacturing equipment, chemical media, and materials. The fabrication process includes, among other steps, the deposition of multiple layers of dielectric or insulating films and electrically conducting metal films on wafers, typically ranging between 200 millimeters and 300 millimeters in thickness. After the deposition of each film layer, repeated cleaning, stripping and etching processes prepare the surface for the next process. When completed, the wafer may contain several hundred or thousand ICs, which, traditionally, are then separated by a dicing process.

Each IC is then “packaged” in order to allow insertion into an electronic device, typically by encapsulating it in a polymer package. Traditional packaging involves electrically connecting the IC to pins via metal wires. In contrast, wafer level packaging allows the ICs to be packaged prior to dicing, which is essential in enabling ICs to fit on increasingly reduced footprints, a requirement as electronic devices become more compact that has caused a number of new packaging innovations to emerge, including:

•

Flip chip process technology, a method for interconnecting semiconductor devices to external circuitry with solder bumps that have been deposited onto the chip pads or wafer (wafer level packaging), resulting in much smaller chip assemblies than those resulting from traditional wire bonding. Devices with flip chip assemblies can run more efficiently than those with traditional packaging because the shorter connection of the chip assembly reduces inductance, allowing higher-speed signals and better heat conductance;

•

3D packaging, which involves stacking chips on top of one another so that, together, they occupy less space, and connecting them vertically so that they behave as a single unit. 3D design has been shown to significantly increase IC speed with reduced power consumption;

•

Through-silicon vias, a vertical electrical connection that passes completely through a silicon wafer or die, replacing edge wiring of more traditional 3D packages. By using TSVs, multiple functionalities can be packed into a small footprint and electric paths can be shortened significantly, enabling faster communication, lower power consumption, and smaller form factors than traditional packages. Working together with chemical vendors, we are developing new approaches to reduce the costs of TSVs, an integral part of 3-D processes;

•

Patterned, conductive redistribution layers over the surface of the wafer, whereby electroplated wires are isolated from the wafer except at the connection points, permitting higher density packaging and, in turn, higher performance and lower cost packages;

•

Copper pillars technologies, which offer not only the advantages of improved electrical and thermal performance over traditional packages, but also the reduction or elimination of lead in wafer-level packages; and

•	Microbumping, a promising lead-free technique that enables connection of small input/output pitch devices.

We are positioned to take advantage of several near-term trends that represent growth opportunities in our markets. According to Gartner, Inc. (“Gartner”), an information technology research and advisory company, the demand for portable devices, consisting of mobile PCs, tablets and smartphones, is expected to grow from 521 million units in 2010 to 1.91 billion units in 2015, representing a compound annual growth rate (“CAGR”) of 30%*. These portable, smaller devices require more sophisticated packaging for increasingly smaller, more complex integrated circuits. Prismark LLC (“Prismark”), another electronics industry consulting firm, estimates that ICs using flip chip packaging will increase from 22.5 billion units in 2010 to 47.8 billion units in 2015, representing a CAGR of 16.2%. This compares to a CAGR of only 6.3% for wire bonded ICs over the same period. In addition, Gartner estimates that the packaging and assembly equipment used in sputtering and ECD applications for bump processing and through silicon vias will increase from $331 million in 2010 to $531 million in 2013, a CAGR of 17%, compared to a CAGR of 4% for the same period for general semiconductor front-end sputtering and ECD deposition equipment**. Prismark also forecasts that bumped wafer production for these devices will grow from 8.2 million 300 millimeter equivalent wafers in 2010 to 18.5 million 300 millimeter equivalent wafers in 2015, representing a CAGR of 17.7%.

3D TSV processes, which are mainly in development by our customers at this point, are anticipated to become a leading packaging technique and represent a longer term growth opportunity. The packaging of 3D chips requires more wafer level processing equipment than do traditional packages. Prismark estimates that this packaging technique will be used for 1.2 million 300 millimeter equivalent wafers in 2013 and will be used for 19.3 million 300 millimeter equivalent wafers by 2020, representing a 49% CAGR. Much of this growth is heavily dependent upon adoption in DRAM, among other semiconductor markets. Prismark estimates that flip chip and TSV production were incorporated in only 2.5% of DRAM applications in 2010 but will be used in 21.3% of all DRAM applications by 2015. Future growth is expected by Prismark to be driven by increasingly complex and small form factor semiconductor devices and packages to be used primarily in mobile devices.

*	Gartner, Inc., Forecast: PCs, All Countries (Annual Data), 2Q11 Update, Raphael Vasquez et al, June 3, 2011; Forecast: Media Tablets by Operating System, Worldwide, 2010-2015, 2Q11 Update, Carolina Milanesi et al, June 8, 2011; Forecast: Mobile Devices, Worldwide, 2008-2015, 2Q11 Update, Carolina Milanesi et al, June 16, 2011.
**	Gartner, Inc., Forecast: Semiconductor Capital Equipment, 2Q11 Update, Mark Stromberg et al, June 14, 2011.

Our Competitive Strengths

We are a leading semiconductor equipment provider focused on the wafer level packaging segment of the semiconductor equipment industry, including applications in flip chip and emerging 3D packaging. As the semiconductor manufacturing process increases in complexity and production parameters become more stringent, semiconductor manufacturers rely increasingly upon manufacturers of semiconductor equipment to achieve improved process control, provide a smaller equipment footprint and lower the cost of ownership for their equipment. Our solutions are optimized specifically for advanced semiconductor packaging and enable our customers to deliver semiconductor devices with greater functionality at a lower cost. Our position is based on the following competitive strengths:

•

Global Leader in Advanced Semiconductor Packaging Equipment.    Our industry-leading solutions are specifically designed for advanced packaging applications that enable high throughput and yield, low cost of ownership, small footprint, great reliability, ease of use and low maintenance. The effectiveness of our products has been proven in high-volume production environments globally and has enabled us to win multiple industry awards. In addition to our industry leading products, we provide our customers with a dedicated, global support and service-network to ensure peak performance and availability of the tools. We focus on satisfying the needs of our customers and in some cases have assigned dedicated support staff at customer sites to service mission-critical applications.

•

Technology Leadership.    We have expertise in wafer level packaging and extensive experience and know-how building and supporting production-proven semiconductor manufacturing equipment. We also utilize advanced modeling techniques in the design of our process chambers to address an increasingly complex manufacturing process.

•

Intellectual Property.    We have a significant intellectual property portfolio consisting of 13 U.S. patents issued and 11 U.S. patent applications pending and maintain an active program for the development of additional patent filings. These patents protect essential components of our tools, including our wafer holder and ShearPlate technology.

•

Scalable, Flexible Platform.    Our systems are designed on standard platforms that allow us to configure flexible systems to meet our customers’ specific application and throughput requirements. This flexibility translates into a lower cost of ownership and allows customers to upgrade equipment in a simplified manner in order to respond to changes in process technologies, substrate sizes or materials.

•

Outsourced Manufacturing Expertise.    We are able to leverage an outsourced manufacturing model that allows us to increase our capacity, minimize fixed costs, leverage our partners’ resources, and reduce manufacturing overhead costs. Additionally, our outsourcing partners’ expertise and advanced equipment has enabled continual decreases in our manufacturing lead times, which is a trend we expect to continue. All of these benefits result in a scalable manufacturing process that allows us to provide leading semiconductor process equipment to customers with greater efficiency, at a lower cost, and with limited use of our capital.

Our Growth Strategy

Our mission is to become the leading solutions provider for wafer level packaging worldwide. We have identified specific strategic initiatives that are critical to successfully achieving our objective:

•

Maintain and Expand Technology Leadership.    Through our technology leadership we deliver customer-driven product innovations focused on price, performance and flexibility that result in critical performance, quality, process control and cost benefits. Technology leadership is critical to increasing our competitive win rate, maintaining suitable pricing and building market acceptance. We believe the various proprietary technologies and processes we have developed, such as our vertical process with patented wafer holder and our ShearPlate technology, currently provide us with an advantage over competing wafer processing equipment suppliers. We plan to continue investing in research and development to maintain and expand our technology leadership position. We believe that the technical innovations in our equipment and the chemical processes, continued software development, and analysis tools we develop to assist our customers in meeting their specific requirements will continue to be leading drivers for market acceptance of our semiconductor processing equipment.

•

Expand our Global Presence.    We continue to develop our global presence in order to provide the infrastructure necessary to support our geographically diverse and growing customer base. We established a direct sales and support function in Taiwan in September 2007 and a customer service operation based in Singapore in September 2009 and are now introducing our own direct customer sales and support in Korea and China. We believe our direct presence in Southeast Asia and our relationships with large Taiwanese foundries are catalysts for expansion to other regions in Asia.

•

Leverage Technologies into Markets and Applications.    We believe our technology and design expertise enables us to offer future solutions in other steps of the semiconductor manufacturing process. We believe considerable opportunities exist in these areas that would significantly expand our addressable market. In addition, we believe we can leverage our core competencies and technologies to access markets outside of semiconductor device manufacturing including light emitting diodes (“LEDs”), micro electro-mechanical systems (“MEMs”) and solar.

•

Invent and Develop our Intellectual Property Portfolio.    We intend to continue to broaden our patent portfolio through internal development, strategic relationships and participation in industry consortia. Although we have no plans at this time to acquire any other businesses, we may in the future seek to broaden our intellectual property portfolio through acquisitions of businesses or exclusive license arrangements. We believe this will enhance the competitiveness and size of our current businesses and allow us to diversify into complementary markets and technologies.

Our Technology and Products

Our current products include equipment used in the rapidly growing advanced packing segment of the semiconductor market. Our solutions address customer needs in “under bump metallization” (“UBM”), electroplating and backside metallization. We continue to evaluate opportunities to provide solutions that address customer needs in adjacent back-end processes. Several of these back-end processes are served by other companies such as Ultratech serving the lithography market and LAM Research Corporation serving the etch market. The following diagram illustrates the location of our product applications within the typical wafer level packaging process flow.

A brief overview of our products is as follows:

Electrochemical Deposition System

Advanced packaging process solutions include electrochemical deposition (“ECD”) systems used to deposit metal layers to plate wafer bumps or copper pillars and redistribution layers as well as fill 3D TSVs. Two basic ECD architectures have been employed in wafer level packaging: horizontal (also known as “fountain cell”) and vertical plating. Horizontal bump plating tools evolved from front end IC fabrication incorporating complex process and contamination control required for thin film processing in the wafer fabrication. Vertical plating tools have a capacity advantage particularly for larger 300 millimeter wafers because multiple process cells fit into the same space that a single horizontal cell would occupy.

Stratus

The Stratus is designed as a high throughput, high yield ECD system that integrates the wafer quality and process advantages of vertical wafer orientation with the economic advantages of parallel processing. The Stratus vertical architecture offers up to 20 metal plating positions and provides both greater system flexibility and higher throughput than traditional horizontal processing systems.

Our ECD system incorporates proprietary electroplating technology on a multi-cell platform. There are two basic Stratus models, each providing the flexibility to handle different wafer sizes simultaneously. The S300 is available to accommodate wafer diameters from 200 millimeters to 300 millimeters and our S200 accommodates wafer diameters from 100 millimeters to 200 millimeters. Our installation of Stratus systems has grown from three at the end of 2004 to 58 at the end of 2010, a CAGR of 64%. As of March 31, 2011, there are 60 Stratus systems installed worldwide, and we estimate that at least 20% of these systems are being used by our customers to develop 3D TSV applications.

Stratus system architecture is built around a proprietary wafer-holding module that provides several advantages, including the reduction of wafer breakage, lower automation costs and higher throughput. Because wafer movement occurs while the wafers are securely held back-to-back in the fail-safe wafer-holder, there is no need for the expensive robotic precision necessary to move wafers between process chambers. Furthermore, the wafer-holding module is capable of handling wafer thicknesses from 70 um to 2 mm thick. The system’s wafer holder achieves precise alignment between the wafer and critical process elements, enabling small process cell size and more space- efficient system configurations. Additionally, the back-to-back wafer holder design significantly decreases repetitive wafer handling and doubles the effective throughput of each process cell.

The proprietary design of the Stratus (left) enables significantly greater wafer throughput per hour under standard wafer processing conditions than that of traditional fountain cell solutions (right), which occupy roughly the same footprint. This advantage increases manufacturing efficiency and provides a distinct cost advantage per wafer for our customers.

Stratus 40 wafer processing, 20 wafer plating	Competitor: 12 cups, 10 wafer plating

Recently, competitors have responded to Stratus’ competitive advantage by double stacking the ten wafer plating capabilities of their fountain cell tools (below). However, the proprietary vertical architecture of the Stratus makes it possible to further extend wafer plating capabilities beyond the twenty wafer plating positions within the existing footprint of the tool frame by simply reducing the process cell size. This allows Stratus to maintain its cost of ownership advantage by expanding the tool’s capacity and achieving greater wafer throughput per hour under standard processing conditions and within the limits of the existing footprint.

Competitor: 20 cups, 20 wafer plating

The Stratus also incorporates our proprietary ShearPlate technology to control the fluid boundary layer at the wafer surface, enable deposition uniformity and permit a wide chemical operating window. Because this technology separates wafer and anode fluid flow, the chemistry breakdown and chemistry costs are reduced without using expensive membrane separation hardware. Additionally, strong agitation at the wafer surface, combined with the vertical wafer orientation, avoids yield loss due to bubble entrapment.

Sputter Deposition Systems

Sputtering is a physical vapor deposition (“PVD”) metallization technology, in which ions of an inert gas such as argon, are electrically accelerated in a high vacuum toward a target of pure metal, such as tantalum or copper. Upon impact, the ions of inert gas sputter off the target material, and the charged gas is then deposited as a thin film on the silicon wafer. PVD processes are used in front end, integrated circuit fabrication to create the precise barrier and seed layers required for interconnect applications, as well as conductive wires in an aluminum manufacturing process. PVD processes are also used in back-end applications primarily in wafer level packaging to deposit multiple metal layers under gold or solder bumps for an electrical connection to the IC pad or for backside metallization of ultra-thin wafers. Our PVD tools have been designed for back-end applications.

Our PVD tools, the Apollo and Nimbus, are high throughput, lower cost of ownership sputtering systems with the flexibility to run different wafer sizes. The advanced sputter deposition architectures found in our systems incorporate wafer processing commonly used in cluster tools designed for front-end IC fabrication with the low cost and simplicity of an in-line system. Our tools place wafers on a tray at atmospheric pressure, after which the wafers are processed in batches offering versatility in handling multiple wafer sizes and thin wafers before carrying out all subsequent vacuum process steps, beginning in a loadlock with no further movement, reducing the risk of damage to the wafer. Wafers are processed safely on these trays with up to five metals deposited in a single deposition chamber compared with a cluster tool requiring five chambers each dedicated to one of the five metals. This process not only results in higher yield, but lower capital cost as the deposition chambers are able to process nearly full time.

The diagram above shows our tray-based wafer transfer system, including a proprietary elevator mechanism that moves the wafers in and out of three vacuum load and processing chambers, permitting three batches of wafers to be processed simultaneously, economically loading and unloading wafer cassettes by interfacing at one robot based station. Based on repeat orders from our customers, we believe this unique system allows our PVD tools to achieve significantly greater throughput compared to competing systems within the same footprint.

Apollo

We launched our next-generation PVD system in July 2008. Based on a review of information provided by customers and potential customers regarding our competitors’ products, we believe the Apollo builds upon the field-proven Nimbus architecture and provides higher throughput and productivity, lower consumables cost, enhanced vacuum performance and a significantly smaller footprint compared to competing cluster tools.

Customers

Our customers include leading semiconductor manufacturers throughout the world and can be classified as outsourced semiconductor assembly and test providers (“OSATs”) or integrated device manufacturers (“IDMs”). We initially focused on developing relationships with OSATs and currently have three of the four largest OSATs, in terms of annual revenues, as customers. Our largest installed base of systems is with Chipbond Technology Corporation, one of the four largest OSATs, for whom we installed 18 Nimbus systems between 2004 and 2007, highlighting our success with OSATs. More recently, we have focused on sales to IDMs and have succeeded in penetrating this market over the last two years.

Most of our recent system shipments are with customers who have previously purchased systems from us, with such repeat customers accounting for approximately $44.0 million of our approximately $54.0 million in shipments in 2010. Sales of our Stratus systems accounted for a majority of our revenues for the years ended December 31, 2008 and 2010 and substantially all of our product revenues during the year ended December 31, 2009. In the three month period ended March 31, 2011, TSMC accounted for 36% of our net sales, a second customer accounted for 13% and a third customer accounted for 13% of such sales. In the year ended December 31, 2010, TSMC accounted for 31% of our net sales, a second customer accounted for 14% of our net sales, and a third customer accounted for 11%. In the year ended December 31, 2009, TSMC accounted for 33% of our net sales, and a second customer accounted for 15% of such sales.

Net revenues by geographic region were as follows:

	Three Months Ended	Year Ended December 31,
	March 31, 2011	2010	2009	2008
North America	24%	27%	31%	12%
Asia	75	71	60	61
Europe	1	2	9	27

	100%	100%	100%	100%

A material reduction in orders from our customers in the semiconductor industry could adversely affect our results of operations and projected financial condition. Our business depends upon the expenditures of semiconductor manufacturers, whose businesses, in turn, depend on many factors, including their economic capability, the current and anticipated market demand for ICs and the availability of equipment capacity to support that demand. The market for the products we sell is highly competitive and in order to be successful, we need to continue to develop innovative products addressing customer technical requirements in a cost-efficient tool.

Periodically, as customers adopt new advanced processes, our competitors with greater resources and experience may develop a technology advantage. There can be no assurance that our technology development and other business strategies will successfully compete with such challenges.

Sales, Marketing and Service

We market and sell our products primarily through a direct sales force, consisting of individuals who have backgrounds in semiconductor packaging and who generally have significant experience selling semiconductor capital equipment into the specific market segments and territories to which they are assigned. We have strategically placed offices in the United States, Taiwan and Singapore and are now introducing our own direct customer sales and support in Korea and China. In the United States, our sales office is our principal location in Billerica, Massachusetts. Our international offices are located in Taiwan and Singapore. Over the last four years, we have expanded our sales presence in Asia as many of the world’s semiconductor manufacturing facilities are based in Taiwan, Singapore, Korea and China. We expect international markets, particularly the markets in Asia, to provide most of the opportunities for our products. In addition to direct sales, we leverage sales representatives in Europe and in countries such as China, Korea, Japan and the Philippines.

We may enter into strategic relationships with business partners who have complementary technologies for, and experience in, semiconductor and other capital equipment markets that can utilize our technologies. We believe that forming such relationships could (i) help us achieve cost economies in product development and manufacturing, (ii) provide us with the ability to take advantage of any available local government stimulus funding and related incentives, (iii) result in optimized products, and (iv) provide advantages in marketing and selling our products in the geographic markets where our partners are based.

Our sales cycles vary and typically follow a lengthy development and qualification period prior to commercial production. Our typical new customer sales cycle averages six to 18 months, from initial interaction and marketing to final acceptance and testing. In most cases, customers request a product demonstration once we have established an initial relationship. This is sometimes followed by an evaluation period of six to 12 months, after which the customer’s order is placed. We typically categorize customer purchases of our tools into (i) tools used to develop new packaging devices (development tools or technology buys), (ii) pilot production or pilot line tools (scaled up from development tools or technology buys), and, finally, (iii) capacity tools for high volume production. Our customers often work with their end customers for production approval during pilot production, which could take anywhere from three to six months. Following this approval, customers will request additional products for capacity production. In 2010, a majority of our sales were classified as capacity sales as opposed to development or pilot sales. This is important to note as capacity sales typically consist of multiple units and demonstrate the customer’s commitment to our products and technology.

We focus our marketing efforts on increasing brand awareness, communicating product advantages and generating qualified leads for our sales force and channel partners. We rely on a variety of marketing vehicles, including participation in industry conferences and trade shows, to share our technical message with customers, as well as public relations, industry research and our collaborative relationships with other companies involved in industry consortia.

We also provide our customers with direct worldwide support and service coverage with key personnel based throughout the United States, Belgium, China, Korea, Singapore and Taiwan. Our service and support staff are involved in a number of activities to ensure customer satisfaction, including services developed to maximize productivity of our customer’s tools and improving yield and tool availability through increased uptime. In addition to this direct support network, we have third party service and support arrangements in France, Germany, Italy, Switzerland, China, Korea, Japan and the Philippines.

Backlog and Deferred Revenue

Our backlog was $12.0 million, $11.0 million and $8.6 million as of March 31, 2011, December 31, 2010 and December 31, 2009, respectively. Our backlog includes accepted purchase orders that we expect to ship within 12 months or products which have shipped but have not yet been accepted by the customer, as well as contractual service revenue and maintenance fees to be earned within the next 12 months. Orders from our customers are subject to cancellation or delay by the customer with limited penalties. Historically, order cancellations and order rescheduling have not been significant; however, orders presently in the backlog could be cancelled or rescheduled. In addition, since only a portion of our revenues for any fiscal quarter represents systems that were in backlog as of the beginning of that quarter, we do not believe that backlog is necessarily an accurate indication of our future revenues or financial performance.

Our deferred revenue primarily relates to equipment shipped to customers that has not received final acceptance. Typically, 80% to 90% of revenue is recognized when the order is shipped, with the additional 10% to 20% upon final acceptance which typically takes about three months. As of December 31, 2010 and 2009, deferred revenue was $7.0 million and $2.0 million, respectively.

Backlog is not a recognized performance measure under GAAP and does not have any standardized meaning prescribed by GAAP. We believe that backlog is a useful complementary measure of projected activity in future periods and is commonly used by our management to evaluate our projected activity in future periods. Any such projections are forward-looking in nature and there can be no assurance that backlog will accurately reflect future sales. See “Special Note Regarding Forward-Looking Statements” and “Risk Factors.” There are no direct comparable measures to backlog in GAAP.

Research and Development

We believe that timely development of products and technologies is necessary to remain competitive in an equipment market characterized by rapid technological change and product innovation. We devote significant resources to programs directed at developing new and enhanced products, as well as new applications for existing products. Our research and development efforts focus predominantly on leveraging core technologies to provide solutions that increase throughput and efficiency, lower total cost of ownership, and enhance performance in the manufactured semiconductor industry. Our recent development efforts have resulted in several new product enhancements for our Apollo and Stratus product lines that allow for additional metallization capabilities, handling of diverse wafer sizes and types, and chemical monitoring and control. We maintain extensive demonstration and process development laboratories at our facilities in Billerica.

We are currently involved in industry consortia with SEMATECH and IBM in the United States and Infineon in Europe. We believe that our participation in these consortia provide us with better insight into technology trends and the capital equipment which will be required to produce innovative ICs. Generally, we contribute personnel and some level of funding in these consortia, which we expect to continue.

Research and development, which is expensed as incurred, was approximately $8.3 million, $6.4 million and $6.5 million for the years ended December 31, 2010, 2009 and 2008, respectively. As a percentage of our net sales, these expenses represented approximately 15.4%, 16.7% and 35.5% in each of these years, respectively. In order to maintain technology leadership and to pursue customer-driven opportunities for the application of our core technologies, we plan to continue to invest in research and development at the same or higher dollar levels than currently expended. However, we expect research and development expenses as a percentage of revenues to continue to decrease or remain constant.

Competition

The semiconductor equipment industry is an intensely competitive marketplace marked by constant technological change. Significant competitive factors in the semiconductor equipment market and other markets in which we compete include system performance and flexibility, cost of ownership, development of new technologies, the size of each manufacturer’s installed customer base, the ability to deliver products on a timely basis, pricing and payment terms, and customer service and support. We believe that we compete favorably with respect to these factors, but must continue to develop and design new and improved products and technologies in order to maintain our competitive position. We face substantial competition from established competitors, certain of which have greater financial, marketing, technical and other resources, broader product lines, more extensive customer support capabilities, larger sales organizations and greater customer bases. We may also face competition from new domestic and overseas market entrants. We expect revenues from our Stratus product line to account for a majority of our revenues for the foreseeable future, and, therefore, we are exposed to the risk that the Stratus could be adversely affected by its own performance, price or total cost of ownership, or the availability, functionality and price of competing products and technologies.

The Nimbus and the Apollo, high throughput sputtering systems designed specifically for advanced packaging, compete in the advanced packaging market against single wafer cluster and batch tool providers such as OC Oerlikon Corporation AG (both cluster and batch tools), SPP Process Technology Systems, Ltd., Applied Materials, Inc. and ULVAC, Inc. The Stratus competes against horizontal fountain plating equipment manufactured by Applied Materials, Inc. (through its subsidiary, Semitool, Inc.), Electroplating Engineers of Japan Ltd. and others, and also with vertical deposition systems produced by Ebara Corp. and others and front end electroplating and plasma enhanced CVD equipment supplier Novellus.

To maintain or capture a position in the market, we must continue to develop new and enhanced systems and introduce them at competitive prices on a timely basis, while managing our R&D, product and warranty costs. Most of our competitors are focused on front-end wafer fabrication and apply those front-end tools to back-end applications. These retrofitted tools are complicated and expensive, having been designed for the stringent and costly feature size and cleanliness requirements of integrated device fabrication, and are not optimized for the economic and process flexibility requirements of wafer level packaging. However, installing and integrating capital equipment into a semiconductor production line represents a substantial investment. For this reason, once a manufacturer chooses a particular vendor’s capital equipment, our experience has shown that the manufacturer will generally rely upon that equipment for the useful life of the specific application. As a result, all of today’s semiconductor equipment manufacturers typically have difficulty selling a product to a particular customer to replace or substitute for a competitor’s product that has been previously qualified by that customer for a specific product line.

A number of our competitors also have a larger installed base of products, longer operating histories or greater name recognition than we do including Applied Materials, Inc. and Novellus. Novellus recently announced a joint venture with IBM to develop TSV technologies for the front-end of the semiconductor manufacturing process. Furthermore, Novellus has also introduced and is promoting a new version of its electroplating tool targeted at back-end advanced packaging applications. Our larger competitors have more extensive infrastructures, which could place us at a disadvantage when competing for the business of global semiconductor device manufacturers. In addition, our competitors may be able to respond more quickly than us to changes in end-user requirements and devote greater resources to the enhancement, promotion and sale of their products.

We expect our competitors to continue to improve the design and performance of their products. We cannot assure you that our competitors will not develop enhancements to, or future generations of, competitive products that will offer superior price, performance and/or cost of ownership features, or that new processes or technologies will not emerge that render our products less competitive or obsolete.

Manufacturing

We outsource 100% of the Apollo manufacturing process. For our Stratus product, subassemblies are provided by several contract manufacturers with final product assembly and product testing completed in-house. Additionally, component and product prototyping is performed internally.

Our outsourcing strategy enables us to minimize fixed costs and capital expenditures, gain labor efficiencies and provides us with the flexibility to increase product capacity based on customer demand. We leverage the strengths and skill sets of each of our high quality suppliers to improve manufacturing efficiencies and minimize costs. This strategy also allows us to focus on product differentiation through system design and quality control. Most of our semiconductor equipment is manufactured in clean-room environments similar to those used by semiconductor manufacturers for semiconductor device fabrication, which helps to minimize the amount of particulates and other contaminants in the final assembled system and to improve product yields for our customers.

Outsourced manufacturing operations include metals and plastics fabrication and finishing capabilities; component parts and final product assembly; and extensive product testing capabilities. Our outsourced manufacturing partners work closely with our operations and product development engineers to ensure that products are engineered for manufacturability, affording a smooth transition from prototype to full scale production. Certain raw materials and components we use in the manufacturing and assembly of our products are available from a limited number of suppliers. Shortages could occur due to an interruption of supply or solvency of our suppliers. We endeavor to minimize the risk of product interruption by selecting and qualifying alternative suppliers, monitoring the financial condition of key suppliers, and limiting the supplier’s dependence on our business by typically maintaining no more than 20% to 25% of any supplier’s total business. Additionally, we continue to work with our suppliers to significantly reduce lead times. Our exclusive outsourcing provider for our Apollo and Nimbus products is Dakota, who assembles these products pursuant to the terms of an agreement that continues through February 2012. See “Business – Commercial Agreements.”

Patents and Other Intellectual Property

The semiconductor industry in general is very active in pursuing patent applications for both equipment and processes used in the manufacture of semiconductor devices. Patents are considered important to the protection of intellectual property resulting from a company’s research and development programs and are viewed as a means of gaining market advantages over competitors because the industry often differentiates competitors on the basis of technological criteria.

We rely upon a combination of contract provisions and copyright, trademark, patent and trade secret laws to protect our proprietary know-how, ideas, inventions, goodwill and rights in our solutions and products. We currently hold 13 U.S. patents, two in Japan, one in each of China and Hong Kong, and have 11 patent applications pending in the U.S and seven pending abroad, and intend to file additional patent applications as we deem appropriate. Our U.S. patents, which cover material aspects of our past and present core products, have current durations ranging from approximately 2019 to 2026. We maintain certain exclusive, perpetual, royalty-free and royalty-bearing licenses in our field of use from MKS used in the Apollo and Nimbus products. Additionally, in connection with our acquisition of All-Wet Technologies, Inc. in 2003, we acquired an exclusive, perpetual license to technology used in our Stratus product. We also, in connection with joint development agreements with each of Infineon Technologies AG (“Infineon”) and IBM, have entered into non-exclusive, perpetual, royalty-bearing licenses with both companies for the commercialization of any technology developed on the Stratus platform as a result of such collaborations. We believe that, although the patents we own and may obtain in the future will be of value, they alone will not determine our success, which is also dependent upon our engineering, marketing, support, and delivery skills.

We rely, in some circumstances, on trade secrets to protect our technology. Trade secrets, however, are difficult to protect. We seek to protect our proprietary technology and processes, in part, by confidentiality agreements with our employees, consultants, scientific advisors and other contractors. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our employees, consultants or contractors use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

Commercial Agreements

Dakota Manufacturing Agreement

Pursuant to the terms of the Manufacturing Agreement we entered into in February 2003, we have engaged Dakota as our exclusive supplier for our Nimbus and Apollo products. The terms of this agreement obligate us to order and purchase all of our Apollo and Nimbus products exclusively from Dakota unless Dakota is unable to honor any order we place with it, in which case we have the right to manufacture such products ourselves or use this provider or other suppliers as we choose for any Apollo or Nimbus product referenced in such order going forward. The pricing of the agreement is based upon the acquisition costs of materials and direct labor costs plus certain mark-ups. In the event that Dakota purchases custom inventory to meet our order forecasts that Dakota may not return or use for another purpose, Dakota can require us to purchase all such inventory at a purchase price equal to Dakota’s cost plus mark-up, provided that Dakota may not purchase such inventory in excess of $1 million in the aggregate without our prior written consent. Any intellectual property that is developed solely by us or by us and Dakota relating to the products or the manufacturing process is owned by us and any intellectual property developed solely by Dakota relating to the products or the manufacturing process or jointly by us and Dakota relating to the manufacturing process is owned by Dakota. Dakota has agreed that, during the term of this agreement and for two years following its termination, Dakota will not manufacture any products that compete with our products in the markets addressed by us. Either party may terminate this agreement in the event of an uncured breach or upon the sale of the other party. The Manufacturing Agreement has been renewed beyond its initial three year term through February 2012.

Infineon Development Agreement and License Agreement

Pursuant to the terms of the Development Agreement we entered into with Infineon in September 2008 (the “Infineon Development Agreement”), we have agreed to carry out the development of customized tool features, based on our Stratus S200 tool platform, and to provide Infineon with the results of this development work for use in Infineon’s manufacturing process for semiconductors. Infineon will own the results of the development work other than any enhancements to the tool platform, which shall belong to us.

In connection with the Infineon Development Agreement, we entered into a License Agreement with Infineon in October 2009 pursuant to which Infineon granted us a non-exclusive license to incorporate the technology developed under the Infineon Development Agreement into our products based on the Stratus S200 tool platform. The license does not commence until January 1, 2014 and expires October 4, 2017. This is a royalty bearing license that starts at four percent of the selling price of the jointly developed application and drops to three percent in 2016.

IBM Joint Development Agreement and Patent License Agreement

Pursuant to the terms of the Joint Development Agreement we entered into with IBM in February 2009 (the “IBM Development Agreement”), we have agreed to the joint development of semiconductor apparatus and processes relating to plating technology for advanced packaging and integration solutions in semiconductor processing and manufacturing. Inventions jointly conceived by both parties will be jointly owned by the parties. IBM has granted us a non-exclusive license under its intellectual property rights to develop, make, have made and sell certain of our products and we have agreed to pay IBM a royalty on the sale of such NEXX products equal to six percent of the selling price of the applicable product (which includes the two percent royalty due under the Patent License Agreement described below). The term of the agreement is three years.

In connection with the IBM Development Agreement, we entered into a Patent License Agreement with IBM in February 2009 pursuant to which IBM licenses to us, and we license to IBM, certain patent rights to support the obligations and rights under the IBM Development Agreement. The license granted by us to IBM is fully paid up. The license granted by IBM to us bears a royalty of two percent of the selling price of the applications developed under the IBM Development Agreement.

MKS Patent and Know-How License Agreement

In August 2001, we entered into a Patent and Know-How License Agreement with wholly-owned subsidiaries of MKS in connection with our acquisition of certain assets relating to the Nimbus product line. Pursuant to this agreement, we were granted a perpetual license under certain patents and related know-how to enable us to develop and manufacture an electronic cyclotron resonance plasma source and sell such products to customers in the defined field of semiconductor, optoelectronic and photonic businesses on an exclusive basis and for use in stand-alone systems sold into all other fields on a non-exclusive basis. This license is fully paid up with no royalty obligations other than royalty payments on a legacy product line, which we no longer develop.

All Wet Exclusive License Agreement

In connection with our acquisition of All Wet in 2003, we succeeded in interest to the rights and obligations of All Wet under an Exclusive License Agreement it entered into with Arthur Keigler in December 1999. Pursuant to the terms of this agreement, Keigler granted an exclusive, perpetual license to All Wet for the use of Keigler’s patent relating to technology used in our Stratus product.

Customer Purchase Orders

Each customer order is generally negotiated by a separate purchase order rather than a blanket purchase agreement. As a result, no single purchase order is material to our business and the terms of purchase orders can and do vary significantly depending upon the type of system purchased by a customer and the specific components of a system. While in the future this arrangement may change, we have conducted business in this manner to date and do not have plans to alter these arrangements in the near future.

Legal Proceedings and Regulatory Actions

We are not currently a party to any material legal proceedings or regulatory actions. In the ordinary course of business, we may from time to time become involved in lawsuits, claims, investigations, proceedings, and threats of litigation consisting of intellectual property, commercial and other matters, which might have a material adverse effect on our financial position, results of operations or cash flows.

Employees

As of June 1, 2011, we had 141 full-time employees, with 55 in research and development, 26 in manufacturing operations/supply chain, 10 in sales and marketing, 35 in service, and 15 in general and administration.

Of our full-time employees, 105 are located in the United States and 36 are abroad. We consider our current relationship with our employees to be good. None of our employees are represented by labor unions or have collective bargaining agreements.

Facilities

Our corporate headquarters are located in Billerica, Massachusetts, where we occupy approximately 39,000 square feet. We use these facilities for administration, sales and marketing, supply chain, and research and development activities. We also lease space in Hsinchu, Taiwan and Singapore that we use for sales and support activities. We believe that our current facilities are sufficient for our needs for the foreseeable future as we outsource most of our manufacturing operations. We may add new facilities and expand our existing facilities as we add employees and expand our markets. In that event, we believe that suitable additional or substitute space will be available as needed to accommodate any such expansion of our operations.

Environmental Matters

We are subject to a variety of governmental regulations related to the discharge or disposal of toxic, volatile or otherwise hazardous waste. Chemicals are used in the manufacturing process used by OSATs and integrated device manufacturers, however we generally do not use hazardous materials in our operations other than small amounts of hazardous chemicals in our demonstration and research laboratories. Our compliance with federal, state and local provisions regulating the discharge of materials into the environment, and the remedial actions we have taken with respect to environmental regulations, have not had, and are not expected to have, a material effect on our business, financial condition, results of operations, cash flows and competitive position.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name, age and position of each of our executive officers and directors as of June 1, 2011:

Name	Age	Position with Our Company
Thomas M. Walsh, Ph.D.	57	President, Chief Executive Officer and Director
Stanley D. Piekos	63	Vice President, Finance and Chief Financial Officer
Arthur L. Keigler	53	Chief Technology Officer and Vice President of Advanced Technology and Engineering
John M. Bowers	64	Vice President, Worldwide Sales
Robert L. Jackson, Ph.D.	57	Vice President and General Manager of Electrodeposition Products
Rezwan A. Lateef	42	Vice President, Customer Operations and Business Development
Phillip Villari	62	Vice President of World Wide Operations
Robert G. Deuster(1)(3)	60	Chairman of the Board of Directors
Carlton J. Eibl(2)	51	Director
Clifford L. Haas(2)(3)	54	Director
R. Douglas Norby(1)(3)	75	Director
Richard Post, Ph.D	67	Director
Bruce C. Rhine(1)(2)	54	Director

(1)	Member of audit committee.
(2)	Member of compensation committee.
(3)	Members of governance and nominating committee.

Executive Officers

Thomas M. Walsh, Ph.D. has been our President, Chief Executive Officer and a member of our board of directors since October 2008. From May 1996 to October 2008, Mr. Walsh served in various senior management positions with Novellus Systems Inc., a public semiconductor equipment manufacturer, most recently serving as general manager of the Electrofill Business Unit from February 2007 to October 2008. Mr. Walsh holds an A.B. degree in chemistry from Herbert Lehman College, a Ph.D. degree in analytical chemistry from Purdue University and an M.B.A. from New York University. We believe Mr. Walsh is qualified to serve on our board of directors based upon his expertise and knowledge regarding our business and operations and his executive experience in the semiconductor equipment industry as described above.

Stanley D. Piekos has been our Vice President, Finance and Chief Financial Officer since June 2006. From April 2003 to February 2006, Mr. Piekos was Chief Financial Officer at August Technology Corporation,

a provider of automated inspection, metrology and data analysis software to microelectronic device manufacturers. From February 1998 to March 2003, Mr. Piekos was Chief Financial Officer of American Superconductor Corporation, a manufacturer of high temperature superconductor products and electrical systems. From June 1994 until February 1998, Mr. Piekos served as Vice President and Chief Financial Officer of Brooks Automation, Inc., a supplier of robotics and controls to the semiconductor production equipment industry. Mr. Piekos holds a B.A. degree in finance from Northeastern University and an M.B.A. from Babson College.

Arthur L. Keigler has been our Chief Technology Officer and Vice President of Advanced Technology and Engineering since June 2003. From December 1999 to April 2003, Mr. Keigler was President and Chief Executive Officer of All Wet Technologies, Inc., a semiconductor equipment developer he founded that we acquired in April 2003. From June 1992 to December 1999, Mr. Keigler was a Manager of Engineering of Quantum Corp., a global storage company specializing in backup, recovery and archive solutions. Mr. Keigler holds a B.S. degree in applied physics from Cornell University and M.S. degrees in each of materials science, mechanical engineering and business management from the Massachusetts Institute of Technology.

John M. Bowers has been our Vice President, Worldwide Sales since April 2008. From January 1991 to March 2008, Mr. Bowers served in various senior management positions at Novellus Systems Inc., a public semiconductor equipment manufacturer, most recently serving as Managing Director, Global Account from November 2005 to March 2008, President, Southeast Asia Region from April 2002 to November 2005, General Manager, Greater China Region from November 1999 to April 2002, and Director of Western Region from September 1992 to October 1999. Mr. Bowers holds B.A. and B.S. degrees in mechanical engineering from Bucknell University and an M.B.A. from the University of Pittsburgh.

Phillip Villari has been our Vice President of Worldwide Operations since September 2004. From October 2000 to September 2004, Mr. Villari was Chief Operating Officer of SemiTest, Inc., a supplier of monitoring tools for semiconductor fabrication. From 1992 to 2000, Mr. Villari held various senior management positions at each of Micro Technology Component, Inc., a supplier of test handlers for the semiconductor industry, Aseco, Inc., a supplier of test handlers for the semiconductor industry, Electro Scientific Industries, Inc., a manufacturer of equipment for microelectronics manufacturers, and XRL Inc., a semiconductor equipment manufacturer. Mr. Villari holds a B.S. degree in industrial technology from Clarkson College of Technology.

Robert L. Jackson, Ph.D. was hired as our Vice President and General Manager of Electrodeposition Products in October 2010. From January 2007 until October 2010, Dr. Jackson was a lecturer in the department of chemistry at Sonoma State University in Rohnert Park, California. From August 2006 until May 2007, Dr. Jackson served as a chemistry instructor at Roseland University Prep in Santa Rosa, California. From March 2000 until August 2006 Dr. Jackson served in various senior management positions with Applied Materials, Inc., a public semiconductor equipment manufacturer, including as Senior Director and Key Product Unit Head, Oxide Chemical-Mechanical Planarization, Director, Copper Chemical-Mechanical Planarization, and Director and Key Product Unit Head, Tungsten Chemical Vapor Deposition. From December 1993 until March 2000, Dr. Jackson served in various management positions with Novellus Systems Inc., a public semiconductor equipment manufacturer. Dr. Jackson holds a B.S. in chemistry from the University of Oklahoma and a Ph.D. in organic chemistry from Stanford University.

Rezwan A. Lateef has been our Vice President, Customer Operations and Business Development since October 2010. Mr. Lateef has served with our company since its formation in 2001, previously serving as Director of Customer Relations from November 2009 to October 2010 and as Director of Software, Automation and Control from November 2003 to November 2009. Prior to joining our company, Mr. Lateef served as Software and Control Systems Engineering Manager from August 1999 to August 2001 with Applied Science and Technology, Inc. and MKS Instruments, Inc., who acquired Applied Science and Technology in January 2001. Mr. Lateef holds both a B.S. and a M.S. in electrical engineering from the University of Illinois at Urbana-Champaign, has completed the Executive Management Training Program at the Harvard Business School and is a licensed engineer.

Directors

Robert G. Deuster has served as a member of our board of directors since February 2005 and as chairman of our board since December 2010. Mr. Deuster previously served as Chief Executive Officer and as a member of the board of directors of Newport Corporation, a provider of laser and photonics components, from May 1996 until his retirement in October 2007, serving as Chairman of the board from June 1997 until his retirement. Mr. Deuster also served as President of Newport Corporation from May 1996 until July 2004. Mr. Deuster currently serves on the board of directors of Symmetry Medical Inc., a provider of implants, instruments and cases to medical device manufacturers, and PICO Holdings, Inc., an asset management company. Mr. Deuster holds a B.S. degree in electrical engineering from Marquette University. We believe Mr. Deuster is qualified to serve on our board of directors based upon his engineering background and his executive and director experience with a publicly traded technology company described above.

Richard Post, Ph.D., founder of NEXX, has served as a member of our board of directors since our formation in August 2001, including serving as chairman of our board from August 2001 to December 2010. Dr. Post also served as our President and Chief Executive Officer from our formation in August 2001 until October 2008. From April 2000 to August 2001, Dr. Post served as a Vice President of MKS Instruments, Inc. (NASDAQ: MKSI), a supplier of semiconductor equipment. From August 1987 to August 2001, Dr. Post served as President, Chief Executive Officer and Chairman of the Board of Applied Science and Technology, Inc. (NASDAQ: ASTX), a manufacturer of semiconductor equipment that he co-founded. In April 2000, Applied Science and Technology, Inc. was acquired by MKS Instruments, Inc. Dr. Post is a fellow in the American Physical Society, has completed the Owner/President Management Program at Harvard Business School and holds a Ph.D. degree in plasma physics from Columbia University and a B.S. degree in energy physics from the University of California, Berkeley. We believe Dr. Post is qualified to serve on our board of directors based upon his expertise and knowledge regarding our business and operations and his executive experience in the semiconductor equipment industry as described above.

Carlton J. Eibl has served as a member of our board of directors since January 2009. Mr. Eibl has been a Managing Director with Enterprise Partners Venture Capital (“Enterprise Partners”), a venture capital firm, since 2003. Prior to joining Enterprise Partners, Mr. Eibl was the Chief Executive Officer of several technology and life science companies in San Diego, including Maxwell Technologies, Inc. Before joining Maxwell Technologies, Inc., Mr. Eibl served as President of Stratagene Corporation, a manufacturer of life science research products. Mr. Eibl also served as Chief Executive Officer and President for Mycogen Corporation, a publicly held agricultural biotechnology company, which was sold to The Dow Chemical Company in 1998. Mr. Eibl holds a J.D. degree from the Boston University School of Law and a B.A. degree from Cornell University. We believe Mr. Eibl is qualified to serve on our board of directors based upon his experience in advising and managing technology companies as both an investor and an executive as described above.

Clifford L. Haas has served as a member of our board of directors since September 2005. Mr. Haas joined Sigma Partners, a venture capital firm, in 1985 and has served as a Managing Director there since 1988. From May 2000 to June 2003, Mr. Haas served as a director of privately-held Vicom Systems, Inc. (“Vicom”), a provider of storage management software and applicances. In May 2003, Vicom filed a voluntary petition for bankruptcy protection under the U.S. federal bankruptcy laws, and, in February 2004, its plan for reorganization was confirmed. Mr. Haas holds an M.B.A. degree from Stanford University Graduate School of Business and a B.S. degree in engineering from California Polytechnic State University. We believe Mr. Haas is qualified to serve on our board of directors based upon his experience in advising and managing technology companies in connection with his duties as a Managing Director of Sigma Partners.

Bruce C. Rhine has served as a member of our board of directors since September 2001. Mr. Rhine previously served as Chief Strategy Officer, from July 2006 to February 2008, and Chief Executive Officer, from March 2007 to August 2007, of Nanometrics Incorporated (NASDAQ: NANO), a supplier of advanced process control metrology systems, where he has also served as a director since July 2006 and is currently the Chairman of the Board. From August 2000 to July 2006, Mr. Rhine served as Chairman and Chief Executive Officer of Accent Optical Technologies, Inc., a supplier of advanced process control metrology systems, and as Accent Optical Technologies, Inc.’s President from January 2003 to April 2005 and from August 2000 to September 2001. Mr. Rhine holds a B.S. degree in chemical engineering and an M.B.A. in finance from The Pennsylvania State University. We believe Mr. Rhine is qualified to serve on our board of directors based upon his engineering background and his executive and director experience in the semiconductor equipment industry as described above.

R. Douglas Norby has served as a member of our board of directors since November 2006. From June 2006 until October 2008, Mr. Norby was a director of Magnachip Semiconductor, Inc. (“Magnachip”), a designer and manufacturer of semiconductor products for consumer electronics. In June 2009, Magnachip filed a petition under the U.S. federal bankruptcy laws, and, in September 2009, its plan for reorganization was confirmed. Mr. Norby rejoined Magnachip as a director in March 2010 and is currently chair of its audit committee. From July 2003 until January 2006, Mr. Norby was Senior Vice-President and Chief Financial Officer of Tessera, Inc., a provider of intellectual property for advanced semiconductor packaging. From March 2002 to February 2003, Mr. Norby served as Senior Vice President and Chief Financial Officer of Zambeel, Inc., a data storage systems company. From December 2000 to March 2002, Mr. Norby served as Senior Vice President and Chief Financial Officer of Novalux, Inc., a manufacturer of lasers for optical networks. From December 1995 until December 2000, Mr. Norby served as Executive Vice President and Chief Financial Officer of LSI Logic Corporation, a semiconductor company, and he has also served as a director of LSI Logic Corporation from May 1993 until March 2006. Mr. Norby is a director of Ikanos Communications, Inc., a developer of semiconductor and software products, Alexion Pharmaceuticals, Inc., a pharmaceutical company, and STATS ChipPac Ltd., a semi-conductor company. Mr. Norby received a B.A. in economics from Harvard University and an M.B.A. from Harvard Business School. We believe Mr. Norby is qualified to serve on our board of directors based upon his executive and director experience in the semiconductor industry, including extensive experience in financial management and reporting, as described above.

There are no family relationships among any of our directors or executive officers.

Corporate Governance

Board Composition

Our board of directors currently consists of seven members, six of whom are non-employee members, and each of whom was elected under board composition provisions of our fourth amended and restated voting agreement, which will be terminated upon the closing of this offering. Upon the termination of these provisions, there will be no further contractual obligations regarding the election of our directors. Our directors hold office until their successors have been elected or qualified or until their earlier resignation or removal.

Following this offering, the board of directors will be divided into three classes, with members of each class of directors serving for staggered three-year terms. The board of directors will consist of two Class I directors (currently Mr. Eibl and Dr. Post), two Class II directors (currently Messrs. Haas and Rhine) and three Class III directors (currently Messrs. Deuster, Norby and Walsh), whose initial terms will expire at the annual meeting of stockholders held in 2012, 2013 and 2014, respectively. Our amended and restated by-laws that will become effective upon the completion of this offering provide that the number of authorized directors may be changed only by a majority of our board of directors. Seven directors are currently authorized. Any additional directorships resulting from an increase in the number of authorized directors will be distributed among the three classes so that, as nearly as reasonably possible, each class will consist of one-third of the directors. Our classified board could have the effect of making it more difficult for a third party to acquire control of us.

Our amended and restated certificate of incorporation and by-laws that will become effective upon the closing of this offering provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the shares then entitled to vote at an election of directors. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. An election of our directors by our stockholders will be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board, may be filled only by a majority of our directors then in office.

Director Independence

Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our board of directors has determined in June 2011 that none of Messrs. Deuster, Eibl, Haas, Norby or Rhine, representing five of our seven directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules (the “Nasdaq Rules”). Neither Mr. Walsh nor Dr. Post is considered to be independent, as Mr. Walsh is an employee of the company and Dr. Post was an executive officer during the past three years. We believe we are compliant with the independence criteria for boards of directors under applicable laws and regulations, including Rule 5605(b) of the Nasdaq Rules. We will continue to evaluate our compliance with these criteria over time. To the extent we determine necessary, we will seek to appoint additional independent directors.

There were 10 meetings of our full board of directors in the 2010 calendar year, with all the members of our board of directors attending each of these meetings. The board may meet independently of management as required. Although they are permitted to do so, the independent directors have not held regularly scheduled meetings at which non-independent directors and members of management are not in attendance, but generally do meet separately at the end of each meeting of the Board of Directors. Currently, our board of directors is satisfied that it exercises its responsibilities for independent oversight of management. The ability to establish ad hoc committees comprised solely of independent directors provides the board with the ability to meet independently of management whenever deemed necessary or appropriate and the chair of each such ad hoc committee provides the leadership for such committee.

Corporate Governance Guidelines

Pursuant to our written corporate governance guidelines that will become effective upon the closing of this offering, the principal responsibility of our board is to oversee our management and, in doing so, serve our best interests and the best interests of our stockholders. This responsibility includes: (i) reviewing and approving fundamental operating, financial and other corporate plans, strategies and objectives; (ii) evaluating our performance and the performance of our senior executives; (iii) evaluating our compensation programs on a regular basis and determining the compensation of our senior executives; (iv) reviewing and approving senior executive succession plans; (v) evaluating whether corporate resources are used only for appropriate business purposes; (vi) establishing a corporate environment that promotes timely and effective disclosure, fiscal accountability, high ethical standards and compliance with all applicable laws and regulations; (vii) ensuring that our financial results are adequately reported to stockholders, other security holders and regulators on a timely and regular basis; (viii) ensuring the timely and accurate reporting of any developments that could have a significant and material impact on our value; (ix) reporting annually to the stockholders on our activities for the preceding year; (x) reviewing and approving material transactions and commitments not entered into in the ordinary course of business; (xi) developing a corporate governance structure that allows and encourages the board to fulfill its responsibilities; (xii) providing advice and assistance to our senior executives; and (xiii) evaluating the overall effectiveness of the board and its committees.

Pursuant to the corporate governance guidelines, the board also has the responsibility: (i) to ensure that there are long-term goals and a strategic planning process in place and to participate with management directly or through committees in developing and approving the strategy by which we propose to achieve these goals (taking into account, among other things, the opportunities and risks of our business); (ii) to safeguard our assets and business, identify and understand the principal risks of our business and to ensure that there are appropriate systems in place that effectively monitor and manage those risks with a view to our long-term viability; (iii) to the extent considered appropriate, to satisfy itself as to the integrity of the chief executive officer and our other officers and to ensure that the chief executive officer and such other officers are creating a culture of integrity; (iv) for determining that effective systems are in place for the periodic and timely reporting to the board on important matters concerning us; and (iv) for periodically reviewing the integrity of our internal control and management information systems.

To date, the responsibilities of the board of directors have been delineated by the establishment of an audit committee and a compensation committee and through discussion among the directors.

Board Committees

Our board of directors has established an audit committee, a governance and nominating committee and a compensation committee. Each committee operates under a charter that has been approved by our board. Our committee charters will be available on our website following the consummation of this offering. The composition and functioning of all of our board committees complies with the rules of the SEC and the Nasdaq Rules that are currently applicable to us and we intend to comply with additional requirements to the extent that they become applicable to us.

Audit Committee.    The members of our audit committee are Messrs. Norby, Deuster and Rhine. Mr. Norby, who presently chairs the audit committee, has over 25 years experience serving as a chief financial officer, including serving in this capacity for five public companies. Messrs. Deuster and Rhine, who have each served as the chief executive officers of public companies, also have extensive experience reading financial statements and supervising principal financial officers. Our audit committee assists our board of directors in its oversight of the integrity of our financial statements and our independent registered public accounting firm’s qualifications, independence and performance.

Our audit committee’s responsibilities include:

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements, earnings releases and related disclosures;

•	reviewing and discussing with management and our independent registered public accounting firm our internal controls and internal auditing procedures, including any material weaknesses in either;

•	discussing our accounting policies and all material correcting adjustments with our management and our independent registered public accounting firm;

•	monitoring our control over financial reporting and disclosure controls and procedures;

•	appointing, overseeing, setting the compensation for and, when necessary, terminating our independent registered public accounting firm;

•	approving all audited services and all permitted non-audit, tax and other services to be performed by our independent registered public accounting firm;

•

discussing with the independent registered public accounting firm its independence and ensuring that it receives the written disclosures regarding these communications required by the Public Company Accounting Oversight Board;

•	reviewing and approving all transactions or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors,

executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers;

•	recommending whether the audited financial statements should be included in our annual report and preparing the audit committee report required by SEC rules;

•	reviewing all material communications between our management and our independent registered public accounting firm;

•	approving, reviewing and updating our code of business conduct and ethics; and

•	establishing procedures for the receipt, retention, investigation and treatment of accounting related complaints and concerns.

Upon the closing of this offering, all of the members of the audit committee will be “independent” within the meaning of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 5605(a)(2) of the Nasdaq Rules. Mr. Norby is our audit committee financial expert, as such term is currently defined in Item 407(d)(5) of Regulation S-K. Each member of the audit committee is financially literate, as each has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by our financial statements.

Governance and Nominating Committee.    The members of our governance and nominating committee are Messrs. Deuster, Haas and Norby. Mr. Deuster chairs the governance and nominating committee, each member of which satisfies the independence standards established by the SEC and the Nasdaq Rules.

Our governance and nominating committee’s responsibilities include:

•	identifying individuals qualified to become members of our board of directors;

•	recommending to our board of directors the persons to be nominated for election as directors;

•	assisting our board of directors in recruiting such nominees;

•	recommending to our board of directors qualified individuals to serve as committee members;

•	performing an annual evaluation of our board of directors;

•	evaluating the need and, if necessary, creating a plan for the continuing education of our directors; and

•	assessing and reviewing our corporate governance guidelines and recommending any changes to our board of directors.

Compensation Committee.    The members of our compensation committee are Messrs. Rhine, Eibl and Haas. Mr. Rhine chairs the compensation committee, each member of which satisfies the independence standards established by the SEC and the Nasdaq Rules. In addition, each member of our compensation committee qualifies as a “non-employee director” under Rule 16b-3 of the Exchange Act. Our compensation committee assists the board of directors in the discharge of its responsibilities relating to the compensation of the board of directors and our executive officers.

Our compensation committee’s responsibilities include:

•

establishing a compensation policy for officers and key employees, including salary, bonus and incentive compensation, deferred compensation, perquisites, equity compensation, benefits provided upon retirement, severance or other termination of employment, and any other forms of executive compensation;

•	reviewing and considering participation and eligibility in the various components of the total compensation package for officers and key employees;

•

annually reviewing and approving corporate goals and objectives relevant to officer compensation, evaluating each officer’s performance in light of those goals and objectives, and recommending to the board of directors compensation levels for these officers based on this evaluation;

•	approving and administering cash incentives and deferred compensation plans;

•	making recommendations to our board of directors with respect to director compensation;

•	overseeing and administering our incentive compensation plans and equity-based plans;

•

reviewing and discussing with management the compensation discussion and analysis required to be included in our filings with the SEC and recommending whether the compensation discussion and analysis should be included in such filings;

•	preparing the compensation committee report required by SEC; and

•	making recommendations to our board of directors with respect to management succession planning, including planning with respect to our chief executive officer.

Compensation Committee Interlocks and Insider Participation

During 2010, the members of our compensation committee were Messrs. Eibl, Haas and Rhine. None of the members of our compensation committee is or has at any time been an officer or employee of the company. None of our executive officers serve, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee. For a description of transactions between us and members of the compensation committee and entities affiliated with such members, please see “Certain Relationships and Related Party Transactions.”

We have issued shares of our convertible preferred stock and common stock to Mr. Rhine and affiliates of Sigma Partners and Enterprise Partners. Mr. Eibl is a managing director of Enterprise Partners and Mr. Haas is a managing director of Sigma Partners. See the “Related Person Transactions” section of this prospectus for more information.

Code of Ethics

We have adopted a code of business conduct and ethics (the “Code of Ethics”) applicable to our directors, executive officers and all other employees. The Code of Ethics constitutes written standards that are designed to deter wrongdoing and promote: honest and ethical conduct, including handling of actual or apparent conflicts of interest between personal and professional relationships; avoidance of conflicts of interest, including disclosure to a director or officer of any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest; full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the securities regulatory authorities and in other public communications made by us; compliance with applicable governmental laws, rules and regulations; the prompt reporting to a director or officer of violations of the Code of Ethics; and accountability and responsibility by all directors, officers and employees for adherence to the Code of Ethics. A copy of the Code of Ethics will be available on our corporate website at http://www.nexxsystems.com upon completion of this offering. Any amendments to the Code of Ethics, and any waivers thereto involving our executive officers, also will be available on our corporate website. The content on our website is not incorporated by reference into this prospectus. See “Related Person Transactions—Related Person Transaction Policy.”

EXECUTIVE COMPENSATION

The following discussion and analysis of compensation arrangements of our named executive officers for 2010 (as set forth in the Summary Compensation Table below) should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the currently planned programs summarized in this discussion.

Compensation Discussion and Analysis

The compensation committee of our board of directors oversees our executive compensation program. In this role, the compensation committee reviews and approves annually all compensation decisions relating to our named executive officers (as identified below in the “Summary Compensation Table”). In making its decisions, the compensation committee considers the performance of the individual executive officers, as well as company performance, and reviews compensation data to assess the competitive market for comparable executives.

Objectives and Philosophy of our Executive Compensation Program

The primary objectives of the compensation committee with respect to executive compensation are to:

•	encourage executives to achieve and exceed our strategic and financial performance targets;

•	focus on long-term performance by providing a significant portion of executives’ compensation through programs linked to our long-term success;

•	attract executive talent and retain those executives who have demonstrated superior talent and performance and whose continued employment is crucial to our success and growth; and

•	align executives’ incentives with the creation of stockholder value.

Our compensation committee assesses the performance of NEXX and our named executive officers in part based on specific measures and targets established by the compensation committee and our board of directors. However, compensation decisions are not driven entirely by financial performance assessments. As a private company, our compensation committee has historically reviewed compensation data and/or surveys collected from other private, venture capital-backed companies with similar revenues, and from research of pay practices at similar companies informally conducted and supplied by committee members. The committee has also relied on its members’ business judgment and collective experience in the semiconductor capital equipment industry.

As a privately held company, we have not retained compensation consultants to review our policies and procedures relating to executive compensation. For executive officers other than our Chief Executive Officer, the compensation committee has historically sought and considered input from our Chief Executive Officer regarding such executive officers’ responsibilities, performance and compensation. Specifically, our Chief Executive Officer recommends base salary increases, bonus targets for the performance-based bonus, equity award levels and the short-term and long-term financial and non-financial performance goals that are used throughout our compensation plans, and advises the committee regarding the compensation program’s ability to attract, retain and motivate executive talent. Our compensation committee has and exercises the ability to materially increase or decrease the compensation amounts recommended by our Chief Executive Officer. Our Chief Financial Officer is also involved in our executive compensation process. Our Chief Financial Officer is responsible for providing input on the financial targets for our compensation plan and for presenting data regarding the impact of the executive compensation programs on our financial results.

Our compensation committee routinely meets in executive session, and our Chief Executive Officer is not permitted to attend during committee discussions, or board of directors determinations, regarding his compensation.

Our compensation committee expects, on an annual basis, to set base salaries and bonus targets for the following year, as well as to determine equity incentive awards for our executive officers. In setting annual salaries, bonuses and equity incentive awards, the compensation committee reviews the individual contributions of each executive officer and the achievement of predetermined corporate performance goals.

To achieve the objectives of executive compensation, the compensation committee evaluates our executive compensation program with the following goals:

•

compensation should reflect our performance as well as individual performance over the prior fiscal year and over a longer period. In the short term, compensation should reflect the extent to which goals are missed, met or exceeded, taking into consideration individual ability to influence results. In the long-term, the value delivered under equity-based programs will be driven largely by the performance of our stock price and total stockholder return;

•	compensation programs should be aligned with business strategies focused on long-term growth and creating value for stockholders; and

•

overall target compensation, which is compensation received when achieving expected results, should be in line with that of individuals holding comparable positions and producing similar results at other corporations of similar size in the semiconductor capital equipment industry.

To date, our compensation committee has not retained an independent compensation consultant but has instead relied on published data from venture capital and other published industry surveys, as well as information from publicly traded corporations.

Components of our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	annual cash incentive bonuses;

•	stock option or other equity incentive awards;

•	insurance, retirement and other employee benefits; and

•	change-of-control benefits.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, our compensation committee determines subjectively what it believes to be the appropriate level and mix of the various compensation components.

Base Salary.    Base salary represents the payment for a satisfactory level of individual performance as long as the employee remains employed with us. Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. In establishing base salaries for our named executive officers for each of fiscal years 2009 and 2010, our compensation committee considered a number of factors, including our company’s overall performance against its stated goals, including growth in bookings and revenue growth, and each named executive’s position and functional role, seniority, the relative ease or difficulty of replacing the individual with a well-qualified person and the number of well-qualified candidates to assume the individual’s role, the named executive’s job performance and overall level of responsibility and the informal benchmarking data and information discussed above.

The amounts in the “Stock Option Awards” column in the Summary Compensation Table below reflect the dollar amount of awards recognized for financial statement reporting purposes in each respective year for each named executive officer, in accordance with SFAS 123R, assuming no forfeitures. Valuation of these options is based on the aggregate dollar amount of share based compensation recognized for financial statement reporting purposes computed in accordance with SFAS 123R over the term of these options, excluding the impact of estimated forfeitures related to service-based vesting conditions.

Adjustments to the base salary level may be made annually based on comparisons to survey data and evaluation of the executive’s level of responsibility and experience as well as company-wide performance. Each of our executives is currently a party to an employment agreement, none of which provides for automatic or scheduled increases in base salary. However, on an annual basis, base salaries for our executives, together with other components of compensation, are evaluated for adjustment by our compensation committee.

Annual Cash Incentive Bonus

We have an annual cash incentive bonus plan for our executives. The annual cash incentive bonuses are intended to compensate for the achievement of company strategic, operational, financial and individual goals. Amounts payable under the annual cash incentive bonus plan are calculated as a percentage of the applicable executive’s base salary. No bonus is paid if the aggregate attainment falls below certain minimums. Our compensation committee designed the targets to require significant effort and operational success on the part of the executives and the company.

The targets for cash incentive bonuses were a specific amount of total revenue, known as our “Sales Incentive Plan” and individual objectives. The weighting of each performance target was as follows: 50% for revenue, and 50% for individual goals. The 2009 and 2010 targets for cash incentive bonuses were 30% of annual base salary for executive officers other than our Chief Executive Officer, whose target bonus was $100,000 in each year, and our Vice President, Worldwide Sales, whose target bonus was based on cash incentive bonuses earned by other members of the sales team. Mr. Walsh’s individual objectives were based on increasing revenues and market share, improving gross margins and expanding product development efforts in 2009 and oversight of the senior management team, adding critical new accounts and overseeing operating results in 2010. Mr. Piekos’ individual objectives generally related to establishing the financial infrastructure for a public company in 2009 and supporting our initial public offering in 2010. Mr. Bowers’ individual goals in both 2009 and 2010 generally related to helping to increase our revenue, enhancing existing customer relationships by building a global sales organization and implementing processes to manage a global sales organization. Mr. Keigler’s individual goals generally related to continued product enhancements in 2009 and 2010. Mr. Villari’s individual goals in 2009 generally consisted of improvement in manufacturing costs, improved reliability and improvements in cost of goods and in 2010 related to completion of specific development projects in a timely fashion and adding the capabilities needed to support and deliver products.

Name	2010 Bonus	2009 Bonus
Thomas M. Walsh	$25,000	$100,000
Stanley D. Piekos	13,000	60,000
Arthur Keigler	13,000	60,000
John Bowers	83,500	70,725
Phillip Villari	12,000	54,000

The principal elements of the fiscal 2011 executive officer incentive bonus plan are as follows:

•

each of our executive officers other than our Chief Executive Officer, who has a target bonus of $100,000, and our Vice President, Worldwide Sales, whose bonus plan target involves a higher incentive component of up to approximately 50% of annual base salary and related to the Sales Incentive Plan arnounts achieved by other members of the sales team, have a target bonus of 30% of their annual base salary.

•

80% of each executive’s target bonus is based upon our attainment of specified financial targets including revenues, gross margins and working capital management. Achieving the revenue target will allow the company to gain market share in several emerging markets, and achieving this target will require execution by the entire management team while gross profit is an important indicator of the strength of our customer value proposition. Effective working capital management is key to improving return on capital employed in the business.

•

20% of each executive’s target bonus is based upon individual objectives, because the committee believed it was important to allocate a significant portion of the bonus for individual contribution. Mr. Walsh’s individual objectives generally relate to general oversight of the senior management team, adding critical new accounts and overseeing operating results. Mr. Piekos’ individual objectives generally relate to supporting our initial public offering. Mr. Kiegler’s individual goals generally relate to adding new features to our products. Mr. Bowers’ individual goals generally relate to helping to increase our revenue. Mr. Villari’s individual goals generally relate to completion of specific development projects in a timely fashion and adding the capabilities needed to support and deliver products. Our compensation committee designed the 2011 targets to require significant effort on the part of the executives and operational success on the part of the company.

The revenue and individual targets used for purposes of the fiscal 2011 incentive bonus plan were established in February 2011. The contributions by each executive are aligned with our short-term goals for their respective working groups, and, as with the targets for fiscal 2010, are set at levels that are designed to be challenging in that they require us to achieve strong revenue growth, but will be attainable if we have what we consider to be a successful year.

Equity Grants.    Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, the vesting feature of our equity grants contributes to executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period. Prior to this offering, our executives were eligible to participate in our 2003 employee, director and consultant stock option plan, as amended (the “2003 Plan”). Following the closing of this offering, grants to our executives and other employees of stock-based awards will be made pursuant to our 2011 stock incentive plan (the “2011 Plan”). Under the 2011 Plan, executives will be eligible to receive grants of stock options or stock purchase rights at the discretion of the compensation committee. In determining the size of equity grants to our executives, our compensation committee has historically considered our corporate performance, the applicable executive’s performance and potential for enhancing the creation of value for our stockholders, the amount of equity previously awarded to the executive and the vesting of such awards, the executive’s position and, in the case of awards to executive officers other than our Chief Executive Officer, the recommendation of our Chief Executive Officer. In addition, going forward, our compensation committee will also consider information regarding comparative stock ownership and equity grants received by the executives in our compensation peer group.

We typically make an initial equity award of stock options to new executives and annual equity grants as part of our overall compensation program. All grants of options or other equity based awards to our executives are approved by the compensation committee.

In November 2008, our board of directors granted Mr. Walsh the right to purchase 449,092 shares of our common stock in connection with his commencement of employment. The number of shares subject to this award was recommended by our compensation committee, which considered the experience and expected contributions of Mr. Walsh. Our compensation committee also determined that this grant was consistent with equity grants made to other executive officers, as adjusted for the timing and perceived risk associated with this executive’s hire. The purchase price of this stock was $0.10 per share, which was the fair market value of our common stock on the date of grant as determined by our board of directors with input from a third party retained to value our common stock.

In September 2008, our board of directors granted a stock option to Mr. Bowers to purchase 93,449 shares of our common stock in connection with his commencement of employment. The number of shares subject to this award was recommended by our compensation committee, which considered the experience and expected contributions of Mr. Bowers. Our compensation committee also determined that this grant was consistent with equity grants made to other executive officers, as adjusted for the timing and perceived risk associated with this executive’s hire. The exercise price of this option is $0.10 per share, which was the fair market value of our common stock on the date of grant as determined by our board of directors with input from a third party retained to value our common stock.

In 2008, our compensation committee undertook a review of the equity positions of our executive officers whose performance was notable and who were more than 50% vested in their existing equity grants. As a result, following the recommendation of our compensation committee, our board of directors approved new equity awards to reestablish or provide additional incentives to certain named executive officers. In determining the equity awards for each of these executives, our board of directors considered our overall performance as a company, the applicable executive’s overall performance and contribution to our overall performance as a company, the size of awards granted to other executives and senior employees, the size of the available option pool and the recommendations of management. Specifically, our compensation committee determined that Mr. Keigler’s performance was a significant factor in our company achieving revenue growth and increasing the company’s valuation. As a result, in September 2008, our board of directors granted Mr. Keigler a stock option for the purchase of 159,639 shares of our common stock. Our compensation committee further determined that Mr. Piekos was primarily responsible for completing significant equity financings in 2008. As a result, in September 2008, our board of directors granted Mr. Piekos a stock option for the purchase of 77,826 shares of our common stock. Additionally, the committee concluded that Mr. Villari had successfully reduced product costs and contributed to the expansion of our manufacturing capabilities. As a result, in September, 2008, our board of directors granted Mr. Villari a stock option for the purchase of 52,884 shares of our common stock. All of these options were priced at $0.10 per share, which was the fair market value of our common stock on the applicable date of grant as determined by our board of directors with input from a third party retained to value our common stock.

In January 2010, our compensation committee undertook a review of the equity positions of our executive officers. As a result, following the recommendation of our compensation committee, our board of directors approved new equity awards to reestablish or provide additional incentives to certain named executive officers. In determining the equity awards for each of these executives, our board of directors considered our overall performance as a company. As a result, in January 2010, our compensation committee granted the following restricted stock units to each of our executive officers pursuant to our 2003 Plan. These restricted stock units vest 25% on January 22, 2011 and 2.083% each month thereafter through January 2014. The fair market value of our common stock on the date of grant as determined by our board of directors with input from a third party valuation firm, was $2.70 per share. Until vested and certificates representing the shares underlying the units have been issued, these restricted stock units have no voting rights. The Company is not required to issue any certificates for shares underlying these restricted stock units prior to the completion of any registration or other qualification of such shares under any state or federal law or under the rulings or regulations of the SEC and the expiration of any restrictions that may apply on the transfer of securities of the Company pursuant to agreements between the underwriters of this offering and the executive officers.

Name	Restricted Stock Units:
Thomas M. Walsh	170,000
Stanley D. Piekos	90,000
Arthur L. Keigler	100,000
John M. Bowers	70,000
Phillip Villari	75,000

In February 2011, our compensation committee granted the following restricted stock units to each of our executive officers pursuant to our 2003 Plan. In determining the equity awards for each of these executives, our compensation committee considered our overall performance as a company, the applicable executive’s overall performance and contribution to our overall performance as a company and the size of awards granted to other executives and senior employees. These restricted stock units vest 25% one year from the grant date and 2.083% each month thereafter through February 2015. The fair market value of our common stock on the date of grant as determined by our board of directors with input from a third party valuation firm, was $3.50 per share. Until vested and certificates representing the shares underlying the units have been issued, these restricted stock units have no voting rights. The Company is not required to issue any certificates for shares underlying these restricted stock units prior the completion of any registration or other qualification of such shares under any state or federal law or under the rulings or regulations of the SEC and the expiration of any restrictions that may apply on the transfer of securities of the Company pursuant to agreements between the underwriters of this offering and the executive officers.

Name	Restricted Stock Units:
Thomas M. Walsh	20,000
Stanley D. Piekos	10,000
Arthur L. Keigler	2,500
John M. Bowers	2,500
Phillip Villari	2,500

At the discretion of our compensation committee, we intend to review on an annual basis new equity awards for certain of our employees and executives. In determining these awards, the compensation committee intends to consider a number of factors, including our overall performance as a company, the applicable executive’s overall performance and contribution to our overall performance as a company, the size of awards granted to other executives and senior employees, the size of the available option (or other equity award) pool and the recommendations of management.

Other than the recent grant of restricted stock units, our equity awards have typically taken the form of stock options. The compensation committee reviews all components of an executive’s compensation when determining annual equity awards to ensure that the executive’s total compensation conforms to our overall philosophy and objectives.

Typically, the stock options, stock awards and restricted stock units we grant to our executives vest at a rate of 25% at the end of the first year and in equal quarterly installments over the succeeding three years. Immediately upon termination of employment of an employee, the unvested portion of any stock option will terminate and the balance, to the extent exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such stock option could have been exercised without regard to this provision. The 2003 Plan provides exceptions for the vesting of options upon an individual’s death, disability or termination for cause. Prior to the exercise of an option or the vesting of a restricted stock unit, the holder has no rights as a stockholder with respect to the shares subject to such option or restricted stock unit, as the case may be, including voting rights or the right to receive dividends or dividend equivalents.

We do not have any equity ownership guidelines for our executives. However, each of our named executive officers other than Mr. Villari have participated in all or some of the preferred stock financings offered to other stockholders.

We have historically granted stock options and other equity incentive awards at exercise prices equal to the fair market value of shares of our common stock on the date of grant as determined by our board of directors. After the closing of this offering, the exercise price of all stock options will be equal to the closing price of shares of our common stock on the Nasdaq Global Market on the date of the grant.

Benefits and Other Compensation.    We maintain broad-based benefits that are provided to all employees, including our 401(k), flexible spending accounts, medical, dental and vision care plans, and our life and accidental death and dismemberment insurance policies, long-term and short-term disability plans. Executive officers are eligible to participate in each of these programs on the same terms as non-executive employees. Although our 401(k) plan permits an employer match, we do not currently provide one. We do not provide any retirement benefits separate from the 401(k).

In particular circumstances, we sometimes award cash signing bonuses when executives first join us. Whether a signing bonus is paid and the amount of any such bonus is determined on a case-by-case basis under the specific hiring circumstances. For example, we will consider paying signing bonuses to compensate for amounts forfeited by an executive upon terminating prior employment, to assist with relocation expenses or to create additional incentive for an executive to join our company in a position where there is high market demand.

We do not offer any other perquisites to our executive officers.

Tax Considerations

Section 162(m) of the Code, which will become applicable to us upon the closing of this offering, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and our four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers during 2009 and 2010. We refer to these executive officers as our “named executive officers” elsewhere in this prospectus:

Name and Principal Position	Year	Salary ($)	Stock Awards($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All other Compensation($)(3)	Total ($)
Thomas M. Walsh	2010	$295,944	$459,000	$24,999		$779,943
Chief Executive Officer	2009	265,000	—	100,000	$42,806	407,806

Stanley D. Piekos	2010	218,672	243,000	13,003	—	474,675
Vice President of Finance	2009	200,000	—	62,400	—	262,400

John Bowers	2010	180,263	189,000	83,439	—	452,702
Vice President, Worldwide Sales	2009	176,548	—	70,725	—	247,273

Arthur Keigler	2010	218,382	270,000	13,004	—	501,386
Chief Technology Officer and Vice President of Advanced Technology and Engineering	2009	200,000	—	57,323	—	257,323

Phillip Villari	2010	198,425	202,500	11,996	—	412,921
Vice President of Worldwide Operations	2009	185,000	—	52,363	—	237,363

(1)

Awards of restricted stock units. The amounts in the “Stock Option Awards” column reflect the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The assumptions used by us with respect to the valuation of stock and option awards are set forth in Note 15 to our financial statements included elsewhere in this prospectus. This table does not include grants of an aggregate of 37,500 restricted stock units to our named executive officers in February 2011, which vest 25% on the first anniversary of the date of grant and 2.083% on each monthly anniversary of such date thereafter.

(2)	All amounts represent cash payments pursuant to our Sales Incentive Plan. Payments to Mr. Bowers were paid during the fiscal year. Payments to Messrs. Walsh, Piekos, Keigler and Villari were paid in the following fiscal year in accordance with the terms of the Sales Incentive Plan.
(3)	Includes for Mr. Walsh relocation expenses of $36,414 and a 401(k) company contribution of $6,392, in 2009.

Outstanding Equity Awards at December 31, 2010

The following table sets forth information regarding outstanding equity awards held as of December 31, 2010 by our named executive officers.

Name	Vesting Commencement Date(1)		Option Awards				Stock Awards
			Number of Securities Underlying Unexercised Options		Option Exercise Price($)	Option Expiration Date	Shares or Units of Stock That Have Not Vested
			Exercisable(#)	Unexercisable(#)			Number(#)	Market Value($)
Thomas M. Walsh	10/6/2008	(2)	—	—	—	—	243,237	$851,329
	1/22/2010	(3)	—	—	—	—	170,000	595,000

Stanley D. Piekos	9/29/2006		25,000	—	$0.10	9/29/2016	—	—
	5/31/2007		4,479	520	0.10	5/31/2017	—	—
	9/26/2008		43,777	34,049	0.10	9/24/2018	—	—
	1/22/2010	(3)	—	—	—	—	90,000	315,000

John Bowers	9/26/2008		26,282	20,442	0.10	9/24/2018	—	—
	1/22/2010	(3)	—	—	—	—	70,000	245,000

Arthur L. Keigler	5/1/2003		25,000	—	0.10	5/1/2013	—	—
	2/20/2004		5,000	—	0.10	2/20/2014	—	—
	11/17/2005		5,000	—	0.10	11/17/2015	—	—
	9/29/2006		5,000	—	0.10	9/29/2016	—	—
	9/29/2006		16,666	3,333	0.10	9/29/2016	—	—
	5/31/2007		4,479	520	0.10	5/31/2017	—	—
	9/26/2008		89,796	69,842	0.10	9/24/2018	—	—
	1/22/2010	(3)	—	—	—	—	100,000	350,000

Philip Villari	11/8/2004		4,000	—	0.10	11/8/2014	—	—
	11/17/2005		5,000	—	0.10	11/17/2015	—	—
	9/29/2006		5,000	—	0.10	9/29/2016	—	—
	5/31/2007		4,479	520	0.10	5/31/2017	—	—
	9/26/2008		29,747	23,137	0.10	9/24/2018	—	—
	1/22/2010	(3)	—	—	—	—	75,000	262,500

(1)	All grants held by our named executive officers vest as to 25% of the original number of shares on the first anniversary of the vesting commencement date, which is a date fixed by our board of directors when granting options, and as to an additional 2.083% of the original number of shares each month thereafter until the fourth anniversary of the vesting commencement date. These awards are subject to acceleration upon a change of control of our company and termination of employment following a change of control, as further described in the “Executive Compensation—Employment Agreements” section of this prospectus.
(2)

The October 6, 2008 grant to Mr. Walsh consists of 449,092 restricted shares of common stock purchased by Mr. Walsh that are subject to repurchase until the fourth anniversary of the grant date; except that the repurchase right terminates as to (a) 2.0833% of the shares for each month Mr. Walsh remains employed by us and (b) all of such shares upon termination of Mr. Walsh’s employment by the Company without “cause” following the second anniversary of the start of his employment or a lesser amount of shares, to be determined based on the termination termination occurs prior to such second anniversary. Mr. Walsh paid for the shares through both a cash payment and a promissory note, which promissory note plus interest was repaid prior to the closing of this offering. The restricted shares that are subject to repurchase are included in the unvested column in the above table.

(3)	Awards of restricted stock units.

Employment Agreements

As a condition to their employment, our named executive officers entered into non-competition, non-disclosure and invention assignments agreements. Under these agreements, each named executive officer has agreed (i) not to compete with us or to solicit our employees during his employment and for a period of 12 months after the termination of his employment and (ii) to protect our confidential and proprietary information and to assign to us intellectual property developed during the course of his employment.

The employment agreements with each of our named executive officers provide for specified payments and benefits if the officer’s employment is terminated without cause, or if the officer’s employment is terminated without cause or for good reason within 12 months following a change of control. The terms of these agreements are described under “Potential Payments upon Termination or Change of Control.” We adopted these arrangements because we recognize that we will, from time to time, consider the possibility of an acquisition by another company or other change of control transaction and that such consideration can be a distraction to our executive officers and can cause such officers to consider alternative employment opportunities. Accordingly, our board of directors concluded that it is in the best interests of our company and its stockholders to provide executives with certain severance benefits upon termination of employment without cause or for good reason following a change of control. Our board determined to provide such executives with certain severance benefits upon their termination of employment without cause outside of the change of control context in order to provide executives with enhanced financial security and incentive to remain with our company. In addition, we believe that providing for acceleration of options if an officer is terminated following a change of control transaction aligns the executive officer’s interest more closely with those of other stockholders when evaluating the transaction rather than putting the officer at risk of losing the benefits of those equity incentives.

In determining the amount of cash payments, benefits coverage and acceleration of vesting to be provided to officers upon termination prior to a change of control or within 12 months following a change of control, our Board considered the following factors:

•	the expected time required for an officer to find comparable employment following a termination event;

•	feedback received from potential candidates for officer positions at our company as to the level of severance payments and benefits they would require to leave other employment and join our company;

•

in the context of a change of control, the amount of vesting acceleration that would align the officer’s interests more closely with the interests of stockholders when considering a potential change of control transaction; and

•	the period of time following a change of control during which management positions are evaluated and subject to a heightened risk of elimination.

In addition, all outstanding options granted to our employees will become fully vested upon a change of control if the options are not assumed by the acquiring company.

Potential Payments Upon Termination or Change of Control

We have entered into employment and severance agreements with each of Messrs. Walsh, Piekos, Keigler, Bowers and Villari, which require us to make payments if the named executive officer’s employment with us is terminated in certain circumstances.

Pursuant to our employment and severance agreements with our named executive officers, a “change of control” is defined as the occurrence of the following events:

•

any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, is or becomes the “beneficial owner,” as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then outstanding voting securities;

•

approval by our board of directors and shareholders of a (A) tender offer to acquire any of our voting securities, (B) reorganization, (C) merger or (D) consolidation, other than a reorganization, merger or consolidation, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of our voting securities beneficially own, directly or indirectly, immediately after such reorganization, merger or consolidation, more than 50% of our then outstanding voting securities (entitled to vote generally in the election of directors) resulting from such reorganization, merger or consolidation in substantially the same proportions as their respective ownership, immediately prior to such reorganization, merger or consolidation, of the voting securities; or

•

approval by our board of directors and shareholders of the sale or other disposition of all or substantially all of our assets, excluding (a) a reorganization under the corporate laws of a state or province other than Delaware or (b) a liquidation following the cessation of our operations due to our inability to continue as a going concern.

Pursuant to our employment and severance agreements with our named executive officers, “cause” is defined as:

•	willful misconduct involving the company, our vendors, customers and/or potential customers;

•

refusal to perform or discharge the duties of responsibilities assigned by our President or board of directors, provided the same are not illegal or unethical, and the failure to correct such refusal and perform such duties or responsibilities within two weeks (14 calendar days) after written notice of such failure;

•	gross negligence in the performance of assigned duties;

•	indictment under a felony or misdemeanor involving moral turpitude;

•	willful or prolonged absence from work not excused by disability;

•

falseness of any warranty or representation by the named executive officer under his employment agreement or the breach of any obligations under the employment agreement or his duties as an employee to our material detriment.

Pursuant to our employment and severance agreements with each of our named executive officers “good reason” means the occurrence of one or more of the following events effected without the named executive officer’s prior consent, provided that he or she terminates his or her employment within one year thereafter:

•

the assignment to the named executive officer of any duties or a reduction of the named executive officer’s duties, either of which significantly reduces his or her responsibilities; provided that the continuance of his or her responsibilities at the subsidiary or divisional level following a change of control, rather than at the parent, combined or surviving company level following such change of control, shall not be deemed “good reason”;

•	a material reduction of the named executive officer’s base salary;

•	the relocation of the named executive officer to a facility or a location greater than 50 miles from his or her present location;

•	a material breach by us of any material provision of the employment and severance agreement.

However, no act or omission by us shall constitute “good reason” if we fully cure such act or omission within 30 days of receiving notice thereof from the named executive officer.

The employment and severance agreements provide that in the event the named executive officer’s employment is terminated by us or our successor without “cause” prior to a “change of control” or after 12 months following a “change of control” and the named executive officer executes a standard release of claims with us, the named executive officer is entitled to receive, in addition to such officer’s salary payable through the date of termination of employment and any other benefits earned and owed through the date of termination, the following cash payments:

•

an amount, payable in accordance with our customary payroll practices, equal to six months of the named executive officer’s base salary in effect immediately prior to the time of termination, except that (i) the amount received by Mr. Piekos shall equal twelve months of his base salary in effect immediately prior to the time of termination and (ii) Mr. Keigler shall also be entitled to the pro rata portion of his annual bonus earned through the date of termination; and

•

reimbursement of costs and expenses incurred by the executive officer and his or her eligible dependents for coverage under group health plans, policies or arrangements sponsored by us for a period of up to six months, provided that such coverage is timely elected under COBRA or similar applicable state statute.

For all of the executive officers other than Mr. Walsh, these severance benefits shall immediately cease upon the date the executive officer commences employment or consulting services that provide for total compensation equal to at least 75% of his base salary as in effect immediately prior to his termination.

The employment and severance agreements further provide that in the event the named executive officer’s employment is terminated (i) by us or our successor without “cause” and within 12 months following a “change of control” or (ii) by the executive officer for “good reason” and within 12 months. following a “change of control,” and in each case the named executive officer executes a standard release of claims with us, the executive officer is entitled to receive, in addition to such officer’s salary payable through the date of termination of employment and any other benefits earned and owed through the date of termination, the following cash payments and benefits:

•

for all named executive officers other than Mr. Walsh, an amount, payable in a lump sum, equal to twelve months of the named executive officer’s base salary in effect immediately prior to the time of termination;

•

all outstanding unvested stock options, equity appreciation rights or similar equity awards then held by the named executive officer as of the date of termination will immediately vest and become exercisable as to all shares underlying such options;

•

any shares of restricted stock, restricted stock units and similar equity awards then held by the named executive officer will immediately vest and any of our rights of repurchase or reacquisition with respect to such shares will lapse as to all shares; and

•

reimbursement of costs and expenses incurred by the executive officer and his or her eligible dependents for coverage under group health plans, policies or arrangements sponsored by us for a period of up to six months, provided that such coverage is timely elected under COBRA or similar applicable state statute.

The table below sets forth the benefits potentially payable to each named executive officer in the event of (a) the termination of the named executive officer’s employment without cause, (b) a change of control of our company and (c) the termination of the named executive officer’s employment without cause after the change of control.

	Cash Payments		Value of Additional Vested Option, RSU and Restricted Stock Grants
Name	Upon Employ- ment Termina- tion[1]	Upon Employment Termination After Change of Control[2]	Upon Employ- ment Termina- tion[3]	Upon Employment Termination After Change of Control[4]
Thomas M. Walsh[5]	$159,000	$159,000	$774,279	$1,294,904
Stanley D. Piekos	226,000	226,000	74,222	432,539
John Bowers	101,000	191,000	50,483	314,503
Arthur Keigler	185,000	229,000	121,868	600,567
Phillip Villari	109,000	208,000	57,059	342,937

(1)	For Mr. Piekos this amount is equal to 12 months’ annual base salary and health insurance coverage for six months. For Mr. Keigler this amount is equal to six months’ annual base salary, the pro rata portion of his annual bonus earned through December 31, 2010 (assuming that he earned the maximum bonus available) and health insurance coverage for six months. For all others, this amount is equal to six months’ annual base salary and health insurance coverage for six months.
(2)	For Mr. Walsh, this amount is equal to six months’ annual base salary and health insurance coverage for six months. For all others, this amount is equal to 12 months’ annual base salary and health insurance coverage for six months.
(3)	This amount is equal to (a) the number of shares that would vest as a direct result of employment termination without cause, assuming a December 31, 2010 employment termination without cause, multiplied by (b) (i) in the case of options and Mr. Walsh’s restricted stock, the excess of $3.50, which represents our board of directors’ determination of the fair market value of our common stock as of December 31, 2010, over the exercise price of the option or the purchase price of Mr. Walsh’s restricted stock, as the case may be, or (ii) in the case of restricted stock units, $3.50, which represents our board of directors’ determination of the fair market value of our common stock as of December 31, 2010.
(4)	This amount is equal to (a) the number of additional shares that would vest as a direct result of employment termination without cause or with good reason following a change of control, assuming a December 31, 2010 change of control and employment termination, multiplied by (b) (i) in the case of options and Mr. Walsh’s restricted stock, the excess of $3.50, which represents our board of directors’ determination of the fair market value of our common stock as of December 31, 2010, over the exercise price of the option or the purchase price of Mr. Walsh’s restricted stock, as the case may be, or (ii) in the case of restricted stock units, $3.50, which represents our board of directors’ determination of the fair market value of our common stock as of December 31, 2010.
(5)	Mr. Walsh purchased 449,092 shares of our common stock, of which 243,237 shares are subject to repurchase rights as of December 31, 2010.

Director Compensation

We have paid cash compensation to Messrs. Deuster, Norby and Rhine for their services as directors and have reimbursed our non-employee directors for reasonable travel and other expenses incurred in connection with attending board of director and committee meetings. Messrs. Deuster, Norby and Rhine have received stock option grants that vest in eight equal quarterly installments and all unvested options vest in full upon a change of control.

All option grants were issued at exercise prices determined by our Board of Directors with input from a third party appraiser to be equal to the fair market value of our common stock at the grant date.

Our president and chief executive officer has not received any compensation in connection with his service as a director. The compensation that we pay to our president and chief executive officer is discussed in the “Executive Compensation” section of this prospectus. Messrs. Eibl and Haas and Dr. Post have not received any compensation in connection with their services as directors.

During the year ended December 31, 2010, director fees were paid to each of Messrs. Deuster, Norby and Rhine as set forth in the following table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Robert G. Deuster(3)	$4,000	$20,250	$—	$24,250
R. Douglas Norby(4)	9,000	20,250	—	29,250
Bruce C. Rhine(5)	9,000	20,250	—	29,250
Richard S. Post	—	—	18,669	18,669

(1)	Each of the directors listed was granted an award of 7,500 restricted stock units vesting as to 12.5% of the original number of shares on January 22, 2010, the date of grant, and as to an additional 12.5% of the original number of shares each three month anniversary of such grant date. Represents the dollar amount of share-based compensation expense recognized for financial statement reporting purposes pursuant to FASB ASC Topic 718 during 2010, except that such amounts do not reflect an estimate of forfeitures related to service-based vesting conditions. The assumptions used by us with respect to the valuation of option grants are set forth in Note 15 to our financial statements included elsewhere in this prospectus.
(2)	For Dr. Post, amount consists of a company contribution for medical and dental insurance in the amount of $18,669.
(3)	As of December 31, 2010, Mr. Deuster holds options to purchase 18,800 shares of our common stock, all of which are vested with an average exercise price of $0.10 per share.
(4)	As of December 31, 2010, Mr. Norby holds options to purchase 34,721 shares of our common stock, all of which are vested, with an average exercise price of $0.10 per share.
(5)	As of December 31, 2010, Mr. Rhine holds options to purchase 34,376 shares of our common stock, all of which are vested, with an average exercise price of $0.10 per share.

In February 2011, the board of directors awarded 1,000 restricted stock units to each of Messrs. Deuster, Norby and Rhine, Dr. Post, investment funds associated with Enterprise Partners, with whom Mr. Eibl is a managing director, and an investment fund associated with Sigma Partners, with whom Mr. Haas is a managing director. These units vest in four equal installments on February 25, 2011, April 1, 2011, July 1, 2011 and October 1, 2011.

In December 2010, our board of directors approved the compensation of each of Messrs. Deuster, Norby and Rhine and Dr. Post for their services as a director in the amount of $5,000 per calendar quarter, commencing January 1, 2011 and terminating upon the completion of this offering. In January 2010, our compensation committee determined that it was advisable for us to implement new arrangements, effective upon completion of this offering, for the compensation of directors who are not employed by us or our subsidiary. In structuring compensation arrangements for non-employee directors, the compensation committee concluded that, in order for us to attract and retain high-quality directors, it was essential that we offer compensation packages competitive with those of companies of similar size, in similar industries or markets and at the same stage of maturity as our company.

The following summarizes the terms of the compensation arrangements with non-employee directors, which will become effective upon the completion of the offering. Each non-employee director is entitled to the following:

Annual retainer fees for service on the board of directors (for participation in up to five meetings per year):
Each director	$25,000
Additional annual retainer fees for board of director committee service:
Chair of audit committee (for participating in up to six meetings per year)	$10,000
Other members of audit committee (for participating in up to six meetings per year)	$1,500
Chair of compensation committee (for participating in up to three meetings per year)	$5,000
Other members of compensation committee (for participating in up to three meetings per year)	$1,500
Chair of governance and nominating committee (for participating in up to three meetings per year)	$5,000
Other members of governance and nominating committee (for participating in up to three meetings per year)	$1,500

A non-employee director who participates in a board of director or committee meeting in addition to the number of meetings set forth above in a given year will receive an additional $1,000 per meeting attended in person and $500 per meeting attended by telephone.

Also, effective at our first annual meeting of stockholders after the completion of this offering and on the date of each annual meeting thereafter, each non-employee director shall receive a grant of restricted stock units equal to 6/100ths of 1% (0.06%) of our issued and outstanding common stock outstanding as of the record date for such annual meeting, with each such grant to vest in four equal quarterly installments commencing on the date of such annual meeting.

Limitation of Liability and Indemnification

As permitted by the Delaware General Corporation Law, we adopted provisions in our amended and restated certificate of incorporation and by-laws to be in effect immediately prior to the closing of this offering that limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our amended and restated certificate of incorporation provides that:

•	we will indemnify our directors, executive officers and, in the discretion of our board of directors, employees to the fullest extent permitted by the Delaware General Corporation Law; and

•

we will advance expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to executive officers and employees, in connection with legal proceedings, subject to limited exceptions.

We plan to enter into indemnification agreements with each of our directors prior to the closing of this offering. These agreements will provide that we will indemnify these directors to the fullest extent permitted by law and our amended and restated certificate of incorporation and by-laws, and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, and we also intend to obtain, contemporaneously with the closing of this offering, an expanded general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or officers of NEXX, or persons controlling NEXX pursuant to the provisions in our amended and restated certificate of incorporation and bylaws, the indemnification agreements and the general liability insurance, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that the provisions in our amended and restated certificate of incorporation and bylaws, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Equity Incentive Plans

We currently have two stock option plans. The first plan, the 2003 Plan, was established in December 2002 and the second plan, the 2011 Plan, was established in June 2011. The purpose of our stock option plans is to attract, retain and motivate our employees, consultants, directors and officers by providing an opportunity to acquire an equity interest in our company.

2003 Employee, Director and Consultant Stock Option Plan

Our 2003 Plan was adopted by our board of directors and approved by our stockholders in December 2002 and our board of directors and stockholders approved amendments to our 2003 Plan in 2004, 2005, 2008 and 2010. Under this plan, we may grant incentive stock options, nonqualified options and restricted stock units to employees, officers, directors, consultants and advisors of the company. A maximum of 2,216,006 shares of common stock are currently authorized for issuance under our 2003 Plan. The 2003 Plan provides that no grants may be made to any insiders under the 2003 Plan if such grant would result in: (a) the number of shares of common stock issued to insiders pursuant to the 2003 Plan, together with all of our other share compensation arrangements, within any one year period, exceeding 10% of our outstanding shares of common stock, and (b) the number of shares of common stock issuable to insiders at any time pursuant to the 2003 Plan and all of our other share compensation arrangements exceeding 10% of our outstanding shares of common stock.

Our 2003 Plan is administered by the compensation committee of our board of directors. The compensation committee selects the participants, establishes the price, terms and conditions of each option and restricted stock unit, including the vesting provisions, oversees the issuance of shares upon option exercises or restricted stock unit vesting and interprets option agreements and restricted stock unit agreements. The compensation committee may at any time modify or amend the 2003 Plan in any respect, except where stockholders’ approval is required by law or where such termination or modification or amendment affects the rights of an optionee under a previously granted option and such optionee’s consent has not been obtained.

Pursuant to agreements we have entered into with our shareholders and requirements of the Code, the exercise price of all options granted under our 2003 Plan must not be less than 100% of the fair market value of our common stock on the date of such grant or, in the case of an incentive stock option to a 10% stockholder, not less than 110% of the fair market value of our common stock on the date of such grant. Additionally, the term of any option granted under the 2003 Plan may not exceed ten years from the date of grant.

In the event of a change of control, the compensation committee may provide for (a) the substitution by the surviving corporation or its parent of options or restricted stock units with substantially the same terms for such outstanding options or restricted stock units, as applicable, (b) the acceleration of the vesting of such options or restricted stock units immediately prior to or as of the date of the transaction, and the expiration of such outstanding options to the extent not timely exercised by the date of the transaction or (c) the cancellation of all or any portion of such outstanding options or restricted stock by a cash payment of the excess, if any, of the fair market value of the shares subject to such outstanding options or restricted stock or portions thereof being canceled over the option price thereof or restricted stock grants then being fully vested.

Immediately upon termination of employment of an employee for a reason other than for cause, the unvested portion of any stock option will terminate and the balance, to the extent exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such stock option could have been exercised pursuant to such employee’s option agreement. The 2003 Plan provides exceptions for the vesting of options upon an individual’s death, disability or termination for cause.

We do not intend to grant additional options or restricted stock units under our 2003 Plan after this offering and the aggregate number of shares to be issued under our 2003 Plan will be reduced to 2,153,433, which represents the total number of shares issuable upon the exercise of options and restricted stock units and the grant of shares of restricted common stock that are outstanding prior to the completion of this offering. After this offering, amendments to the 2003 Plan will be subject to approval by our stockholders in such a manner and to such a degree as applicable laws, rules and regulations require.

2011 Stock Incentive Plan

Our 2011 stock incentive plan, or our 2011 Plan, was adopted by our board of directors and approved by our stockholders in June 2011 and will become effective upon the effectiveness of this registration statement. Under this plan, we may grant incentive stock options, nonqualified options, stock purchase rights and other stock-based awards to employees, officers, directors, consultants and advisors of the company. We initially reserved              shares of our common stock for issuance of awards under the 2011 plan. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. In addition, the number of shares available for future grant will automatically increase each year by an amount equal to 3% of all shares of our capital stock outstanding on January 1 of each of 2012 through 2015 unless our board of directors takes action in any given year to set this increase at a lesser amount. Generally, shares that are forfeited or canceled from awards under the 2011 Plan also will be available for future awards. In addition, awards that are returned to our 2003 Plan as a result of their expiration, cancellation, termination or repurchase are automatically made available for issuance under our 2011 Plan. No awards have been granted under the 2011 Plan.

The 2011 Plan is administered by our compensation committee, which has full power and authority to select the participants to whom awards will be granted, to grant any combination of awards to participants, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of the 2011 Plan. All full-time and part-time officers and other employees, non-employee directors and other key persons (including consultants and prospective employees) are eligible to participate in the 2011 plan, subject to the discretion of the administrator. There are certain limits on the number of awards that may be granted under the 2011 Plan. For example, no more than 1,000,000 shares of stock may be granted to any one individual during any calendar year period under the 2011 Plan pursuant to the grant of awards except that new employees are eligible to receive up to a maximum of 2,000,000 shares in the calendar year in which they commence their employment.

The exercise price of stock options awarded under the 2011 Plan may not be less than the fair market value of the common stock on the date of the option grant (which will be determined based on the closing price of our shares of common stock on our listing exchange on the day of grant) and the term of each option may not exceed ten years from the date of grant. The administrator will determine at what time or times each option may be exercised and, subject to the provisions of the 2011 Plan, the period of time, if any, after retirement, death, disability or other termination of employment during which options may be exercised.

To qualify as incentive options, stock options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders.

We may also grant restricted stock awards under our 2011 Plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator of the 2011 Plan. The administrator will determine the number of shares of restricted stock granted to any recipient and may impose whatever vesting conditions it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right to repurchase or forfeiture.

We may also grant stock appreciation rights under our 2011 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The administrator of the 2011 Plan determines the terms of stock appreciation rights, including when these rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof. The exercise price of stock appreciation rights granted under our 2011 Plan may not be less than the fair market value of our common stock on the date of grant.

We may also grant restricted stock units under our 2011 Plan. Restricted stock units are awards covering a number of shares that may be settled in cash or by issuance of the underlying shares (which may consist of shares of restricted stock). The administrator of the 2011 Plan determines the terms of the restricted stock units, including the times during which the restricted stock units may be settled and the consideration to be distributed on settlement.

We may also grant other stock based awards under our 2011 Plan. Subject to applicable laws and the terms of the 2011 Plan, the administrator of the 2011 Plan determines the terms and conditions of such stock-based awards, including, without limitation, the grant of shares of common stock based upon certain conditions, the grant of securities convertible into shares of common stock and the grant of stock appreciation rights, phantom stock or restricted stock units.

Our board of directors may amend or discontinue the 2011 Plan at any time and the administrator of our 2011 Plan may amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose. No such amendment may adversely affect the rights under any outstanding award without the holder’s consent. The administrator of the 2011 Plan may reprice options or stock appreciation rights without the prior consent of our stockholders or the holder of such option or stock appreciation right if the repricing results in a reduction in the exercise price of such security. Further, amendments to the 2011 Plan will be subject to approval by our stockholders in such a manner and to such a degree as applicable laws, rules and regulations require.

RELATED PERSON TRANSACTIONS

Since January 1, 2008, we have engaged (or, in the case of the conversion of our preferred stock, will engage) in the following transactions with our directors, executive officers and holders of more than 5% of our voting securities, or affiliates or immediate family members of our directors, executive officers and holders of more than 5% of our voting securities. We believe that all of these transactions were (or shall be) on terms as favorable as could have been obtained from unrelated third parties.

Stock Issuances

From October 2007 through June 2008, we sold convertible promissory notes in the aggregate principal amount of $7.0 million and warrants to purchase an aggregate of up to 1,176,471 shares of our series D convertible preferred stock at an exercise price of $0.425 per share to existing holders of preferred stock. These promissory notes carried interest at the rate of 9%. These notes (including accrued interest) converted into 18,031,727 shares of our series D convertible preferred stock on June 27, 2008 at a price of $0.425 per share. Upon the closing of this offering, these shares will convert into shares of common stock. The table below sets forth the principal amount of these promissory notes, the number of shares of our series D convertible preferred stock the promissory notes were converted into and the number of shares of series D convertible preferred stock underlying the warrants sold to our directors, executive officers and 5% stockholders and their affiliates in connection with this series D convertible promissory note financing. All of the warrants to purchase shares of our series D convertible preferred stock referenced below were subsequently exercised.

Name	Principal and Interest Amount Of Loan ($)	Series D Convertible Preferred Stock Shares (#)	Series D Convertible Preferred Stock Warrants (#)
Affiliates of Sigma Partners(1)	$2,453,000	5,771,690	391,580
Affiliates of Enterprise Partners(2)	2,684,000	6,314,004	428,482
Richard S. Post	1,904,000	4,480,169	304,029
Arthur L. Keigler	32,000	76,284	14,450
Stanley D. Piekos	23,000	54,321	10,282

Total	$7,096,000	16,696,468	1,147,823

(1)	Clifford L. Haas, a member of our board of directors, is a managing director of Sigma Management 6, LLC, the general partner of each of Sigma Partners 6, L.P., Sigma Investors 6, L.P. and Sigma Associates, 6, L.P.
(2)	Carlton J. Eibl, a member of our board of directors, is the managing director of each of Enterprise Management Partners V, LLC and Enterprise Management Partners VI, LLC, the general partners of Enterprise Ventures V, L.P. and Enterprise Ventures VI, L.P., respectively.

In July, September and October 2008, we issued an additional 6,792,397 shares of series D convertible preferred stock at a price of $0.425 per share as well as warrants to purchase an aggregate of up to 6,691,643 additional shares of series D convertible preferred stock at an exercise price of $0.01 per share. Upon the closing of this offering, these shares will convert into shares of common stock and all of these warrants not previously exercised will terminate. The table below sets forth the number of shares of our series D convertible preferred stock and shares of series D convertible preferred stock underlying the warrants sold to our directors, executive officers and 5% stockholders and their affiliates in connection with this 2008 series D convertible preferred stock financing. All of the warrants to purchase shares of our series D convertible preferred stock referenced below were subsequently exercised.

Name	Aggregate Purchase Price ($)	Series D Convertible Preferred Stock Shares (#)	Series D Convertible Preferred Stock Warrants (#)
Affiliates of Sigma Partners(1)	$932,000	2,193,858	2,193,048
Affiliates of Enterprise Partners(2)	1,019,000	2,399,996	2,399,996
Richard S. Post	523,000	1,232,356	1,232,356

Total	$2,474,000	5,826,210	5,825,400

(1)	Clifford L. Haas, a member of our board of directors, is a managing director of Sigma Management 6, LLC, the general partner of each of Sigma Partners 6, L.P., Sigma Investors 6, L.P. and Sigma Associates, 6, L.P.
(2)	Carlton J. Eibl, a member of our board of directors, is the managing director of each of Enterprise Management Partners V, LLC and Enterprise Management Partners VI, LLC, the general partners of Enterprise Ventures V, L.P. and Enterprise Ventures VI, L.P., respectively.

In October and November 2009, we issued an aggregate of 12,348,061 units, each unit consisting of one share of series D convertible preferred stock at a price of $0.425 per share and a warrant to purchase an additional share of series D convertible preferred stock at an exercise price of $0.01 per share. Upon the closing of this offering, these shares will convert into shares of common stock. The table below sets forth the number of shares of our series D convertible preferred stock and shares of series D convertible preferred stock underlying the warrants sold to our directors, executive officers and 5% stockholders and their affiliates in connection with this 2009 series D convertible preferred stock financing. All of the warrants to purchase shares of our series D convertible preferred stock referenced below were subsequently exercised.

Name	Aggregate Purchase Price ($)	Series D Convertible Preferred Stock Shares (#)	Series D Convertible Preferred Stock Warrants (#)
Affiliates of Sigma Partners(1)	$1,859,000	4,373,581	4,373,578
Affiliates of Enterprise Partners(2)	2,141,000	5,038,188	5,038,188
Richard S. Post	500,000	1,176,470	1,176,470
Thomas M. Walsh	50,000	117,647	117,647
Bruce C. Rhine(3)	81,000	191,352	191,352
Robert G. Deuster	17,000	40,697	40,697
John M. Bowers	20,000	47,059	47,059

Total	$4,668,000	10,984,994	10,984,991

(1)	Clifford L. Haas, a member of our board of directors, is a managing of Sigma Management 6, the general partner of Sigma Partners 6, L.P., Sigma Investors 6, L.P. and Sigma Associates, 6, L.P.
(2)	Carlton J. Eibl, a member of our board of directors is a manager of Enterprise Ventures V, L.P. and Enterprise Ventures VI, L.P.
(3)	Includes shares held in an irrevocable trust for the benefit of Mr. Rhine’s children, in which he disclaims any beneficial interest.

Conversion of Preferred Stock

Immediately prior to the closing of this offering, each outstanding share of all classes of our preferred stock will convert into shares of our common stock pursuant to an agreement between us and the holders of all our outstanding shares of preferred stock. In consideration for consenting to the conversion of all shares of preferred stock to common stock upon this offering, we will issue share consideration of 2,912,322 shares of our common stock immediately prior to the closing of this offering to the holders of the outstanding shares of all of our preferred stock, including certain of our executive officers, directors and principal shareholders, and, upon the exercise of outstanding warrants to purchase shares of our preferred stock, up to 86,588 shares of our common stock to the holders of such warrants.

Agreements with Our Stockholders

In connection with the 2009 series D convertible preferred stock financing, we entered into a third amended and restated investor rights agreement with holders of our convertible preferred stock and warrants to purchase shares of our convertible preferred stock and certain holders of our common stock. The third amended and restated investor rights agreement contains a right of first refusal provision that provides that we shall not make certain issuances of our securities unless we first offer such securities to certain holders of our convertible preferred stock, in accordance with the terms of the agreement. This right of first refusal provision does not apply to, and will terminate upon the closing of, this offering. The third amended and restated investor rights agreement also provides (i) that holders of our convertible preferred stock have the right to demand that we file a registration statement, subject to certain limitations, and (ii) that holders of our convertible preferred stock and warrants to purchase shares of our convertible preferred stock and certain holders of our common stock have the right to request that their shares be covered by a registration statement that we are otherwise filing. See the “Shares Eligible for Future Resale—Registration Rights” section of this prospectus for a further discussion of these registration rights.

We also entered into a third amended and restated right of first refusal and co-sale agreement and a fourth amended and restated voting agreement with holders of our convertible preferred stock and certain other of our stockholders in connection with the 2009 series D convertible preferred stock financing. These agreements, as amended, provide the holders of our convertible preferred stock with a right of purchase and of co-sale in respect of sales of securities by certain holders of common stock and provide for agreements with respect to the election of our board of directors and other voting obligations. These agreements will terminate upon the closing of this offering.

Indemnification Arrangements

Please see “Executive Compensation—Limitation of Liability and Indemnification” for information on our indemnification arrangements with our directors.

Executive Compensation and Employment Arrangements

Please see “Executive Compensation” for information on compensation arrangements with our executive officers, including option grants and agreements with executive officers.

Related Person Transaction Policy

We have adopted a written policy providing that all “related person transactions” must be:

•	reported to our chief financial officer;

•	approved or ratified by our audit committee, which our audit committee will do only if it determines that the transaction is in, or not inconsistent with, the best interests of NEXX; and

•

if applicable, reviewed by our audit committee annually to ensure that such transaction, arrangement or relationship has been conducted in accordance with the previous approval, and that all required disclosures regarding such transaction arrangement or relationship have been made.

Our policy provides that a “related person transaction” is any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, involving an amount exceeding $120,000 in which we are a participant and in which any of our executive officers, directors or 5% stockholders, or any immediate family member of any of our executive officers, directors or 5% stockholders, has or will have a direct or indirect material interest.

PRINCIPAL STOCKHOLDERS

The table below provides certain information about beneficial ownership of our common stock (i) as of June 1, 2011 and (ii) as adjusted to reflect the sale of              shares of common stock that we anticipate selling in connection with this offering assuming no exercise of the underwriters’ over-allotment option. The table shows information for:

•	each person, or group of affiliated persons, who is known to us to beneficially own more than 5% of our common stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock (on an as-converted basis) underlying options or warrants held by that person that are currently exercisable or exercisable within 60 days of June 1, 2011 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, to our knowledge, all of the shares reflected in the table are shares of our common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Percentage of beneficial ownership calculations below are based on 13,878,431 shares of our common stock outstanding as of June 1, 2011.

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o NEXX Systems, Inc., 900 Middlesex Turnpike, Building #6, Billerica, Massachusetts 01821.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering
Name and Address of Beneficial Owner	Number		Percentage	Percentage
5% Stockholders
Entities affiliated with Enterprise Partners 2223 Avenida de Playa Suite 300 La Jolla, CA 92037	4,934,940	(1)	35.6%

Entities affiliated with Sigma Partners 1600 El Camino Real Suite 280 Menlo Park, CA 94025	4,058,948	(2)	29.2%

Richard S. Post	1,758,335	(3)	12.7%

Directors and Named Executive Officers
Thomas M. Walsh, Ph.D.	541,789	(4)	3.9%
Arthur L. Keigler	262,273	(5)	1.9%
Stanley D. Piekos	154,481	(6)	1.1%
Phillip Villari	84,585	(7)	*
John M. Bowers	70,924	(8)	*
Robert G. Deuster	36,125	(9)	*
Carlton J. Eibl	4,934,940	(10)	35.6%
Clifford L. Haas	4,058,948	(11)	29.2%
R. Douglas Norby	42,033	(12)	*
Richard S. Post, Ph.D.	1,758,335	(3)	12.7%
Bruce C. Rhine	152,231	(13)	1.1%

All of our directors and named executive officers as a group (11 persons)	12,096,664	(14)	83.3%

*	Represents beneficial ownership of less than 1% of the shares of common stock.
(1)	Consists of (a) 2,467,095 shares of common stock held by Enterprise Partners V, LP, (b) 375 restricted stock units that vest within 60 days held by Enterprise Partners V, LP, (c) 2,467,095 shares of common stock held by Enterprise Partners VI, LP and (d) 375 restricted stock units that vest within 60 days held by Enterprise Partners VI, LP. Excludes (a) 125 restricted stock units held by Enterprise Partners V, LP that vest in more than 60 days and (b) 125 restricted stock units held by Enterprise Partners VI, LP that vest in more than 60 days. Enterprise Management Partners V, LLC is the sole general partner of Enterprise Partners V, LP and has ultimate voting and investment power of the shares held of record by Enterprise Partners V, LP. Voting and investment power over such shares are vested in Mr. Eibl as the managing partner of Enterprise Management Partners V, L.P. Mr. Eibl disclaims beneficial interest over such shares except to the extent of his pecuniary interest, if any. Enterprise Management Partners VI, LLC is the sole general partner of Enterprise Partners VI, LP and has ultimate voting and investment power of the shares held of record by Enterprise Partners VI, LP. Voting and investment power over such shares are vested in Mr. Eibl as the managing partner of Enterprise Management Partners VI, LLC. Mr. Eibl disclaims beneficial interest over such shares except to the extent of his pecuniary interest, if any.
(2)	Consists of (a) 3,709,658 shares of common stock held by Sigma Partners 6, LP, (b) 750 restricted stock units that vest within 60 days held by Sigma Partners 6, LP, (c) 296,014 shares of common stock held by Sigma Associates 6, LP and (d) 52,526 shares of common stock held by Sigma Investors 6, LP. Excludes 250 restricted stock units that vest in more than 60 days held by Sigma Partners 6, LP. Sigma Management 6, LLC is the sole general partner of each of Sigma Partners 6, LP, Sigma Associates 6, LP and Sigma Investors 6, LP and has ultimate voting and investment power of the shares held of record by each of Sigma Partners 6, LP, Sigma Associates 6, LP and Sigma Investors 6, LP. Robert Davoli, Lawrence Finch, Gregory Gretsch, Clifford L. Haas, John Mandile, Peter Solvik, Robert Spinner and Wade Woodson are the Managing Members of Sigma Management 6, LLC, which is the general partner of each of Sigma Associates 6, LP, Sigma Investors 6, LP and Sigma Partners 6, LP, and as such Messrs. Davoli, Finch, Gretsch, Haas, Mandile, Solvik, Spinner and Woodson may be deemed to share voting and dispositive power with respect to shares of common stock held by Sigma Associates 6, LP, Sigma Investors 6, LP and Sigma Partners 6, LP. Each of Messrs. Davoli, Finch, Gretsch, Haas, Mandile, Solvik, Spinner and Woodson disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any.
(3)	Consists of (a) 857,859 shares of common stock held in trust for the benefit of Dr. Post, (b) 857,859 shares of common stock held in trust for the benefit of Janet H. Post, (c) 41,867 shares of common stock held by Dr. Post and (d) 750 restricted stock units that vest within 60 days held by Dr. Post. Excludes (a) 370,000 shares of common stock held in trusts in which Dr. Post has no voting or investment control and disclaims any beneficial interest and (b) 250 restricted stock units that vest in more than 60 days held by Dr. Post. Dr. Post is a member of our board of directors and previously served as our President and Chief Executive Officer.
(4)	Consists of (a) 478,039 shares of common stock held by Mr. Walsh, of which 159,077 shares are subject to repurchase by us at a price of $0.10 per share as of June 1, 2011, and (b) 63,750 restricted stock units that vest within 60 days held by Mr. Walsh. Excludes 126,250 restricted stock units that vest in more than 60 days held by Mr. Walsh. Mr. Walsh serves as our President and Chief Executive Officer and as a member of our Board of Directors.
(5)	Consists of (a) 50,030 shares of common stock held by Mr. Keigler, (b) options exercisable within 60 days to purchase 174,743 shares of common stock held by Mr. Keigler and (c) 37,500 restricted stock units that vest within 60 days held by Mr. Keigler. Excludes (a) 65,000 restricted stock units that vest in more than 60 days held by Mr. Keigler and (b) 49,894 shares of common stock issuable upon exercise of options that vest in more than 60 days held by Mr. Keigler. Mr. Keigler serves as our Chief Technology Officer and Vice President of Advanced Technology and Engineering.
(6)	Consists of (a) 35,604 shares of common stock held by Mr. Piekos, (b) options exercisable within 60 days to purchase 85,127 shares of common stock held by Mr. Piekos and (c) 33,750 restricted stock units that vest within 60 days held by Mr. Piekos. Excludes (a) 66,250 restricted stock units that vest in more than 60 days held by Mr. Piekos and (b) 22,699 shares of common stock issuable upon exercise of options that vest in more than 60 days held by Mr. Piekos. Mr. Piekos serves as our Vice President, Finance and Chief Financial Officer.
(7)	Consists of (a) options exercisable within 60 days to purchase 56,460 shares of common stock held by Mr. Villari and (b) 28,125 restricted stock units that vest within 60 days held by Mr. Villari. Excludes (a) 49,375, restricted stock units that vest in more than 60 days held by Mr. Villari and (b) 15,424 shares of common stock issuable upon exercise of options that vest in more than 60 days held by Mr. Villari. Mr. Villari serves as our Vice President of Worldwide Operations.
(8)	Consists of (a) 11,578 shares of common stock held by Mr. Bowers, (b) options exercisable within 60 days to purchase 33,096 shares of common stock held by Mr. Bowers and (c) 26,250 restricted stock units that vest within 60 days held by Mr. Bowers. Excludes (a) 46,250 restricted stock units that vest in more than 60 days held by Mr. Bowers and (b) 13,628 shares of common stock issuable upon the exercise of options that vest in more than 60 days held by Mr. Bowers. Mr. Bowers serves as our Vice President, Worldwide Sales.
(9)	Consists of (a) 10,013 shares of common stock held by Mr. Deuster, (b) options exercisable within 60 days to purchase 18,800 shares of common stock held by Mr. Deuster and (c) 7,312 restricted stock units that vest within 60 days held by Mr. Deuster. Excludes 1,188 restricted stock units that vest in more than 60 days held by Mr. Deuster. Mr. Deuster serves as the non-executive chairman of our board of directors.

(10)	Enterprise Partners V, L.P. and Enterprise Partners VI, L.P. are controlled by Enterprise Partners Venture Capital, of which Mr. Eibl is Managing Director. Mr. Eibl and his associates beneficially own less than 5% of the limited partnership units of Enterprise Partners V, L.P. and Enterprise Partners VI, L.P. Mr. Eibl does not independently exert control or direction over the common stock owned by Enterprise Partners V, L.P. and Enterprise Partners VI, L.P. Mr. Eibl is a member of our board of directors.
(11)	Sigma Partners 6, LP, Sigma Associates 6, LP and Sigma Investors 6, LP are controlled by Sigma Management 6, LLC, of which Mr. Haas is a Managing Director. Mr. Haas and his associates beneficially own less than 5% of the limited partnership units of Sigma Partners 6, LP, and Sigma Investors 6, LP. Mr. Hass and his associates beneficially own more than 5% of the limited partnership interests of Sigma Associates 6, LP, which beneficially owns less than 3% of the Company. Mr. Haas and his associates do not independently exert control or direction over the common stock owned by of Sigma Partners 6, LP, Sigma Associates 6, LP, and Sigma Investors 6, LP. Mr. Haas is a member of our board of directors.
(12)	Consists of (a) options exercisable within 60 days to purchase 34,721 shares of common stock held by Mr. Norby and (b) 7,312 restricted stock units that vest within 60 days held by Mr. Norby. Excludes 1,188 restricted stock units that vest in more than 60 days held by Mr. Norby. Mr. Norby is a member of our board of directors.
(13)	Consists of (a) 56,409 shares of common stock held by Mr. Rhine, (b) 23,542 shares of common stock held in trust for Mr. Rhine’s benefit, (c) 30,592 shares of common stock held in trust for the benefit of Mr. Rhine’s children in which Mr. Rhine has no voting or investment control and disclaims any beneficial interest, (d) options exercisable within 60 days to purchase 34,376 shares of common stock held by Mr. Rhine and (d) 7,312 restricted stock units that vest within 60 days held by Mr. Rhine. Excludes 1,188 restricted stock units that vest in more than 60 days held by Mr. Rhine. Mr. Rhine is a member of our board of directors.
(14)	Consists of an aggregate of (a) 11,445,780 shares of common stock, (b) options exercisable within 60 days to purchase 437,323 shares of common stock and (c) 213,561 restricted stock units that vest within 60 days.

DESCRIPTION OF CAPITAL STOCK

General

Upon completion of this offering our amended and restated certificate of incorporation will provide for total authorized capital consisting of 75,000,000 shares of common stock, par value $0.001 per share, and 2,000,000 shares of preferred stock, all of which preferred stock will be undesignated.

Based on 13,878,431 shares of common stock outstanding as of June 1, 2011, as of the date of this prospectus, assuming the issuance of approximately              shares of common stock in this offering and without taking into account the exercise of the underwriters’ over-allotment option or the exercise of outstanding options or warrants after June 1, 2011, there were              shares of common stock and no shares of preferred stock outstanding.

The following summary of certain provisions of our common and preferred stock does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation and by-laws as will be in effect immediately prior to the closing of this offering, both of which are included as exhibits to the registration statement we have filed with the SEC in connection with this offering. The summary below is also qualified by provisions of applicable law. The descriptions of our capital stock reflect changes to our capital structure that will occur prior to or upon the closing of this offering.

Common Stock

As of June 1, 2011, there were 13,878,431 shares of our common stock outstanding and held of record by 166 shareholders. Holders of common stock are entitled to one vote per share on matters on which our stockholders vote. There are no cumulative voting rights. Holders of common stock are entitled to receive proportionally any dividends declared by our board of directors, out of funds that we may legally use to pay dividends and subject to any preferential dividend rights of any of their outstanding preferred stock.

In the event of our liquidation or dissolution, holders of our common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities, subject to the prior rights of any of their outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future. The shares to be issued by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable.

All outstanding shares of our common stock are validly issued, fully paid and nonassessable.

Preferred Stock

Upon completion of this offering, all issued and outstanding shares of preferred stock will convert into a total of 9,007,135 shares of common stock pursuant to an agreement between us and the holders of our outstanding shares of preferred stock. In consideration for this agreement, we will provide share consideration of up to 2,998,910 shares of our common stock to the holders of the outstanding shares of all of our preferred stock and, upon their exercise, warrants to purchase shares of our preferred stock immediately prior to the effectiveness of this offering. Immediately after this conversion, no shares of preferred stock will be outstanding, and the total number of shares of preferred stock that we are authorized to issue will be reduced to 2,000,000 shares.

Upon the completion of this offering, our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences, any or all of which may be greater than or senior to the rights of the common stock. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of our common stock.

In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of our board of directors, without stockholder approval, we may issue shares of preferred stock with voting and conversion rights that could adversely affect the holders of shares of our common stock.

We have no current intention to issue any of our unissued, authorized shares of preferred stock.

Warrants

As of June 1, 2011, 597,070 shares of common stock were issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $3.35 per share.

On June 14, 2004, we issued to Comerica Bank a warrant to purchase up to an aggregate of 29,884 shares of our common stock at an exercise price of $5.10 per share. This warrant expired pursuant to its terms on June 14, 2011 without prior exercise by the warrant holder. The terms of the warrant provide that, if the warrant is not exercised prior to its expiration, the warrant will be deemed to have been automatically exercised on the expiration date by means of a cashless exercise, provided that the fair market value of the underlying shares, as determined in the reasonable good faith judgment of our board of directors, is greater than the exercise price on the expiration date. Our board of directors is currently in the process of determining the fair market value on the expiration date of the shares underlying this warrant to determine how many shares, if any, will be issued upon the deemed cashless exercise.

From December 2006 through July 2009, we issued to Hercules Technology Growth Capital, Inc. warrants to purchase up to an aggregate of 405,024 shares of our common stock at an exercise price of $3.09 per share in connection with a loan and security agreement we were a party to. The exercise price and number of shares issuable are subject to adjustment in the event of a reorganization, a consolidation or merger, a recapitalization, a reclassification of our securities, a stock split or combination. These warrants, which are currently fully exercisable, may be exercised on a cash or cashless basis. No part of these warrants have been exercised and they are exercisable for a period ending upon the earliest to occur of (i) a date ranging from December 19, 2013 to July 16, 2016, (ii) the third anniversary of the effective date of the initial public offering of our common stock and (iii) immediately prior to a merger or consolidation involving us in which we are not the surviving entity.

On June 25, 2010, we issued to Comerica a warrant to purchase up to an aggregate of 162,162 shares of our common stock at an exercise price of $3.70 per share. The exercise price and number of shares issuable are subject to adjustment in the event of a reorganization, a consolidation or merger, a recapitalization, a reclassification of our securities, a stock split or combination. This warrant, which is currently fully exercisable, may be exercised on a cash or cashless basis. No part of this warrant has been exercised and it is exercisable for a period ending June 25, 2020.

On June 10, 2011, we issued to Comerica a warrant to purchase up to an aggregate of 148,648 shares of our common stock at an exercise price of $3.70 per share. The exercise price and number of shares issuable are subject to adjustment in the event of a reorganization, a consolidation or merger, a recapitalization, a reclassification of our securities, a stock split or combination. This warrant, which is currently fully exercisable, may be exercised on a cash or cashless basis. No part of this warrant has been exercised and it is exercisable for a period ending June 10, 2021.

Restricted Common Stock and Restricted Stock Units

In June 2009, pursuant to the terms of the 2003 Plan, we sold to Mr. Walsh, our Chief Executive Officer, 449,092 shares of our common stock at a price per share of $0.10 in connection with the commencement of his employment with our company. These shares are restricted shares, as they are subject to the right of repurchase by us until October 6, 2012, provided that our right of repurchase terminates as to: (a) 2.0833% of the shares for each month Mr. Walsh remains employed by us; and (b) all of such shares upon termination of Mr. Walsh’s employment by us without “cause.” All such shares have the same voting rights as all other shares of our common stock and Mr. Walsh holds voting power over all such shares, including those over which we retain a repurchase right. As of June 1, 2011, 290,014 of these shares had vested entirely with Mr. Walsh and 159,077 of these shares remained subject to our repurchase right. See “Executive Compensation.”

From January 2010 through February 2011 we issued an aggregate of 806,543 restricted stock units (“RSUs”) to certain of our executive officers, employees and independent directors. Each RSU represents the right to receive one share of our common stock. No shares are issued pursuant to these grants prior to the date on which the RSUs vest and recipients of these grants do not have any voting rights with respect to RSUs unless and until certificates representing shares of our common stock (which may be in book entry form) have been issued and recorded on our records. Grants of RSUs generally vest 25% on the first anniversary of the date of grant and 2.083% on each monthly anniversary thereafter, except that (a) an aggregate of 75,000 RSUs granted to Messrs. Deuster, Norby and Rhine in January 2010 vest 12.5% as of the first day of each ninety day period following the date of grant and (b) an aggregate of 6,000 RSUs granted to each of our directors, or their affiliates, other than Mr. Walsh, in February 2011, vested 25% on the date of grant and an additional 25% vest on the first of each of April, July and October of 2011.

Registration Rights

We have entered into a third amended and restated investor rights agreement with holders of our preferred stock. After the closing of this offering, holders of an aggregate of 9,233,339 shares of outstanding common stock and an aggregate of 597,070 shares of common stock issuable upon exercise of outstanding warrants (as well as 148,648 shares of our common stock subject to a warrant issued to our principal secured lender on June 10, 2011 in connection with amending our credit facility), which we collectively refer to as the registrable shares, will have the right to require us to register these shares under the Securities Act under specified circumstances pursuant to the third amended and restated investor rights agreement. After registration pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act. The following description of these registration rights is intended as a summary only and is qualified in its entirety by reference to the third amended and restated investor rights agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Demand Registration Rights.    At any time after six months following the effective date of this offering, on no more than two occasions parties to the third amended and restated investor rights agreement holding at least 25% of the registrable shares may request that we file a registration statement covering the registration of at least 25% of their registrable shares or any lesser percentage so long as the aggregate offering price, net of underwriting discounts and commission, of the shares to be registered will exceed $10 million. In the event that such a registration is an underwritten public offering, the number of registrable shares to be included may, in specified circumstances, be limited due to market conditions. In addition, when we are eligible to use Form S-3, holders of registrable shares may make unlimited requests that we register all or a portion of their registrable shares on Form S-3 so long as the aggregate value of the shares to be registered is at least $1 million. Upon receipt of any such request for registration, we are required to provide all other holders of registrable shares the opportunity to register their registrable shares at the same time. We are required to effect any of the foregoing registrations as requested unless, in the good faith judgment of our board of directors, such registration should be delayed or, in the case of a demand to register shares on Form S-3, we have already effected three registrations on such form for holders in the preceding twelve months.

Incidental Registration Rights.    If we propose to register shares of our common stock under the Securities Act, other than with respect to a registration statement on Form S-4 or Form S-8, holders of registrable shares will be entitled to notice of the registration and will have the right to require us to register all or a portion of the registrable shares held by them at the same time. In the event that such a registration is an underwritten public offering, the number of registrable shares to be included may, in specified circumstances, be limited due to market conditions.

We will pay all registration expenses related to any demand or incidental registration, including the reasonable fees and disbursements of one counsel selected to represent the selling stockholders, but not including underwriting discounts, selling commissions and the fees and expenses of any selling stockholder’s own counsel, except that, in the case of registrations on Form S-3, we will only pay all such expenses for up to three registration statements on Form S-3. The third amended and restated investor rights agreement contains customary cross- indemnification provisions, pursuant to which we are obligated to indemnify the selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions in the registration statement attributable to them. The registration rights granted under the third amended and restated investor rights agreement will terminate upon the earlier of (i) three years after the closing of this offering and (ii) after this offering, when all such registrable shares proposed to be sold by a holder can be sold in a three-month period without registration in compliance with Rule 144 of the Securities Act and such holder owns less than 1% of our common stock.

Anti-Takeover Provisions of our Amended and Restated Certificate of Incorporation and By-Laws

In addition to the board of directors’ ability to issue shares of preferred stock, upon completion of this offering our amended and restated certificate of incorporation and by-laws will contain other provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our board of directors. These provisions include the items described below:

Board composition and filling vacancies.    In accordance with our amended and restated certificate of incorporation, our board is divided into three classes serving staggered three-year terms, with one class being elected each year. Our amended and restated certificate of incorporation also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

No written consent of stockholders.    Our amended and restated certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our by-laws or removal of directors by our stockholders without holding a meeting of stockholders.

Meetings of stockholders.    Our amended and restated by-laws provide that only the board of directors, the chairperson of the board of directors or our chief executive officer may call special meetings of stockholders, and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our amended and restated by-laws also limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance notice requirements.    Our amended and restated by-laws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notices of stockholders proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in our amended and restated by-laws.

Amendment to certificate of incorporation and by-laws.    The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The provisions of our amended and restated certificate of incorporation relating to stockholder action, directors and the amendment of our certificate of incorporation must be approved by not less than 75% of the outstanding shares entitled to vote at an election of directors. Our by-laws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the by-laws or by the affirmative vote of at least 75% of the outstanding shares entitled to vote at an election of directors.

Undesignated preferred stock.    Our amended and restated certificate of incorporation provides for authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if, in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our amended and restated certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of our common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of our company.

Section 203 of the Delaware General Corporate Law

Upon completion of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of a corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•

at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporations limits the liability of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law and provides that we will indemnify our directors and officers to the fullest extent permitted by law. We plan to enter into indemnification agreements with all of our current directors and expect to enter into similar agreements with any new directors. We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, and plan to expand the insurance coverage to include matters arising under the securities laws prior to the completion of this offering.

NASDAQ Global Market Listing

We will apply for listing of our common stock on The NASDAQ Global Market under the symbol “NEXX.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no public market for our common stock. We cannot assure you that a liquid trading market for our common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock. Further, since a large number of shares of our common stock will not be available for sale shortly after this offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after these restrictions lapse, or the perception that such sales may occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future. We cannot assure you that there will be an active public market for our common stock.

Upon completion of this offering, we will have outstanding an aggregate of shares of common stock, assuming the issuance of             shares of common stock offered hereby (with no exercise by the underwriters of their over-allotment option) and no exercise of outstanding options or warrants after June 1, 2011. Of these shares, the             shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to certain limitations and restrictions described below.

The remaining 13,878,431 shares of common stock held by existing stockholders are deemed “restricted securities” as that term is defined in Rule 144 and may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including Rule 144 and Rule 701.              of these shares will be subject to “lock-up” agreements described below on the effective date of this offering. On the effective date of this offering and including the shares to be issued in this offering, there will be             shares outstanding that are not subject to lock-up agreements and eligible for sale pursuant to Rule 144 or Rule 701. Upon expiration of the lock-up agreements 180 days after the effective date of this offering (unless extended in certain specified circumstances described below),             outstanding shares will become eligible for sale, subject in most cases to the limitations of Rule 144. In addition, holders of stock options and warrants could exercise such options or warrants and sell certain of the shares issued upon exercise as described below. See “Underwriting.”

Days After Date of this Prospectus	Shares Eligible for Sale	Comment
Upon Effectiveness		Shares sold in the offering.
Upon Effectiveness		Freely tradable shares saleable under Rule 144 that are not subject to the lock-up.
90 Days		Shares saleable under Rule 144 and Rule 701 that are not subject to a lock-up.
180 Days		Lock-up released; shares saleable under Rule 144 and Rule 701.

Rule 144

In general, under Rule 144, beginning ninety days after the date of this prospectus, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of our common stock that such person has held for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of our common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were held by such person for less than one year.

In addition, under Rule 144, a person may sell shares of our common stock acquired from us immediately upon the completion of this offering, without regard to volume limitations or the availability of public information about us, if:

•	the person is not our affiliate and has not been our affiliate at any time during the preceding three months; and

•	the person has beneficially owned the shares to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates.

Beginning ninety days after the date of this prospectus, our affiliates who have beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner other than another of our affiliates, would be entitled to sell within any three-month period those shares and any other shares they have acquired that are not restricted securities, provided that the aggregate number of shares sold does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume in our common stock on The Nasdaq Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates are generally subject to the availability of current public information about us, as well as certain “manner of sale” and notice requirements.

Rule 701

In general, subject to the lock-up agreements discussed below, under Rule 701, any employee, director, officer, consultant or advisor who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period of Rule 144 and, in the case of non-affiliates, without having to comply with the public information provisions of Rule 144.

The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and subject to the contractual restrictions described below. Beginning 90 days after the date of this prospectus, these securities may be sold by persons other than affiliates without compliance with the public information and six months minimum holding period requirements, and by affiliates without compliance with the six months minimum holding period requirements, under Rule 144.

Lock-up Agreements

We have agreed not to offer, sell, contract to sell, pledge, grant options to purchase, or otherwise dispose of any shares of our common stock or securities exchangeable for or convertible into our common stock for a period of 180 days after the date of this prospectus without the prior written consent of Needham & Company, LLC and Oppenheimer & Co. Inc. This agreement does not apply to any existing employee benefit plans. Our directors, officers and other stockholders, who collectively hold in the aggregate              shares of common stock, have agreed not to, directly or indirectly, sell, hedge, or otherwise dispose of any shares of common stock, options to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock, for a period of 180 days after the date of this prospectus without the prior written consent of Needham & Company, LLC and Oppenheimer & Co. Inc. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Needham & Company, LLC and Oppenheimer & Co. Inc. waive, in writing, such an extension.

Notwithstanding these restrictions, the stockholders subject to these lock-up agreements may transfer shares of our common stock (a) acquired in open market transactions after the completion of this offering, (b) pursuant to a bona fide third party take-over bid made to all holders of our securities or a similar acquisition transaction involving us, provided that in the event that the take-over bid or acquisition transaction is not completed, any such securities shall remain subject to the lock-up restrictions and (c) if the transfer is (i) by gift, will or intestacy, (ii) by distribution to partners, members or shareholders of the stockholder, or (iii) to any trust for the direct or indirect benefit of the stockholder or a member of the immediate family of the stockholder in a transaction not involving a disposition for value; provided that in the case of a transfer pursuant to clause (c) above, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding the securities subject to the lock-up restrictions. In the event that the lock-up of a percentage of our shares held by certain entities (the “Reciprocal Parties”) are released early by Needham & Company, LLC and Oppenheimer & Co. Inc., then the same percentage of shares held by the other Reciprocal Parties also shall be released.

In respect to our officers and directors (i) the lock-up agreements state that Needham & Company, LLC and Oppenheimer & Co. Inc. agree that, at least three business days before the effective date of any release or waiver of the lock-up restrictions in connection with a proposed transfer of shares of common stock by the officer or director, Needham & Company, LLC and Oppenheimer & Co. Inc. will notify us of the impending release or waiver, (ii) we have agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver, and (iii) pursuant to the terms of the lock-up agreements, any release or waiver granted by Needham & Company, LLC and Oppenheimer & Co. Inc. under a lock-up agreement to an officer or director shall only be effective two business days after the publication date of such press release. The lock-up agreements state that the provisions described in the preceding sentence will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

The representatives of the underwriters currently do not anticipate shortening or waiving any of the lock-up agreements and do not have any pre-established conditions for such modifications or waivers. The representatives of the underwriters may, however, with the approval of our board of directors, release for sale in the public market all or any portion of the shares subject to the lock-up agreements.

Registration Rights

Upon completion of this offering, based upon holdings as of June 1, 2011, the holders of 9,233,339 have rights to require or participate in the registration of those shares under the Securities Act. Please see “Description of Capital Stock—Registration Rights” for a detailed description of these registration rights.

Stock Options

As of June 1, 2011, options to purchase 1,072,854 shares of our common stock with a weighted average exercise price of $0.80 per share were outstanding. Many of these options are subject to vesting that generally occurs over a period of up to four years following the date of grant. We plan to file registration statements under the Securities Act to register approximately 2,153,433 shares of common stock issuable under our 2003 Plan and                  shares reserved for issuance under our 2011 Plan. Those registrations are expected to become effective upon filing with the SEC. Accordingly, common stock registered under those registration statements will, after expiration of any lock-up agreements, be eligible for immediate sale in the open market, except for shares acquired by affiliates, which will be subject to the requirements of Rule 144 described above. See “Shares Eligible for Future Sale—Rule 144.”

Warrants

As of June 1, 2011, there were fully exercisable warrants to purchase up to 597,070 shares of our common stock, with a weighted average exercise price of $3.35 per share, all of which will be outstanding upon completion of this offering. See “Description of Capital Stock—Warrants.”

UNDERWRITING

We have entered into an underwriting agreement with the underwriters named below. Needham & Company, LLC and Oppenheimer & Co. Inc. are acting as representatives of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specific number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Needham & Company, LLC
Oppenheimer & Co. Inc.
Canaccord Genuity Inc.
Caris & Company

Total

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below.

The underwriting agreement provides that we will indemnify the underwriters against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act, or to contribute payments that the underwriters may be required to make in respect thereof.

We have granted an option to the underwriters to purchase up to              additional shares of common stock at the public offering price per share, less the underwriting discount, set forth on the cover page of this prospectus. This option is exercisable during the 30-day period after the date of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with this offering. If this option is exercised, each of the underwriters will purchase approximately the same percentage of the additional shares as the number of shares of common stock to be purchased by that underwriter, as shown in the table above, bears to the total shown.

The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price per share set forth on the cover page of this prospectus. The underwriters may offer shares to securities dealers, who may include the underwriters, at that public offering price less a concession of up to $             per share. The underwriters may allow, and those dealers may reallow, a concession to other securities dealers of up to $             per share. After the offering to the public, the offering price and other selling terms may be changed by the representatives.

The following table shows the per share and total underwriting discount to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Total
	Per Share	No Exercise	Full Exercise
Paid by NEXX Systems, Inc.	$	$	$

We estimate that the total expenses of the offering, excluding the underwriting discount, will be approximately $            .

We have agreed not to offer, sell, contract to sell, pledge, grant options to purchase, or otherwise dispose of any shares of our common stock or securities exchangeable for or convertible into our common stock for a period of 180 days after the date of this prospectus without the prior written consent of Needham & Company, LLC and Oppenheimer & Co. Inc. This agreement does not apply to any existing employee benefit plans. Our directors, officers and other stockholders, who collectively hold in the aggregate                  shares of common stock, have agreed not to, directly or indirectly, sell, hedge, or otherwise dispose of any shares of common stock, options to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock, for a period of 180 days after the date of this prospectus without the prior written consent of Needham & Company, LLC and Oppenheimer & Co. Inc. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Needham & Company, LLC and Oppenheimer & Co. Inc. waive, in writing, such an extension.

Notwithstanding these restrictions, the stockholders subject to these lock-up agreements may transfer shares of our common stock (a) acquired in open market transactions after the completion of this offering, (b) pursuant to a bona fide third party take-over bid made to all holders of our securities or a similar acquisition transaction involving us, provided that in the event that the take-over bid or acquisition transaction is not completed, any such securities shall remain subject to the lock-up restrictions and (c) if the transfer is (i) by gift, will or intestacy, (ii) by distribution to partners, members or shareholders of the stockholder, or (iii) to any trust for the direct or indirect benefit of the stockholder or a member of the immediate family of the stockholder in a transaction not involving a disposition for value; provided that in the case of a transfer pursuant to clause (c) above, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding the securities subject to the lock-up restrictions. In the event that the lock-up of a percentage of our shares held by certain entities (the “Reciprocal Parties”) are released early by Needham & Company, LLC and Oppenheimer & Co. Inc., then the same percentage of shares held by the other Reciprocal Parties also shall be released.

In respect to our officers and directors (i) the lock-up agreements state that Needham & Company, LLC and Oppenheimer & Co. Inc. agree that, at least three business days before the effective date of any release or waiver of the lock-up restrictions in connection with a proposed transfer of shares of common stock by the officer or director, Needham & Company, LLC and Oppenheimer & Co. Inc. will notify us of the impending release or waiver, (ii) we have agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver, and (iii) pursuant to the terms of the lock-up agreements, any release or waiver granted by Needham & Company, LLC and Oppenheimer & Co. Inc. under a lock-up agreement to an officer or director shall only be effective two business days after the publication date of such press release. The lock-up agreements state that the provisions described in the preceding sentence will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

The representatives have informed us that they do not expect sales by the underwriters to discretionary accounts to exceed 5% of the total number of shares offered.

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our common stock for their own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. To close out a short position or to stabilize the price of our common stock, the underwriters may bid for, and purchase, common stock in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our common stock in this offering because the underwriters repurchase that stock in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the Nasdaq Global Market, in the over-the-counter market, or otherwise.

Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price will be determined by negotiations among us and the representatives. Among the factors to be considered in these negotiations are:

•	our history and prospects and the history and prospect of the industry in which we compete;

•	an assessment of our management;

•	our past and present operations;

•	our past and present financial performance;

•	our prospects for future earnings;

•	our present state of development;

•	the general condition of the securities markets at the time of the offering; and

•	the market prices of and demand for publicly traded common stock of comparable companies in recent periods.

Notice to Non- US Investors

Belgium

The offering is exclusively conducted under applicable private placement exemptions and therefore it has not been and will not be notified to, and this document or any other offering material relating to the shares has not been and will not be approved by, the Belgian Banking, Finance and Insurance Commission (“Commission bancaire, financière et des assurances/Commissie voor het Bank-, Financie- en Assurantiewezen”). Any representation to the contrary is unlawful.

Each underwriter has undertaken not to offer sell, resell, transfer or deliver directly or indirectly, any shares, or to take any steps relating/ancillary thereto, and not to distribute or publish this document or any other material relating to the shares or to the offering in a manner which would be construed as: (a) a public offering under the Belgian Royal Decree of 7 July 1999 on the public character of financial transactions; or (b) an offering of shares to the public under Directive 2003/71/EC which triggers an obligation to publish a prospectus in Belgium. Any action contrary to these restrictions will cause the recipient and the issuer to be in violation of the Belgian securities laws.

France

Neither this prospectus nor any other offering material relating to the shares has been submitted to the clearance procedures of the Autorité des marchés financiers in France. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be: (a) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (b) used in connection with any offer for subscription or sale of the shares to the public in France. Such offers, sales and distributions will be made in France only: (i) to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in and in accordance with Articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; (ii) to investment services providers authorised to engage in portfolio management on behalf of third parties; or (iii) in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des marchés financiers, does not constitute a public offer (appel public à l’épargne). Such shares may be resold only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

United Kingdom/Germany/Norway/The Netherlands

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State once this prospectus has been approved by the competent authority in such Member State and published in accordance with the Prospectus Directive as implemented in Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the lead underwriters for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication by the issuer or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented, warranted and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Israel

In the State of Israel, the shares offered hereby may not be offered to any person or entity other than the following:

(a)	a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

(b)	a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

(c)	an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, (d) a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(d)	a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(e)	a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

(f)	a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(g)	an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

(h)	a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

(i)	an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

(j)	an entity, other than an entity formed for the purpose of purchasing shares in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the shares offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

Italy

The offering of the shares offered hereby in Italy has not been registered with the Commissione Nazionale per la Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, the shares offered hereby cannot be offered, sold or delivered in the Republic of Italy (“Italy”) nor may any copy of this prospectus or any other document relating to the shares offered hereby be distributed in Italy other than to professional investors (operatori qualificati) as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1 July, 1998 as subsequently amended. Any offer, sale or delivery of the shares offered hereby or distribution of copies of this prospectus or any other document relating to the shares offered hereby in Italy must be made:

(a)	by an investment firm, bank or intermediary permitted to conduct such activities in Italy in accordance with Legislative Decree No. 58 of 24 February 1998 and Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”);

(b)	in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy; and

(c)	in compliance with any other applicable laws and regulations and other possible requirements or limitations which may be imposed by Italian authorities.

Sweden

This prospectus has not been nor will it be registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this prospectus may not be made available, nor may the shares offered hereunder be marketed and offered for sale in Sweden, other than under circumstances which are deemed not to require a prospectus under the Financial Instruments Trading Act (1991: 980). This offering will be made to no more than 100 persons or entities in Sweden.

Switzerland

The shares offered pursuant to this prospectus will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to art. 652a or art. 1156 of the Swiss Federal Code of Obligations. The issuer has not applied for a listing of the shares being offered pursuant to this prospectus on the SWX Swiss Exchange or on any other regulated securities market, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the relevant listing rules. The shares being offered pursuant to this prospectus have not been registered with the Swiss Federal Banking Commission as foreign investment funds, and the investor protection afforded to acquirers of investment fund certificates does not extend to acquirers of shares.

Investors are advised to contact their legal, financial or tax advisers to obtain an independent assessment of the financial and tax consequences of an investment in shares.

Registration Rights

In addition, upon completion of this offering, the holders of 9,233,339 shares of our common stock and warrants to purchase up to 597,070 shares of our common stock (as well as 148,648 shares of our common stock subject to a warrant issued to our principal secured lender on June 10, 2011 in connection with amending our credit facility) will be entitled to rights with respect to the registration of their shares under the Securities Act, subject to the 180-day lock-up arrangement described above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of the registration. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock. See “Description of Capital Stock—Registration Rights” and “Shares Eligible for Future Sale—Registration Rights.”

Other Relationships

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their respective affiliates have provided and may in the future provide financial advisory, commercial banking and/or investment banking services for us for which they have received or will receive customary compensation.

LEGAL MATTERS

Certain matters regarding U.S. law and the validity of the shares of common stock being offered by this prospectus will be passed upon for us by our counsel, Gennari Aronson, LLP, Needham, Massachusetts. Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. (“Mintz Levin”), New York, New York, is counsel for the underwriters in connection with this offering. Mintz Levin Investments, LLC, an affiliate of Mintz Levin, holds 26,601 shares of our common stock. Neil Aronson, a partner at Gennari Aronson, LLP, and previously a partner of Mintz Levin, is an investor in Mintz Levin Investments, LLC.

EXPERTS

The consolidated financial statements of NEXX Systems, Inc. as of and for the years ended December 31, 2010 and December 31, 2009 appearing in this prospectus and registration statement have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their report appearing therein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The financial statements of NEXX Systems, Inc. as of and for the year ended December 31, 2008 appearing in this prospectus and registration statement have been audited by Parent, McLaughlin & Nangle, Certified Public Accountants, Inc., an independent registered public accounting firm, as stated in their report appearing therein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

CHANGE IN INDEPENDENT REGISTERED ACCOUNTING FIRM

On November 13, 2009, our board of directors approved the dismissal of Parent, McLaughlin & Nangle, Certified Public Accountants, Inc. (“PMN”) as our independent registered public accounting firm, which was immediately effective, and appointed McGladrey & Pullen, LLP (“McGladrey”) as our independent registered public accounting firm for the year ended December 31, 2009.

PMN’s report on our financial statements for the year ended December 31, 2008 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During our fiscal year ended December 31, 2008 and any subsequent interim period preceding the dismissal of PMN, there were no disagreements with PMN on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to PMN’s satisfaction, would have caused PMN to make reference to the matter in their report, and there have been no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

Prior to the engagement of McGladrey, we did not consult with such firm regarding the application of accounting principles to a specific completed or contemplated transaction, or any matter that was either the subject of a disagreement or a reportable event. We also did not consult with McGladrey regarding the type of audit opinion that might be rendered on our financial statements and no oral or written report was provided by McGladrey.

We have provided PMN with a copy of this disclosure prior to its filing with the SEC and have requested PMN to furnish us with a letter addressed to the SEC stating whether it agrees with the above statements regarding PMN and, if not, stating the respects in which it does not agree. A copy of this letter, dated April 6, 2010, which states that PMN agrees with these statements, is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 (File Number 333-164873) under the Securities Act that registers the shares of our common stock to be sold in this offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part thereof. For further information with respect to us and our common stock, we refer you to the registration statement and to its exhibits and schedules. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

Upon the closing of the offering, we will be subject to the informational requirements of the Exchange Act and we intend to file annual, quarterly and current reports, proxy statements and other information with the SEC. The reports and other information we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Copies of these materials can be obtained at prescribed rates from the SEC’s Public Reference Room at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

GLOSSARY OF TECHNICAL TERMS

Chemical vapor deposition (CVD) is a chemical process used to produce high-purity, high-performance solid materials. The process is often used in the semiconductor industry to produce thin films. In a typical CVD process, the wafer (substrate) is exposed to one or more volatile precursors, which react and/or decompose on the substrate surface to produce the desired deposit.

Electrochemical deposition (ECD) is the technology used to deposit a dissolved or suspended substance on an electrode by electrolysis (the passage of a direct electric current through an ion-containing solution). Electrolysis produces chemical changes at the electrodes.

Electron cyclotron resonance (ECR) is a technology utilizing microwave technologies to create and heat plasma gases by microwaves with a frequency corresponding to the strength of a magnetic field applied from the outside. Inside the plasma, the heated electrons collide with the gas molecules and successively ionize them. Multiply charged ions are then extracted by means of an electrostatic extraction system.

Flip chip technology is a chip packaging technique in which the active area of the chip is “flipped over” facing downward. Instead of facing up and bonded to the package leads with wires from the outside edges of the chip, any surface area of the flip chip can be used for interconnection, which is typically done through metal bumps of solder, copper or nickel/gold. These “bumps” or “balls” are soldered onto the package substrate or the circuit board itself and underfilled with epoxy. The flip chip allows for a large number of interconnects with shorter distances than wire, which greatly reduces inductance (the property of an electric circuit or device whereby an electromotive force is created by a change of current in it or in a circuit near it.).

An integrated circuit (IC), sometimes called a chip or microchip, is a semiconductor wafer on which thousands or millions of tiny resistors, capacitors, and transistors are fabricated.

A microchip (sometimes just called a “chip”) is a unit of packaged computer circuitry (usually called an integrated circuit) that is manufactured from a material such as silicon at a very small scale. Microchips are made for program logic (logic or microprocessor chips) and for computer memory (memory or RAM chips). Microchips are also made that include both logic and memory and for special purposes such as analog-to-digital conversion, bit slicing, and gateways.

Packaging is the final stage of semiconductor device fabrication, followed by IC testing. In the integrated circuit industry it is called simply packaging and sometimes semiconductor device assembly, or simply assembly. The term packaging generally comprises the steps or the technology of mounting and interconnecting of devices.

Physical vapor deposition (PVD) is a variety of vacuum deposition and is a general term used to describe any of a variety of methods to deposit thin films by the condensation of a vaporized form of the material onto various surfaces (e.g., onto semiconductor wafers). The coating method involves purely physical processes such as high temperature vacuum evaporation or plasma sputter bombardment rather than involving a chemical reaction at the surface to be coated as in chemical vapor deposition.

A semiconductor is a substance, usually a solid chemical element or compound, that can conduct electricity under some conditions but not others, making it a good medium for the control of electrical current. Its conductance varies depending on the current or voltage applied to a control electrode, or on the intensity of irradiation. The specific properties of a semiconductor depend on the impurities, or dopants, added to it.

Solder bumping is a technique for attaching chips to a printed circuit board. Tiny globes of solder are attached to the bonding pads on the chip and then melted in place on the board.

A-1

Sputtering is a physical vapor deposition (PVD) metallization technology, in which ions of an inert gas such as argon, are electrically accelerated in a high vacuum toward a target of pure metal, such as tantalum or copper. Upon impact, the ions of inert gas sputter off the target material, and the charged gas is then deposited as a thin film on the silicon wafer. PVD processes are used in front end integrated circuit fabrication to create the precise barrier and seed layers required for interconnect applications, as well as conductive wires in an aluminum manufacturing process.

Through-silicon vias (TSV) allow different chip components to be packaged much closer together for faster, smaller, and lower-power systems. TSV enables the move from horizontal 2-D chip layouts to 3-D chip stacking, which takes chips and memory devices that traditionally sit side by side on a silicon wafer and stacks them together on top of one another. The result is a compact sandwich of components that dramatically reduces the size of the overall chip package and boosts the speed at which data flows among the functions on the chip. The new chip eliminates the need for long-metal wires that connect 2-D chips together, instead relying on through-silicon vias—essentially vertical connections etched through the silicon wafer and filled with metal. These vias allow multiple chips to be stacked together, so more information can be passed between the chips. The technique shortens the distance information on a chip needs to travel by 1000 times, and allows for the addition of many more pathways for that information to flow compared to 2-D chips.

Wire bonding is a method of making interconnections between an integrated circuit (IC) and a printed circuit board (PCB) during semiconductor device fabrication.

A-2

NEXX SYSTEMS, INC.

Index

Page
Reports of independent registered public accounting firms	F-2

Consolidated balance sheets as of December 31, 2010 and December 31, 2009	F-4

Consolidated statements of operations for the years ended December 31, 2010, 2009 and 2008	F-5

Consolidated statements of redeemable convertible preferred stock, stockholders’ equity (deficit) and comprehensive income (loss) for the years ended December 31, 2010, 2009 and 2008	F-6

Consolidated statements of cash flows for the years ended December 31, 2010, 2009 and 2008	F-7

Notes to consolidated financial statements for the years ended December 31, 2010, 2009 and 2008	F-9

Condensed consolidated interim balance sheets as of March 31, 2011 (unaudited) and December 31, 2010	F-38

Condensed consolidated interim statements of operations for the three months ended March 31, 2011 and 2010 (unaudited)	F-39

Condensed consolidated interim statements of redeemable convertible preferred stock, stockholders’ equity (deficit) and comprehensive income (loss) for the three months ended March 31, 2011 (unaudited)

F-40

Condensed consolidated interim statements of cash flows for the three months ended March 31, 2011 and 2010 (unaudited)	F-41

Notes to condensed consolidated financial statements for the three months ended March 31, 2011 and 2010	F-43

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

NEXX Systems, Inc.

Billerica, MA

We have audited the accompanying consolidated balance sheets of NEXX Systems, Inc. and Subsidiary (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, redeemable convertible preferred stock, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NEXX Systems, Inc. and Subsidiary as of December 31, 2010 and 2009 and the results of their operations and their cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

Boston, MA

April 29, 2011, except for the second and third paragraphs of Note 10, as to which the date is June 15, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of NEXX Systems, Inc.

We have audited the accompanying statements of operations, redeemable convertible preferred stock, stockholders’ equity (deficit) and comprehensive loss, and cash flows for the year ended December 31, 2008 of NEXX Systems, Inc. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2008 financial statements referred to above present fairly, in all material respects, the results of operations of NEXX Systems, Inc. and its cash flows for the year ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

In connection with the Company’s anticipated filing of a registration statement the previously issued 2008 financial statements have been restated to reflect the adoption of the following: (1) Securities Exchange Commission’s Accounting Series Release (ASR) No. 268 which required the reclassification of the carrying value of the Series A, B, C and D redeemable convertible preferred stock to temporary equity utilizing the mezzanine presentation and (2) ASC 480 which required the reclassification of the fair value of preferred stock warrants to a long-term liability. For the year ended December 31, 2008, the adoption of the above resulted in an increase of $26,923 in the Company’s net loss. In addition the Company changed its method of presentation of cash flows in 2008 which did not have a significant impact on the 2008 financial statements.

/s/ Parent, McLaughlin & Nangle

Boston, Massachusetts

April 28, 2009, except for changes explained above related to the adoption of ASR No. 268 and ASC 480, as to which the date is February 11, 2010, for changes related to the cash flow statement, as to which the date is May 14, 2010, and except for the second and third paragraphs of Note 10, as to which the date is June 15, 2011.

NEXX SYSTEMS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
Assets
Current Assets:
Cash and cash equivalents	$534,672	$4,014,473
Accounts receivable	20,721,577	10,265,568
Inventories	12,077,880	6,754,405
Prepaid expenses and other current assets	639,360	293,794

Total Current Assets	33,973,489	21,328,240
Equipment and Improvements, net	3,740,678	1,945,793
Purchased Developed Technology, Net of Accumulated Amortization of $ 382,000 in 2010 and $368,358 in 2009	—	13,642
Deferred Financing Costs, Net of Accumulated Amortization of $ 108,972 in 2010 and $863,205 in 2009	159,420	199,285
Deferred Offering Costs	1,696,973	244,916
Long Term Rent Deposit	313,660	313,660

Total Assets	$39,884,220	$24,045,536

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$6,961,304	$6,586,373
Accrued expenses	4,110,058	4,307,884
Income taxes payable	155,701	28,768
Deferred revenue and customer deposits	7,032,560	1,957,044
Current portion of long-term debt	6,736,336	4,064,865

Total Current Liabilities	24,995,959	16,944,934
Long-Term Debt, Net of Current Portion	3,277,027	—
Interest Rate Swap Agreement	56,099	—
Preferred Stock Warrant Liability	1,089,413	1,784,763

Total Liabilities	29,418,498	18,729,697
Commitments and Contingencies
Redeemable Convertible Preferred Stock
Series A redeemable convertible preferred stock, $0.001 par value; 1,550,000 shares authorized, issued, and outstanding, net of issuance costs (liquidation and redemption value of $2,480,000)	2,451,036	2,451,036
Series B redeemable convertible preferred stock, $0.001 par value; 7,810,072 shares authorized and 7,669,880 shares issued and outstanding, net of issuance costs (liquidation and redemption value of $10,139,581)	9,678,961	9,678,961
Series C redeemable convertible preferred stock, $0.001 par value; 8,216,011 shares authorized issued and outstanding, net of issuance costs (liquidation and redemption value of $9,982,453)	9,528,575	9,528,575
Series D redeemable convertible preferred stock, $0.001 par value; 67,984,147 shares authorized and 57,346,073 and 53,636,413 shares issued and outstanding, net of issuance costs at December 31, 2010 and 2009 respectively (liquidation and redemption value at December 31, 2010 and 2009 respectively of $24,372,081 and $22,795,476 )	16,266,022	14,238,234
Stockholders’ Equity (Deficit):
Common Stock:
$.001 par value, 160,301,747 shares authorized, 1,957,203 and 1,919,806 shares issued and outstanding at December 31, 2010 and December 31, 2009	1,957	1,920
Additional paid-in capital	12,533,742	11,564,072
Accumulated other comprehensive loss	(83,322)	(4,128)
Accumulated deficit	(39,911,249)	(42,124,857)

	(27,458,872)	(30,562,993)
Less:
Receivable from stockholder	—	(17,974)

Total Equity	(27,458,872)	(30,580,967)

Total Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)	$39,884,220	$24,045,536

See Notes to Consolidated Financial Statements

NEXX Systems, Inc. and Subsidiary

Consolidated Statements of Operations

	Years Ended December 31,
	2010	2009	2008
			(Restated)
Net Sales	$54,126,348	$38,192,396	$18,329,850
Cost of Sales	28,536,541	20,579,410	10,959,083

Gross Profit	25,589,807	17,612,986	7,370,767

Operating Expenses:
Selling, general, and administrative	12,995,620	8,960,114	7,983,459
Research and development	8,313,681	6,395,608	6,497,993

Total operating expenses	21,309,301	15,355,722	14,481,452

Income/(Loss) from Operations	4,280,506	2,257,264	(7,110,685)

Other Income (Expense):
Interest income	3,093	5,338	22,427
Interest expense	(1,089,038)	(1,218,688)	(1,418,364)
Other income	—	6,514	(48)
Unrealized gain (loss) on preferred stock warrant liability	(825,193)	170,220	(26,923)

Other expense, net	(1,911,138)	(1,036,616)	(1,422,908)
Income (loss) before income taxes	2,369,368	1,220,648	(8,533,593)
Provision for income taxes	155,760	28,768	—

Net Income (Loss)	$2,213,608	$1,191,880	$(8,533,593)

Net income (loss) attributable to common stockholders
- basic	$353,829	$247,911	$(8,533,593)

- diluted	$1,179,022	$77,691	$(8,533,593)

Net income (loss) per share attributable to common stockholders
- basic	$0.21	$0.17	$(5.80)
- diluted	$0.10	$0.01	$(5.80)
Weighted average number of common shares outstanding
- basic	1,687,898	1,499,215	1,470,713
- diluted	12,305,791	8,332,821	1,470,713
Shares used in computing pro forma diluted net income per common share (unaudited)	1,526,557
Pro forma net income per common share, diluted (unaudited)	$0.77

See Notes to Consolidated Financial Statements

NEXX SYSTEMS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK, STOCKHOLDERS’ EQUITY (DEFICIT) AND COMPREHENSIVE INCOME (LOSS) FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

	Redeemable Convertible Preferred Stock								Stockholders’ Equity							Total Comprehensive Income (Loss)
	Series A		Series B		Series C		Series D		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income/(Loss)	Accumulated Deficit	Receivable From Stockholder	Total Stockholders’ Equity (Deficiency)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Par Value
BALANCES, January 1, 2008	1,550,000	$2,451,036	7,669,880	$9,678,961	8,216,011	$9,528,575	—	$—	1,470,714	$1,471	$11,168,886	$515	$(34,783,144)	$—	$(23,612,272)	—
Issuance of preferred stock net of issuance costs of $262,290	—	—	—	—	—	—	24,824,174	7,254,196	—	—	—	—	—	—	—	—
Accumulated Other Comprehensive Income/(Loss)	—	—	—	—	—	—	—	—	—	—	—	66	—	—	66	—
Share-based payment compensation	—	—	—	—	—	—	—	—	—	—	194,891	—	—	—	194,891
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(8,533,593)	—	(8,533,593)	$(8,533,593)

BALANCES, December 31, 2008	1,550,000	2,451,036	7,669,880	9,678,961	8,216,011	9,528,575	24,824,174	7,254,196	1,470,714	1,471	11,363,777	581	(43,316,737)	—	(31,950,908)	$(8,533,527)

Exercise of Restricted Stock	—	—	—	—	—	—	—	—	449,092	449	44,460	—	—	(44,909)	—	—
Received on receivable from stockholder	—	—	—	—	—	—	—	—	—	—	—	—	—	26,935	26,935	—
Issuance of preferred stock net of issuance costs of $37,372	—	—	—	—	—	—	28,812,239	6,984,038	—	—	—	—	—	—	—	—
Share-based payment compensation	—	—	—	—	—	—	—	—	—	—	155,835	—	—	—	155,835
Net income	—	—	—	—	—	—	—	—	—	—	—	—	1,191,880	—	1,191,880	$1,191,880
Effects of foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	(4,709)	—	—	(4,709)	(4,709)

BALANCES, December 31, 2009	1,550,000	2,451,036	7,669,880	9,678,961	8,216,011	9,528,575	53,636,413	14,238,234	1,919,806	1,920	11,564,072	(4,128)	(42,124,857)	(17,974)	(30,580,967)	$1,187,171

Exercise of stock options	—	—	—	—	—	—	—	—	37,397	37	7,738	—	—	—	7,775	—
Received on receivable from stockholder	—	—	—	—	—	—	—	—	—	—	—	—	—	17,974	17,974	—
Issuance of preferred stock upon exercise of warrants	—	—	—	—	—	—	3,709,660	2,027,788	—	—	—	—	—	—	—	—
Value of warrants issued in connection with note payable	—	—	—	—	—	—	—	—	—	—	400,541	—	—	—	400,541	—
Share-based payment compensation	—	—	—	—	—	—	—	—	—	—	561,391	—	—	—	561,391	—
Net income	—	—	—	—	—	—	—	—	—	—	—	—	2,213,608	—	2,213,608	$2,213,608
Effects of foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	(23,095)	—	—	(23,095)	(23,095)
Effects of fair value adjustment on interest rate swap	—	—	—	—	—	—	—	—	—	—	—	(56,099)	—	—	(56,099)	(56,099)

BALANCES, December 31, 2010	1,550,000	$2,451,036	7,669,880	$9,678,961	8,216,011	$9,528,575	57,346,073	$16,266,022	1,957,203	$1,957	$12,533,742	$(83,322)	$(39,911,249)	$—	$(27,458,872)	$2,134,414

See Notes to Consolidated Financial Statements

NEXX SYSTEMS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2010	2009	2008
			(Restated)
Cash Flows from Operating Activities:
Net income (loss)	$2,213,608	$1,191,880	$(8,533,593)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of fixed assets	966,384	900,300	1,424,772
Loss on disposal of equipment and improvements	—	—	4,048
Amortization of intangibles	484,509	444,949	359,813
Share-based payment compensation	561,391	155,835	194,891
Unrealized (gain) loss on preferred stock warrant liability	825,192	(170,220)	26,923
Noncash interest increasing notes payable to stockholders	—	—	127,644
(Increase) decrease in:
Accounts receivable	(10,456,070)	(5,638,365)	3,157,382
Inventories	(7,385,117)	(822,182)	462,894
Prepaid expenses and other current assets	(344,301)	(117,186)	406,284
Long-term rent deposit	—	—	(313,660)
Increase (decrease) in:	—
Accounts payable	374,931	3,867,752	(525,683)
Accrued expenses	(206,222)	2,050,576	(58,285)
Accrued income taxes payable	126,933	28,768	—
Deferred revenue and customer deposits	5,054,695	(3,151,376)	3,643,521

Total adjustments	(9,997,675)	(2,451,149)	8,910,544

Net cash provided by (used in) operating activities	(7,784,067)	(1,259,269)	376,951

Cash Flows from Investing Activities:
Purchases of equipment and improvements	(700,116)	(99,940)	(654,069)

Net cash used in investing activities	(700,116)	(99,940)	(654,069)

Cash Flows from Financing Activities:
Proceeds from exercise of common stock options	7,775	—	—
Proceeds from issuance of Series D preferred stock	507,245	5,412,498	3,391,845
Payments of stock issuance costs	—	(37,372)	(262,290)
Payments on capital leases	—	(52,441)	(89,058)
Proceeds (payments) from revolver debt facility, net	1,751,293	(1,500,000)	(3,000,000)
Proceeds from term debt facility	5,000,000	—	—
Payments on term debt facility	(564,865)	(2,093,852)	(1,898,472)
Payment received on receivable from stockholder	17,974	26,935	—
Proceeds from notes payable to shareholders	—	—	4,505,518
Deferred financing costs	(268,393)	(128,645)	(3,365)
Deferred offering costs	(1,452,057)	(244,916)	—

Net cash provided by financing activities	4,998,972	1,382,207	2,644,178
Effects of exchange rates on cash	5,410	1,242	66

Net Increase (Decrease) in Cash and Cash Equivalents	(3,479,801)	24,240	2,367,126
Cash and Cash Equivalents, beginning of year	4,014,473	3,990,233	1,623,107

Cash and Cash Equivalents, end of year	$534,672	$4,014,473	$3,990,233

See Notes to Consolidated Financial Statements

NEXX SYSTEMS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Years Ended December 31,
	2010	2009	2008
			(Restated)
Supplemental Disclosures:
Interest paid	$621,053	$834,330	$1,226,345

Non-cash financing and investing activities:
Value of warrants issued	$400,541	$98,823	$87,130

Inventory transferred to Demo Equipment	$2,065,559	$373,278	$1,669,100

Demo Equipment transferred to Inventory	$—	$518,962	$2,134,676

Accrued interest included in note payable stockholder	$—	$—	$127,644

Deferred financing costs included in accrued expenses	$—	$—	$250,000

Conversion of notes payable and accrued interest to stockholders to Series D preferred stock and related warrants	$—	$—	$7,158,660

Issuance of 449,092 shares of common stock in exchange for a receivable from stockholder	$—	$44,909	$—

Change in Fair Value of Interest Rate Swap Agreement	$56,099	$—	$—

See Notes to Consolidated Financial Statements

NEXX SYSTEMS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of the Company

Operations

NEXX Systems, Inc. (“NEXX” or the “Company”) was formed under Delaware law as a limited liability company on August 7, 2001 and converted to a “C” Corporation in 2002. The Company provides process solutions designed for semiconductor wafer level packaging customers located both in the United States and in international markets. NEXX designs, develops, manufactures, and markets two product lines (Apollo and Stratus) of process equipment focused on the needs of semiconductor advanced packaging customers. Apollo is a high throughput, low cost of ownership, sputter deposition product line (PVD) introduced in 2008 based on the first generation, Nimbus system architecture. Stratus electro-deposition systems (ECD) offers unique vertical orientation wafer processing, providing low cost of ownership and product performance advantages.

The Company is based in Billerica Massachusetts. The Company relies on an outsourced manufacturing facility near its Billerica, Massachusetts headquarters to build PVD products. Non-critical ECD assemblies are also outsourced. This outsourced function allows for increased capacity based on customer demand, gains labor efficiencies, and minimizes capital expenditure requirements. The Company’s operations team works directly with this supplier to reduce the time required to build systems, increase reliability, and manage the cost of goods.

In September 2007, the Company opened a branch office in Taiwan for local customer sales and support. In September 2009, the Company established a wholly owned subsidiary, NEXX Systems Singapore Pte Ltd, to provide customer support for customers in Singapore and elsewhere in Southeast Asia.

The Company is subject to a number of risks associated with emerging technology oriented companies and the highly cyclical nature of the semiconductor equipment industry. Principal among these are risks associated with marketing the Company’s products; development of new technology; dependence upon key individuals; reliance on sole sources of supply; competition from larger, more financially independent competitors; and the need to obtain adequate financing to fund future operations. The Company has incurred significant operating losses since inception.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation:    On June 15, 2011, the Company effectuated a one-to-ten reverse stock split of the Company’s common stock. All share and per share amounts related to common stock have been restated to reflect the one-to-ten reverse stock split. See Note 10, Stockholders’ Equity, for further discussion.

Use of Estimates:    The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates these estimates and judgments, including those related to revenue recognition, valuation of inventory and accounts receivable, valuation of investments and income taxes, stock-based compensation, valuation of warrants, costs eligible for capitalization, intangible assets and related amortization. The Company bases these estimates on historical and anticipated results and trends and on various other assumptions that the Company believes are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results may differ from management’s estimates.

NEXX SYSTEMS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Principles of Consolidation:    The Company consolidates the financial statements of its wholly-owned subsidiary and all intercompany accounts are eliminated in consolidation.

Cash and Cash Equivalents:    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents consist primarily of money market instruments. At various times throughout the year, the Company’s balance may have exceeded the insured limit. The Company does not believe that it is subject to any unusual risk beyond the normal risk associated with commercial banking relationships.

Accounts Receivable:    Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. At December 31, 2010 and 2009, the Company determined an allowance for doubtful accounts was not required.

Inventories:    Inventories consist of materials, components, and subassemblies used in the assembly of the Company’s products for sale or maintained to support maintenance and warranty obligations. Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis and includes material costs, labor and applicable overhead. Work-in-process and finished goods inventories are stated based upon specific identification of items held. The Company maintains a perpetual inventory system and continuously records the quantity on-hand and cost for each product including purchased components, subassemblies and finished goods. Maintenance of the integrity of the perpetual inventory records is through periodic physical counts of quantities on hand. The Company includes in finished goods inventory products that have been delivered to customers for which the related revenue has been deferred until customer acceptance.

Inventory carrying value is reduced for estimated excess and obsolescence by the difference between cost and estimated market value based on assumptions about future demand and evaluation for potential obsolescence resulting from known and anticipated engineering change orders and new products. Based on this analysis, which also encompasses purchase order commitments, an adjustment is recorded to reserves impacting Cost of Sales to reflect inventory at lower of cost or market. If actual demand were to be substantially lower than estimates, additional inventory adjustments for excess or obsolete inventory might be required which could have a material adverse effect on our business, financial condition and results of operations.

Equipment and Improvements:    Equipment and improvements are stated at cost, less accumulated depreciation and amortization. Machinery and equipment includes demonstration equipment which might be located at either NEXX or at the prospective customer’s location. Occasionally, evaluation equipment is supplied for new customer applications usually for a period ranging between 6 and 18 months during which time the Company and customer collaborate on qualifying the equipment for that customer’s requirements. These qualification costs, including depreciation on the evaluation equipment, are recorded as selling, general and administrative expenses in the period incurred. Once customer evaluations are successful and upon fulfillment of all criteria in accordance with current authoritative accounting guidance, revenue is recognized from the evaluation equipment and remaining equipment costs through net sales revenue and cost of sales, respectively. Proceeds from sales of demonstration equipment were $800,000, $550,000 and $7,575,000, in 2010, 2009 and 2008, respectively.

Depreciation and amortization are computed by the straight-line method over the estimated useful lives of the respective assets as follows: demonstration equipment, 5 years; machinery and equipment, 3-5 years;

NEXX SYSTEMS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

furniture and fixtures, 5 years; computer equipment and software, 3 years; and leasehold improvements, the lesser of their economic life or the term of the underlying lease. Expenditures for repairs and maintenance are charged to expense as incurred, whereas major betterments are capitalized as additions to equipment and improvements.

Purchased Developed Technology:    Purchased developed technology was acquired in 2003, when the Company acquired All Wet Technologies, Inc., and was amortized over seven years. Amortization expense was $13,643, $54,572 and $54,572 for each of the years ended December 31, 2010, 2009 and 2008, respectively. In accordance with ASC (Accounting Standards Codification) 805 (formerly FASB Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by Purchase Method), in-process research and development costs were charged to operations at the date of acquisition.

Deferred Financing Costs:    Deferred financing costs consist of professional fees and financing costs incurred in connection with the establishment or amendment of long-term debt. These costs are being amortized into interest expense over the terms of the related borrowings using the effective interest method. Deferred financing costs associated with debt extinguished prior to maturity are expensed.

Deferred Offering Costs:    The Company has deferred offering costs of $1,696,973 and $244,916 at December 31, 2010 and 2009, respectively, related to its filing of the registration statement associated with its initial public offering. Upon completion of the Company’s proposed initial public offering, such costs will be recorded as a reduction of the proceeds received in arriving at the amount to be recorded in Stockholder’s Equity (Deficit). If the offering is not completed, these deferred offering costs will be expensed in the consolidated statement of operations.

Long-Lived Assets:    The Company evaluates the realizability of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. As of December 31, 2010 and 2009, the Company has determined that no material adjustment to the carrying value of its long-lived assets was required.

Derivative Financial Instruments:    The Company uses interest rate swaps to convert variable interest term debt to fixed rate debt. The Company enters into interest rate swaps infrequently as they are only used to manage interest rate risk on long term debt and not for speculative purposes. The Company records these derivative financial instruments deemed “cash flow hedges” on the balance sheet at fair value with changes in fair value recorded each period in accumulated other comprehensive income.

Revenue Recognition:    The Company’s policy is to have a cross-functional team of senior management review each system sales contract considering the customer purchase order terms and conditions, Company contractual obligations, complexity of the customer acceptance provisions and customer creditworthiness. These factors and circumstances involving previous customer installations are evaluated in determining when to recognize revenue.

The Company recognizes revenue from sales based on guidance provided in ASC 605 Revenue Recognition. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller’s price is fixed or determinable, and collectability is reasonably assured including no uncertainties regarding customer acceptance. The Company believes that delivery occurs upon acceptance by the customer. Customer acceptance is generally based on products meeting published performance specifications demonstrated by an initial customer acceptance test and a final acceptance test after installation. The initial acceptance test is designed to ensure the performance specifications are satisfied before shipment and installation at the customer facility.

NEXX SYSTEMS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Sale contracts generally have two elements: (a) the equipment and (b) installation of that equipment. While installation services are not essential to the functionality of the delivered equipment, final payment is not typically billable until customer acceptance is received. Provided that the Company has defined customer acceptance experience levels with both the customer and the specific type of equipment, revenue is recognized for the equipment element upon shipment, transfer of title and customer approval of the initial acceptance test. For new customers, new products for existing customers, or sales arrangements with customer specific acceptance specifications where performance cannot be assessed prior to meeting the specifications at the customer site, all of the revenue is recognized upon completion of the installation and final customer acceptance. The revenue for the installation element (which typically exceeds the fair value of the installation services) is recognized upon customer acceptance at the customer facility.

The Company also has revenue arrangements that involve the sale of multiple items of equipment under a single arrangement. In these situations, revenue is allocated among the separate elements based on their relative fair values, provided the elements have value on a standalone basis and there is objective and reliable evidence of fair value. All elements may not be delivered during the same period. In those cases, the fair value of the undelivered equipment element is deferred until that element is delivered. As of December 31, 2010, there were $150,000 ($0 as of December 31, 2009) of undelivered equipment elements under revenue arrangements with multiple deliverables. Sales arrangements do not include a general right of return.

Revenue related to sales of spare parts is recognized upon shipment as spares are sold on terms that transfer title and risk of ownership when it leaves the Company site. Revenue related to paid service is recorded when earned as the services are delivered.

At December 31, 2010, 2009 and 2008, deferred revenue primarily consisted of product sales to customers for which final acceptance had not yet been received.

Accounting for Customer Freight Costs:    Systems and spares are typically shipped “freight collect” and as a result, no shipping revenue or cost is associated with the sale. When freight is charged, the amount charged to customers is recorded to revenue and freight costs incurred are recorded to cost of sales pursuant to ASC Topic 605.

Income Taxes:    The Company accounts for income taxes in accordance with ASC 740. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable or refundable for the period, plus or minus the change during the period in related deferred tax assets and liabilities.

The Company accounts for all tax credits by the “flow-through” method, which directly reduces the tax provision in the year in which the credit is allowed for tax purposes.

Research and Development Expenses:    Research and development expenses are charged to operations as incurred.

NEXX is a party to two joint development agreements. The original term of one agreement is for 36 months that expires February 2012, while the term of the other is open-ended based on achieving predefined and new performance specifications for the Company’s equipment. As part of each of the agreements, NEXX and the

NEXX SYSTEMS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

counterparties entered into joint licensing or other agreements to develop semiconductor apparatus and technologies. Both arrangements provide the Company the opportunity to optimize equipment performance and develop advanced packaging processes including those for the highly controlled clean room manufacturing environment required for semiconductor wafer fabrication. Under the agreements, the Company is obligated to provide materials, equipment, warranty services, upgrades and engineering personnel over a period of time (2 - 3 years). The Company concluded that these transactions should be accounted for as collaborative arrangements under ASC 808-10. The associated costs are recognized as research and development expense. The net margin on equipment sold as part of the collaboration arrangement is amortized to research and development expense over the term of the agreement, unless a loss is expected, in which case the loss is recognized immediately. Income was recorded of approximately $196,000 and $180,000 for 2010 and 2009, respectively, as an offset to research and development expense in connection with one of these agreements. In 2008, the Company recorded a loss of approximately $339,000 as an addition to research and development expense in connection with one of these agreements. At December 31, 2010 and 2009, respectively, $213,000 and $409,000 was included in deferred revenue and customer deposits in the accompanying balance sheets as the remaining net margin to be recognized on equipment sold for one of the two joint development agreements containing a fixed three year term. Deferred revenue and customer deposits as of December 31, 2010 and 2009, were $1,492,000 in both periods for the other agreement which contains defined specifications to be achieved before any revenue is recognized. Inventories and accrued expenses as of December 31, 2010 and 2009, respectively, contained $1,541,000 and $1,324,000 of equipment, installation and accrued warranty and commission expenses related to the latter agreement. As noted previously, the Company includes in finished goods inventory products that have been delivered to customers for which the related revenue has been deferred until customer acceptance.

NEXX SYSTEMS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net income (loss) per Share of Common Stock:    Basic and diluted net income (loss) per share is presented in conformity with the two-class method required for participating securities. Under the two-class method, basic net income (loss) per share is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding during the period. Net income (loss) attributable to common stockholders is determined by allocating undistributed earnings between holders of common and convertible preferred stock, based on the contractual rights contained in our preferred stock agreements. No preferred dividends have been declared and, as such, preferred dividends have not affected the computation of net income (loss) available to common shareholders. Diluted net income (loss) per share assumes, on a weighted average basis, the conversion of the convertible preferred stock, if dilutive, and includes the dilutive effect, if any, of stock options and warrants using the treasury stock method. The following table presents the calculation of basic and diluted net income (loss) per share:

	At December 31,
	2010(1)	2009(1)	2008(1)
Numerator
Basic
Net income (loss)	$2,213,609	$1,191,880	$(8,533,593)
Less: Income (loss) allocated to redeemable preferred shares	(1,859,780)	(943,969)	—

Income (loss) available to common shareholders for purposes of calculating basic EPS	$353,829	$247,911	$(8,533,593)

Diluted
Income (loss) available to common shareholders	$353,829	$247,911	$(8,533,593)
Plus: Adjustments to income attributable to the unrealized gain (loss) on dilutive warrants	825,193	(170,220)	—

Income (loss) available to common shareholders for purposes of calculating dilutive EPS	$1,179,022	$77,691	$(8,533,593)

Denominator
Basic weighted average shares	1,687,898	1,499,215	1,470,713
Options to purchase common stock	904,278	622,654	—
Common stock subject to vesting provisions	802,839	206,503	—
Redeemable convertible preferred shares	8,871,864	5,695,542	—
Warrants to purchase redeemable convertible preferred stock	38,912	308,907	—

Diluted common shares	12,305,791	8,332,821	1,470,713

Net Income (loss) per share
Basic EPS	$0.21	$0.17	$(5.80)
Dilutive EPS	$0.10	$0.01	$(5.80)

(1)	All share and per share amounts have been restated to reflect the 1 to 10 reverse stock split discussed in Note 10, Stockholders’ Equity.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents the potentially dilutive securities outstanding that were excluded from the computation of diluted net income per common share for the periods presented because their inclusion would have had an anti-dilutive effect:

	At December 31,
	2010	2009	2008
Options to purchase common stock	11,810	11,810	1,014,330
Common stock subject to vesting provisions	—	—	449,092
Warrants to purchase redeemable preferred stock	348,321	480,006	1,021,879
Redeemable preferred stock	—	—	4,226,066
Warrants to purchase common stock	162,162	—	—

	522,293	491,816	6,711,307

In November 2009, the Company’s Board of Directors authorized the Company to proceed with an initial public offering of its common stock, and upon consummation of that offering all of the Company’s outstanding shares of redeemable convertible preferred stock will convert to common stock, and warrants to purchase shares of the Company’s redeemable convertible preferred stock will convert into warrants to purchase shares of common stock after taking into effect conversion rates for the redeemable convertible preferred stock. As authorized by the Board of Directors, as of December 31, 2010, 2,912,322 shares of common stock would be issued to holders of redeemable convertible preferred stock and 86,588 common shares would be reserved for the issuance to warrant holders to be issued if and when the warrants are exercised (collectively “share consideration”).

The share consideration is in exchange for the waiver of a contractual right not to convert such shares of convertible preferred stock into shares of common stock upon an initial public offering of our common stock.

The Company concluded that the additional shares to be issued represents an induced conversion. The fair value of the common stock issued in excess of the fair value of securities issuable pursuant to the original exchange terms will be treated as a reduction to retained earnings and the income available to common shareholders for earnings per share purposes. In addition, the preferred stock warrant liability will be adjusted to give effect to any change in fair value, with any resulting adjustment to be reflected in earnings for the period. The combined effects of the induced conversion on earnings and income available to common stockholders are expected to be material and will be reflected in the fiscal quarter in which such conversion occurs.

Pro forma diluted income per share has been computed assuming the dilutive effect of the issuance of 2,912,322 shares of common stock per the share consideration noted above, as that will have a continuing impact. Net income and income available to common shareholders do not reflect any charges related to the 2,912,322 common shares that will be issued at the time of the IPO, as such non-recurring charge will be taken in the period during which the initial public offering occurs. This induced conversion charge is estimated at $16.1 million (unaudited) and will be subtracted from net income available to common shareholders in calculating earnings per share in that period. This $16.1 million (unaudited) calculation is based on an estimate made in the second quarter of 2010 and will be updated once an offering range for the Company’s common stock to be sold in an IPO is made and will be subject to further change based upon the final determination of the initial offering price of the Company’s common stock.

Concentration of Credit Risk and Export Sales:    Financial instruments which potentially expose the Company to concentration of credit risk consist principally of accounts receivable. Management regularly monitors the creditworthiness of its customers and believes that it has adequately reserved for any exposure to potential credit losses.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2010, 5 customers accounted for 70% of accounts receivable, including 20% associated with the largest balance. As of December 31, 2009, two customers accounted for 15% and 65% of the accounts receivable balance. As of December 31, 2008, four customers accounted for 74% of accounts receivable.

The Company’s customers are concentrated in the semiconductor industry. Below is the concentration of sales by the top customers for the years ending December 31:

	2010	2009	2008
Customer A	31.3%	33.1%	13.6%
Customer B	14.3%	2.5%	15.5%
Customer C	11.2%	0.1%	7.6%
Customer D	3.7%	15.0%	—
Customer E	7.6%	7.2%	18.9%
Customer F	—	4.0%	18.0%

	68.1%	61.9%	73.6%

Net export sales were 73%, 69% and 90% of net sales for the years ended December 31, 2010, 2009 and 2008, respectively.

Fair Value of Financial Instruments:    The accounting standard for fair value measurements, ASC 820 Fair Value Measurements and Disclosures establishes a consistent framework for measuring fair value and expands disclosure requirements about fair value measurement. The framework requires fair value to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants.

Fair Value Hierarchy

The accounting standard for fair value measurements specifies a hierarchy for disclosure of fair value measurement. The classification of assets and liabilities within the hierarchy is based on whether the inputs to the valuation methodology used for measurement are observable or unobservable. Observable inputs reflect market-derived or market-based information obtained from independent sources, while unobservable inputs reflect our estimates about market data. The three levels are defined as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities for the instrument or security to be valued.

•

Level 2 inputs are inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly through corroboration with observable market data for substantially the full term of the asset or liability.

•

Level 3 inputs are derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable and are significant to the fair value of the assets or liabilities.

This hierarchy requires the use of observable market data when available. The Company maintains policies and procedures to value instruments using the best and most relevant data available. Further, internal sources are used and considered external sources to assist the Company in valuing certain instruments.

The standard also requires disclosure in the financial statements for items measured at fair value on a non-recurring basis. The Company did not have any items that are measured at fair value on a non-recurring basis for the years ended December 31, 2010 and 2009.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Fair Value Measurements as of December 31, 2010
	Total	Level 1	Level 2	Level 3
Assets
Money market funds included in cash equivalents	$19,006	$—	$19,006	$—

Liabilities
Interest rate swap agreement liability	56,099	—	56,099	—
Preferred stock warrant liability	1,089,413	—	—	1,089,413

Total liabilities	$1,145,512	$—	$56,099	$1,089,413

	Fair Value Measurements as of December 31, 2009
	Total	Level 1	Level 2	Level 3
Assets
Money market funds included in cash equivalents	$3,465,948	$—	$3,465,948	$—

Liabilities
Preferred stock warrant liability	1,784,763	—		1,784,763

Total liabilities	$1,784,763	$—	$—	$1,784,763

There were no transfers to or from levels 1, 2 or 3 during the years ended December 31, 2010 and 2009.

Other Accounts:    The carrying amount of accounts receivable, accounts payable and accrued expenses approximates fair value due to the short-term nature of these items. Management believes that the Company’s debt obligations bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, the carrying values for these instruments approximate fair value.

Money Market Funds:    Money market funds are cash deposits carrying varying rates of return, deposited in our financial institution. The funds are invested on and redeemed on a daily basis and are extremely liquid in nature. The funds do not have quoted prices, and as such we have classified them as level 2 in the pricing hierarchy due to specific valuation circumstances, particularly use of the amortized cost valuation method.

Interest Rate Swap Agreement:    The Company accounts for the interest rate swap agreement at fair value. The fair value is based on valuation techniques that utilize pricing models that consider standard input factors. There were no changes in valuation techniques during the year, no transfers in or out of level 2 and no gains or losses included in income that were attributable to the change in unrealized gains or losses related to the interest rate swap agreement.

Below is a reconciliation of the interest rate swap values, as included in long-term liabilities on the consolidated balance sheets as of December 31, 2010:

Beginning of Year	$—
Included in Accumulated Other Comprehensive Income (Loss)	56,099

End of Year	$56,099

See Note 8 for more details relating to the terms of the interest rate swap agreement.

Preferred Stock Warrant Liability:    The Company accounts for preferred stock warrants as liabilities and adjust the value of these warrants to fair value at the end of each reporting period. The value of the preferred

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

stock warrants was determined using an option pricing methodology. Changes to the value of the preferred stock warrant liability are determined by comparing the warrants outstanding at the end of the period multiplied by the fair value of the warrants at the end of the period to the same calculation for the prior period. Significant components of the option pricing model include the enterprise value of the Company for the period (determined using income-based and market-based methods), volatility, term, and interest rate assumptions. Changes to certain assumptions which caused the fair value to change were primarily attributable to continued improvement in the Company’s prospects coupled with improved market conditions and changes to the discount rate used in determining our enterprise value as well as projected changes to the capital structure attributable to equity issuances and warrant exercises. All other assumptions remained relatively stable and did not have as material an impact.

The following table provides a roll forward of the fair value of the preferred stock liability:

	As of December 31,
	2010	2009
Beginning of year	$1,784,763	$3,465,072
Issuance of warrants	—	5,408,490
Exercise of warrants	(1,520,543)	(6,918,579)
Increase (decrease) in fair value	825,193	(170,220)

End of year	$1,089,413	$1,784,763

Fair Value of Common Stock

Prior to 2006, the Company granted stock options at exercise prices equivalent to the fair value of our common stock as estimated by our Board of Directors, with input from management, as of the date of grant. Because there has been no public market for our common stock, the Board of Directors determined the fair value of the Company’s common stock by considering a number of objective and subjective factors, including:

•	the Company’s operating and financial performance;

•	the prices at which the Company issued shares of preferred stock in private placement transactions;

•	the superior rights and preferences of securities senior to the Company’s common stock at the time of each grant;

•	the non-liquid nature of the Company’s common stock;

•	business risks the Company faced and key company milestones; and

•	comparable company and industry analysis.

Determining the appropriate fair value model and calculating the fair value of stock-based payment awards require the use of highly subjective estimates and assumptions, including the estimated fair value of common stock, expected life of the stock-based payment awards and stock price volatility.

Historically, the Company used the Black-Scholes option-pricing model to value its option grants and determine the related compensation expense. Option pricing models require judgment on inputs including fair value, volatility, and term. Fair value was determined using a probability-weighted expected return allocation methodology (“PWERM,” described below). The Company felt the PWERM model more accurately reflected stock prices considering possible future outcomes through its estimate of probabilities and timing compared to a lognormal distribution inherent in an option pricing model. The Company has historically been a private company and lacked company-specific historical and implied volatility information. Therefore, the estimated

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

expected volatility is based on the historical volatility of the Company’s publicly traded peer companies and is expected to continue to do so until such time as there is adequate historical data regarding the volatility of the Company’s traded stock price. The expected term of options was determined based on the PWERM scenario timelines and probability weightings. The risk-free interest rate used for each grant is based on a U.S. Treasury instrument with a term similar to the expected term of the option. The Company recognize compensation expense for only the portion of options that are expected to vest. The Company has estimated expected forfeitures of stock options to be 2.2%, 3.0% and 24.3% for the years ended December 31, 2010, 2009 and 2008, respectively. In developing a forfeiture rate estimate, the Company has considered its historical experience. If there are additional forfeitures of unvested options, adjustments to compensation expense may be required in future periods.

The assumptions used in calculating the fair value for the years ended December 31, 2010, 2009 and 2008 were a risk-free interest rate of 3.2%, 3.0% and 2.1%, expected term of 6, 10 and 10 years, weighted average expected volatility of 55%, 21% and 19%, and no expected dividends, respectively. These assumptions represent management’s best estimates, but the estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and the Company uses significantly different assumptions or estimates, the Company’s stock-based compensation could be materially different. The most significant input into the Black-Scholes option-pricing model used to value the option grants is the fair value of common stock.

In connection with the preparation of the financial statements, the Board of Directors instructed management to prepare a valuation analysis to determine the fair value of the common stock for purposes of the stock option grants. These valuations were prepared using the PWERM. Under this methodology, the fair market value of the common stock was estimated based upon an analysis of future values assuming three possible outcomes: an initial public offering, a sale or merger, and continued operation as a private company. The probability-weighted present value of expected future investment returns was then determined, based on the future value, likelihood and timing of each of these possible outcomes. The anticipated likelihood and timing of each of the possible outcomes were based on the plans of the Board of Directors and management.

The initial public offering scenario analysis utilized the guideline public company method. Management and the Board of Directors estimated the enterprise value under the guideline public company method by comparing the Company to publicly traded companies in the industry group. The companies used for comparison under the guideline public company method were selected based on a number of factors, including the similarity of their industry, business model and financial risk to the Company. In determining the enterprise value under this method, the Board of Directors used current revenue multiples of the peer companies applied to the Company’s revenues for the corresponding period.

The sale or merger scenario analysis utilized a revenue multiple based on an analysis of similar transactions (similarity of the industry, businesses acquired, and related risks) and companies, applied to our corresponding revenue for the period in which the transaction is anticipated to occur.

The private company scenario enterprise value was based on an average of guideline public revenue and EBITDA multiples applied to the corresponding financial metrics and a discounted cash flow analysis using a similar guideline public company multiple for the terminal capital value.

Warranty Obligations

The Company’s obligations for warranty are accrued concurrently with the revenue recognized on the related equipment. The Company estimates average warranty cost per system and records the warranty provision as an element of cost of sales upon recognition of the related revenue. The overall warranty accrual is separately

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

analyzed using the remaining warranty period outstanding on systems under warranty and any resulting changes in estimates are recorded as cost of sales adjustments. If a significant change in warranty-related incidents occurs, the impact of the change in the warranty accrual could be material.

Recent Accounting Pronouncements

In October 2009, the FASB issued ASU No. 2009-13 Multiple-Deliverable Arrangements addressing the accounting for revenue arrangements with multiple deliverables. This authoritative guidance requires revenue to be allocated to multiple elements based on their relative selling price. Under the relative selling price method, a best estimate of the selling price may be used if vendor-specific or other third-party evidence of fair value is not available. The guidance eliminates the use of the residual method to allocate arrangement consideration. ASU No. 2009-13 is effective for fiscal years beginning on or after June 15, 2010. The Company does not expect the adoption of this guidance to have a material effect on its results of operations and financial position. However, if future multiple element arrangements vary from their historical experience, the Company may experience a difference in the timing of its revenue recognition when compared to its timing prior to the adoption.

In January 2010, The FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements, to provide amendments to Subtopic 820-10 that require new disclosures for transfers in and out of Levels 1 and 2 and for activity in Level 3 fair value measurements. It also clarifies existing disclosures for level of disaggregation and disclosures about inputs and valuation techniques. The update was effective for interim and annual reporting periods beginning after December 15, 2009. The Company has completed its evaluation of the new standard and has concluded that this standard did not have a material effect on its consolidated financial statements. The disclosures of roll forward activities in Level 3 fair value measurements are effective for interim and annual reporting periods beginning after December 15, 2010. The Company has completed its evaluation of the new standard and has concluded that this standard will not have a material effect on its consolidated financial statements.

Note 3. Accumulated Other Comprehensive Loss

The components of Accumulated Other Comprehensive Loss are as follows:

	Effect of Gain (Loss) on Derivative financial instruments	Effect of Foreign Currency Translation	Accumulated Other Comprehensive Income (Loss)
Balance January 1, 2008	$—	$515	$515
Change in year	—	66	66
Tax effect of change	—	—	—

Balance December 31, 2008	—	581	581
Change in year	—	(4,709)	(4,709)
Tax effect of change	—	—	—

Balance December 31, 2009	—	(4,128)	(4,128)
Change in year	(56,099)	(23,095)	(79,194)
Tax effect of change	—	—	—

Balance December 31, 2010	$(56,099)	$(27,223)	$(83,322)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 4. Receivable from Stockholder

On June 23, 2009 the Company entered into a secured promissory note agreement with one of its senior executives in the amount of $19,909 in connection with the issuance of 449,092 shares of restricted common stock at $0.10 per share. The proceeds from the issuance of restricted common stock totaled $44,909, of which $26,935 was paid in October 2009. The officer repaid this note in full in March 2010.

Note 5. Inventories

Inventories consisted of the following at December 31:

	2010	2009
Raw materials	$5,616,731	$3,425,064
Work-in-progress	1,777,053	1,328,770
Finished goods	4,684,096	2,000,571

	$ 12,077,880	$6,754,405

Finished Goods Inventory at December 31, 2010 and 2009 included $3,509,158 and $1,228,187, respectively, for products that have been delivered to customers for which the related revenue has been deferred until customer acceptance.

Note 6. Equipment and Improvements

Equipment and improvements consisted of the following at December 31:

	2010	2009
Demonstration equipment	$4,395,290	$2,496,477
Machinery and equipment	1,641,604	1,194,605
Furniture and fixtures	210,906	190,548
Leasehold improvements	791,221	740,783
Computer equipment and software	448,940	357,722

	7,487,961	4,980,135
Less accumulated depreciation and amortization	3,747,283	3,034,342

	$3,740,678	$1,945,793

The Company leases various property, machinery and equipment. Accordingly, leased property that meets certain criteria is capitalized and the present value of the related lease payments is recorded as a liability. All other leases are accounted for as operating leases and the related payments are expensed ratably over the rental period. Amortization of the assets under capital leases is computed utilizing the straight line method over the shorter of the remaining lease term or the estimated useful life.

Depreciation and amortization expense for the years ended December 31, 2010, 2009 and 2008 was $966,384, $900,300 and $1,424,772, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 7. Notes Payable

Notes payable consisted of the following at December 31:

	2010	2009
Term advance payable to Comerica Bank, secured by all assets, through December 2013, net of loan discount associated with warrants	$4,887,070	$—
Term advance payable to Hercules Technology Growth Capital, Inc., secured by all assets which matured March 2010	—	564,865
Revolving advance payable to Comerica Bank through July 1, 2011, net of loan discount associated with warrants	5,126,293	—
Revolving advance payable to Hercules Technology Growth Capital, Inc., secured by all assets, which matured June 2010	—	3,500,000

	10,013,363	4,064,865

Less current portion	(6,736,336)	(4,064,865)

	$3,277,027	$—

Principal maturities of notes payable for each of the years succeeding December 31, 2010 are as follows:

Years ending December 31:
2011	$6,736,336
2012	1,625,000
2013	1,652,027

In December 2006, the Company entered into loan agreements with Hercules Technology Growth Capital, Inc. (“HTGC”) for borrowings of up to $10,000,000. The loan was secured by substantially all business assets and intellectual property of the Company. The credit facility was divided into two parts, revolving and term advances. Revolving advances permitted borrowings up to the lesser of the borrowing base plus nonformula advances, both as defined in the agreement, or $5,000,000. On July 17, 2009, the Company and HTGC entered into a third amendment to the existing loan agreements. This amendment provided two nonformula advances of $3 million tranches (total of $6 million) of revolver debt. The first tranche was immediately available at closing and carried an interest rate of the greater of prime plus 8% or 17.5% (17.5% at December 31, 2009). The second tranche carried an interest rate of the greater of prime plus 8% or 17.5% (17.5% at December 31, 2009). Availability under the second tranche was limited to $2 million immediately at closing with the remaining $1 million available at January 1, 2010. The second amendment to the existing loan agreement (dated July 29, 2008) required a $250,000 end-of-term financing fee which was payable upon the earlier of the maturity date of the revolving advance or a prepayment event, as defined in the agreement. As part of the amendment, the Company paid an upfront fee of $125,000. In addition, the Company issued warrants to HTGC to purchase 705,882 shares of Series D preferred stock at a purchase price of $0.425 per share. The upfront fee of $125,000 was capitalized and amortized over the remaining term of the revolver. The end-of term financing fee was capitalized and amortized as interest expense over the remainder of the term of the revolver. The loan agreement expired on June 30, 2010.

Term advances permitted borrowings up to $5,000,000 through March 31, 2007. On July 29, 2008 the Company entered into a second amendment to the existing loan agreement with HTGC. Based upon this amendment the Company was required to repay the principal balance outstanding on the term advance that was outstanding as of July 31, 2008, in 21 equal monthly installments of principal and interest beginning August 1,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2008 and continuing on the first business day of each month thereafter through March 1, 2010, which amounts have been repaid in full. The interest rate on the term advance was the greater of prime plus 3.5% or 11.25% (11.25% at December 31, 2009).

On June 25, 2010 the Company entered into a loan agreement with Comerica Bank for borrowings of up to $12,000,000. The loan is secured by substantially all business assets and intellectual property of the Company. The agreement is divided into two parts, revolving and term advances with the revolver expiring July 1, 2011. The term matures on December 2013 with monthly principal amortization over 36 months following a six month interest only period. The interest rate for the revolver and the term is the Daily Adjusting LIBOR rate (as defined in the agreement) plus the applicable margin of 6.25% per annum. In connection with the loan agreement, the Company paid a commitment fee of $180,000 which has been capitalized as deferred financing costs and is being amortized over the estimated term of the related borrowings. In addition, the Company has issued warrants to Comerica Bank to purchase 162,162 shares of common stock at an exercise price of $3.70 per share. The fair value of the warrant has been reflected above as a loan discount and is amortized into interest expense over the terms of the related borrowings using the effective interest method. Revolving advances permit borrowings up to the lesser of the borrowing base formula as supported by eligible related accounts receivable and inventory, or $7,000,000. Revolver advances will be used to support the Company’s growth. Term advances permit borrowings up to $5,000,000. The proceeds of the term advance was advanced at closing to retire all of the then outstanding HTGC debt which matured June 30, 2010.

Note 8. Interest Rate Swap Agreement:

In July 2010, the Company entered into an interest rate swap agreement for a notional amount of $5,000,000 which terminates on December 2, 2013. The interest rate swap was designed to hedge the Company’s variable rate term advance obligation of $5,000,000 under its secured credit facility with Comerica Bank. The agreement changes the Company’s variable rate debt to a fixed interest rate. Under the terms of the interest rate swap agreement, the Company pays or receives a monthly fixed rate interest based on the difference between LIBOR plus the applicable margin of 6.25% and the fixed rate of 8.25%. No premium or discount was incurred upon the Company entering into the interest rate swap because the pay and receive rates on the interest rate swap represented prevailing rates for each counterparty at the time the interest rate swap was consummated. Based on an evaluation of the critical terms of this interest rate swap agreement, the Company is accounting for the interest rate swap agreement as an effective cash flow hedge. The interest rate swap exhibited no ineffectiveness during the period from inception to December 31, 2010 and none is anticipated over the term of the agreement. Hedge effectiveness is significant since any changes in the fair value of a hedge instrument attributed to ineffectiveness will be recognized in current earnings, while changes not attributed will flow through other comprehensive income.

Note 9. Redeemable Convertible Preferred Stock

The Company accounts for redeemable convertible preferred stock at fair value at the issuance date less the cost of capital. The Company does not adjust the preferred stock to redemption value as the instruments are not currently redeemable and management has concluded that redemption is not deemed probable. Redemption was not deemed probable as it is expected that such shares will be converted in connection with the IPO.

The rights, preferences and privileges of the Series A, Series B, Series C, and Series D Convertible Preferred Stock are as follows:

Voting:    Series A, Series B, Series C, and Series D Convertible Preferred Stock vote together with all other classes and series of stock as a single class on an as-converted basis. Each share of Series A, Series B,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Series C, and Series D Convertible Preferred Stock entitles the holder to such number of votes per share as shall equal the number of shares of common stock into which the share is then convertible.

Dividends:    Dividends may be declared and paid on Series A, Series B, Series C, and Series D Convertible Preferred Stock from the funds lawfully available as and when determined by the Company’s Board of Directors.

As of the record date, the holders of Series A, Series B, Series C, and Series D Convertible Preferred Stock shall be entitled to a proportionate share of any distribution in accordance with the number of shares of common stock into which each holder’s Series A, Series B, Series C and Series D Convertible Preferred Stock may be converted. No dividend may be declared or paid upon any shares of common stock during any calendar year unless dividends shall have first been paid or declared and reserved for payment to the holders of Preferred Stock. No dividends have been declared or paid on these shares.

Liquidation:    Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any payment is made to the holders of any other class or series of the Corporation’s capital stock designated to be junior to the Series D Preferred, including the Series A, Series B, Series C, and Common Stock, the holders of the Series D shall be entitled to be paid out of the assets available for distribution an amount equal to $0.425 (subject to certain adjustments) per share plus all declared but unpaid dividends thereon.

After payment in full to the Series D Preferred holders, the holders of Series A, Series B, and Series C Convertible Preferred Stock shall be entitled to be paid, pari passu and on a par with each other, out of the assets available for distribution, prior and in preference to any distribution to the holders of the Company’s common stock, an amount equal to $1.60 per share of Series A Convertible Preferred, $1.322 per share of Series B Convertible Preferred, and $1.215 per share of Series C Convertible Preferred, plus declared but unpaid dividends. If upon such liquidation, distribution or winding up the Company, the assets available to be distributed are insufficient to permit the payment in full to the holders of Series D of all amounts distributable to them, then such distribution shall be distributed ratably among the holders of the Series D in proportion to the full preferential amount each holder is otherwise entitled. If after payment in full to the Series D Convertible Preferred Stock holders, the assets available to be distributed are insufficient to permit the payment in full to the holders of Series A, Series B, and Series C Convertible Preferred Stock of all amounts distributable to them, then such distribution shall be distributed ratably among the holders of the of Series A, Series B, and Series C Convertible Preferred Stock in proportion to the full preferential amount each holder would be otherwise entitled to receive.

If the holders of a majority of the Series A Convertible Preferred Stock elect (the “Series A Participation Election”), the preferential payment to the holders of Series A Convertible Preferred Stock described above shall be reduced from $1.60 per share to $0.681 per share and after payment of all such preferential payments, all remaining assets available for distribution shall be distributed ratably among the holders of common stock and the holders of Series A, Series B, Series C and Series D Convertible Preferred Stock. Unless a Series A Participation Election has been made, after payment of all preferential payments described above, the holders of common stock and Series B, Series C, and Series D Convertible Preferred Stock shall share ratably in all remaining assets available for distribution.

Conversion:    The Series A, Series B, Series C, and Series D Convertible Preferred Stock may be converted at any time, at the option of the holder into common stock at the conversion ratio in effect at the time of the conversion determined as provided in the Company’s Amended and Restated Certificate of Incorporation. As of the initial date of filing of each series of Convertible Preferred Stock, the conversion prices per share for

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the Series A, Series B, Series C, and Series D preferred stock were $1.60, $1.322, $1.215 and $0.425, respectively. These conversion prices are subject to adjustment for certain dilutive issuances based on a weighted average antidilution protection provision contained in the Company’s Charter. Pursuant to the terms of an agreement between the Company and certain holders of the Preferred Stock, the Preferred Stock automatically converts to common stock upon the closing of an underwritten, firm commitment public offering of shares of the capital stock of the Company. The current conversion prices for the preferred stock, based on the most recent anti-dilutive issuances for Series A, Series B, Series C, and Series D issued prior to October 27, 2009 (or issued pursuant to the exercise of warrants issued prior to October 27, 2009) and each other share of Series D are $8.89361, $7.98273, $7.48342, and $3.79693 and $4.25, respectively. The conversion rates reflect anti-dilution protection triggered by the sale of our Series D Convertible Preferred Stock.

Redemption:    The Series A, Series B, Series C, and Series D Convertible Preferred Stock shall at the election of the holders of at least 66 2/3% of the Preferred Shares be redeemed by the Company at a price equal to $1.60, $1.322, $1.215, and $0.425, respectively, per share, subject to equitable adjustment in the event of certain dilutive events, plus all accrued, but unpaid or declared dividends on the Series A, Series B, Series C, and Series D Convertible Preferred Stock in three annual installments, commencing after receipt by the Company at any time on or after December 31, 2011, from the holders of at least 66 2/3% of then outstanding share of Series A, Series B, Series C, and Series D Convertible Preferred Stock, of written notice requesting redemption of share of Series A, B, C, and D Convertible Preferred Stock. No such election has been made by the Preferred shareholders. The maximum number of shares of Series A, B, C, and D Convertible Preferred Stock that may be redeemed at each date are as follows:

Mandatory Redemption Date	Maximum Portion Of Shares to be Redeemed
December 2011	33%
December 2012	50%
December 2013	All remaining shares

Registration Rights:    The preferred shareholders and related warrant-holders, pursuant to a qualified public offering, carry certain registration rights on converted common stock. The preferred shareholders are entitled to demand that the Company register those shares, known as registrable shares, under the Securities Act commencing on the earlier of October 27, 2011 or six months after the closing of a public offering. In addition, if the Company proposes to register any more of their securities under the Securities Act after the closing of this offering, either for their own account or for the account of other security holders, the holders of these rights are entitled to notice of that further registration and are entitled to have their registrable shares included in it. These rights, however, are subject to conditions and limitations, including thresholds as to minimum values of shares required for demand registration, limitations on the number of registrations that may be demanded, blackout periods when shares may not be registered and the right of the underwriters of a registered offering of our common stock to limit the number of shares included in the offering. Holders of registrable shares can require the Company to register shares at its expense and, subject to some conditions and limitations; the Company is required to use its best efforts to affect requested registrations. Furthermore, holders of these rights may require the Company to file additional registration statements on Form S-3 for the sale of their registrable shares at any time after we qualify for the use of Form S-3.

Series D Extension Financing:    On November 30, 2009, the Company completed the 2009 Series D extension financing. The two largest existing investors (the “Lead Investors”) invested an aggregate of $4 million. The Company offered all existing shareholders and holders of options and warrants who were accredited investors the opportunity to participate pro rata in a Rights Offering based on the same terms and conditions as

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the Lead Investors received. Eligible investors were given the opportunity to purchase their pro-rata share of the offering in the form of units. Each unit was sold at a price of $0.425 per unit. A unit was defined as one share of Series D Preferred stock and a warrant to purchase one share of Series D Preferred stock at an exercise price of $0.01 per share. A total of 12,348,064 Series D shares and 12,348,061 Series D warrants to purchase Series D shares were issued in conjunction with the 2009 Series D Extension, which provided total cash proceeds of approximately $5,250,000.

All Series D warrants issued in conjunction with the 2009 Series D Extension were exercised by December 31, 2010.

On November 13, 2009, the Board of Directors approved a proposal from the holders of a majority of the preferred shares outstanding (the “Waiver Agreement”) to convert preferred shares to common shares to enable a planned public stock offering (“IPO”). The Waiver Agreement involves consideration of up to an additional 3 million common shares to be issued to holders of preferred shares and warrants immediately prior to the effectiveness of an IPO.

Note 10. Stockholders’ Equity

At December 31, 2010, 2009 and 2008, the Company has reserved common stock for the following:

	Year Ended December 31,
	2010	2009	2008
Conversion of preferred stock	9,007,182	8,612,347	4,955,949
Stock options and restricted stock units	2,416,006	1,576,511	1,568,559
Stock warrants	510,483	680,856	1,021,879

	11,933,671	10,869,714	7,546,387

On February 12, 2010, the Certificate of Incorporation was amended to increase the total number of all classes of authorized stock to 245,861,977 shares, of which 160,301,747 is Common Stock and 85,560,230 is Preferred Stock. The stock option pool was also increased to 22,160,063 shares. On May 19, 2011, the Company’s board of directors approved an amendment to the Company’s certificate of incorporation, which was subsequently approved by the Company’s Stockholders and filed with the Secretary of State of the State of Delaware on June 15, 2011, to effect a 1 to 10 reverse split of the Company’s common stock.

All share and per share amounts have been restated to reflect the 1 to 10 reverse stock split. This reverse stock split effectively reduced the number of issued and outstanding common shares and increased the share price of the Company’s common stock proportionately. The par value of the Company’s common stock and preferred stock remains at $.001 per share. All share and per share amounts have been restated to reflect the 1 to 10 reverse stock split. This reverse stock split resulted in the reduction of 17.6 million shares of common stock, 17.3 million shares of common stock and 13.2 million shares of common stock for the years ended December 31, 2010, 2009 and 2008, respectively.

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The following is a summary of changes during 2010, 2009 and 2008 in shares of the Company’s common stock:

	2010	2009	2008
Changes in common stock:
Number of shares, beginning of year	19,198,059	14,707,139	14,707,139
Exercise of stock options	373,975	—	—
Exercise of restricted stock	—	4,490,920	—
Adjustment to outstanding shares as a result of 1 to 10 reverse stock split	(17,614,831)	(17,278,253)	(13,236,425)

Number of shares issued, end of year	1,957,203	1,919,806	1,470,714

Warrants

The Company accounts for warrants to acquire the Company’s redeemable convertible preferred stock and warrants issued in connection with debt as liabilities recorded at fair value. The value ascribed to the warrants issued is considered a cost of capital. The cost of capital associated with debt offerings is amortized to interest expense over the term of the debt. Upon exercise and issuance of the Preferred Series shares, the fair value of the warrant is recorded as an increase in the carrying value of the Preferred Series.

On June 14, 2004, the Company issued to Comerica Bank a warrant to purchase 115,384 shares of Series B Redeemable Convertible Preferred Stock at $1.322 per share. The warrant is immediately exercisable and expires in June, 2011. The fair value of the warrant at issuance was determined using the Black-Scholes option-pricing model to be approximately $14,000, and was included as an issuance cost related to the Series B Convertible Preferred Stock.

On December 19, 2006, the Company issued to HTGC a warrant to purchase 411,152 shares of Series C Redeemable Convertible Preferred Stock at $1.215 per share. The warrant is immediately exercisable and expires on December 19, 2013. The fair value of the warrant at issuance was determined using the Black-Scholes option-pricing model to be approximately $176,000. The value of the warrant is included as deferred financing costs and amortized over the term of the loan.

On June 21, 2007, in conjunction with an amendment to its loan agreement with HTGC the Company issued a warrant to purchase 284,810 shares of Series C-1 Redeemable Convertible Preferred Stock at an adjusted $1.215 per share. The warrant was immediately exercisable and expires on December 19, 2013. The fair value of the warrant at issuance was determined using the Black-Scholes option-pricing model to be approximately $77,000. As noted below, on July 29, 2008 the warrant was converted into a warrant to purchase Series D Redeemable Convertible Preferred Stock.

On October 31, 2007, the Company issued to stockholders investing in the Subordinated Convertible Note and Warrant Financing (“Note Agreement”) warrants to purchase up to 20% of the principal amount of the notes payable. The warrants were exercisable until the earlier of October 31, 2010, or a company sale, at an exercise price equal to the lower of the Series C-1 Redeemable Convertible Preferred Stock price per share or the price per share of securities issued in a Qualified Financing (as defined in the Note Agreement). As of December 31, 2007, warrants to purchase 316,643 shares of C-1 Redeemable Convertible Preferred Stock were exercisable assuming an exercise price of $1.58 per share. The fair value of these warrants at issuance was determined using the Black-Scholes option-pricing model to be approximately $50,000. Under the terms of the

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warrants the Company exchanged the Series C-1 warrants for Series D warrants. As a result, the Company issued warrants to purchase 1,176,471 shares of Series D Redeemable Convertible Preferred Stock at $0.425 per share. The fair value of the Series D warrants was determined using the Black-Scholes option-pricing model; the excess of the fair value of the warrants granted over the fair value of the warrants exchanged was determined not to be material. By October 31, 2010 1,134,131 warrants were exercised and the remaining 42,340 warrants expired.

On July 29, 2008, in conjunction with an amendment to its loan agreement with HTGC the Company issued a warrant to purchase 1,176,471 shares of Series D Redeemable Convertible Preferred Stock (“HTGC Series D warrant”) at $0.425 per share, in exchange for the warrant issued on December 19, 2006 for 411,523 shares of Series C Convertible Preferred Stock at $1.215 per share. Additionally on this date, the Company issued to HTGC a warrant to purchase 1,058,823 shares of Series D Convertible Preferred Stock at $0.425 per share, in exchange for the warrant issued on June 21, 2007 for 284,810 shares of Series C-1 Convertible Preferred Stock at $1.215 per share. The fair value of the HTGC Series D warrant at issuance was determined using the Black-Scholes option-pricing model; the excess of the fair value of the warrant granted over the fair value of the warrant exchanged was recorded as an additional deferred financing cost and approximated $87,000.

During the period from July 31 through October 15, 2008 the Company held a second closing (“second closing”) for existing shareholders participating to their full pro-rata in the first closing and any potential new investors purchasing additional Series D shares. Existing shareholders participating in the second closing were granted warrants to purchase one share of Series D preferred stock at a $0.01 exercise price for each share purchased in the second closing. A total of 6,691,642 Series D warrants were issued as a result of the Second Closing. The warrants are immediately exercisable and expire in October 2014, or earlier upon an IPO. The fair value of these warrants at issuance was approximately $2,810,000. For the year ending December 31, 2010, all 6,691,642 Series D warrants were exercised and total proceeds were approximately $67,000.

On July 25, 2009 in conjunction with its amendment to its loan agreement with HTGC the Company issued HTGC a warrant to purchase 705,882 shares of Series D Convertible Preferred Stock at $0.425 per share. The warrant is immediately exercisable until the earlier of seven years from issuance date, three years after an initial public offering or immediately prior to the closing of a merger. The fair value of these warrants at issuance was determined using the Black-Scholes option-pricing model to be approximately $99,000. The value of this warrant was included in deferred financing costs and was amortized over the term of the loan.

On November 30, 2009, in conjunction with its 2009 Series D extension financing the Company issued 12,348,061 warrants to purchase Series D shares at a price of $0.01 per warrant. The warrants were granted along with the purchase of Series D preferred shares (one warrant granted with each share purchased). At December 31, 2010 all 12,348,061 warrants have been exercised and total proceeds were approximately $123,000.

On June 30, 2010, the Company issued to Comerica Bank a warrant to purchase 162,162 shares of Common Stock at $3.70 per share in conjunction with its debt facility. The warrants are immediately exercisable and expire on June 30, 2020. The fair value of the warrant at issuance was determined using the Black-Scholes option-pricing model to be approximately $400,000. The value of the warrant was included as a loan discount and is being amortized over the term of the loan using the effective interest method.

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Note 11. Income Taxes

The Company has recorded a federal and state tax provision for the years ended December 31, 2010, 2009 and 2008 primarily consisting of alternative minimum tax as it utilizes net operating loss carry-forwards. Significant components of the Company’s tax provision at December 31, are as follows:

	2010	2009	2008
Current:
Federal	$152,515	$28,202	$—
State	3,245	566	—
Foreign	—	—	—

Total current provision	155,760	28,768	—

Deferred:
Federal	—	—	—
Stat—		—
Foreign	—	—	—

Total deferred provision/(benefit)	—	—	—

Total provision for income taxes	$155,760	$28,768	$—

The provision for income taxes for years ended December 31, differs from the amount computed by applying the statutory U.S. federal income tax rate to income before taxes as a result of the following:

	2010	2009
Federal Income tax provision at statutory rate	34.0%	34.0%
Non-deductible expenses	21.3%	5.3%
State taxes	0.1%	0.0%
Valuation allowance and deferred items	(48.8)%	(36.9)%

Effective tax rate	6.6%	2.4%

At December 31, the components of the Company’s deferred tax assets and deferred tax liabilities were as follows:

	2010	2009	2008
Deferred Tax Assets:
Accruals	$2,559,000	$1,149,000	$1,359,000
Net operating losses (NOLs)	7,746,000	9,526,000	10,002,000
Research and Development Credits	1,977,000	1,570,000	1,442,000

Deferred Tax Assets	12,282,000	12,245,000	12,803,000

Deferred Tax Asset Valuation Allowance	(12,282,000)	(12,245,000)	(12,803,000)

Net Deferred Tax Asset	$—	$—	$—

The Company has incurred federal net operating losses of approximately $21.5 million which can be carried back two years or forward 20 years. On November 6, 2009, the Worker, Homeownership, and Business Assistance Act of 2009 was signed into law and includes provisions for the potential carryback of NOL’s of up to 5 years. The Company does not anticipate any benefits of this potential increased carryback period based on the cumulative operating losses sustained. The Company has net operating loss carryforwards totaling approximately $5.4 million in various states. The losses expire in fiscal years 2011 through 2014. NEXX has a federal research and development credit (R&D Credit) carryforward of approximately $1.2 million which will begin to expire in

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fiscal year 2023. NEXX has an R&D Credit carryforward in the Commonwealth of Massachusetts of approximately $0.9 million ($0.1 million with no expiration), which will begin to expire in fiscal year 2023.

The Company is subject to U.S. federal tax as well as income tax in multiple states, local jurisdictions, and foreign jurisdictions. The Company’s 2004 through 2010 tax years are open and may be subject to examination by these taxing authorities. Such examinations, if any, could result in challenges to tax positions taken and, accordingly, the Company may record adjustments to their tax provision based on the outcome of such matters. However, the Company believes that the resolution of any future income tax examination will not have a material effect on their financial position or results of operations.

The IRS Code Section 382 and similar state regulations, contain provisions that limit the net operating loss carryforwards and R&D credit carryforwards available to be used to offset income in any given year upon the occurrence of certain events, including changes in the ownership interests of significant stockholders. In the event of a cumulative change in ownership in excess of 50% by a 5% shareholder, as defined by Section 382, the amount of the carryforwards that the Company may utilize in any one year may be limited. The Company has completed several financings since its inception resulting in a change in control in excess of 50% by a 5% shareholder, as defined by Section 382, in September 2005. The amount of benefits the Company may receive from the operating loss carryforwards for income tax purposes is further dependent, in part, upon the tax laws in effect, future earnings of the Company, future financings and other future events, the effects of which cannot be determined.

Management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which are comprised principally of net operating loss and R&D credit carryforwards. The highly cyclical nature of the semiconductor industry and the inherent earnings volatility results in the Company’s inability to forecast long term earnings. The Company’s earnings uncertainty coupled with NOL usage limitations result in a longer period required to realize deferred tax assets. Management has determined that it is more likely than not that the Company will not recognize the benefits of these deferred tax assets and, as a result, a full valuation allowance has been established at December 31, 2010, 2009 and 2008. However, the amount of deferred tax asset valuation allowance could be reduced in the future if estimates of future taxable income are achieved.

The Company recognizes and measures its uncertain income tax positions following the two-step approach defined in authoritative accounting literature. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. The Company anticipates that the amount of unrecognized tax benefits could change in the next twelve months but does not expect those changes to have a significant impact on the results of operations or the financial position of the Company. In accordance with ASC 740, when the tax law requires interest to be paid and penalties to be calculated, interest and penalties will be recognized as part of our provision for income taxes.

Tax Reserve
Balance, January 1, 2008	$290,000
Additions: Current Year Operations	58,200

Ending Balance, December 31, 2008	348,200
Additions: Current Year Operations	27,700

Ending Balance, December 31, 2009	375,900
Additions: Current Year Operations	60,000

Ending Balance, December 31, 2010	$435,900

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Note 12. Commitments

Capital Lease:    The Company fulfilled its obligations under a capital lease for equipment through July 2009, and has no other capital lease commitments.

Operating lease:    In September 2007, the Company entered into an agreement to lease office space with Middlesex Technology Center Associates III Trust, for the lease of the Company’s laboratory, operations, office, and storage space, which it began to occupy on January 1, 2008. The lease contains escalation clauses for operating and real estate taxes and expires in February 2015.

Rent expense under this operating lease charged to operations totaled $517,919, $560,076 and $632,253 for the years ended December 31, 2010, 2009 and 2008, respectively.

The following is a schedule by years of future minimum rental payments required under operating leases as of December 31, 2010:

Year ending December 31:
2011	$392,016
2012	392,016
2013	392,016
2014	392,016
2015	65,336

$1,633,400

Employment Contracts:    The Company has entered into employment agreements with certain executive officers. The agreements provide for certain severance benefits to be paid following a change in employment status during a 12 month period following a “change in control”, as defined in the agreements.

Manufacturing Contracts:    The Company has a three year manufacturing agreement which was renewed on February 11, 2009 with an outsource manufacturer located near its Billerica headquarters that is the exclusive supplier and manufacturer of the PVD product line subject to certain terms and conditions. In connection with this agreement, the Company may be required to purchase from that outsource company certain custom inventory purchased in anticipation of fulfilling purchase orders placed by the Company. The Company has outsourcing agreements with two other companies who supply subassemblies for our ECD product that may require the Company to purchase inventory bought in anticipation of fulfilling our ECD orders.

Note 13. Product Warranties

The Company’s new products generally carry a standard one-year warranty. The Company sets aside a reserve based on anticipated warranty claims at the time product revenue is recognized. All actual warranty claims are charged to the warranty accrual. Factors that affect the Company’s product warranty liability include the number of installed units, the anticipated cost of warranty repairs, and historical and anticipated rates of warranty claims. Should actual warranty costs differ from the estimates, revisions to the estimated warranty liability would be required.

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The following table provides the detail of the change in the Company’s product warranty accrual, which is a component of accrued expenses on the consolidated balance sheets at December 31:

	2010	2009	2008
Warranty accrual at beginning of year	$707,334	$506,197	$622,051
Accrual for new sales	1,184,652	360,200	396,500
Expirations and changes	1,389,356	209,409	173,964

Warranty expense	2,574,008	569,609	570,464
Warranty payments made in cash or in kind	(2,494,238)	(368,472)	(686,318)

Warranty accrual at end of year	$787,104	$707,334	$506,197

The increase in warranty expense resulted primarily from higher Stratus product and spare sales and more frequent replacement under warranty of certain Stratus consumable parts resulting from adoption of new chemistries used in the deposition process, especially in emerging new advanced semiconductor packaging applications such as lead free bumped wafers.

Note 14. Employee Benefit Plan

The Company has adopted a salary reduction profit-sharing plan under the provision of Section 401(k) of the Internal Revenue Code. The Plan entitles employees, meeting certain eligibility requirements, to make voluntary contributions to the Plan. Contributions cannot exceed the maximum amount under applicable provisions of the Internal Revenue Code. The Company, at its discretion, may contribute to the Plan. For the years ended December 31, 2010, 2009 and 2008, the Company recorded matching contributions of $163,812, $199,678 and $153,214, respectively, relating to the Plan.

Note 15. Stock-Based Compensation Plan

The Company’s 2003 Stock Plan (The Plan), as amended, provides for the grant of stock options, restricted stock and restricted stock units. The Plan is shareholder approved and permits awards to employees, directors and consultants of approximately 2.2 million shares of common stock. All stock-based compensation grants are approved by the Board of Directors including exercise price, vesting schedule and life of each grant. There are 119,543 shares available for future awards at December 31, 2010.

The Company estimates the fair value of stock options granted using the Black-Scholes option valuation model estimating the fair value using a single option approach and amortizing the fair value on a straight-line basis for options expected to vest. All options are amortized over the requisite service periods of the awards, which are generally the vesting periods. For awards with a performance condition vesting feature, compensation expense is recognized on a graded-vesting basis over the awards’ vesting periods. The estimation of stock-based awards that will ultimately vest requires significant judgment. The Company considers many factors when estimating expected forfeitures and actual results and future changes in estimates may differ substantially from year to year.

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The Company used the following weighted-average valuation assumptions to estimate the fair value of options granted for the years ended December 31:

	2010	2009	2008
Expected term	6 years	10 years	10 years
Expected volatility	55%	21%	19%
Risk-free interest rate	3.2%	3.0%	2.1%
Expected dividends	None	None	None
Weighted average common stock Fair value per option grant share	$2.90	$0.10	$0.10

Expected Term.    The expected term of options was determined in 2010 as the weighted mid-point between option vesting and contract term consistent with provisions of SAB 107. Prior to 2010, due to the lack of a public offering stock opportunity, the Company assumed the contract term as the expected term.

Expected Volatility.    The Company has historically been a private company and lacked company-specific historical and implied volatility information. Therefore, the estimated expected volatility is based on the historical volatility of the Company’s publicly traded peer companies and is expected to continue to do so until such time as there is adequate historical data regarding the volatility of the Company’s traded stock price. The expected volatility is based upon historical volatilities of public semiconductor equipment comparable companies and further refined based on market capitalization and debt.

Risk-Free Interest Rate.    The Company bases the risk-free interest rate used in the Black-Scholes option valuation model on the implied yield in effect at the time of option grant on U.S. Treasury zero-coupon issues with remaining terms equivalent to the expected term of our option grants.

Dividends.    The Company has never paid any cash dividends on common stock and does not anticipate paying any cash dividends in the foreseeable future.

The most significant factor in the option pricing models used to value our equity grants is the fair value of our common stock.

Common Stock Fair Value

The Company has granted stock options at exercise prices equivalent to the fair value of the common stock as of the date of grant, as determined by the Board of Directors with input from management. Because there has been no public market for the common stock, the Board of Directors determined the fair value of the common stock by considering a number of objective and subjective factors, including the Company’s financial performance and projections, the relative illiquidity of the common stock, the preferences of their outstanding convertible preferred stock as compared to the common stock, including the redemption, liquidation preferences and dividend rights, and peer group trading multiples.

In connection with the preparation of consolidated financial statements, the Board of Directors instructed management to prepare a valuation analysis to determine the fair value of the common stock for purposes of the stock option grants during those years. Independent valuation firms have been utilized as an input to the Board of Directors in their determination of value process.

These valuations were prepared based on the Probability Weighted Expected Return Methodology (PWERM). Under this methodology, the fair market value of the common stock was estimated based upon an

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analysis of future values assuming three possible outcomes: an initial public offering, a sale or merger, and continued operation as a private company. The probability-weighted present value of expected future investment returns was then determined, based on the future value, likelihood and timing of each of these possible outcomes. The anticipated likelihood and timing of each of the possible outcomes were based on the plans of the Board of Directors and management. The initial public offering scenario analyses utilized the guideline public company method. Management and the Board of Directors estimated the Company’s enterprise value under the guideline public company method by comparing the Company to publicly traded companies in their industry group. The companies used for comparison under the guideline public company method were selected based on a number of factors, including the similarity of the Company’s industry, business model and financial risk. In determining the Company’s enterprise value under this method, the board used current revenue multiples of the peer companies applied to the Company’s revenues for the corresponding period.

The sale or merger scenario analyses utilized a revenue multiple based on an analysis of similar transactions (similarity of the industry, businesses acquired, and related risks) and companies, applied to the Company’s corresponding revenue for the period in which the transaction is anticipated to occur. The private company scenario enterprise value was based on an average of guideline public revenue and EBITDA multiples applied to the corresponding financial metrics and a discounted cash flow analysis using a similar guideline public company multiple for the terminal capital value.

The Board of Directors concluded using the above described valuation methods and input from third party valuation firms that the fair value of the common stock was as follows:

•	$0.10 per share through October 2009 and

•	increased to $2.70 per share as of November 2009

•	increased to $3.70 per share as of June 2010 pending an expected public stock offering

•	decreased to $3.50 per share in November 2010 as a result of a delay in the public stock offering.

The following discussion describes the reasons for the difference between the fair values of the common stock on these grant dates.

Leading up to the third quarter ended September 30, 2009, the Company continued to operate the business in the ordinary course. Customer revenue continued to grow. The Company continued, however, to operate at a loss, primarily due to increases in operating expenses to support the growth of our business, including the funding of working capital. The Company raised additional financing equity, with corresponding liquidation preferences and additional warrants, in the succeeding quarters to sustain growth. The result of the financings was the majority of distributable enterprise value to shareholders was primarily consumed by obligations related to liquidation preferences, leaving little value for common shareholders.

In the third quarter of 2009, based on new orders and public market opportunities, the Board of Directors updated the valuation to reflect a near-term liquidity event. During this time, the Company selected investment banks to serve as the managing underwriters of a possible initial public offering. The Company held an organizational meeting for an offering in December 2009 and filed the registration statement with the SEC in February 2010. Additionally, during the fourth quarter of 2009, the Company operated on a cash-flow positive basis and posted net profits for the year for the first time, while increasing operating expenses to support the growth of our business, including the funding of working capital. This significant turn in operational results, coupled with a near-term anticipated liquidity event, higher valuations for publicly-traded comparable companies, and a continuing reduction in our term debt due to HTGC, supported a higher pricing for the Company’s common stock as indicated.

NEXX SYSTEMS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Continued growth in revenues and improved profitability drove the likelihood of an imminent public stock offering and an increase in estimate of fair value of common stock as of June 30, 2010 which was supported by another valuation completed by an independent valuation firm. A new debt financing completed in June 2010 provided working capital required to support continued growth. By November 2010, the Company decided to temporarily postpone the public stock offering pending an anticipated improvement in the equity markets, particularly the IPO market, leading to a slight decline in valuation to $3.50 per common share.

The following table summarizes all stock option activity under the Plan:

	Number of Shares	Weighted Average Option Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Balance at January 1, 2008	332,690	$7.90	8.06	$499,277
Options granted	721,020	0.20
Options exercised	—	—
Options cancelled	(39,381)	7.10

Balance at December 31, 2008	1,014,329	$0.20	8.88	$—
Options granted	16,900	0.10
Options exercised	—	—
Options cancelled	(98,370)	1.50

Balance at December 31, 2009	932,859	$0.20	7.81	$2,394,592
Options granted	220,420	2.90
Options exercised	(37,397)	0.20
Options cancelled	(71,645)	0.60

Balance at December 31, 2010	1,044,237	$0.70	7.32	$2,934,044

Options vested and expected to vest at December 31, 2010	976,438	$0.80	7.29	$2,721,168
Options exercisable at December 31, 2010	593,129	$0.30	6.52	$1,976,488

During 2010, 37,397 options were exercised with an intrinsic value $112,699. Intrinsic value is defined as the difference between the estimated fair market value on the date of exercise and the grant date strike price. The total amount of cash received in 2010 from the exercise of these options was $7,775. The actual tax benefit realized for the tax deductions from option exercises in 2010 was $0. There were no options exercised in either 2009 or 2008.

The following summarizes the status of the Company’s nonvested options for the year ended December 31, 2010:

	Number of Shares	Weighted Average Option Price
Unvested at January 1, 2010	479,017
Options granted	220,420
Options vested	(180,212)
Options cancelled	(68,118)

Unvested at December 31, 2010	451,107	$1.40

NEXX SYSTEMS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables summarize the information about stock options outstanding and exercisable as of December 31, 2010

Options Outstanding				Options Vested and Currently Exercisable
Exercise Price	Number Outstanding	Weighted Average Exercise Price (Per Share)	Weighted Average Remaining Contractual Life (Years)	Number Vested and Outstanding	Weighted Average Exercise Price (Per Share)	Weighted Average Remaining Contractual Life (Years)
$0.10	827,362	$0.10	6.94	581,319	$0.10	6.61
2.70	151,265	2.70	9.05	—	2.70	—
3.50	53,800	3.50	9.58	—	3.50	—
5.00	2,250	5.00	0.69	2,250	5.00	0.69
9.40	9,560	9.40	2.05	9,560	9.40	2.05

	1,044,237	$0.70	7.32	593,129	$0.30	6.52

Restricted Stock and Restricted Stock Units:

In 2010, 554,100 Restricted Share Units (RSU) were granted primarily to Directors and senior executives under our 2003 Stock Plan. In October 2010 in conjunction with the recruitment of a new senior executive, the Board authorized a grant of 200,000 RSU’s outside of the 2003 Stock Plan.

A summary of our restricted stock unit activity follows:

	RSU Fair Value Per Share	Number of Shares	Weighted Average RSU Price	Aggregate Intrinsic Value
Balance at December 31, 2009	$—	—	$—	$—
Granted	2.70 - 3.70	754,100	2.90	2,639,350
Vested	—	(11,250)	2.90	39,375
Exercised	—	—	—	—
Forfeited	—	—	—	—

Non Vested Balance at December 31, 2010	$2.70 - 3.70	742,850	$2.90	$2,599,975

The Company does not plan to issue shares for vested RSUs until there is a liquidity event such as a public stock offering. Our restricted stock units have various vesting terms from the date of grant, including pro rata vesting over four years for employees and eight quarters for Board of Director members.

At December 31, 2010, 2009 and 2008, there was $316,458, $100,304 and $265,930, respectively, of total unrecognized compensation cost related to non-vested stock option grants. This unrecognized compensation expense related to stock options is expected to be recognized over a weighted average period of 2.39 years. At December 31, 2010 there was $1,830,840 of total unrecognized compensation cost related to non-vested restricted stock unit grants. This unrecognized compensation expense related to RSUs is expected to be recognized over a weighted average period of 3.25 years.

In March 2009, the Company granted the right to purchase 449,092 shares of restricted common stock at $0.10 per share to one of its senior executives, which was funded through a note receivable agreement (see Note 4). The shares vest through October 2012 and the Company retains the right to repurchase any unvested shares in the event that the executive is no longer an employee or consultant of the Company prior to October 2011.

NEXX SYSTEMS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the stock-based compensation expense in the Company’s Consolidated Statement of Operations for the year ending December 31:

	Stock Compensation Expense Reflected in Statement of Operations
	2010	2009	2008
Cost of Sales	$76,932	$22,641	$5,579
Research and Development	127,266	66,414	93,363
Selling, General and Administrative	357,193	66,780	95,949

	$561,391	$155,835	$194,891

Stock compensation expense as of December 31, 2010 included $175,836 cost from options and $385,555 cost of RSUs.

Note 16. Business Segments

In making a determination of business segments, the Company gave consideration to the Chief Executive Officer’s review of financial information and the organizational structure of its management team. Based on this review, the Company concluded that, at the present time, resources are allocated and other decisions are made based on consolidated financial information. Therefore, the Company has determined that it operates in one business segment, where it develops, manufactures, sells and supports deposition equipment used primarily in the packaging of semi conductors in final product form. Most of the Company’s long lived assets are located in North America.

The following chart presents net revenue based on customer location for the years ending December 31:

	2010	2009	2008
North America	$14,534,652	$11,674,397	$2,077,512
Europe	1,224,076	3,464,138	5,005,103
Asia	38,367,620	23,053,861	11,247,235

Total Revenue	$54,126,348	$38,192,396	$18,329,850

Note 17. Subsequent Events

On March 25, 2011, the Board of Directors authorized the Company to proceed with an initial public offering of its common stock via a NASDAQ listing terminating earlier plans to list our shares on the Toronto Stock Exchange (TSX) . As a result, $691,675 of Deferred Offering Costs specific to the TSX listing were charged off to Other Expense. The Company has evaluated subsequent events through the date the financial statements were issued.

NEXX SYSTEMS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2011	December 31, 2010
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$1,460,369	$534,672
Accounts receivable	15,763,052	20,721,577
Inventories	14,229,109	12,077,880
Prepaid expenses and other current assets	661,722	639,360

Total Current Assets	32,114,252	33,973,489

Equipment and Improvements, net	3,560,881	3,740,678
Deferred Financing Costs, Net of Accumulated Amortization of $161,701 in 2011 and $108,972 in 2010	106,692	159,420
Deferred Offering Costs	1,470,349	1,696,973
Long Term Rent Deposit	313,660	313,660

Total Assets	$37,565,834	$39,884,220

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$8,469,947	$6,961,304
Accrued expenses	5,430,422	4,110,058
Income taxes payable	15,701	155,701
Deferred revenue and customer deposits	5,687,038	7,032,560
Current portion of long-term debt	2,455,677	6,736,336

Total Current Liabilities	22,058,785	24,995,959
Long-Term Debt, Net of Current Portion	2,873,310	3,277,027
Interest Rate Swap Agreement	46,726	56,099
Preferred Stock Warrant Liability	1,089,413	1,089,413

Total Liabilities	26,068,234	29,418,498
Commitments and Contingencies

Redeemable Convertible Preferred Stock:
Series A redeemable convertible preferred stock, $0.001 par value; 1,550,000 shares authorized, issued, and outstanding, net of issuance costs (liquidation and redemption value of $2,480,000)	2,451,036	2,451,036
Series B redeemable convertible preferred stock, $0.001 par value; 7,810,072 shares authorized and 7,669,880 shares issued and outstanding, net of issuance costs (liquidation and redemption value of $10,139,581)	9,678,961	9,678,961
Series C redeemable convertible preferred stock, $0.001 par value; 8,216,011 shares authorized, issued and outstanding, net of issuance costs (liquidation and redemption value of $9,982,453)	9,528,575	9,528,575
Series D redeemable convertible preferred stock, $0.001 par value; 67,984,147 shares authorized and 57,346,073 shares issued and outstanding, net of issuance costs (liquidation and redemption value of $24,372,081.)	16,266,022	16,266,022

Stockholders’ Equity (deficit):

Common Stock:
$.001 par value, 160,301,747 shares authorized, 1,957,395 and 1,957,203 shares issued and outstanding at March 31, 2011 and December 31, 2010	1,957	1,957
Additional paid-in capital	12,715,379	12,533,742
Accumulated other comprehensive loss	(76,689)	(83,322)
Accumulated deficit	(39,067,641)	(39,911,249)

Total Equity	(26,426,994)	(27,458,872)

Total Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)	$37,565,834	$39,884,220

See Notes to Condensed Consolidated Financial Statements

NEXX SYSTEMS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended March 31
	2011	2010
Net Sales	$19,640,069	$9,875,187
Cost of Sales	9,858,703	5,181,357

Gross Profit	9,781,366	4,693,830

Operating Expenses:
Selling, general, and administrative	4,720,118	2,497,616
Research and development	3,211,005	1,865,040

Total operating expenses	7,931,123	4,362,656

Income from Operations	1,850,243	331,174

Other Income (Expense):
Interest income	—	969
Interest expense	(254,961)	(248,558)
Canadian offering expense	(691,674)	—
Unrealized gain (loss) on preferred stock warrant liability	—	(5,481)

Other expense, net	(946,635)	(253,070)

Income before income taxes	903,608	78,104
Provision for income taxes	60,000	1,500

Net Income	$843,608	$76,604

Net income attributable to common stockholders
—basic	$138,442	$12,027

—diluted	$138,442	$17,508

Net income (loss) per share attributable to common stockholders
—basic	$0.08	0.01
—diluted	0.01	0.00

Weighted average number of common shares outstanding
—basic	1,768,329	1,630,913
—diluted	12,587,353	12,094,996

Shares used in computing pro forma diluted net income per common share (unaudited)	1,529,026

Pro forma net income per common share, diluted (unaudited)	$0.09

See Notes to Condensed Consolidated Financial Statements

NEXX SYSTEMS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK, STOCKHOLDERS’ EQUITY (DEFICIT) AND COMPREHENSIVE INCOME (LOSS) FOR THE THREE MONTHS ENDED MARCH 31, 2011 (Unaudited)

	Redeemable Convertible Preferred Stock								Stockholders’ Equity
	Series A		Series B		Series C		Series D		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income/(Loss)	Accumulated Deficit	Total Stockholders’ Equity (Deficiency)	Total Comprehensive Income (Loss)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Par Value
BALANCES, December 31, 2010	1,550,000	$2,451,036	7,669,880	$9,678,961	8,216,011	$9,528,575	57,346,073	$16,266,022	1,957,203	$1,957	$12,533,742	$(83,322)	$(39,911,249)	$(27,458,872)	—
Exercise of stock options	—	—	—	—	—	—	—	—	192	—	19	—	—	19	—
Effects of foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	(2,740)	—	(2,740)	$(2,740)
Share-based payment compensation	—	—	—	—	—	—	—	—	—	—	181,618	—	—	181,618	—
Effects of fair value adjustment on interest rate swap	—	—	—	—	—	—	—	—	—	—	—	9,373	—	9,373	9,373
Net income	—	—	—	—	—	—	—	—	—	—	—	—	843,608	843,608	843,608

Balances, March 31, 2011	1,550,000	$2,451,036	7,669,880	$9,678,961	8,216,011	$9,528,575	57,346,073	$16,266,022	1,957,395	$1,957	$12,715,379	$(76,689)	$(39,067,641)	$(26,426,994)	$850,241

See Notes to Condensed Consolidated Financial Statements

NEXX SYSTEMS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2011	2010
Cash Flows from Operating Activities:
Net Income	$843,608	$76,604
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization of fixed assets	307,875	195,586
Amortization of intangibles	130,848	115,934
Share-based payment compensation	181,618	105,393
Charge off of Canadian offering expense	691,674	—
Unrealized loss on preferred stock warrant liability	—	5,481
(Increase) decrease in:
Accounts receivable	4,958,525	357,764
Inventories	(1,964,136)	(676,505)
Prepaid expenses and other current assets	(22,363)	(418,476)
Increase (decrease) in:
Accounts payable	1,508,645	(2,243,810)
Accrued expenses	1,320,364	(891,610)
Accrued income taxes payable	(140,000)	(27,268)
Deferred revenue and customer deposits	(1,345,522)	(86,566)

Total adjustments	5,627,528	(3,564,077)

Net cash provided by (used in) operating activities	6,471,136	(3,487,473)

Cash Flows from Investing Activities:
Purchases of equipment and improvements	(315,172)	(3,884)

Net cash used in investing activities	(315,172)	(3,884)

Cash Flows from Financing Activities:
Proceeds from exercise of common stock options	19	1,495
Proceeds from issuance of Series D preferred stock	—	22,786
Proceeds (payments) from revolver debt facility, net	(4,345,829)	2,000,000
Payments on term debt facility	(416,666)	(564,865)
Payment received on receivable from stockholder	—	17,974
Deferred offering costs	(465,050)	(475,662)

Net cash provided by (used in) financing activities	(5,227,526)	1,001,728
Effects of exchange rates on cash	(2,741)	516

Net Increase (Decrease) in Cash and Cash Equivalents	925,697	(2,489,113)
Cash and Cash Equivalents, beginning of period	534,672	4,014,473

Cash and Cash Equivalents, end of period	$1,460,369	$1,525,360

See Notes to Condensed Consolidated Financial Statements

NEXX SYSTEMS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (CONTINUED)

	Three Months Ended March 31
	2011	2010
Supplemental Disclosures:
Interest paid	$254,961	$154,169

Non-cash financing and investing activities:
Demo Equipment transferred to Inventory	$186,759	$147,657

Change in Fair Value of Interest Rate Swap Agreement	$9,373	$—

See Notes to Condensed Consolidated Financial Statements

NEXX SYSTEMS, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of the Company and Basis of Presentation

The accompanying condensed consolidated financial statements, as of March 31, 2011 and December 31, 2010 and for the three months ended March 31, 2011 and 2010, are unaudited except for the consolidated balance sheet information as of December 31, 2010, which is derived from the Company’s accompanying audited consolidated financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America (GAAP). The Company’s interim consolidated financial statements have been prepared in accordance with GAAP and Article 10 of Regulation S-X issued by the Securities and Exchange Commission (SEC). Accordingly, they do not include all the information and footnote disclosures required by GAAP for annual financial statements. The unaudited consolidated interim financial statements, in the opinion of the Company’s management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company’s financial results for the periods shown. The Company adheres to the same accounting policies in preparation of its interim financial statements. As permitted under GAAP, interim accounting for certain expenses, including income taxes is based on full year assumptions. Such amounts are expensed in full in the year incurred. For interim financial reporting purposes, income taxes are recorded based upon estimated annual income tax rates. The results of operations for such periods are not necessarily indicative of the results expected for any future periods.

These unaudited consolidated condensed interim financial statements should be read in conjunction with the accompanying consolidated financial statements and related notes for the year ended December 31, 2010.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation:    On June 15, 2011, the Company effectuated a one-to-ten reverse stock split of the Company’s common stock. All share and per share amounts related to common stock have been restated to reflect the one-to-ten reverse stock split. See Note 10, Stockholders’ Equity, for further discussion.

Use of Estimates:    The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates these estimates and judgments, including those related to revenue recognition, valuation of inventory and accounts receivable, valuation of investments and income taxes, stock-based compensation, valuation of warrants, costs eligible for capitalization, intangible assets and related amortization. Actual results could differ from those estimates.

Revenue Recognition: In October 2009, the FASB issued ASU No. 2009-13 Multiple-Deliverable Arrangements addressing the accounting for revenue arrangements with multiple deliverables. This authoritative guidance requires revenue to be allocated to multiple elements based on their relative selling price. Under the relative selling price method, a best estimate of the selling price may be used if vendor-specific or other third-party evidence of fair value is not available. The guidance eliminates the use of the residual method to allocate arrangement consideration. ASU No. 2009-13 became effective for the Company as of January 1, 2011, but its adoption did not have a material effect on its results of operations and financial position. However, if future multiple element arrangements vary from their historical experience, the Company may experience a difference in the timing of its revenue recognition when compared to its timing prior to the adoption.

Accounts Receivable:    Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to

NEXX SYSTEMS, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. At March 31, 2011 and December 31, 2010, the Company determined an allowance for doubtful accounts was not required.

Deferred Offering Costs:    The Company has deferred offering costs of $1,470,349 and $1,696,973 at March 31, 2011 and December 31 2010, respectively, related to its filing of the registration statement associated with its initial public offering. On March 25, 2011, the Board of Directors authorized the Company to proceed with an initial public offering of its common stock via a NASDAQ listing, terminating earlier plans to list our shares on the Toronto Stock Exchange (TSX). As a result, $691,674 of offering costs specific to the TSX listing were charged off to Canadian offering expense, including $361,203 incurred at that time as a result of terminating the Canadian listing underwriting agreement. Upon completion of the Company’s proposed initial public offering, Deferred Offering Costs will be recorded as a reduction of the proceeds received in arriving at the amount to be recorded in Stockholder’s Equity (Deficit). If the offering is not completed, these costs will be expensed in the consolidated statement of operations.

Derivative Financial Instruments:    The Company uses interest rate swaps to convert variable interest term debt to fixed rate debt. The Company enters into interest rate swaps infrequently as they are only used to manage interest rate risk on long term debt and not for speculative purposes. The Company records these derivative financial instruments deemed “cash flow hedges” on the balance sheet at fair value with changes in fair value recorded each period in accumulated other comprehensive income.

NEXX SYSTEMS, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net income per Share of Common Stock:    Basic and diluted net income per share is presented in conformity with the two-class method required for participating securities. Under the two-class method, basic net income per share is computed by dividing net income attributable to common stockholders by the weighted average number of common shares outstanding during the period. Net income attributable to common stockholders is determined by allocating undistributed earnings between holders of common and convertible preferred stock, based on the contractual rights contained in our preferred stock agreements. No preferred dividends have been declared and, as such, preferred dividends have not affected the computation of net income available to common shareholders. Diluted net income per share assumes, on a weighted average basis, the conversion of the convertible preferred stock, if dilutive, and includes the dilutive effect, if any, of stock options and warrants using the treasury stock method. The following table presents the calculation of basic and diluted net income per share:

	Three Months Ended, March 31,
	2011(1)	2010(1)
Numerator
Basic
Net income	$843,608	$76,604
Less: Income allocated to redeemable preferred shares	(705,166)	(64,577)

Income available to common shareholders for purposes of calculating basic EPS	$138,442	$12,027

Diluted
Income available to common shareholders	$138,442	$12,027
Plus: Adjustments to income attributable to the unrealized gain (loss) on dilutive warrants	—	5,481

Income available to common shareholders for purposes of calculating dilutive EPS	$138,442	$17,508

Denominator
Basic weighted average shares	1,768,329	1,630,913
Options to purchase common stock	848,333	889,043
Common stock subject to vesting provisions	963,509	699,834
Redeemable convertible preferred shares	9,007,182	8,741,997
Warrants to purchase redeemable convertible preferred stock	—	133,209

Diluted common shares	12,587,353	12,094,996

Net Income per share
Basic EPS	$0.08	$0.01
Dilutive EPS	$0.01	$0.00

(1)	All share and per share amounts have been restated to reflect the 1 to 10 reverse stock split discussed in Note 10 of the condensed consolidated financial statements.

NEXX SYSTEMS, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents the potentially dilutive securities outstanding that were excluded from the computation of diluted net income per common share for the periods presented because their inclusion would have had an anti-dilutive effect:

	At March 31,
	2011	2010
Options to purchase common stock	11,810	11,810
Warrants to purchase redeemable preferred stock	348,321	423,303
Warrants to purchase common stock	162,162	—

	522,293	435,113

In November 2009, the Company’s Board of Directors authorized the Company to proceed with an initial public offering of its common stock, and upon consummation of that offering all of the Company’s outstanding shares of redeemable convertible preferred stock will convert to common stock, and warrants to purchase shares of the Company’s redeemable convertible preferred stock will convert into warrants to purchase shares of common stock after taking into effect conversion rates for the redeemable convertible preferred stock. As authorized by the Board of Directors, as of December 31, 2010, 2,912,322 shares of common stock would be issued to holders of redeemable convertible preferred stock and 86,588 common shares would be reserved for the issuance to warrant holders to be issued if and when the warrants are exercised (collectively “share consideration”).

The share consideration is in exchange for the waiver of contractual right not to convert such shares of convertible preferred stock into shares of common stock upon an initial public offering of our common stock.

The Company concluded that the additional shares to be issued represents an induced conversion. The fair value of the common stock issued in excess of the fair value of securities issuable pursuant to the original exchange terms will be treated as a reduction to retained earnings and the income available to common shareholders for earnings per share purposes. In addition, the preferred stock warrant liability will be adjusted to give effect to any change in fair value, with any resulting adjustment to be reflected in earnings for the period. The combined effects of the induced conversion on earnings and income available to common stockholders are expected to be material.

Pro forma diluted income per share has been computed assuming the dilutive effect of the issuance of 2,912,322 shares of common stock per the share consideration noted above, as that will have a continuing impact. Net income and income available to common shareholders do not reflect any charges related to the 2,912,322 shares that will be issued at the time of the IPO, generating a non-recurring charge in that period only. This induced conversion charge estimated at $16.1 million will be subtracted from net income available to common shareholders and earnings per share in that period. This $16.1 million calculation is based on an estimate made in the second quarter of 2010 and will be updated once an offering range for the Company’s common stock to be sold in an IPO is made and will be subject to further change based upon the final determination of the initial offering price of the Company’s common stock.

Concentration of Credit Risk and Export Sales:    Financial instruments which potentially expose the Company to concentration of credit risk consist principally of accounts receivable. Management regularly monitors the creditworthiness of its customers and believes that it has adequately reserved for any exposure to potential credit losses.

As of March 31, 2011, four customers accounted for 71% of accounts receivable, including 31% associated with the largest balance.

NEXX SYSTEMS, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s customers are concentrated in the semiconductor industry. Below is the concentration of sales by the top customers for the quarters ending March 31:

	2011	2010
Customer A	35.8%	57.7%
Customer B	7.1%	3.0%
Customer C	13.0%	1.8%
Customer D	0.6%	2.8%
Customer E	13.0%	0.0%
Customer F	11.3%	0.5%

	80.8%	65.8%

Net export sales were 76%, and 94% of net sales for the quarters ended March 31, 2011 and 2010, respectively.

Fair Value of Financial Instruments:    The accounting standard for fair value measurements, ASC 820 Fair Value Measurements and Disclosures establishes a consistent framework for measuring fair value and expands disclosure requirements about fair value measurement. The framework requires fair value to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants.

Fair Value Hierarchy

The accounting standard for fair value measurements specifies a hierarchy for disclosure of fair value measurement. The classification of assets and liabilities within the hierarchy is based on whether the inputs to the valuation methodology used for measurement are observable or unobservable. Observable inputs reflect market-derived or market-based information obtained from independent sources, while unobservable inputs reflect our estimates about market data. The three levels are defined as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities for the instrument or security to be valued.

•

Level 2 inputs are inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly through corroboration with observable market data for substantially the full term of the asset or liability.

•

Level 3 inputs are derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable and are significant to the fair value of the assets or liabilities.

This hierarchy requires the use of observable market data when available. The Company maintains policies and procedures to value instruments using the best and most relevant data available. Further, internal sources are used and considered external sources to assist the Company in valuing certain instruments.

NEXX SYSTEMS, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The standard also requires disclosure in the financial statements for items measured at fair value on a non-recurring basis. The Company did not have any items that are measured at fair value on a non-recurring basis for three months ended March 31, 2011 or the year ended December 31, 2010.

	Fair Value Measurements as of March 31, 2011
	Total	Level 1	Level 2	Level 3
Assets
Money market funds included in cash equivalents	$19,006	$—	$19,006	$—

Liabilities
Interest rate swap agreement liability	46,726	—	46,726	—
Preferred stock warrant liability	1,089,413	—	—	1,089,413

Total liabilities	$1,136,139	$—	$46,726	$1,089,413

	Fair Value Measurements as of December 31, 2010
	Total	Level 1	Level 2	Level 3
Assets
Money market funds included in cash equivalents	$19,006	$—	$19,006	$—
Liabilities
Interest rate swap agreement liability	56,099		56,099
Preferred stock warrant liability	1,089,413	—	—	1,089,413

Total liabilities	$1,145,512	$—	56,099	$1,089,413

There were no transfers to or from levels 1, 2 or 3 during the three months ended March 31, 2011 or the year ended December 31, 2010.

Other Accounts:    The carrying amount of accounts receivable, accounts payable and accrued expenses approximates fair value due to the short-term nature of these items. Management believes that the Company’s debt obligations bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, the carrying values for these instruments approximate fair value.

Money Market Funds:    Money market funds are cash deposits carrying varying rates of return, deposited in our financial institution. The funds are invested on and redeemed on a daily basis and are extremely liquid in nature. The funds do not have quoted prices, and as such the Company has classified them as level 2 in the pricing hierarchy due to specific valuation circumstances, particularly use of the amortized cost valuation method.

Interest Rate Swap Agreement:    The Company accounts for the interest rate swap agreement at fair value. The fair value is based on valuation techniques that utilize pricing models that consider standard input factors. There were no changes in valuation techniques during the year, no transfers in or out of level 2 and no gains or losses included in income that were attributable to the change in unrealized gains or losses related to the interest rate swap agreement.

NEXX SYSTEMS, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Below is a reconciliation of the interest rate swap values, as included in long-term liabilities on the consolidated balance sheets as of March 31, 2011:

Balance at December 31, 2010	$56,099
Change in Value Included in Accumulated Other Comprehensive Income (Loss)	9,373

Balance at March 31, 2011	$46,726

Preferred Stock Warrant Liability: The Company accounts for preferred stock warrants as liabilities and adjusts the value of these warrants to fair value at the end of each reporting period. The value of the preferred stock warrants was determined using an option pricing methodology. Changes to the value of the preferred stock warrant liability are determined by comparing the warrants outstanding at the end of the period multiplied by the fair value of the warrants at the end of the period to the same calculation for the prior period. Significant components of the option pricing model include the enterprise value of the Company for the period (determined using income-based and market-based methods), volatility, term, and interest rate assumptions. The effects of changes in assumptions for the period ended March 31, 2011 were not significant and, accordingly, no adjustment to the preferred stock warrant liability was recorded.

Note 3. Inventories

Inventories consisted of the following at March 31, 2011 and December 31, 2010:

	2011	2010
Raw materials	$6,474,583	$5,616,731
Work-in-progress	3,720,430	1,777,053
Finished goods	4,034,096	4,684,096

	$14,229,109	$12,077,880

Finished Goods Inventory at March 31, 2011 and December 31, 2010 included $2,801,936 and $3,509,158 respectively for products that have been delivered to customers for which the related revenue has been deferred until customer acceptance.

Note 4. Notes Payable

Notes payable consisted of the following at March 31, 2011 and December 31, 2010:

	2011	2010
Term advance payable to Comerica Bank, secured by all assets, through December 2013, net of loan discount associated with warrants	$4,528,815	$4,887,070

Revolving advance payable to Comerica Bank through July 1, 2011, net of loan discount associated with warrants	800,172	5,126,293

	5,328,987	10,013,363
Less current portion	(2,455,677)	(6,736,336)

	$2,873,310	$3,277,027

On June 25, 2010 the Company entered into a loan agreement with Comerica Bank for borrowings of up to $12,000,000. The loan is secured by substantially all business assets and intellectual property of the Company. The agreement is divided into two parts, revolving and term advances with the revolver expiring July 1, 2011.

NEXX SYSTEMS, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The term matures on December 2013 with monthly principal amortization over 36 months following a six month interest only period. The interest rate for the revolver and the term will be the Daily Adjusting LIBOR rate (as defined in the agreement) plus the applicable margin of 6.25% per annum. In connection with the loan agreement, the Company paid a commitment fee of $180,000 which has been capitalized as deferred financing costs and is being amortized over the estimated term of the related borrowings. In addition, the Company has issued warrants to purchase 162,162 shares of common stock at an exercise price of $3.70 per share. The fair value of the warrant has been reflected above as a loan discount and is amortized into interest expense over the terms of the related borrowings using the effective interest method. Revolving advances permit borrowings up to the lesser of the borrowing base formula as supported by eligible related accounts receivable and inventory, or $7,000,000. Revolver advances will be used to support the Company’s growth. Term advances permit borrowings up to $5,000,000.

On June 10, 2011, the Company entered into an amendment of its credit facility with Comerica Bank increasing its total credit facility to $23 million. The amendment expands the credit facility by increasing the existing revolving line of credit from $7.0 million to $10.0 million (the “revolving line of credit”), providing an additional $5.0 million line of credit to fund 80% of the production costs of systems placed with customers for evaluation (the “EEU line of credit”), continuing the original $5.0 million term loan (the “original term loan”) and adding a new $3.0 million term loan (the “new term loan”) to help fund demonstration systems to be maintained at the Company’s sales facilities. Interest rates on the revolving line of credit and the original term loan are set at the Daily Adjusting LIBOR Rate plus the applicable margin of 5.25% as of July 1, 2011 and the interest rates for the EEU line of credit and the new term loan are set at the Daily Adjusting LIBOR Rate plus the applicable margin of plus 6.25%. In addition, as part of this amendment, the Company issued to Comerica Bank an additional warrant to purchase 148,649 shares of its common stock at $3.70 per share.

Note 5. Income Taxes

The Company’s income tax provision was $60,000 for the first three months of the year 2011 and our effective income tax rate was approximately 2.6% for the period. The tax rate for the first three months of the year 2011 differed from the statutory tax rate of 34% primarily due to the use of carry forward net operating losses and a portion of the Company’s income not being offset by carry forward losses and subject to alternative minimum tax.

The Company is subject to U.S. federal tax as well as income tax in multiple states, local jurisdictions, and foreign jurisdictions. The Company’s 2004 through 2010 tax years are open and may be subject to examination by these taxing authorities. Such examinations, if any, could result in challenges to tax positions taken and, accordingly, the Company may record adjustments to their tax provision based on the outcome of such matters. However, the Company believes that the resolution of any future income tax examination will not have a material effect on their financial position or results of operations.

The IRS Code Section 382 and similar state regulations, contain provisions that limit the net operating loss carryforwards and R&D credit carryforwards available to be used to offset income in any given year upon the occurrence of certain events, including changes in the ownership interests of significant stockholders. In the event of a cumulative change in ownership in excess of 50% by a 5% shareholder, as defined by Section 382, the amount of the carryforwards that the Company may utilize in any one year may be limited. The Company has completed several financings since its inception resulting in a change in control in excess of 50% by a 5% shareholder, as defined by Section 382, in September 2005. The amount of benefits the Company may receive from the operating loss carryforwards for income tax purposes is further dependent, in part, upon the tax laws in effect, future earnings of the Company, future financings and other future events, the effects of which cannot be determined.

NEXX SYSTEMS, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which are comprised principally of net operating loss and R&D credit carryforwards. The highly cyclical nature of the semiconductor industry and the inherent earnings volatility results in the Company’s inability to forecast long term earnings. The Company’s earnings uncertainty coupled with NOL usage limitations result in a longer period required to realize deferred tax assets. Management has determined that it is more likely than not that the Company will not recognize the benefits of these deferred tax assets and, as a result, maintained a full valuation allowance for the three months ended March 31, 2011. However, the amount of deferred tax asset valuation allowance could be reduced in the future if estimates of future taxable income are achieved.

Note 6. Product Warranties

The Company’s new products generally carry a standard one-year warranty. The Company sets aside a reserve based on anticipated warranty claims at the time product revenue is recognized. All actual warranty claims are charged to the warranty accrual. Factors that affect the Company’s product warranty liability include the number of installed units, the anticipated cost of warranty repairs, and historical and anticipated rates of warranty claims. Should actual warranty costs differ from the estimates, revisions to the estimated warranty liability would be required.

The following table provides the detail of the change in the Company’s product warranty accrual, which is a component of accrued expenses on the consolidated balance sheets at March 31, 2011 and December 31, 2010:

	March 31, 2011	December 31, 2010
Warranty accrual at beginning of year	$787,104	$707,334

Accrual for new sales	595,631	1,184,652
Expirations and changes	311,052	1,389,356

Warranty expense	906,683	2,574,008

Warranty payments made in cash or in kind	(560,664)	(2,494,238)

Warranty accrual at end of period	$1,133,123	$787,104

The following table summarizes the warranty expense in the Company’s Consolidated Statement of Operations for the quarter ending March 31, 2011 and 2010:

	For the Three Months Ended
	March 31, 2011	March 31, 2010
Accrual for new sales	$595,631	$164,077
Expirations and change	311,052	160,876

Warranty expense	$906,683	$324,953

The increase in warranty expense resulted primarily from higher Stratus product and spare sales and more frequent replacement under warranty of certain Stratus consumable parts resulting from adoption of new chemistries used in the deposition process, especially in emerging new advanced semiconductor packaging applications such as lead free bumped wafers.

NEXX SYSTEMS, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 7. Stock-Based Compensation Plan

The following table summarizes all stock option activity under the Plan:

	Number of Shares	Weighted Average Option Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Balance at December 31, 2010	1,044,237	$0.70	7.32	$2,934,044
Options granted	13,600	3.50	9.91	—
Options Exercised	(192)	0.10	7.77	651
Options Forfeited	(3,091)	1.70		5,563

Balance at March 31, 2011	1,054,554	$0.80	7.11	$2,927,830

	Number of Shares	Weighted Average Option Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Options vested and expected to vest at March 31, 2011	997,444	$0.80	7.09	$2,746,052
Options exercisable at March 31, 2011	672,884	$0.40	6.50	$2,133,844

The assumptions used in calculating the expense under the option pricing method for the three month period ended March 31, 2011 were a risk-free interest rate of 2.53%, expected term of 6.08 years, weighted average expected volatility of 54.3%, and no expected dividends. Management also assumed the fair value of common stock was $3.50 per share, equal to the valuation assumed at the end of the prior quarter with the primary determinants being that the growth prospects of the business had not changed and the prospects and considerations of a shareholder liquidity event remained unchanged.

These assumptions represent management’s best estimates, but the estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use significantly different assumptions or estimates, our stock-based compensation could be materially different. The most significant input into the Black-Scholes option-pricing model used to value our option grants is the fair value of common stock.

During the quarter ended March 31, 2011, 192 options were exercised with an intrinsic value $651. Intrinsic value is defined as the difference between the estimated fair market value on the date of exercise and the grant date strike price.

The following summarizes the status of the Company’s nonvested options for the quarter ended March 31, 2011:

	Number of Shares	Weighted Average Option Price
Unvested at December 31, 2010	451,106	$1.40
Options granted	13,600
Options vested	(80,087)
Options cancelled	(2,949)

Unvested at March 31, 2011	381,670	$1.40

NEXX SYSTEMS, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables summarize the information about stock options outstanding and exercisable as of March 31, 2011

Options Outstanding				Options Vested and Currently Exercisable
Exercise Price	Number Outstanding	Weighted Average Exercise Price (Per Share)	Weighted Average Remaining Contractual Life (Years)	Number Vested and Outstanding	Weighted Average Exercise Price (Per Share)	Weighted Average Remaining Contractual Life (Years)
$0.10	825,982	$ 0.10	6.69	617,352	$ 0.10	6.43
2.70	149,362	2.70	8.81	43,560	2.70	8.81
3.50	67,400	3.50	9.45	162	3.50	8.88
5.00	2,250	5.00	0.44	2,250	5.00	0.44
9.40	9,560	9.40	1.80	9,560	9.40	1.80

	1,054,554	$ 0.80	7.11	672,884	$ 0.40	6.50

Restricted Stock and Restricted Stock Units:

During the quarter ended March 31 2011, 52,443 Restricted Share Units (RSU) were granted primarily to Directors and senior executives under our 2003 Stock Plan.

A summary of our restricted stock unit activity follows:

	RSU Fair Value Per Share	Number of Shares	Weighted Average RSU Price	Aggregate Intrinsic Value
Non-Vested Balance at December 31, 2010	$2.70 – 3.70	742,850	$2.90	$2,559,975
Granted	3.50	52,443	3.50	183,553
Vested		(152,070)	2.70	412,257
Forfeited		—

Non Vested Balance at March 31, 2011	$2.70 – 3.70	643,223	$3.10	$2,251,281

The Company does not plan to issue shares for vested RSUs until there is a liquidity event such as a public stock offering. Our restricted stock units have various vesting terms from the date of grant, including pro rata vesting over 4 years for employees and eight quarters for Board of Director members.

The following table summarizes the stock-based compensation expense in the Company’s Consolidated Statement of Operations for the quarter ending March 31:

	Stock Compensation Expense Reflected in Statement of Operations
	2011	2010
Cost of Sales	$18,029	$14,274
Research and Development	27,087	26,927
Selling, General and Administrative	136,502	64,192

	$181,618	$105,393

Stock compensation expense for the three months ended March 31, 2011 included $32,176 cost from options and $149,442 cost of RSUs.

NEXX SYSTEMS, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At March 31, 2011 and December 31 2010, there was $304,569 and $316,458, respectively, of total unrecognized compensation cost related to non-vested stock option grants. This unrecognized compensation expense related to stock options is expected to be recognized over a weighted average period of 2.20 years. At March 31, 2011 and December 31, 2010 , there was $1,895,161 and $ 1,830,840, respectively, of total unrecognized compensation cost related to non-vested restricted stock unit grants. This unrecognized compensation expense related to RSU’s is expected to be recognized over a weighted average period of 3.14 years.

Note 8. Business Segments

In making a determination of business segments, the Company gave consideration to the Chief Executive Officer’s review of financial information and the organizational structure of our management team. Based on this review, the Company concluded that, at the present time, resources are allocated and other decisions are made based on consolidated financial information. Therefore, the Company has determined that it operates in one business segment, where it develops, manufactures, sells and supports deposition equipment used primarily in the packaging of semi conductors in final product form. Most of the Company’s long lived assets are located in North America.

The following chart presents net revenue based on customer location for the periods ending March 31:

	March 31, 2011	March 31, 2010
North America	$4,802,004	$565,930
Europe	126,574	121,663
Asia	14,711,491	9,187,594

Total Revenue	$19,640,069	$9,875,187

Note 9. Comprehensive Income

The components of comprehensive income (loss) are as follows:

	For the Three Months Ended
	March 31, 2011	March 31, 2010
Net income	$843,608	$76,604
Effect of foreign currency translation	(2,740)	(4,847)
Effects of fair value adjusted on interest rate swap	9,373	—

Comprehensive income (loss)	$850,241	$71,757

Note 10. Stockholders’ Equity

On May 19, 2011, the Company’s board of directors approved an amendment to the Company’s certificate of incorporation, which was subsequently approved by the Company’s stockholders and filed with the Secretary of State of the State of Delaware on June 15, 2011, to effect a 1 to 10 reverse split of the Company’s common stock.

All share and per share amounts have been restated to reflect the stock split. This reverse stock split effectively reduced the number of issued and outstanding common shares and increased the share price of the Company’s common stock proportionately. The par value of the Company’s common stock and preferred stock

NEXX SYSTEMS, INC. AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

remains at $.001 per share. All share and per share amounts have been restated to reflect the 1 to 10 reverse stock split. This reverse stock split resulted in the reduction of 17.6 million shares of common stock for the three months ended March 31, 2011.

The following is a summary of changes during the three month period ended March 31, 2011 in shares of the Company’s common stock:

Changes in common stock:
Number of shares, beginning of year	19,572,034
Exercise of stock options	1,916
Adjustment to outstanding shares as a result of 1 to 10 reverse stock split	(17,616,555)

Number of shares issued, end of period	1,957,395

            shares

NEXX Systems, Inc.

Common Stock

PROSPECTUS

Needham & Company, LLC	Oppenheimer & Co.

Canaccord Genuity	Caris & Company, Inc.

                    , 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The expenses (other than underwriting discounts and commissions) payable by us in connection with this offering are as follows:

	Amount
SEC registration fee		$6,675.75
FINRA fee		*
Nasdaq Global Market listing fee		125,000
Printing and mailing expenses		*
Accounting fees and expenses		*
Legal fees and expenses		*
Transfer agent fees and expenses		15,500
Miscellaneous		*

Total expenses	$	*

*	To be filed by amendment.

All expenses are estimated except for the SEC fee, the FINRA fee and the Nasdaq Global Market listing fee.

Item 15.	Recent Sales of Unregistered Securities.

Set forth below is information regarding unregistered securities issued by us within the past three years. Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed. The information below does not give effect to a 1 to 10 reverse stock split contemplated in our amended and restated certificate of incorporation that we will file with Delaware immediately prior to the closing of this offering

Since January 1, 2008, we have issued and sold unregistered securities in connection with private placements of our securities and option issuances. These securities were deemed to be exempt from registration either pursuant to (a) Section 4(2) of the Securities Act and Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering; or (b) Section 3(b) of the Securities Act and Rule 701 promulgated thereunder, as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

The recipients of securities in each of the transactions summarized below represented their intention to acquire the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof. All securities described in this Item 15 are deemed restricted securities for purposes of the Securities Act. The instruments representing such issued securities included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer. All recipients either received adequate information about us or had adequate access, through their relationship with us, to information about us. There were no underwriters employed in connection with any of the transactions set forth in Item 15.

Stock and Convertible Debt Issuances

From October 2007 to June 2008, we sold convertible promissory notes in the aggregate principal amount of $7.0 million and simultaneously issued warrants to purchase an aggregate of up to 1,176,471 shares of our series D preferred stock at an exercise price of $0.425 per share to accredited investors in a private placement under Section 4(2) of the Securities Act. These promissory notes carried interest at the rate of 9%. These notes (including accrued interest) converted into 18,031,777 shares of our series D convertible preferred stock on June 27, 2008.

In July, September and October 2008, we issued and sold an aggregate of 6,792,397 shares of series D convertible preferred stock and warrants to purchase an aggregate of up to 6,691,643 additional shares of series D convertible preferred stock at an exercise price of $0.01 per share to accredited investors in a private placement under Section 4(2) of the Securities Act for aggregate consideration of $2.9 million.

In May 2009, pursuant to the exercise of previously issued warrants, we issued and sold an aggregate of 2,399,996 shares of our series D convertible preferred stock to accredited investors in a private placement under Section 4(2) of the Securities Act at a purchase price of $0.01 per share.

On July 9, 2009, in connection with amending the terms of our outstanding debt, we issued a warrant to purchase an aggregate of up to 705,882 shares of our series D preferred stock at an exercise price of $0.425 per share to an accredited investor in a private placement under Section 4(2) of the Securities Act.

In October and November 2009, we issued and sold an aggregate of 12,348,061 units, each unit consisting of one share of series D convertible preferred stock and a warrant to purchase an additional share of series D preferred stock at an exercise price of $0.01 per share, to accredited investors in a private placement under Section 4(2) of the Securities Act for aggregate consideration of $5.2 million.

From November 2009 through July 2010, pursuant to the exercise of previously issued warrants, we issued and sold an aggregate of 16,360,374 shares of our series D convertible preferred stock at a purchase price of $0.01 per share to accredited investors in private placements under Section 4(2) of the Securities Act.

From February 2009 through October 201, pursuant to the exercise of previously issued warrants, we issued and sold an aggregate of 1,134,131 shares of our series D convertible preferred stock at a purchase price of $0.425 per share to accredited investors in private placements under Section 4(2) of the Securities Act.

On June 25, 2010, in connection with entering into a new credit facility, we issued to our principal lender, in a private placement under Section 4(2) of the Securities Act, a warrant to purchase up to an aggregate of 162,162 shares of our common stock at an exercise price of $3.70 per share. This warrant is exercisable through June 25, 2020.

In October 2010 we issued 200,000 restricted stock units, at a valuation of $3.70 per share, pursuant to Rule 701 promulgated under Section 3(b) of the Securities Act as a transaction pursuant to a written compensation contract approved by the registrant’s board of directors.

On June 10, 2011, in connection with amending our credit facility, we issued to our principal lender, in a private placement under Section 4(2) of the Securities Act, a warrant to purchase up to 148,648 shares of our common stock at an exercise price of $3.70 per share. This warrant is exercisable through June 10, 2021.

Issuances Pursuant to our 2003 Employee, Director and Consultant Stock Option Plan

Pursuant to our 2003 Employee, Director and Consultant Stock Option Plan, since January 1, 2008 we have issued an aggregate of 449,092 shares of our common stock, which were all issued at a price of $0.10 per share, granted options to purchase an aggregate of 971,941 shares of our common stock with exercise prices ranging from $0.10 to $9.40 per share and issued awards of 606,543 restricted stock units, which were issued at valuations ranging from $2.70 to $3.70 per share, to employees, directors and consultants. Since January 1, 2007, an aggregate of 39,190 shares have been issued upon the exercise of stock options for aggregate consideration of $7,955.01. All of these shares, options and restricted stock units were issued pursuant to Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors. Some of these options have lapsed or otherwise expired and are no longer exercisable.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	The exhibits to this registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b)	All Financial Statement Schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denomination and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)

For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Billerica, Commonwealth of Massachusetts, on this 22nd day of June, 2011.

NEXX Systems, Inc.

By:	/s/ Thomas M. Walsh
Thomas M. Walsh, Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date
/s/ Thomas M. Walsh Thomas M. Walsh	Chief Executive Officer and Director (principal executive officer)	June 22, 2011

/s/ Stanley D. Piekos Stanley D. Piekos	Chief Financial Officer (principal financial and accounting officer)	June 22, 2011

* Richard S. Post	Director	June 22, 2011

* Carlton J. Eibl	Director	June 22, 2011

* Clifford L. Haas	Director	June 22, 2011

* Bruce C. Rhine	Director	June 22, 2011

* Robert G. Deuster	Director	June 22, 2011

* R. Douglas Norby	Director	June 22, 2011

* By:	/s/ Stanley D. Piekos Attorney-in-fact	June 22, 2011

EXHIBIT INDEX

Number		Description

*	1.1	Form of Underwriting Agreement

%	3.1	Certificate of Incorporation of the Registrant

%	3.1.1	Certificate of Amendment of Certificate of Incorporation of the Registrant, dated October 26, 2009

%	3.1.2	Certificate of Amendment of Certificate of Incorporation of the Registrant, dated February 10, 2010

▲	3.1.3	Certificate of Amendment of Certificate of Incorporation of Registrant, dated June 15, 2011

▲	3.2	Form of Amended and Restated Certificate of Incorporation of the Registrant (to be effective upon completion of this offering)

▲	3.3	By-laws of Registrant

▲	3.4	Form of Amended and Restated By-laws of the Registrant (to be effective upon completion of this offering)

*	4.1	Specimen Stock Certificate

%	4.2	Third Amended and Restated Investor Rights Agreement, dated October 27, 2009, by and among the Registrant and certain stockholders of the Registrant

%	4.3	Waiver Agreement, dated January 20, 2010, by and among the Registrant and certain stockholders of the Registrant

*	5.1	Opinion of Gennari Aronson, LLP

*†	10.1	2003 Stock Option Plan

%†	10.1.1	Form of Incentive Stock Option Agreement under 2003 Stock Option Plan

%†	10.1.2	Form of Employee Non-Qualified Stock Option Agreement under 2003 Stock Option Plan

%†	10.1.3	Form of Director Non-Qualified Stock Option Agreement under 2003 Stock Option Plan

%†	10.1.4	Form of Consultant Non-Qualified Stock Option Agreement under 2003 Stock Option Plan

%†	10.1.5	Form of Restricted Unit Agreement under 2003 Stock Option Plan

*†	10.1.5.1	Form of Amendment to Restricted Stock Unit Agreement under 2003 Stock Option Plan

▲†	10.2	2011 Equity Incentive Plan

▲†	10.2.1	Form of Stock Option Award Agreement under 2011 Equity Incentive Plan

▲†	10.2.2	Form of Restricted Stock Unit Award Agreement under 2011 Equity Incentive Plan

▲†	10.2.3	Form of Performance Shares Award Agreement under 2011 Equity Incentive Plan

▲†	10.2.4	Form of Restricted Stock Award Agreement under 2011 Equity Incentive Plan

▲†	10.2.5	Form of Stock Appreciation Rights Award Agreement under 2011 Equity Incentive Plan

▲†	10.2.6	Form of Stock Bonus Award Agreement under 2011 Equity Incentive Plan

%†	10.3	Restricted Stock Agreement, dated June 23, 2009, by and between the Registrant and Thomas Walsh

%†	10.4	Employment Agreement, dated September 13, 2008, by and between the Registrant and Thomas Walsh

Number		Description

%†	10.4.1	First Amendment to Employment Agreement, dated February 22, 2010 by and between the registrant and Thomas Walsh

%†	10.5	Employment Agreement, dated June 29, 2006, by and between the Registrant and Stanley Piekos

%†	10.5.1	First Amendment to Employment Agreement, dated February 22, 2010 by and between the registrant and Stanley Piekos

%†	10.6	Employment Agreement, dated May 13, 2002, by and between the Registrant and Arthur Keigler

%†	10.6.1	First Amendment to Employment Agreement, dated February 22, 2010 by and between the registrant and Arthur Keigler

%†	10.7	Employment Agreement, dated July 29, 2009, by and between the Registrant and John Bowers

%†	10.7.1	First Amendment to Employment Agreement, dated February 22, 2010 by and between the registrant and John Bowers

%†	10.8	Employment Agreement, dated August 11, 2009, by and between the Registrant and Phillip Villari

%†	10.8.1	First Amendment to Employment Agreement, dated February 22, 2010 by and between the registrant and Phillip Villari

%†	10.9	Employment Agreement, dated August 7, 2001, by and between the Registrant and Richard Post

%†	10.9.1	First Amendment to Employment Agreement, dated January 1, 2009, by and between the Registrant and Richard Post

%†	10.10	Form of Proprietary Information and Inventions and Non-Competition Agreement

%	10.11	Form of Indemnification Agreement, by and between the Registrant and its directors

%	10.12	Lease, dated August 31, 2007, by and between the Registrant and the Trustees of the Middlesex Technology Center Associates III Trust

%#	10.13	Manufacturing Agreement, dated February 11, 2003, by and between the Registrant and Dakota Systems, Inc.

%	10.14	Loan and Security Agreement, dated December 19, 2006, by and between the Registrant and Hercules Technology Growth Capital, Inc.

%	10.14.1	First Amendment to Loan and Security Agreement, dated June 22, 2007, by and between the Registrant and Hercules Technology Growth Capital, Inc.

%	10.14.2	Second Amendment to Loan and Security Agreement, dated July 29, 2008, by and between the Registrant and Hercules Technology Growth Capital, Inc.

%	10.14.3	Third Amendment to Loan and Security Agreement, dated July 17, 2009, by and between the Registrant and Hercules Technology Growth Capital, Inc.

%	10.15	Warrant Agreement, dated December 19, 2006, issued by the Registrant to Hercules Technology Group

%	10.15.1	First Amendment to Warrant, dated July 29, 2008, issued by the Registrant to Hercules Technology Group

%	10.16	Warrant Agreement, dated June 22, 2007, issued by the Registrant to Hercules Technology Group

%	10.16.1	First Amendment to Warrant, dated July 29, 2008, issued by the Registrant to Hercules Technology Group

%	10.17	Warrant Agreement, dated July 17, 2009, issued by the Registrant to Hercules Technology Group

Number		Description

%	10.18	Warrant to Purchase Stock, dated June 14, 2004, issued by the Registrant to Comerica Bank

%	10.19	Form of Warrant to Purchase Capital Stock of the Registrant (Bridge Warrant)

%	10.20	Form of Warrant for the Purchase of Shares of Series D Convertible Preferred Stock of the Registrant

%#	10.21	Joint Development Agreement, dated February 11, 2009, by and between the Registrant and International Business Machines Corporation

%	10.21.1	Patent License Agreement, dated February 11, 2009, by and between the Registrant and International Business Machines Corporation

%#	10.22	Development Agreement, dated September 23, 2008, by and between the Registrant and Infineon Technologies Austria AG

%#	10.22.1	License Agreement, dated October 16, 2009, by and between the Registrant and Infineon Technologies Austria AG

%#	10.23	Patent and Know-How License Agreement, dated August 7, 2001, by and among the Registrant, MKS Instruments, Inc. (as successor-in-interest to Applied Science and Technology, Inc.) and ASTeX PlasmaQuest, Inc.

%#	10.24	Exclusive License Agreement, dated December 21, 1999, by and between the registrant (as successor-in-interest to All Wet Technologies, Inc.) and Arthur Keigler

%	10.25	Credit Agreement, dated June 25, 2010, by and between the Registrant and Comerica Bank

%	10.25.1	Security Agreement, dated June 25, 2010, by and between the Registrant and Comerica Bank

%	10.25.2	Export-Import Bank of the United States Working Capital Guarantee Program Borrower Agreement, dated June 25, 2010, by and between the Registrant and Comerica Bank

%	10.25.3	Letter Agreement, dated June 25, 2010, by and between the Registrant and Comerica Bank

%	10.25.4	Warrant Agreement, dated June 25, 2010, issued by the Registrant to Comerica Bank

%	10.25.4.1	Amendment No. 1 to Warrant, dated July 19, 2010, by and between the Registrant and Comerica Ventures Incorporated, as assignee of Comerica Bank

%	10.25.4.2	Amendment No. 2 to Warrant, dated June 25, 2010 by and between the Registrant and Comerica Ventures Incorporated, as assignee of Comerica Bank

%	10.25.5	First Modification to Credit Agreement, dated July 1, 2010, by and between the Registrant and Comerica Bank

%	10.25.5.1	Amendment No. 1 to Note, dated as of July 1, 2010, by and between the Registrant and Comerica Bank

▲	10.25.6	Second Modification to Credit Agreement, dated June 10, 2011, by and between the Registrant and Comerica Bank

▲	10.25.7	Warrant Agreement, dated June 10, 2011, issued by the Registrant to Comerica Bank

▲	10.25.8	Export-Import Bank of the United States Working Capital Guarantee Program Borrower Agreement, dated June 10, 2011, by and between the Registrant and Comerica Bank

▲†	10.26	Key Employee Agreement, dated October 25, 2010, by and between the Registrant and Rezwan Lateef

▲†	10.27	Key Employee Agreement, dated December 20, 2010, by and between the Registrant and Robert Jackson

Number		Description

▲†	10.28	Director Compensation Schedule

%	16.1	Letter from Independent Registered Accounting Firm

%	21.1	Subsidiaries of the Registrant

*	23.1	Consent of Gennari Aronson, LLP (included in Exhibit 5.1)

▲	23.2	Consent of McGladrey & Pullen, LLP

▲	23.3	Consent of Parent, McLaughlin & Nangle, Certified Public Accountants, Inc.

%	24.1	Power of Attorney

%	24.2	Power of Attorney for R. Douglas Norby

†	Indicates a management contract or any compensatory plan, contract or arrangement.
*	To be Filed by amendment.
▲	Filed herewith.
%	Previously Filed.
#	Confidential treatment requested for portions of this document.